As filed with the Securities and Exchange Commission on April 26, 2011
Registration No. 333-171924

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
(Amendment No. 2)

HARBINGER GROUP INC.
(Exact name of Registrant as specified in its charter)

Delaware	3690	74-1339132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor
New York, NY 10022
(212) 906-8555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Francis T. McCarron
Executive Vice President and Chief Financial Officer
450 Park Avenue, 27th Floor
New York, NY 10022
(212) 906-8555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey D. Marell, Esq.
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2011

Filed Pursuant to Rule 424(b)(3)
Registration Number 333-171924

PROSPECTUS
HARBINGER GROUP INC.
Exchange Offer for $350,000,000
10.625% Senior Secured Notes due 2015

The Notes

•	We are offering to issue $350,000,000 of 10.625% Senior Secured Notes due 2015, whose issuance is registered under the Securities Act of 1933, as amended, which we refer to as the “exchange notes,” in exchange for a like aggregate principal amount of 10.625% Senior Secured Notes due 2015, which were issued on November 15, 2010 and which we refer to as the “initial notes.” The exchange notes will be issued under the existing indenture, which currently governs the initial notes, dated as of November 15, 2010.

•	The exchange notes will mature on November 15, 2015. We will pay interest on the exchange notes on each May 15 and November 15, beginning on May 15, 2011.

•	The exchange notes will be secured by a first priority lien on substantially all of our assets, including, without limitation, the equity interests of our directly held subsidiaries and related assets, all cash and investment securities owned by us, and all general intangibles owned by us (subject to the exclusions described herein). The exchange notes will be our senior secured obligations and will rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the exchange notes, rank equally in right of payment to all of our existing and future unsubordinated debt, be effectively senior to all of our unsecured debt to the extent of the value of the collateral and be effectively subordinated to all liabilities of our subsidiaries, none of whom will initially guarantee the exchange notes.

Terms of the Exchange Offer

•	It will expire at 5:00 p.m., New York City time, on , 2011, unless we extend it.

•	If all the conditions to the exchange offer are satisfied, we will exchange all of the initial notes that are validly tendered and not withdrawn for exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of the exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in the exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Broker-dealers who receive exchange notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers who acquired the initial notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

The date of this prospectus is          , 2011.

PROSPECTUS SUMMARY

The following summary highlights basic information about us and the exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the offering, you should read this entire prospectus, including the sections entitled “Risk Factors” and the historical and/or pro forma financial statements and the accompanying notes to those statements of Harbinger Group Inc., Spectrum Brands Holdings, Inc. and Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.). Certain statements in this summary are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Unless otherwise indicated in this prospectus or the context requires otherwise, in this prospectus, “HGI,” “we,” “us” or “our” refers to Harbinger Group Inc. and, where applicable, its consolidated subsidiaries. “Harbinger Capital” refers to Harbinger Capital Partners LLC. “Harbinger Parties” refers, collectively, to Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. “Russell Hobbs” refers to Russell Hobbs, Inc. and, where applicable, its consolidated subsidiaries. “SB/RH Merger” means the business combination of Spectrum Brands (as defined below) and Russell Hobbs consummated on June 16, 2010 creating Spectrum Brands Holdings. “Spectrum Brands Holdings” refers only to Spectrum Brands Holdings, Inc. and its subsidiaries. “Spectrum Brands” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries. “F&G Holdings” refers to Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.) and, where applicable, its consolidated subsidiaries.

The term “initial notes” refers to the 10.625% Senior Secured Notes due 2015 that were issued on November 15, 2010 in a private offering. The term “exchange notes” refers to the 10.625% Senior Secured Notes due 2015 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

In this prospectus, “on a pro forma basis,” unless otherwise stated, means the applicable information is presented on a pro forma basis, giving effect to (i) the Spectrum Brands Acquisition (as defined below) and the other adjustments related to Spectrum Brands Holdings referred to in the introduction to the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” (ii) the Fidelity & Guaranty Acquisition (as defined below) and (iii) the issuance of the initial notes and the use of proceeds from such issuance. See “The Spectrum Brands Acquisition” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus and Annex E, “Certain Information Regarding Harbinger F&G, LLC.”

Our Company

We are a holding company that is majority owned by the Harbinger Parties. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. (the “Reincorporation Merger”). We had approximately $471.1 million in cash, cash equivalents and short-term investments (of which $360.1 million was restricted pending the completion of the Spectrum Brands Acquisition) as of December 31, 2010. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022.

Since the completion of the disposition of our 57% ownership interest in the common stock of Omega Protein Corporation (“Omega”) in December 2006, we have held substantially all of our assets in cash, cash equivalents and short-term investments. Since then, we have been actively looking for acquisition or investment opportunities with a principal focus on identifying and evaluating potential acquisitions of operating businesses. These efforts accelerated after the Harbinger Parties acquired approximately 9.9 million shares, or approximately 51.6%, of our common stock in July 2009 (the “2009 Change of Control”).

On November 15, 2010, we completed the offering of the initial notes. The initial notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the

“Securities Act”) and to certain persons in offshore transactions in reliance on Regulation S, and are governed by the indenture dated as of November 15, 2010, between HGI and Wells Fargo Bank, National Association, as trustee. The net proceeds of the offering were held in a segregated escrow account until we completed the Spectrum Brands Acquisition described below. We used the net proceeds from the offering of the initial notes, together with other available funds, to pay for the purchase price of the Fidelity & Guaranty Acquisition.

On January 7, 2011, we completed the transactions contemplated by the Contribution and Exchange Agreement, dated as of September 10, 2010 and amended on November 5, 2010 (as amended, the “Exchange Agreement”), by and between us and the Harbinger Parties, pursuant to which we issued approximately 119.9 million shares of our common stock to the Harbinger Parties in exchange for approximately 27.8 million shares of Spectrum Brands Holdings’ common stock (the “Spectrum Brands Acquisition”). See “The Spectrum Brands Acquisition” for further information. As a result of the Spectrum Brands Acquisition, we own a controlling interest in Spectrum Brands Holdings, with a current market value of approximately $771 million (as of March 31, 2011) and the Harbinger Parties own approximately 93.3% of our outstanding common stock.

On March 7, 2011, HGI entered into a Transfer Agreement (the “Transfer Agreement”) with Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”). Pursuant to the Transfer Agreement, on March 9, 2011, (i) HGI acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC, “Harbinger F&G”), and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco Ltd. (“FS Holdco”). In consideration for the interests in Harbinger F&G and FS Holdco, HGI agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Fidelity & Guaranty Acquisition (up to a maximum of $13.3 million) and to submit certain expenses of the Master Fund for reimbursement by OM Group (UK) Limited (“OM Group”) under the F&G Stock Purchase Agreement (as defined below). Following the consummation of the foregoing acquisitions, Harbinger F&G became the direct wholly-owned subsidiary of HGI, FS Holdco became the direct wholly-owned subsidiary of Harbinger F&G and Front Street Re, Ltd. (“Front Street”) became the indirectly wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, in consideration for $350 million, which could be reduced by up to $50 million post-closing if certain regulatory approval is not received (the “Fidelity & Guaranty Acquisition”). Fidelity & Guaranty Life Insurance Company (formerly, OM Financial Life Insurance Company, “FGL Insurance Company”) and Fidelity & Guaranty Life Insurance Company of New York (formerly, OM Financial Life Insurance Company of New York, “FGL NY Insurance Company”) are F&G Holdings’ principal insurance companies, and are direct wholly-owned subsidiaries of F&G Holdings. See Annex E, “Certain Information Regarding Harbinger F&G, LLC.”

We are focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition as the first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources.

In pursuing our strategy, we utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York, and an affiliate of the Harbinger Parties. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge-fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone, who serves as Chairman of our Board of Directors (the “Board”), Chief Executive Officer and President, has been the Chief Investment Officer of the Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals with expertise across various industries, including our targeted sectors.

Spectrum Brands Holdings

Spectrum Brands Holdings is a global branded consumer products company with leading market positions in seven major product categories: consumer batteries, pet supplies, home and garden control, electric shaving and grooming, electric personal care, portable lighting products and small household appliances. Spectrum Brands Holdings is a leading worldwide marketer of alkaline, zinc carbon, hearing aid and rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances, aquariums and aquatic health supplies, specialty pet supplies, insecticides, repellants and herbicides. Spectrum Brands Holdings enjoys strong name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and numerous other brands including Spectracide, Cutter, Tetra, Dingo and 8-in-1.

Spectrum Brands Holdings sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors, global online partners, internal e-commerce and original equipment manufacturers. Spectrum Brands Holdings’ products are sold in more than one million retail locations globally.

Spectrum Brands Holdings’ common stock trades on the NYSE under the symbol “SPB”.

Harbinger F&G

Harbinger F&G is the holding company for our recently acquired life insurance and annuity businesses. F&G Holdings, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S., with approximately 800,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 24,000 agents nationwide. At December 31, 2010, F&G Holdings’ investment portfolio was approximately $16.5 billion. See Annex E, “Certain Information Regarding Harbinger F&G, LLC,” for further information.

Front Street, an indirect wholly owned subsidiary of Harbinger F&G, is a recently formed Bermuda-based reinsurer, which has not engaged in any significant business to date. We expect to consider possible reinsurance transactions pursuant to which Front Street will reinsure certain policy obligations of FGL Insurance Company, F&G Holdings’ principal insurance subsidiary. See Annex E, “Certain Information Regarding Harbinger F&G, LLC — Business of Front Street,” for further information.

Corporate Structure

The following represents our current corporate structure.

Note: Zap.Com Corporation, a 98% owned subsidiary of HGI, and HGI Funding LLC, and other wholly-owned subsidiaries of HGI, each of which has no current operations, are not reflected above.

Corporate Information

We are a Delaware corporation and the address of our principal executive office is 450 Park Avenue, 27th Floor, New York, New York 10022. Our telephone number is (212) 906-8555. Our website address is www.harbingergroupinc.com. Information contained on our website is not part of this prospectus.

Summary of the Exchange Offer

We are offering to issue $350,000,000 aggregate principal amount of our exchange notes in exchange for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them, and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will issue our exchange notes in exchange for a like aggregate principal amount of our initial notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 (the “expiration date”), unless we decide to extend it.

Conditions to the Exchange Offer	We will complete the exchange offer only if:

• there is no change in the laws and regulations which would impair our ability to proceed with the exchange offer,

• there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) which permits resales of the exchange notes,

• there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

• there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer, and

• we obtain all the governmental approvals that we in our sole discretion deem necessary to complete the exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent (the “exchange agent”), at its address indicated under “The Exchange Offer — Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of the exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

U.S. Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to the exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement, dated as of November 15, 2010 (the “Registration Rights Agreement”), by and among HGI and Credit Suisse Securities (USA) LLC and Goldman Sachs & Co., as representatives of the initial purchasers, entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in the exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

• you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• because of any change in applicable law or in interpretations thereof by the SEC staff, HGI is not permitted to effect the exchange offer;

• the exchange offer is not consummated by the 310th day after the issue date of the initial notes (the “Issue Date”);

• any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in the exchange offer; or

• any other holder is prohibited by law or SEC policy from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable exchange notes on the date of the exchange and, in each case, such holder so requests.

In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “— Obligations of Broker-Dealers” below.

To tender your initial notes in the exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to those initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

• the exchange notes acquired by you are being acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

• if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer — Procedure for Tendering Initial Notes — Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors — Risks Relating to the Exchange Offer — Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes. If you are a broker-dealer who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes. If you are a broker-dealer who acquired the initial notes directly from HGI in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The following is a summary of the terms of this offering. For a more complete description of the notes as well as the definitions of certain capitalized terms used below, see “Description of Notes” in this prospectus.

Issuer	Harbinger Group Inc.

Exchange Notes	$350 million aggregate principal amount of 10.625% Senior Secured Notes due 2015. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our Registration Rights Agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	November 15, 2015.

Interest	Interest will be payable in cash on May 15 and November 15 of each year, beginning May 15, 2011.

Optional Redemption	On or after May 15, 2013, we may redeem some or all of the exchange notes at any time at the redemption prices set forth in “Description of Notes — Optional Redemption.” In addition, prior to May 15, 2013, we may redeem the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium.

Before November 15, 2013, we may redeem up to 35% of the exchange notes, with the proceeds of equity sales at a price of 110.625% of principal plus accrued interest, provided that at least 65% of the original aggregate principal amount of the exchange notes issued under the indenture remains outstanding after the redemption, as further described in “Description of Notes — Optional Redemption.”

Change of Control	Upon a change of control (as defined under “Description of Notes”), we will be required to make an offer to purchase the exchange notes. The purchase price will equal 101% of the principal amount of the exchange notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the exchange notes). See “Risk Factors — We may be unable to repurchase the notes upon a change of control.”

Guarantors	Any subsidiary that guarantees our debt will guarantee the exchange notes. You should not expect that any subsidiaries will guarantee the exchange notes.

Ranking	The exchange notes will be our senior secured obligations and will:

• rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the exchange notes;

• rank equally in right of payment to all of our existing and future unsubordinated debt and be effectively senior to all of our unsecured debt to the extent of the value of the collateral; and

• be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

As of December 31, 2010, on a pro forma as adjusted basis, after giving effect to the Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition and the offering of the initial notes, we had no debt other than the initial notes. As of December 31, 2010, the total liabilities of our Spectrum Brands subsidiary were approximately $2.7 billion, including trade payables, and the total liabilities of F&G Holdings were approximately $19.3 billion.

Collateral	Our obligations under the exchange notes and the indenture are secured by a first priority lien on all of our assets (except for certain “Excluded Property” as defined under “Description of Notes”), including, without limitation:

• all equity interests of our directly held subsidiaries and related assets;

• all cash and investment securities owned by us;

• all general intangibles owned by us; and

• any proceeds thereof (collectively, and other than certain excluded assets, the “collateral”).

We will be able to incur additional debt in the future that could equally and ratably share in the collateral. The amount of such debt will be limited by the covenants described under “Description of Notes — Certain Covenants — Limitation on Debt and Disqualified Stock” and “Description of Notes — Certain Covenants — Limitation on Liens.” Under certain circumstances, the amount of such debt could be significant.

Original Issue Discount	Because the initial notes were issued with original issue discount, the exchange notes should be treated as having been issued with original issue discount for U.S. federal income tax purposes. If the exchange notes are so treated, then a United States Holder (as defined in “U.S. Federal Income Tax Considerations”) will, in addition to the stated interest on the exchange notes, be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash. See “U.S. Federal Income Tax Considerations.”

Certain Covenants	The indenture contains covenants, subject to specified exceptions, limiting our ability and, in certain cases, our subsidiaries’ ability to:

• incur additional indebtedness;

• create liens or engage in sale and leaseback transactions;

• pay dividends or make distributions in respect of capital stock;

• make certain restricted payments;

• sell assets;

• engage in transactions with affiliates, except on an arms’-length basis; or

• consolidate or merge with, or sell substantially all of our assets to, another person.

We will also be required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios.

You should read “Description of Notes — Certain Covenants” for a description of these covenants.

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors — Risks Relating to the Notes — An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes — Book Entry; Delivery and Form — Exchange of Global Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by DTC with respect to its participants.

Risk Factors	Investing in the exchange notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus (including Annex E, “Certain Information Regarding Harbinger F&G, LLC — Risk Factors Regarding Harbinger F&G” and the other information in Annex E of this prospectus) for a discussion of factors you should carefully consider before deciding to invest in any exchange notes.

RISK FACTORS

Before acquiring the exchange notes, you should carefully consider the risk factors discussed below. Following the risk factors relating to HGI generally, we are including in this prospectus the risk factors that relate to our investment in Spectrum Brands Holdings (including its acquisition of Russell Hobbs, its emergence from bankruptcy, its business and its common stock). Risks related to Harbinger F&G’s business are included in Annex E hereto. Any of these risk factors could materially and adversely affect our business, financial condition and results of operations.

Risks Related to the Notes

We are a holding company and we are dependent upon dividends or distributions from our subsidiaries to fund payments on the notes, and our ability to receive funds from our subsidiaries will be dependent upon the profitability of our subsidiaries and restrictions imposed by law and contracts.

As a holding company, our only material assets will be our cash on hand, the equity interests in our operating subsidiaries and other investments. Our principal source of revenue and cash flow will be distributions from our subsidiaries. Thus our ability to service our debt, finance acquisitions and pay dividends to our stockholders in the future will be dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries will be separate legal entities, and although they may be wholly-owned or controlled by us, they will have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.

As an example, Spectrum Brands Holdings is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally Spectrum Brands. Spectrum Brands’ $300 million senior secured asset-based revolving credit facility due 2016 (the “Spectrum Brands ABL Facility”), its $750 million senior secured term facility due 2016 (the “Spectrum Brands Term Loan”), the indenture governing its 9.50% senior secured notes due 2018 (the “Spectrum Brands Senior Secured Notes”), the indenture governing its 12% Notes due 2019 (the “Spectrum Brands Senior Subordinated Toggle Notes” and, collectively, the “Spectrum loan agreements”) and other agreements substantially limit or prohibit certain payments of dividends or other distributions to Spectrum Brands Holdings.

Specifically, (i) each indenture of Spectrum Brands generally prohibits the payment of dividends to shareholders except out of a cumulative basket based on an amount equal to the excess of (a) 50% of the cumulative consolidated net income of Spectrum Brands plus (b) 100% of the aggregate cash proceeds from the sale of equity by Spectrum Brands (or less 100% of the net losses) plus (c) any repayments to Spectrum Brands of certain investments plus (d) in the case of the indenture governing the Spectrum Brands Senior Subordinated Toggle Notes, $50 million, subject to certain other tests and certain exceptions and (ii) each credit facility of Spectrum Brands generally prohibits the payment of dividends to shareholders except out of a cumulative basket amount limited to $40 million per year. We expect that future debt of Spectrum Brands and Spectrum Brands Holdings will contain similar restrictions and we do not expect to receive dividends from Spectrum Brands Holdings in the near future.

F&G Holdings is also a holding company with limited business operations of its own. Its main assets are the capital stock of its subsidiaries, which are principally regulated insurance companies, whose ability to pay dividends is limited by applicable insurance laws. See Annex E, “Certain Information Regarding Harbinger F&G, LLC — Dividend Payment Limitations.”

The notes are structurally subordinated to all liabilities of our subsidiaries and may be diluted by liens granted to secure future indebtedness.

The notes are our senior secured obligations, secured on a first-lien basis by a pledge of substantially all of our assets, including our equity interests in our directly held subsidiaries and all cash and investment securities owned by us. The notes are not, and are not expected to be, guaranteed by any of our current or future subsidiaries. As a result of our holding company structure, claims of creditors of our subsidiaries will generally have priority as to the assets of our subsidiaries over our claims and over claims of the holders of our indebtedness, including the notes. As of December 31, 2010, on a pro forma basis, after giving effect to the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition, the notes are structurally subordinated to approximately $22.0 billion in total liabilities, which is comprised of, among other things, contractholder funds (approximately $14.9 billion) and future policy benefits (approximately $3.7 billion) arising from our insurance business.

The creditors of our subsidiaries have direct claims on the subsidiaries and their assets and the claims of holders of the notes are “structurally subordinated” to any existing and future liabilities of our subsidiaries. This means that the creditors of our subsidiaries have priority in their claims on the assets of the subsidiaries over our creditors, including the noteholders. All of our other consolidated liabilities, other than the notes, are obligations of our subsidiaries and are effectively senior to the notes.

As a result, upon any distribution to the creditors of any subsidiary in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders of the indebtedness of our subsidiaries will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, before any payment is made to holders of the notes from such proceeds. The indenture does not restrict the ability of our subsidiaries to incur additional indebtedness or grant liens secured by assets of our subsidiaries. Further, we may incur future indebtedness, some of which may be secured by liens on the collateral securing the notes, to the extent permitted by the indenture. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our senior secured indebtedness secured by the collateral, to the extent of the value of the collateral and potentially with all of our general creditors.

The ability of the collateral agent to foreclose on the equity of our subsidiaries may be limited.

The majority of the collateral for our obligations under the notes is a pledge of our equity interests in our current and future directly held subsidiaries. There can be no assurance of the collateral agent’s ability to liquidate in an orderly manner our equity interests in our directly held subsidiaries following its exercise of remedies with respect to the collateral. None of our directly held subsidiaries, other than Spectrum Brands Holdings, is publicly traded. If the collateral agent is required to exercise remedies and foreclose on the stock of Spectrum Brands Holdings pledged as collateral, it will have the right to require Spectrum Brands Holdings to file and have declared effective a shelf registration statement permitting resales of such stock. However, Spectrum Brands Holdings may not be able to cause such shelf registration statement to become effective or stay effective. The collateral agent’s ability to sell Spectrum Brands Holdings stock without a registration statement may be limited by the securities laws, because such stock is “control” stock that was issued in a private placement, and by the terms of the Stockholder Agreement, dated as of February 9, 2010 (the “Spectrum Brands Holdings Stockholder Agreement”), by and among the Harbinger Parties and Spectrum Brands Holdings.

As the indirect parent company of FGL Insurance Company and FGL NY Insurance Company, Harbinger F&G is subject to the insurance holding company laws of Maryland and New York. Most states, including Maryland and New York, have insurance laws that require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s holding company. As a result, the ability of the collateral agent to foreclose upon the equity of Harbinger F&G or dispose of such equity is impaired by applicable insurance laws.

The right and ability of the collateral agent to foreclose upon the equity of our subsidiaries upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a subsidiary of ours prior to the collateral agent having foreclosed upon and sold the equity. Under applicable bankruptcy law, a secured creditor such as the collateral agent may be prohibited from foreclosing upon its security from a debtor in a bankruptcy case or from disposing of security repossessed from such debtor without bankruptcy court approval, which may not be given.

Moreover, the Bankruptcy Code may preclude the secured party from obtaining relief from the automatic stay in order to foreclose upon the equity if the debtor provides “adequate protection.” The meaning of the term adequate protection varies according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral from any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case and may include, if approved by the court, cash payments or the granting of additional security. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral, the value of the collateral at the time of the bankruptcy filing, or whether or to what extent holders of the notes would be compensated for any delay in payment or diminution in the value of the collateral. The holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have an “undersecured claim,” which means that they would have a secured claim to the extent of the value of the collateral and an unsecured claim for the difference. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees for undersecured claims during the debtor’s bankruptcy case.

If any of our subsidiaries commenced, or had commenced against it, a bankruptcy proceeding (but we had not commenced a bankruptcy proceeding), the plan of reorganization of such subsidiary could result in the cancellation of our equity interests in such subsidiary and the issuance of the equity in the subsidiary to the creditors of such subsidiary in satisfaction of their claims. At any time, a majority of the assets of our directly held subsidiaries can be pledged to secure indebtedness or other obligations of the subsidiary. For example, Harbinger F&G and F&G Holdings have pledged to OM Group the shares of capital stock of F&G Holdings and FGL Insurance Company, to secure certain obligations under the F&G Stock Purchase Agreement. In a bankruptcy or liquidation, noteholders will only receive value from the equity interests pledged to secure the notes after payment of all debt obligations of our other subsidiaries that do not guarantee the notes.

As a result of the foregoing, the collateral agent’s ability to exercise remedies and foreclose on our equity interests in our directly held subsidiaries may be limited.

Foreclosure on the stock of Spectrum Brands Holdings or other subsidiaries pledged as collateral could constitute a change of control under the agreements governing our subsidiaries’ debt.

If the collateral agent were to exercise remedies and foreclose on a sufficient amount of the stock of Spectrum Brands Holdings pledged as collateral for the notes, the foreclosure could constitute a change of control under the agreements governing Spectrum Brands’ debt. Under the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility, a change of control is an event of default and, if a change of control were to occur, Spectrum Brands would be required to get an amendment to these agreements to avoid a default. If Spectrum Brands were unable to get such an amendment, the lenders could accelerate the maturity of each of the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility. In addition, under the indentures governing Spectrum Brands Senior Secured Notes and Spectrum Brands Senior Subordinated Toggle Notes, upon a change of control Spectrum Brands is required to offer to repurchase such notes from the holders at a price equal to 101% of principal amount of the notes plus accrued interest. If Spectrum Brands were unable to make the change of control offer, it would be an event of default under the indentures that could allow holders of such notes to accelerate the maturity of those notes. In the event the lenders under the Spectrum loan agreements or holders of Spectrum Brands’ notes exercised remedies in connection with a default, their claims to Spectrum Brands’ assets would have priority over any claims of the holders of the notes.

Our current and future subsidiaries could also incur debt with similar features in the future.

Perfection of security interests in some of the collateral may not occur and, as such, holders of the notes may lose the benefit of such security interests to the extent a default should occur prior to such perfection or if such security interest is perfected during the period immediately preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor.

Under the terms of the indenture, if any collateral is not automatically subject to a perfected security interest, then, promptly after the acquisition of such collateral, we will be required to provide security over such collateral. However, perfection of such security interests may not occur immediately. If a default should occur prior to the perfection of such security interests, holders of the notes may not benefit from such security interests.

In addition, if perfection of such security interests were to occur during a period shortly preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor, such security interests may be subject to categorization as a preference and holders of the notes may lose the benefit of such security interests. In addition, applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes and guarantees, if any, will be released automatically, including:

•	upon payment in full of the principal, interest and all other obligations on the notes or a discharge or defeasance thereof;

•	with respect to collateral held by a guarantor (if any), upon the release of such guarantor from its guarantee; and

•	a disposition of such collateral to any person other than to us or a guarantor in a transaction that is permitted by the indenture; provided that, except in the case of any disposition of cash equivalents in the ordinary course of business, upon such disposition and after giving effect thereto, no default shall have occurred and be continuing, and we would be in compliance with the covenants set forth under “Description of Notes — Certain Covenants — Maintenance of Liquidity,” and “Description of Notes — Maintenance of Collateral Coverage” (calculated as if the disposition date was a fiscal quarter-end).

See “Description of Notes — Security — Release of Liens.”

The value of collateral may not be sufficient to repay the notes in full.

The value of our collateral in the event of liquidation will depend on many factors. In particular, the equity interests of our subsidiaries that is pledged only has value to the extent that the assets of such subsidiaries are worth more than the liabilities of such subsidiaries (and, in a bankruptcy or liquidation, will only receive value after payment upon all such liabilities, including all debt of such subsidiaries). Consequently, liquidating the collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, prevailing interest rates, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish liens on the collateral such third parties could have rights and remedies with respect to the assets subject to such liens that, if exercised, could adversely affect the value of the collateral or the ability of the collateral agent or the holders of the notes to realize or foreclose on the collateral. We may also issue additional notes as described above or otherwise incur obligations which would be secured by the collateral, the effect of which would be to increase the amount of debt secured equally and ratably by the collateral. The ability of the holders to realize on the collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— The ability of the collateral agent to foreclose on the equity of our subsidiaries may be limited” above.

We will in most cases have control over the collateral.

So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, we will be entitled to exercise any voting and other consensual rights pertaining to all equity interests in our subsidiaries pledged pursuant to the security and pledge agreement and to remain in possession and retain exclusive control over the collateral (other than as set forth in the security and pledge agreement) and to collect, invest and dispose of any income thereon.

We may and our subsidiaries may incur substantially more indebtedness. This could exacerbate the risks associated with our leverage.

Subject to the limitations set forth in the indenture, we and our subsidiaries may incur additional indebtedness (including additional first-lien obligations) in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur additional secured indebtedness, the holders of such indebtedness will share equally and ratably in the collateral. This may have the effect of reducing the amount of proceeds paid to holders of the notes. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face, including our possible inability to service our debt, could intensify.

We may be unable to repurchase the notes upon a change of control.

Under the indenture, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if certain “change of control” events occur. However, it is possible that we will not have sufficient funds when required under the indenture to make the required repurchase of the notes, especially because such events will likely be a change of control under our subsidiaries’ debt documents as well. If we fail to repurchase notes in that circumstance, we will be in default under the indenture. If we are required to repurchase a significant portion of the notes, we may require third party financing as such funds may otherwise only be available to us through a distribution by our subsidiaries to us. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all, or obtain such funds through distributions from our subsidiaries.

An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. We therefore cannot assure you that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes; or

•	you will receive any specific price upon any sale of the notes.

We also cannot assure you as to the level of liquidity of the trading market for the notes, if one does develop. If a public market for the notes develops, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

The exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes.

Because the initial notes were issued with original issue discount, the exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be required to include such original issue discount in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income and regardless of the U.S. Holder’s method of tax accounting. See “U.S. Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount, if any, that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds are available.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the Staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman &

Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to HGI

We may not be successful in identifying any additional suitable acquisition or investment opportunities.

The successful implementation of our business strategy depends on our ability to identify and consummate suitable acquisitions or other investment opportunities. However, to date we have only identified a limited number of such opportunities. There is no assurance that we will be successful in identifying or consummating any additional suitable acquisitions and certain acquisition opportunities may be limited or prohibited by applicable regulatory regimes. Even if we do complete other acquisitions or business combinations, there is no assurance that we will be successful in enhancing our business or our financial condition. Acquisitions may require a substantial amount of our management time and may be difficult for us to integrate, which could adversely affect management’s ability to identify and consummate other investment opportunities. The failure to identify or successfully integrate future acquisitions and investment opportunities could have a material adverse affect on our results of operations and financial condition and our ability to service our debt.

Because we face significant competition for acquisition and investment opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy.

We expect to encounter intense competition for acquisition and investment opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We will likely need to obtain additional financing in order to consummate future acquisitions and investment opportunities. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or investments could involve unknown risks that could harm our business and adversely affect our financial condition.

We expect to become a diversified holding company with interests in a variety of industries and market sectors. The Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition and future acquisitions that we consummate will involve unknown risks, some of which will be particular to the industry in which the acquisition target operates. Although we intend to conduct extensive business, financial and legal due diligence in connection with the evaluation of future acquisition and investment opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such acquisitions, especially if we are unfamiliar with the industry in which we invest. The realization of any unknown risks could prevent or limit us from realizing the projected benefits of the acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt, including the notes, will be subject to the specific risks applicable to any company in which we invest.

Any potential acquisition or investment in a foreign company or a company with significant foreign operations may subject us to additional risks.

Acquisitions or investments by us in a foreign business or other companies with significant foreign operations, such as Spectrum Brands Holdings, subjects us to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, complex foreign regulatory regimes, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders, restrictions on the movement of funds across national borders and cultural and language differences. If realized, some of these risks may have a material adverse effect on our business, results of operations and liquidity, and can have an adverse effect on our ability to service our debt. For risks related to Spectrum Brands Holdings, see “— Risks Related to Spectrum Brands Holdings” below.

Our investments in any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and our partners.

We may in the future co-invest with third parties through partnerships or joint investment in an investment or acquisition target or other entities. In such circumstances, we may not be in a position to exercise significant decision-making authority regarding a target business, partnership or other entity if we do not own a substantial majority of the equity interests of the target. These investments may involve risks not present were a third party not involved, including the possibility that partners might become insolvent or fail to fund their share of required capital contributions. In addition, partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such partners may also seek similar acquisition targets as us and we may be in competition with them for such business combination targets. Disputes between us and partners may result in litigation or arbitration that would increase our costs and expenses and divert a substantial amount of our management’s time and effort away from our business. Consequently, actions by, or disputes with, partners might result in subjecting assets owned by the partnership to additional risk. We may also, in certain circumstances, be liable for the actions of our third-party partners. For example, in the future we may agree to guarantee indebtedness incurred by a partnership or other entity. Such a guarantee may be on a joint and several basis with our partner in which case we may be liable in the event such partner defaults on its guarantee obligation.

We could consume resources in researching acquisition or investment targets that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or investment target and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments, with respect to the investment itself and any related financings, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific business combination or financing, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

Covenants in the indenture limit, and other future financing agreements may limit, our ability to operate our business.

The indenture contains, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our business. The indenture requires us to satisfy certain financial tests, including minimum liquidity and collateral coverage ratios. If we fail to meet or satisfy any of these covenants (after applicable cure periods), we would be in default and noteholders (through the trustee or collateral agent, as applicable) could elect to declare all amounts outstanding to be immediately due and payable, enforce their interests in the collateral pledged and restrict our ability to make additional borrowings. These agreements may also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under the other agreements could also declare a default. The covenants and restrictions in the indenture, subject to specified exceptions, restrict our, and in certain cases, our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens or engage in sale and leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	make certain restricted payments;

•	sell assets;

•	engage in transactions with affiliates, except on an arms’-length basis; or

•	consolidate or merge with, or sell substantially all of our assets to, another person.

These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Moreover, a default under one of our financing agreements may cause a default on the debt and other financing arrangements of our subsidiaries.

Financing covenants could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a significant amount of indebtedness. As of December 31, 2010, our total outstanding indebtedness (excluding the indebtedness of our subsidiaries) was $350 million and our subsidiaries had, on a pro forma basis to give effect to the Spectrum Brands Acquisition and Fidelity & Guaranty Acquisition, approximately $1.7 billion of indebtedness. Our and our directly held subsidiaries’ significant indebtedness and other financing arrangements could have material consequences. For example, they could:

•	make it difficult for us to satisfy our obligations with respect to the notes and any other outstanding future debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	impair our ability to obtain additional financing in the future for working capital, investments, acquisitions and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows to the payment to our financing sources, thereby reducing the availability of our cash flows to fund working capital, investments, acquisitions and other general corporate purposes; and

•	place us at a disadvantage compared to our competitors.

Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to make payments on our financial obligations will depend upon the future performance of our operating subsidiaries and their ability to generate cash flow in the future, which are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that we will generate sufficient cash flow from our operating subsidiaries, or that future borrowings will be available to us, in an amount sufficient to enable us to pay our financial obligations or to fund our other liquidity needs. If the cash flow from our operating subsidiaries is insufficient, we may take actions, such as delaying or reducing investments or acquisitions, attempting to restructure or refinance our financial obligations prior to maturity, selling assets or operations or seeking additional equity capital to supplement cash flow. However, we may be unable to take any of these actions on commercially reasonable terms, or at all.

Future financing activities may adversely affect our leverage and financial condition.

Subject to the limitations set forth in the indenture, we and our subsidiaries may incur additional indebtedness and issue dividend-bearing redeemable equity interests. We expect to incur substantial additional financial obligations to enable us to consummate future acquisitions and investment opportunities. These obligations could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination or acquisition are insufficient to repay our financial obligations;

•	acceleration of our obligations to repay the financial obligations even if we make all required payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all amounts owed, if any, if such financial obligations are payable on demand;

•	our inability to obtain necessary additional financing if such financial obligations contain covenants restricting our ability to obtain such financing while the financial obligations remain outstanding;

•	our inability to pay dividends on our common stock;

•	using a substantial portion of our cash flow to pay principal and interest or dividends on our financial obligations, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industries in which we operate;

•	an event of default that triggers a cross default with respect to other financial obligations, including the notes;

•	increased vulnerability to adverse changes in general economic, industry, financial, competitive legislative, regulatory and other conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies. Changes in the market prices of the securities we own, particularly during times of volatility in security prices, can have a material impact on the value of our company portfolio.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies, both as long-term acquisition targets and as shorter-term investments. We will either consolidate our investments and subsidiaries or report such investments under the equity method of accounting. Changes in the market prices of the publicly traded securities of these entities could have a material impact on an investor’s perception of the aggregate value of our company portfolio and on the value of the assets we can pledge to creditors for debt financing, which in turn could adversely affect our ability to incur additional debt or finance future acquisitions.

We have incurred and expect to continue to incur substantial costs associated with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition, which will reduce the amount of cash otherwise available for other corporate purposes, and such costs and the costs of future investments could adversely affect our financial results and liquidity may be adversely affected.

We have incurred and expect to continue to incur substantial costs in connection with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition. These costs will reduce the amount of cash otherwise available to us for acquisitions and investments and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions in fiscal quarters subsequent to the quarter in which the relevant acquisition was consummated.

The pro forma financial statements presented are not necessarily indicative of our future financial condition or results of operations.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be indicative of our future financial condition or results of operations. The pro forma financial statements have been derived from the historical financial statements of our company, Spectrum Brands Holdings and F&G Holdings, and many adjustments and assumptions have been made regarding Spectrum Brands Holdings (giving effect to the SB/RH Merger), F&G Holdings and our company after giving effect to the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by us in connection with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition and by Spectrum Brands Holdings as a result of the SB/RH Merger. For example, the impact of any incremental costs incurred in integrating Spectrum Brands and Russell Hobbs and integrating our financial reporting requirements with Spectrum Brands Holdings and F&G Holdings is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of our company following the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our future financial condition or results of operations. Any potential decline in our financial condition or results of operations could adversely affect our liquidity and ability to make interest or principal payments on the notes.

Our ability to dispose of equity interests we hold may be limited by restrictive stockholder agreements and by the federal securities laws.

When we acquire less than 100% of the equity interests of a company, our investment may be illiquid and we may be subject to restrictive terms of agreements with other equityholders. For instance, our investment in Spectrum Brands Holdings is subject to the Spectrum Brands Holdings Stockholder Agreement, which may adversely affect our flexibility in managing our investment in Spectrum Brands Holdings. In addition, the shares of Spectrum Brands Holdings we received in the Spectrum Brands Acquisition are not registered under the Securities Act and are, and any other securities we acquire may be, restricted securities under the Securities Act. Our ability to sell such securities could be limited to sales pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those securities, (ii) Rule 144 under the Securities Act, which, among other things, requires a specified holding period and limits the manner and volume of sales, or (iii) another applicable exemption under the Securities Act. The inability to efficiently sell restricted securities when desired or necessary may have a material adverse effect on our financial condition and liquidity, which could adversely affect our ability to service our debt.

The Harbinger Parties hold a majority of our outstanding common stock and have interests which may conflict with interests of our other stockholders and the holders of the notes. As a result of this ownership, we are a “controlled company” within the meaning of the NYSE rules and are exempt from certain corporate governance requirements.

The Harbinger Parties beneficially own shares of our outstanding common stock that collectively constitute more than 90% of our total voting power and, subject to the provisions of our organizational documents, the Harbinger Parties would be able to effect a short-form merger to acquire 100% of our common stock. Because of this, the Harbinger Parties exercise a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our amended and restated certificate of incorporation, mergers and the sale of all or substantially all of our assets. Moreover, a majority of the members of our Board were nominated by and are affiliated with or are or were previously employed by the Harbinger Parties or their affiliates. This influence and actual control may have the effect of discouraging offers to acquire HGI because any such transaction would likely require the consent of the Harbinger Parties. In addition, the Harbinger Parties could cause corporate actions to be taken even if the interests of these entities conflict with or are not aligned with the interests of our other stockholders.

Because of our ownership structure, we qualify for, and rely upon, the “controlled company” exception to the Board and committee composition requirements under the rules of the NYSE (the “NYSE rules”). Pursuant to this exception, we are exempt from rules that would otherwise require that our Board be comprised of a majority of “independent directors” (as defined under the NYSE rules), and that any compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Harbinger Parties continue to own more than 50% of our combined voting power.

We are dependent on certain key personnel and our affiliation with Harbinger Capital; Harbinger Capital and its affiliates will exercise significant influence over us and our business activities; and business activities and other matters that affect Harbinger Capital could adversely affect our ability to execute our business strategy.

We are dependent upon the skills, experience and efforts of Philip A. Falcone, Peter A. Jenson and Francis T. McCarron, our Chairman of the Board, President and Chief Executive Officer, our Chief Operating Officer and our Executive Vice President and Chief Financial Officer, respectively. Mr. Falcone is the Chief Executive Officer and Chief Investment Officer of Harbinger Capital and has significant influence over the acquisition opportunities HGI reviews. Mr. Falcone may be deemed to be an indirect beneficial owner of the shares of our common stock owned by the Harbinger Parties. Accordingly, Mr. Falcone may exert significant influence over all matters requiring approval by our stockholders, including the election or removal of directors and stockholder approval of acquisitions or other investment transactions. Mr. Jenson is the Chief Operating Officer of Harbinger Capital and of HGI. Mr. McCarron is currently our only permanent, full-time executive officer. Mr. McCarron is responsible for integrating our financial reporting with Spectrum Brands Holdings and F&G Holdings and any other businesses we acquire. The loss of Mr. Falcone, Mr. Jenson or Mr. McCarron or other key personnel could have a material adverse effect on our business or operating results.

Under the terms of our management agreement with Harbinger Capital, Harbinger Capital assists us in identifying potential acquisitions. Mr. Falcone’s and Harbinger Capital’s reputation and access to acquisition candidates is therefore important to our strategy of identifying acquisition opportunities. While we expect that Mr. Falcone and other Harbinger Capital personnel will devote a portion of their time to our business, they are not required to commit their full time to our affairs and will allocate their time between our operations and their other commitments in their discretion.

Harbinger Capital and its affiliated funds have historically been involved in miscellaneous corporate litigation related to transactions or the protection and advancement of some of their investments, such as litigation over satisfaction of closing conditions or litigation related to proxy contests and tender offers. These actions arise from the investing activities of the funds conducted in the ordinary course of their business and do not arise from any allegations of misconduct asserted by investors in the funds against the firm or its personnel. Currently, Harbinger Capital and certain individuals are defendants in one such action for damages filed in the Delaware Court of Chancery in December 2010 concerning the Spectrum Brands Acquisition. See “— From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.”

In addition, Harbinger Capital and its affiliates routinely cooperate with governmental and regulatory examinations, information-gathering requests (including informal requests, subpoenas, and orders seeking documents, testimony, and other information), and investigations and proceedings (both formal and informal). Harbinger Capital and its affiliates are currently cooperating with investigations with respect to particular investments and trading in securities of particular issuers, including investigations by the Department of Justice and the SEC that appear to relate primarily to a loan made by Harbinger Capital Partners Special Situations Fund, L.P., to Philip Falcone in October 2009. Harbinger Capital and/or its affiliates or investment funds are not currently parties to any litigation or formal enforcement proceeding brought by any governmental or regulatory authority.

If Mr. Falcone’s and Harbinger Capital’s other business interests or legal matters require them to devote more substantial amounts of time to those businesses or legal matters, it could limit their ability to devote time to our affairs and could have a negative effect on our ability to execute our business strategy. Moreover, their unrelated business activities or legal matters could present challenges which could not only affect the amount of business time that they are able to dedicate to our affairs, but also affect their ability to help us identify, acquire and integrate acquisition candidates.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.

In the course of their other business activities, our officers and directors may become aware of investment and acquisition opportunities that may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to our officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us, which could cause additional conflicts of interest. For instance, Messrs. Falcone and Jenson may be required to present investment opportunities to the Harbinger Parties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. To the extent that our officers and directors identify business combination opportunities that may be suitable for entities to which they have pre-existing fiduciary obligations, or are presented with such opportunities in their capacities as fiduciaries to such entities, they may be required to honor their pre-existing fiduciary obligations to such entities. Accordingly, they may not present business combination opportunities to us that otherwise may be attractive to such entities unless the other entities have declined to accept such opportunities.

Changes in our investment portfolio will likely increase our risk of loss.

Because our investments in U.S. Government instruments continue to generate nominal returns, we are exploring alternatives (which could include the use of leverage) that could generate higher returns while we search for acquisition opportunities. Any such change in our investment portfolio will likely result in a higher risk of loss to us.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

At the parent company level, we do not have significant operating assets and have only nine employees as of March 31, 2011. In connection with the completion of the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition, and particularly if we proceed with other acquisitions or investments, we expect to require additional personnel and enhanced information technology systems. Future growth will impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Future growth will also increase our costs and expenses and limit our liquidity.

We may suffer adverse consequences if we are deemed an investment company under the Investment Company Act and we may be required to incur significant costs to avoid investment company status and our activities may be restricted.

Our principal assets are the common stock of our majority-owned subsidiaries, Spectrum Brands Holdings and F&G Holdings. We have not held, and do not hold, ourself out as an investment company. We have been conducting a good faith search for additional merger or acquisition candidates, and have repeatedly and publicly disclosed our intention to acquire additional businesses. We believe that we are not an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would negatively affect our ability to consummate an acquisition of an operating company, subject us to disclosure and accounting guidance geared toward investment, rather than operating, companies; limit our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and require us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the Investment Company Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Rule 3a-1 of the Investment Company Act provides an exemption from registration as an investment company if a company meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. A company satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S. Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and companies which it primarily and actively controls. A company satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily controlled companies.

We may be subject to an additional tax as a personal holding company on future undistributed personal holding company income if we generate passive income in excess of operating expenses.

Section 541 of the Internal Revenue Code of 1986, as amended (the “Code”), subjects a corporation which is a “personal holding company” (“PHC”), as defined in the Code, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed personal holding company income is based on taxable income, subject to certain adjustments, most notably a deduction for federal income taxes and a modification of the usual net operating loss deduction. Personal holding company income (“PHC Income”) is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation generally is considered to be a PHC if (i) at least 60% of its adjusted ordinary gross income is PHC Income and (ii) more than 50% in value of its outstanding common stock is owned, directly or indirectly, by five or fewer individuals (including, for this purpose, certain organizations and trusts) at any time during the last half of the taxable year.

We did not incur a PHC tax for the 2009 fiscal year, because we had a sufficiently large net operating loss for that fiscal year. We also had a net operating loss for the 2010 fiscal year. However, so long as the Harbinger Parties and their affiliates hold more than 50% in value of our outstanding common stock at any time during any future tax year, it is possible that we will be considered a PHC if at least 60% of our adjusted ordinary gross income consists of PHC Income as discussed above. Thus, there can be no assurance that we will not be subject to this tax in the future, which, in turn, may materially adversely impact our financial position, results of operations, cash flows and liquidity, and in turn our ability to make debt service payments on the notes. In addition, if we are subject to this tax during future periods, statutory tax rate increases could significantly increase tax expense and adversely affect operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC Income is scheduled to expire at the end of 2012, so that, absent a statutory change, the rate will revert back to the highest individual ordinary income rate of 39.6% for taxable years beginning after December 31, 2012.

Agreements and transactions involving former subsidiaries may give rise to future claims that could materially adversely impact our capital resources.

Throughout our history, we have entered into numerous transactions relating to the sale, disposal or spinoff of partially and wholly owned subsidiaries. We may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions. For example, in 2005, we were notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by one of our non-operating subsidiaries. The claim was made under an indemnification provision given by us to Weatherford in a 1995 asset purchase agreement. There can be no assurance that we will avoid costs and expenses in excess of our reserves in connection with any continuing obligation. If we were to incur any such costs and expenses, our results of operations, financial position and liquidity could be materially adversely affected.

From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.

We and our subsidiaries are or may become parties to legal proceedings that are considered to be either ordinary or routine litigation incidental to our or their current or prior businesses or not material to our consolidated financial position or liquidity. There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any potential losses. To the extent that we or our subsidiaries sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected.

HGI is a nominal defendant, and the members of our Board are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. We believe the allegations are without merit and intend to vigorously defend this matter.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions or investments, holding, receiving payments from, and operating target companies and assets and disposing of target companies or their assets.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and financial condition.

We may in the future discover areas of our internal controls that need improvement, particularly with respect to acquired businesses and businesses that we may acquire in the future. We cannot be certain that any remedial measures we take will ensure that we implement and maintain adequate internal controls over our financial reporting processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements. Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities. In addition, failure to comply with our SEC reporting obligations may cause an event of default to occur under the indenture, or similar instruments governing any debt we incur in the future.

Our Quarterly Report on Form 10-Q/A for the period ended September 30, 2009 stated that we did not maintain effective controls over the application and monitoring of our accounting for income taxes. Specifically, we did not have controls designed and in place to ensure the accuracy and completeness of financial information provided by third party tax advisors used in accounting for income taxes and the determination of deferred income tax assets and the related income tax provision and the review and evaluation of the application of generally accepted accounting principles relating to accounting for income taxes. This control deficiency resulted in the restatement of our unaudited condensed consolidated financial statements for the quarter ended September 30, 2009. Accordingly, we determined that this control deficiency constituted a material weakness as of September 30, 2009. As of the period ended December 31, 2009, we concluded that our ongoing remediation efforts resulted in control enhancements which had operated for an adequate period of time to demonstrate operating effectiveness. Although we believe that this material weakness has been remediated, there can be no assurance that similar weaknesses will not occur in the future which could adversely affect our future results of operations or financial condition.

In addition, when we acquire a company that was not previously subject to U.S. public company requirements or did not previously prepare financial statements in accordance with U.S. GAAP, such as F&G Holdings, we may incur significant additional costs in order to ensure that after such acquisition we continue to comply with the requirements of the Sarbanes-Oxley Act of 2002 and other public company requirements, which in turn would reduce our earnings and negatively affect our liquidity. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls and may not be otherwise set up for public company reporting. The development of an adequate financial reporting system and the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any business combination. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations.

Limitations on liability and indemnification matters.

As permitted by the DGCL, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. Our bylaws also provide that we are required to indemnify our directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we may, by action of our Board, provide indemnification and advance expenses to our officers, employees and agents (other than directors), to directors, officers, employees or agents of a subsidiary of our company, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at our request, with the same scope and effect as the indemnification of our directors provided in our bylaws.

Risks Related to Spectrum Brands Holdings

Risks Related to the SB/RH Merger

Significant costs have been incurred in connection with the consummation of the SB/RH Merger and are expected to be incurred in connection with the integration of Spectrum Brands and Russell Hobbs into a combined company, including legal, accounting, financial advisory and other costs.

Spectrum Brands Holdings expects to incur one-time costs of approximately $23 million in connection with integrating the operations, products and personnel of Spectrum Brands and Russell Hobbs into a combined company, in addition to costs related directly to completing the SB/RH Merger described below. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	integration of information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.

In addition, Spectrum Brands Holdings expects to incur a number of non-recurring costs associated with combining its operations with those of Russell Hobbs, which cannot be estimated accurately at this time. Spectrum Brands Holdings incurred approximately $87 million of transaction fees and other costs related to the SB/RH Merger. Additional unanticipated costs may yet be incurred as Spectrum Brands Holdings integrates its business with that of Russell Hobbs. Although Spectrum Brands Holdings expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of its operations with those of Russell Hobbs, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that Spectrum Brands Holdings will be successful in its integration efforts. In addition, while Spectrum Brands Holdings expects to benefit from leveraging distribution channels and brand names across both companies, we cannot assure you that it will achieve such benefits.

Spectrum Brands Holdings may not realize the anticipated benefits of the Merger.

The SB/RH Merger involved the integration of two companies that previously operated independently. The integration of Spectrum Brands Holdings’ operations with those of Russell Hobbs is expected to result in financial and operational benefits, including increased revenues and cost savings. There can be no assurance, however, regarding when or the extent to which Spectrum Brands Holdings will be able to realize these increased revenues, cost savings or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. Spectrum Brands Holdings must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances,

Spectrum Brands Holdings and Russell Hobbs have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with integration could have a material adverse effect on Spectrum Brands Holdings’ business, financial condition and operating results.

Integrating Spectrum Brands Holdings’ business with that of Russell Hobbs may divert its management’s attention away from operations.

Successful integration of Spectrum Brands Holdings’ and Russell Hobbs’ operations, products and personnel may place a significant burden on Spectrum Brands Holdings’ management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm Spectrum Brands Holdings’ business, financial conditions and operating results.

Risks Related to Spectrum Brands Holdings’ Emergence From Bankruptcy

Because Spectrum Brands Holdings’ consolidated financial statements are required to reflect fresh-start reporting adjustments to be made upon emergence from bankruptcy, financial information in Spectrum Brands Holdings’ financial statements prepared after August 30, 2009 will not be comparable to its financial information from prior periods.

All conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the U.S. Bankruptcy Code on the August 28, 2009 (the “Effective Date”). However, in light of the proximity of that date to Spectrum Brands Holdings’ accounting period close immediately following the Effective Date, which was August 30, 2009, Spectrum Brands Holdings elected to adopt a convenience date of August 30, 2009 for recording fresh-start reporting. Spectrum Brands Holdings adopted fresh-start reporting in accordance with the Accounting Standards Codification (“ASC”) Topic 852: “Reorganizations,” pursuant to which Spectrum Brands Holdings’ reorganization value, which is intended to reflect the fair value of the entity before considering liabilities and to approximate the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, was allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations,” using the purchase method of accounting for business combinations. Spectrum Brands Holdings stated liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets was reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit was eliminated. Thus, Spectrum Brands Holdings’ future statements of financial position and results of operations are not comparable in many respects to statements of financial position and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting. The lack of comparable historical information may discourage investors from purchasing Spectrum Brands Holdings’ securities.

Risks Related to Spectrum Brands Holdings’ Business

Spectrum Brands Holdings is a parent company and its primary source of cash is and will be distributions from its subsidiaries.

Spectrum Brands Holdings is a parent company with limited business operations of its own. Its main asset is the capital stock of its subsidiaries. Spectrum Brands conducts most of its business operations through its direct and indirect subsidiaries. Accordingly, Spectrum Brands’ primary sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from their earnings and cash flow. Spectrum Brands Holdings’ and Spectrum Brands’ subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. Spectrum Brands Holdings’ and Spectrum Brands’ subsidiaries’ payments to their respective parent will be contingent upon their earnings and upon other business considerations. In addition, Spectrum Brands Holdings’ senior credit facilities, the indenture governing its notes and other agreements limit or prohibit certain payments of dividends or other distributions to Spectrum Brands Holdings. Spectrum Brands Holdings expects that future credit facilities will contain similar restrictions.

Spectrum Brands’ substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness.

Spectrum Brands has, and expects to continue to have, a significant amount of indebtedness. As of December 31, 2010, Spectrum Brands had total indebtedness under the Spectrum Brands ABL Facility, the Spectrum Brands Term Loan and the Spectrum Brands Senior Secured Notes (collectively, the “Spectrum Brands Senior Secured Facilities”), the Spectrum Brands Senior Subordinated Toggle Notes and other debt of approximately $1.7 billion. Spectrum Brands’ substantial indebtedness has had, and could continue to have, material adverse consequences for its business, and may:

•	require it to dedicate a large portion of its cash flow to pay principal and interest on its indebtedness, which will reduce the availability of its cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	increase its vulnerability to general adverse economic, industry, financial, competitive, legislative, regulatory and other conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	restrict its ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place it at a competitive disadvantage compared to its competitors that have less debt; and

•	limit its ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

Under the Spectrum Brands Senior Secured Facilities and the indenture governing the Spectrum Brands Senior Subordinated Toggle Notes (the “2019 Indenture”), Spectrum Brands may incur additional indebtedness. If new debt is added to its existing debt levels, the related risks that it now faces would increase.

Furthermore, a substantial portion of Spectrum Brands’ debt bears interest at variable rates. If market interest rates increase, the interest rate on its variable rate debt will increase and will create higher debt service requirements, which would adversely affect its cash flow and could adversely impact its results of operations. While Spectrum Brands may enter into agreements limiting its exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Restrictive covenants in the Spectrum Brands Senior Secured Facilities and the 2019 Indenture may restrict Spectrum Brands’ ability to pursue its business strategies.

The Spectrum Brands Senior Secured Facilities and the 2019 Indenture each restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. The Spectrum Brands Senior Secured Facilities and the 2019 Indenture also contain customary events of default. These covenants, among other things, limit Spectrum Brands’ ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, the Spectrum Brands Senior Secured Facilities contain financial covenants relating to maximum leverage and minimum interest coverage. Such covenants could limit the flexibility of Spectrum Brands’ restricted entities in planning for, or reacting to, changes in the industries in which they operate. Spectrum Brands’ ability to comply with these covenants is subject to certain events outside of its control. If Spectrum Brands is unable to comply with these covenants, the lenders under the Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes could terminate their commitments and the lenders under its Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes could accelerate repayment of its outstanding borrowings, and, in either case, Spectrum Brands may be unable to obtain adequate refinancing of outstanding borrowings on favorable terms. If Spectrum Brands is unable to repay outstanding borrowings when due, the lenders under the Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If Spectrum Brands’ obligations under the Spectrum Brands Senior Secured Facilities and the Spectrum Brands Senior Subordinated Toggle Notes are accelerated, it cannot assure you that its assets would be sufficient to repay in full such indebtedness.

The sale or other disposition by HGI, the holder of a majority of the outstanding shares of Spectrum Brands Holdings’ common stock, to non-affiliates of a sufficient amount of the common stock of Spectrum Brands Holdings would constitute a change of control under the agreements governing Spectrum Brands’ debt.

HGI owns a majority of the outstanding shares of the common stock of Spectrum Brands Holdings. The sale or other disposition by HGI to non-affiliates of a sufficient amount of the common stock of Spectrum Brands Holdings could constitute a change of control under the agreements governing Spectrum Brands debt, including any foreclosure on or sale of Spectrum Brands Holdings’ common stock pledged as collateral for the notes. Under the Spectrum Brands Term Loan and the Spectrum Brands ABL Revolving Credit Facility, a change of control is an event of default and, if a change of control were to occur, Spectrum Brands would be required to get an amendment to these agreements to avoid a default. If Spectrum Brands was unable to get such an amendment, the lenders could accelerate the maturity of each of the Spectrum Brands Term Loan and the Spectrum Brands ABL Revolving Credit Facility. In addition, under the indenture governing the Spectrum Brands Senior Secured Notes and the 2019 Indenture, upon a change of control of Spectrum Brands Holdings, Spectrum Brands is required to offer to repurchase such notes from the holders at a price equal to 101% of principal amount of the notes plus accrued interest or obtain a waiver of default from the holders of such notes. If Spectrum Brands was unable to make the change of control offer or obtain a waiver of default, it would be an event of default under the indentures that could allow holders of such notes to accelerate the maturity of the notes.

Spectrum Brands faces risks related to the current economic environment.

The current economic environment and related turmoil in the global financial system has had and may continue to have an impact on Spectrum Brands’ business and financial condition. Global economic conditions have significantly impacted economic markets within certain sectors, with financial services and retail businesses being particularly impacted. Spectrum Brands’ ability to generate revenue depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for Spectrum Brands’ products or its ability to manage normal commercial relationships with its customers, suppliers and creditors. The recent continuation of a number of negative economic factors, including constraints on the supply of credit to households, uncertainty and weakness in the labor market and general consumer fears of a continuing economic downturn could have a negative impact on discretionary consumer spending. If the economy continues to deteriorate or fails to improve, Spectrum Brands’ business could be negatively impacted, including as a result of reduced demand for its products or supplier or customer disruptions. Any weakness in discretionary consumer spending could have a material adverse effect on its revenues, results of operations and financial condition. In addition, Spectrum Brands’ ability to access the capital markets may be restricted at a time when it could be necessary or beneficial to do so, which could have an impact on its flexibility to react to changing economic and business conditions.

Spectrum Brands Holdings may not be able to retain key personnel or recruit additional qualified personnel whether as a result of the SB/RH Merger or otherwise, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

Spectrum Brands Holdings is highly dependent on the continuing efforts of its senior management team and other key personnel. As a result of the SB/RH Merger, its current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect Spectrum Brands Holdings’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel, whether as a result of the SB/RH Merger or otherwise, could have a material adverse effect on Spectrum Brands Holdings’ business. In addition, Spectrum Brands Holdings currently does not maintain “key person” insurance covering any member of its management team.

Spectrum Brands participates in very competitive markets and it may not be able to compete successfully, causing it to lose market share and sales.

The markets in which Spectrum Brands participates are very competitive. In the consumer battery market, its primary competitors are Duracell (a brand of The Procter & Gamble Company (“Procter & Gamble”)), Energizer and Panasonic (a brand of Matsushita Electrical Industrial Co., Ltd.). In the electric shaving and grooming and electric personal care product markets, its primary competitors are Braun (a brand of Procter & Gamble), Norelco (a brand of Koninklijke Philips Electronics NV), and Vidal Sassoon and Revlon (brands of Helen of Troy Limited). In the pet supplies market, its primary competitors are Mars Corporation, The Hartz Mountain Corporation and Central Garden & Pet Company (“Central Garden & Pet”). In the Home and Garden Business, its principal national competitors are The Scotts Miracle-Gro Company, Central Garden & Pet and S.C. Johnson & Son, Inc. Spectrum Brands’ principal national competitors within the small appliances market include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In each of these markets, Spectrum Brands also faces competition from numerous other companies. In addition, in a number of its product lines, Spectrum Brands competes with its retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors may adversely affect the business, financial condition and results of its operations.

Spectrum Brands competes for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. Spectrum Brands’ ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

•	Spectrum Brands competes against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than Spectrum Brands.

•	In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than it, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

•	Product improvements or effective advertising campaigns by competitors may weaken consumer demand for Spectrum Brands’ products.

•	Consumer purchasing behavior may shift to distribution channels where Spectrum Brands does not have a strong presence.

•	Consumer preferences may change to lower margin products or products other than those Spectrum Brands markets.

•	Spectrum Brands may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to its existing products that satisfy customer needs or achieve market acceptance.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with Spectrum Brands. As a result of this competition, Spectrum Brands could lose market share and sales, or be forced to reduce its prices to meet competition. If its product offerings are unable to compete successfully, its sales, results of operations and financial condition could be materially and adversely affected.

Spectrum Brands may not be able to realize expected benefits and synergies from future acquisitions of businesses or product lines.

Spectrum Brands may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or of the rights to market specific products or use specific product names may involve a financial commitment by Spectrum Brands, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that Spectrum Brands will acquire businesses or product distribution rights that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities.

Sales of certain of Spectrum Brands’ products are seasonal and may cause its operating results and working capital requirements to fluctuate.

On a consolidated basis Spectrum Brands Holdings’ financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum Brands Holdings’ first fiscal quarter). Sales of Spectrum Brands Holdings’ small electric appliances peak from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season. Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum Brands Holdings’ second and third fiscal quarters). As a result of this seasonality, Spectrum Brands Holdings’ inventory and working capital needs fluctuate significantly during the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If Spectrum Brands Holdings is unable to accurately forecast and prepare for customer orders or its working capital needs, or there is a general downturn in business or economic conditions during these periods, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.

Approximately 49% of Spectrum Brands’ net sales for the fiscal quarter ended January 2, 2011 were from customers outside of the U.S. Spectrum Brands’ pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Its international operations are subject to risks including, among others:

•	currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro;

•	changes in the economic conditions or consumer preferences or demand for its products in these markets;

•	the risk that because its brand names may not be locally recognized, Spectrum Brands Holdings must spend significant amounts of time and money to build brand recognition without certainty that it will be successful;

•	labor unrest;

•	political and economic instability, as a result of terrorist attacks, natural disasters or otherwise;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas, as well as general transportation costs;

•	changes in domestic and international customs and tariffs;

•	changes in foreign labor laws and regulations affecting its ability to hire and retain employees;

•	inadequate protection of intellectual property in foreign countries;

•	unexpected changes in regulatory environments;

•	difficulty in complying with foreign law;

•	difficulty in obtaining distribution and support; and

•	adverse tax consequences.

The foregoing factors may have a material adverse effect on Spectrum Brands’ ability to increase or maintain its supply of products, financial condition or results of operations.

Adverse weather conditions during its peak selling season for Spectrum Brands’ home and garden control products could have a material adverse effect on its Home and Garden Business.

Weather conditions in the U.S. have a significant impact on the timing and volume of sales of certain of Spectrum Brands’ lawn and garden and household insecticide and repellent products. Periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides.

Spectrum Brands’ products utilize certain key raw materials; any increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on its business, financial condition and profits.

The principal raw materials used to produce Spectrum Brands’ products — including zinc powder, electrolytic manganese dioxide powder, petroleum-based plastic materials, steel, aluminum, copper and corrugated materials (for packaging) — are sourced either on a global or regional basis by Spectrum Brands or its suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. In particular, during 2007 and 2008, Spectrum Brands experienced extraordinary price increases for raw materials, particularly as a result of strong demand from China. Although Spectrum Brands may increase the prices of certain of its goods to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, its margins may be adversely impacted by such cost increases. Spectrum Brands cannot provide any assurance that its sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on its profitability and results of operations.

Spectrum Brands regularly engages in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs it expects to incur over the next 12 to 24 months; however, Spectrum Brands’ hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in its business, no longer be useful for it. In addition, for certain of the principal raw materials Spectrum Brands uses to produce its products, such as electrolytic manganese dioxide powder, there are no available effective hedging markets. If these efforts are not effective or expose Spectrum Brands to above average costs for an extended period of time, and Spectrum Brands is unable to pass its raw materials costs on to its customers, its future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. Spectrum Brands may be unable to pass these fuel surcharges on to its customers, which may have an adverse effect on its profitability and results of operations.

In addition, Spectrum Brands has exclusivity arrangements and minimum purchase requirements with certain of its suppliers for the Home and Garden Business, which increase its dependence upon and exposure to those suppliers. Some of those agreements include caps on the price Spectrum Brands pays for its supplies and in certain instances, these caps have allowed Spectrum Brands to purchase materials at below market prices. When Spectrum Brands attempts to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by Spectrum Brands prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands may not be able to fully utilize its U.S. net operating loss carryforwards.

At January 2, 2011, Spectrum Brands Holdings is estimating that at September 30, 2011 it will have U.S. federal and state net operating loss carryforwards of approximately $1,196 million and $1,043 million, respectively. These net operating loss carryforwards expire through years ending in 2032. As of January 2, 2011, Spectrum Brands’ management determined that it continues to be more likely than not that the net U.S. deferred tax asset, excluding certain indefinite lived intangibles, will not be realized in the future and as such recorded a full valuation allowance to offset the net U.S. deferred tax asset, including its net operating loss carryforwards. In addition, Spectrum Brands has had changes of ownership, as defined under Section 382 of the Code, that continue to subject a significant amount of Spectrum Brands’ U.S. net operating losses and other tax attributes to certain limitations. Spectrum Brands estimates that approximately $296 million of its federal and $463 million of its state net operating losses will expire unused due to the limitation in Section 382 of the Code.

As a consequence of the merger of Salton, Inc. and Applica Incorporated in December of 2007 (which created Russell Hobbs), as well as earlier business combinations and issuances of common stock consummated by both companies, use of the tax benefits of Russell Hobbs’ loss carryforwards is also subject to limitations imposed by Section 382 of the Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Spectrum Brands’ analysis to determine what portion of Russell Hobbs’ carryforwards are restricted or eliminated by that provision is ongoing and, pursuant to such analysis, Spectrum Brands expects that a significant portion of these carryforwards will not be available to offset future taxable income, if any. In addition, use of Russell Hobbs’ net operating loss and credit carryforwards is dependent upon both Russell Hobbs and Spectrum Brands achieving profitable results in the future. Russell Hobbs’ net operating loss carryforwards are subject to a full valuation allowance at January 2, 2011.

If Spectrum Brands is unable to fully utilize its net operating losses, other than those restricted under Section 382 of the Code, as discussed above, to offset taxable income generated in the future, its results of operations could be materially and negatively impacted.

Consolidation of retailers and Spectrum Brands’ dependence on a small number of key customers for a significant percentage of its sales may negatively affect its business, financial condition and results of operations.

As a result of consolidation of retailers and consumer trends toward national mass merchandisers, a significant percentage of Spectrum Brands’ sales are attributable to a very limited group of customers. Spectrum Brands’ largest customer accounted for approximately 24% of its consolidated net sales for the fiscal quarter ended January 2, 2011. As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging, or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics, or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Although Spectrum Brands has long-established relationships with many of its customers, it does not have long-term agreements with them and purchases are generally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general could have a material adverse effect on its sales and profitability.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, Spectrum Brands may be required to shorten its lead-time for production and more closely anticipate its retailers’ and customers’ demands, which could in the future require it to carry additional inventories and increase its working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if Spectrum Brands’ retailers significantly change their inventory management strategies, Spectrum Brands may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.

Furthermore, Spectrum Brands primarily sells branded products and a move by one or more of its large customers to sell significant quantities of private label products, which Spectrum Brands does not produce on their behalf and which directly compete with Spectrum Brands’ products, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

As a result of its international operations, Spectrum Brands faces a number of risks related to exchange rates and foreign currencies.

Spectrum Brands’ international sales and certain of its expenses are transacted in foreign currencies. During the fiscal quarter ended January 2, 2011, approximately 49% of Spectrum Brands’ net sales and 47% of its operating expenses were denominated in foreign currencies. Spectrum Brands expects that the amount of its revenues and expenses transacted in foreign currencies will increase as its Latin American, European and Asian operations grow and, as a result, its exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect its cost of goods sold and its operating margins and could result in exchange losses or otherwise have a material effect on its business, financial condition and results of operations. Changes in currency exchange rates may also affect Spectrum Brands’ sales to, purchases from and loans to its subsidiaries as well as sales to, purchases from and bank lines of credit with its customers, suppliers and creditors that are denominated in foreign currencies.

Spectrum Brands sources many products from, and sells many products in, China and other Asian countries. To the extent the Chinese Renminbi (“RMB”) or other currencies appreciate with respect to the U.S. dollar, it may experience fluctuations in its results of operations. Since 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate and instead fluctuates versus a basket of currencies. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

While Spectrum Brands may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure to currency fluctuations. Further, Spectrum Brands may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, its results of operations may be adversely impacted.

A deterioration in trade relations with China could lead to a substantial increase in tariffs imposed on goods of Chinese origin, which potentially could reduce demand for and sales of Spectrum Brands’ products.

Spectrum Brands purchases a number of its products and supplies from suppliers located in China. China gained Permanent Normal Trade Relations (“PNTR”) with the U.S. when it acceded to the World Trade Organization (“WTO”), effective January 2002. The U.S. imposes the lowest applicable tariffs on exports from PNTR countries to the U.S. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. China may not meet these requirements, it may not remain a member of the WTO, and its PNTR trading status may not be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the U.S. which could have a material negative adverse effect on its sales and gross margin.

Spectrum Brands’ international operations may expose it to risks related to compliance with the laws and regulations of foreign countries.

Spectrum Brands is subject to three European Union (“EU”) Directives that may have a material impact on its business: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed below. Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment requires Spectrum Brands to eliminate specified hazardous materials from products it sells in EU member states. Waste of Electrical and Electronic Equipment requires Spectrum Brands to collect and treat, dispose of or recycle certain products it manufactures or imports into the EU at its own expense. The EU Directive on Batteries and Accumulators and Waste Batteries bans heavy metals in batteries by establishing maximum quantities of heavy metals in batteries and mandates waste management of these batteries, including collection, recycling and disposal systems, with the costs imposed upon producers and importers such as Spectrum Brands. Complying or failing to comply with the EU Directives may harm Spectrum Brands’ business. For example:

•	Although contracts with its suppliers address related compliance issues, Spectrum Brands may be unable to procure appropriate Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment compliant material in sufficient quantity and quality and/or be able to incorporate it into Spectrum Brands’ product procurement processes without compromising quality and/or harming its cost structure.

•	Spectrum Brands may face excess and obsolete inventory risk related to non-compliant inventory that it may continue to hold in fiscal 2010 for which there is reduced demand, and it may need to write down the carrying value of such inventories.

•	Spectrum Brands may be unable to sell certain existing inventories of its batteries in Europe.

Many of the developing countries in which Spectrum Brands operates do not have significant governmental regulation relating to environmental safety, occupational safety, employment practices or other business matters routinely regulated in the U.S. or may not rigorously enforce such regulation. As these countries and their economies develop, it is possible that new regulations or increased enforcement of existing regulations may increase the expense of doing business in these countries. In addition, social legislation in many countries in which Spectrum Brands operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and closing manufacturing facilities. Increases in Spectrum Brands’ costs as a result of increased regulation, legislation or enforcement could materially and adversely affect its business, results of operations and financial condition.

Spectrum Brands may not be able to adequately establish and protect its intellectual property rights, and the infringement or loss of its intellectual property rights could harm its business.

To establish and protect its intellectual property rights, Spectrum Brands relies upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that Spectrum Brands takes to protect its intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating its intellectual property. Spectrum Brands may need to resort to litigation to enforce or defend its intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by Spectrum Brands, or a trademark application claiming a trademark, service mark or trade dress also used by Spectrum Brands, in order to protect its rights, it may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, its intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. For example, several million dollars have been spent on protecting the patented automatic litter box business over the last few years. Furthermore, even if Spectrum Brands’ intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of its intellectual property rights, or its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the time and resources of management and technical personnel.

Moreover, the laws of certain foreign countries in which Spectrum Brands operates or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate Spectrum Brands’ competitive or technological advantages in such markets. Also, some of the technology underlying Spectrum Brands’ products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to Spectrum Brands’ competitors at any time. If Spectrum Brands is unable to establish and then adequately protect its intellectual property rights, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands licenses various trademarks, trade names and patents from third parties for certain of its products. These licenses generally place marketing obligations on Spectrum Brands and require Spectrum Brands to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if Spectrum Brands fails to satisfy certain minimum sales obligations or if it breaches the terms of the license. The termination of these licensing arrangements could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands licenses the use of the Black & Decker brand for marketing in certain small household appliances in North America, South America (excluding Brazil) and the Caribbean. Sales of Black & Decker branded products represented approximately 14% of the total consolidated revenue in the fiscal quarter ended January 2, 2011. In December 2007, The Black & Decker Corporation (“BDC”) extended the license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. The failure to renew the license agreement with BDC or to enter into a new agreement on acceptable terms could have a material adverse effect on Spectrum Brands’ financial condition, liquidity and results of operations.

Claims by third parties that Spectrum Brands is infringing their intellectual property and other litigation could adversely affect its business.

From time to time in the past, Spectrum Brands has been subject to claims that it is infringing the intellectual property of others. Spectrum Brands currently is the subject of such claims and it is possible that third parties will assert infringement claims against Spectrum Brands in the future. An adverse finding against Spectrum Brands in these or similar trademark or other intellectual property litigations may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require Spectrum Brands to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If Spectrum Brands is deemed to be infringing a third party’s intellectual property and is unable to continue using that intellectual property as it had been, its business and results of operations could be harmed if it is unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject Spectrum Brands to significant liability, as well as require Spectrum Brands to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on Spectrum Brands’ proprietary or licensed intellectual property that impedes its ability to develop and commercialize its products could have a material adverse effect on its business, financial condition and results of operations.

Spectrum Brands’ dependence on a few suppliers and one of its U.S. facilities for certain of its products makes it vulnerable to a disruption in the supply of its products.

Although Spectrum Brands has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on its business, financial condition and results of operations:

•	its ability to identify and develop relationships with qualified suppliers;

•	the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;

•	financial condition of its suppliers;

•	political instability in the countries in which its suppliers are located;

•	its ability to import outsourced products;

•	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

•	its suppliers’ ability to manufacture and deliver outsourced products according to its standards of quality on a timely and efficient basis.

If Spectrum Brands’ relationship with one of its key suppliers is adversely affected, Spectrum Brands may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of its products.

In addition, Spectrum Brands manufactures the majority of its foil cutting systems for its shaving product lines, using specially designed machines and proprietary cutting technology, at its Portage, Wisconsin facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs, as a result of labor difficulties or for other reasons, could have a material adverse effect on its ability to manufacture and sell its foil shaving products which could in turn harm its business, financial condition and results of operations.

Spectrum Brands faces risks related to its sales of products obtained from third-party suppliers.

Spectrum Brands sells a significant number of products that are manufactured by third party suppliers over which it has no direct control. While Spectrum Brands has implemented processes and procedures to try to ensure that the suppliers it uses are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in Spectrum Brands’ marketing and distribution of contaminated, defective or dangerous products which could subject it to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate its ability to purchase products from non-compliant suppliers. Any or all of these effects could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands and certain of its officers and directors have been named in the past, and may be named in the future, as defendants of class action and derivative action lawsuits. In the past, Spectrum Brands has also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to Spectrum Brands, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on its business, financial condition and results of operations.

Spectrum Brands may be exposed to significant product liability claims which its insurance may not cover and which could harm its reputation.

In the ordinary course of its business, Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. In any such proceeding, plaintiffs may seek to recover large and sometimes unspecified amounts of damages and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on Spectrum Brands’ business, results of operations and financial condition if it is unable to successfully defend against or settle these matters or if its insurance coverage is insufficient to satisfy any judgments against Spectrum Brands or settlements relating to these matters. Although Spectrum Brands has product liability insurance coverage and an excess umbrella policy, its insurance policies may not provide coverage for certain, or any, claims against Spectrum Brands or may not be sufficient to cover all possible liabilities. Additionally, Spectrum Brands does not maintain product recall insurance. Spectrum Brands may not be able to maintain such insurance on acceptable terms, if at all, in the future. Moreover, any adverse publicity arising from claims made against Spectrum Brands, even if the claims were not successful, could adversely affect the reputation and sales of its products. In particular, product recalls or product liability claims challenging the safety of Spectrum Brands’ products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

Spectrum Brands may incur material capital and other costs due to environmental liabilities.

Spectrum Brands is subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at its facilities and at off-site disposal locations.

Risk of environmental liability is inherent in Spectrum Brands’ business. As a result, material environmental costs may arise in the future. In particular, it may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies, such as the EU Directives: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed above. Moreover, there are proposed international accords and treaties, as well as federal, state and local laws and regulations that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for Spectrum Brands’ products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of its products are made. Spectrum Brands may incur some of these costs directly and others may be passed on to it from its third-party suppliers. Although Spectrum Brands believes that it is substantially in compliance with applicable environmental laws and regulations at its facilities, it may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties or former properties. Spectrum Brands has not conducted invasive testing at all of its facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Spectrum Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands is also subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is responsible as a result of its relationship with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine if Spectrum Brands’ potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to Spectrum Brands, and the costs and liabilities associated with these sites may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Compliance with various public health, consumer protection and other regulations applicable to Spectrum Brands’ products and facilities could increase its cost of doing business and expose Spectrum Brands to additional requirements with which Spectrum Brands may be unable to comply.

Certain of Spectrum Brands’ products sold through, and facilities operated under, each of its business segments are regulated by the EPA, the U.S. Food and Drug Administration (“FDA”) or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain, or the cancellation of, any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but it may not always be able to avoid or minimize these risks.

As a distributor of consumer products in the U.S., certain of Spectrum Brands’ products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Commission could require Spectrum Brands to repair, replace or refund the purchase price of one or more of its products, or it may voluntarily do so. For example, Russell Hobbs, in cooperation with the Consumer Commission, voluntarily recalled approximately 9,800 units of a thermal coffeemaker sold under the Black & Decker brand in August 2009 and approximately 584,000 coffeemakers in June 2009. Any additional repurchases or recalls of Spectrum Brands’ products could be costly to it and could damage the reputation or the value of its brands. If Spectrum Brands is required to remove, or it voluntarily removes its products from the market, its reputation or brands could be tarnished and it may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against Spectrum Brands. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which Spectrum Brands sells its products, and more restrictive laws and regulations may be adopted in the future.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of Spectrum Brands’ products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to Spectrum Brands. Spectrum Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.

In addition, the use of certain pesticide and fertilizer products that are sold through Spectrum Brands’ global pet supplies business and through the Home and Garden Business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase Spectrum Brands’ cost of doing business and expose Spectrum Brands to additional requirements with which it may be unable to comply.

Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in Spectrum Brands incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of its pest control products. Environmental law requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time and could require Spectrum Brands to incur significant expenses.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc. (“UL”), an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Spectrum Brands’ products may not meet the specifications required by these authorities. A determination that any of Spectrum Brands’ products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Public perceptions that some of the products Spectrum Brands produces and markets are not safe could adversely affect Spectrum Brands.

On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of its products are not safe, whether justified or not, could impair Spectrum Brands’ reputation, damage its brand names and have a material adverse effect on its business, financial condition and results of operations.

If Spectrum Brands is unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, it may experience an increased risk of labor disruptions and its results of operations and financial condition may suffer.

Approximately 20% of Spectrum Brands’ total labor force is employed under collective bargaining agreements. One of these agreements, which covers approximately 12% of the labor force under collective bargaining agreements, or approximately 2% of Spectrum Brands’ total labor force, is scheduled to expire on September 30, 2011. While Spectrum Brands currently expects to negotiate continuations to the terms of these agreements, there can be no assurances that it will be able to obtain terms that are satisfactory to it or otherwise to reach agreement at all with the applicable parties. In addition, in the course of its business, Spectrum Brands may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under its current collective bargaining agreements. Increased exposure to collective bargaining agreements, whether on terms more or less favorable than existing collective bargaining agreements, could adversely affect the operation of Spectrum Brands’ business, including through increased labor expenses. While it intends to comply with all collective bargaining agreements to which it is subject, there can be no assurances that Spectrum Brands will be able to do so and any noncompliance could subject it to disruptions in its operations and materially and adversely affect its results of operations and financial condition.

Significant changes in actual investment return on pension assets, discount rates and other factors could affect Spectrum Brands’ results of operations, equity and pension contributions in future periods.

Spectrum Brands’ results of operations may be positively or negatively affected by the amount of income or expense it records for its defined benefit pension plans. Accounting principles generally accepted in the United States of American (“GAAP”) require that Spectrum Brands calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions Spectrum Brands used to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, Spectrum Brands is required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash Spectrum Brands would contribute to pension plans as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

If Spectrum Brands’ goodwill, indefinite-lived intangible assets or other long-term assets become impaired, Spectrum Brands will be required to record additional impairment charges, which may be significant.

A significant portion of Spectrum Brands’ long-term assets consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions. Spectrum Brands does not amortize goodwill and indefinite-lived intangible assets, but rather reviews them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Spectrum Brands considers whether circumstances or conditions exist which suggest that the carrying value of its goodwill and other long-lived assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair market value. If analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there is impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic; political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; Spectrum Brands’ internal expectations with regard to future revenue growth and the assumptions it makes when performing impairment reviews; a significant decrease in the market price of its assets; a significant adverse change in the extent or manner in which its assets are used; a significant adverse change in legal factors or the business climate that could affect its assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, Spectrum Brands may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of its goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made in this prospectus forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and the management of Spectrum Brands Holdings. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of our company. Forward-looking statements specifically include, without limitation, the information regarding: efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, the economy, future economic performance, conditions to, and the timetable for, completing the integration of Spectrum Brands Holdings’ financial reporting with ours, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, business portfolios, changes in regulations and taxes.

Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in the section captioned “Risk Factors” and in Annex E, “Certain Information Regarding Harbinger F&G, LLC — Risk Factors Regarding Harbinger F&G”, could affect the future results of our company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.

HGI

Important factors that could affect our future results, include, without limitation, the following:

•	Limitations on our ability to successfully identify additional suitable acquisition and investments opportunities and to compete for these opportunities with others who have greater resources;

•	our dependence on distributions from our subsidiaries to fund our operations and payments on our debt;

•	the impact of covenants in the indenture governing our senior secured notes, and future financing agreements, on our ability to operate our business and finance our pursuit of additional acquisition opportunities;

•	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we and our subsidiaries may incur;

•	the impact on the aggregate value of our company portfolio and our stock price from changes in the market prices of publicly traded equity interests we hold, particularly during times of volatility in security prices;

•	the impact of additional material charges associated with our oversight of acquired companies and the integration of our financial reporting;

•	the impact on our ability to dispose of equity interests we hold from restrictive stockholder agreements and securities laws;

•	the controlling effect of our principal stockholders whose interests may conflict with interests of our other stockholders and holders of the notes;

•	the effect interests of our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;

•	our dependence on certain key personnel;

•	the impact of potential losses and other risks from changes in our investment portfolio;

•	our ability to effectively increase the size of our organization and manage our growth;

•	the impact of a determination that we are an investment company or personal holding company;

•	the impact of future claims arising from agreements and transactions involving former subsidiaries;

•	the impact of expending significant resources in researching acquisition or investment targets that are not consummated;

•	tax consequences associated with our acquisition, holding and disposition of target companies and assets; and

•	the impact of delays or difficulty in satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or negative reports concerning our internal controls.

Spectrum Brands Holdings

Spectrum Brands Holdings’ actual results or other outcomes from those expressed or implied in the forward-looking statements may be affected by a variety of important factors, including, without limitation, the following:

•	the impact of Spectrum Brands’ substantial indebtedness on its business, financial condition and results of operations;

•	the impact of restrictions in Spectrum Brands’ debt instruments on its ability to operate its business, finance its capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of Spectrum Brands’ debt instruments;

•	Spectrum Brands’ ability to successfully integrate the business acquired in connection with the combination with Russell Hobbs and achieve the expected synergies from that integration at the expected costs;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to a significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where Spectrum Brands Holdings’ does business;

•	changes in consumer spending preferences and demand for Spectrum Brands Holdings’ products;

•	Spectrum Brands’ ability to develop and successfully introduce new products, protect its intellectual property and avoid infringing the intellectual property of third parties;

•	Spectrum Brands’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of Spectrum Brands’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to Spectrum Brands’ business;

•	government regulations;

•	the seasonal nature of sales of certain of Spectrum Brands’ products;

•	the effects of climate change and unusual weather activity; and

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect actual outcomes.

THE SPECTRUM BRANDS ACQUISITION

On June 16, 2010, Spectrum Brands Holdings completed the SB/RH Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp. and Grill Merger Corp. (the “Merger Agreement”). As a result of the completion of the SB/RH Merger, Russell Hobbs became a wholly owned subsidiary of Spectrum Brands, Spectrum Brands became a wholly owned subsidiary of Spectrum Brands Holdings and the stockholders of Spectrum Brands immediately prior to the consummation of the SB/RH Merger received shares of Spectrum Brands Holdings common stock in exchange for their shares of Spectrum Brands common stock. Immediately prior to the SB/RH Merger, the Harbinger Parties owned approximately 40.6% of the outstanding shares of Spectrum Brands common stock and 100% of the outstanding capital stock of Russell Hobbs and had an outstanding term loan to Russell Hobbs. Upon the completion of the SB/RH Merger, the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding shares of Spectrum Brands Holdings common stock and the Harbinger Parties owned approximately 64% of the outstanding shares of Spectrum Brands Holdings common stock. The Spectrum Brands common stock was delisted from the NYSE and shares of Spectrum Brands Holdings common stock were listed on the NYSE under the ticker symbol “SPB”. Additional information about Russell Hobbs, a subsidiary of Spectrum Brands, can be found in HGI’s Definitive Information Statement filed by HGI with the SEC on November 5, 2010.

On January 7, 2011, we completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement. As a result, the Harbinger Parties contributed 27,756,905 shares of Spectrum Brands Holdings common stock, or approximately 54.5% of the outstanding Spectrum Brands Holdings common stock, to us in exchange for 119,909,829 newly issued shares of our common stock. This exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our common stock ($6.33) and Spectrum Brands Holdings common stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition.

After the completion of the Spectrum Brands Acquisition, the Harbinger Parties own approximately 93.3% of our outstanding shares of common stock and the Harbinger Parties and Harbinger Capital together directly own approximately 12.8% of the outstanding shares of Spectrum Brands Holdings common stock.

Upon the consummation of the Spectrum Brands Acquisition, we became a party to the Spectrum Brands Holdings Registration Rights Agreement. Under the Spectrum Brands Holdings Registration Rights Agreement, we have certain demand and “piggy back” registration rights with respect to our shares of Spectrum Brands Holdings common stock.

Under the Spectrum Brands Holdings Registration Rights Agreement, we, the Harbinger Parties or the Avenue Parties may demand that Spectrum Brands Holdings register all or a portion of our or their respective shares of Spectrum Brands Holdings common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration.

The Spectrum Brands Holdings Registration Rights Agreement also provides that if Spectrum Brands Holdings decides to register shares of its common stock for its own account or the account of a stockholder other than us, the Harbinger Parties and the Avenue Parties (subject to certain exceptions set forth in the agreement), we, the Harbinger Parties or the Avenue Parties may require Spectrum Brands Holdings to include all or a portion of their shares of Spectrum Brands Holdings common stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares of Spectrum Brands Holdings common stock included in the offering.

Following the consummation of the Spectrum Brands Acquisition, we also became a party to the Spectrum Brands Holdings Stockholder Agreement. Under the Spectrum Brands Holdings Stockholder Agreement, the parties agree that, among other things:

•	Spectrum Brands Holdings will maintain (i) a special nominating committee of its board of directors (the “Special Nominating Committee”) consisting of three Independent Directors (as defined in the Spectrum Brands Holdings Stockholder Agreement), (ii) a nominating and corporate governance committee of its board of directors (the “Nominating and Corporate Governance Committee”) and (iii) an Audit Committee in accordance with the NYSE rules;

•	for so long as we (together with our affiliates, including the Harbinger Parties) own 40% or more of Spectrum Brands Holdings’ outstanding voting securities, we will vote our shares of Spectrum Brands Holdings common stock to effect the structure of Spectrum Brands Holdings’ board of directors described in the Spectrum Brands Holdings Stockholder Agreement and to ensure that Spectrum Brands Holdings’ chief executive officer is elected to its board of directors;

•	neither Spectrum Brands Holdings nor any of its subsidiaries will be permitted to pay any monitoring or similar fee to us or our affiliates, including the Harbinger Parties;

•	we will not effect any transfer of Spectrum Brands Holdings’ equity securities to any person that would result in such person and its affiliates beneficially owning 40% or more of Spectrum Brands Holdings’ outstanding voting securities, unless (i) such person agrees to be bound by the terms of the Spectrum Brands Holdings Stockholder Agreement, (ii) the transfer is pursuant to a bona fide acquisition of Spectrum Brands Holdings approved by Spectrum Brands Holdings’ board of directors and a majority of the members of the Special Nominating Committee, (iii) the transfer is otherwise specifically approved by Spectrum Brands Holdings’ board of directors and a majority of the Special Nominating Committee, or (iv) the transfer is of 5% or less of Spectrum Brands Holdings’ outstanding voting securities;

•	before June 16, 2011, we will not (and we will not permit any of our affiliates, including the Harbinger Parties, to) make any public announcement with respect to, or submit a proposal for, or offer in respect of, a Going-Private Transaction (as defined in the Spectrum Brands Holdings Stockholder Agreement) of Spectrum Brands Holdings unless such action is specifically requested in writing by the board of directors of Spectrum Brands Holdings with the approval of a majority of the members of the Special Nominating Committee. In addition, under Spectrum Brands Holdings’ certificate of incorporation, no stockholder that (together with its affiliates) owns 40% or more of the outstanding voting securities of Spectrum Brands Holdings (the “40% Stockholder”) shall, or shall permit any of its affiliates or any group which such 40% Stockholder or any person directly or indirectly controlling or controlled by such 40% Stockholder is a member of, to engage in any transactions that would constitute a Going-Private Transaction, unless such transaction satisfies certain requirements;

•	we will have certain inspection rights so long as we and our affiliates, including the Harbinger Parties, own, in the aggregate, at least 15% of the outstanding Spectrum Brands Holdings’ voting securities; and

•	we will have certain rights to obtain Spectrum Brands’ information, at our expense, for so long as we own at least 10% of the outstanding Spectrum Brands Holdings’ voting securities.

The provisions of the Spectrum Brands Holdings Stockholder Agreement (other than with respect to information and investigation rights) will terminate on the date on which we and our affiliates (including the Harbinger Parties) no longer beneficially own 40% of outstanding Spectrum Brands Holdings’ voting securities. The Spectrum Brands Holdings Stockholder Agreement terminates when any person or group owns 90% or more of the outstanding voting securities of Spectrum Brands Holdings.

In order to permit the collateral agent to exercise the remedies under the indenture and foreclose on the Spectrum Brands Holdings common stock pledged as collateral for the notes upon an event of default under the indenture, on January 7, 2011, simultaneously with the closing of the Spectrum Brands Acquisition, the collateral agent became a party to the Spectrum Brands Holdings Stockholder Agreement and will, subject to certain exceptions, become subject to all of its covenants, terms and conditions to the same extent as HGI prior to such event of default.

ACQUISITION OF HARBINGER F&G, F&G HOLDINGS AND FS HOLDCO

See Annex E, “Certain Information Regarding Harbinger F&G, LLC,” for a description of the acquisitions of Harbinger F&G, F&G Holdings and FS Holdco.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of December 31, 2010:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the Spectrum Brands Acquisition and issuance of our common stock to effect the Spectrum Brands Acquisition, (ii) the Fidelity & Guaranty Acquisition and (iii) the issuance of the initial notes and the use of proceeds from such issuance.

You should read this table together with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Use of Proceeds,” “The Spectrum Brands Acquisition”, “Acquisition of Harbinger F&G, F&G Holdings and FS Holdco” and our historical financial statements and related notes and the financial statements and related notes of each of Spectrum Brands Holdings, Spectrum Brands and F&G Holdings included elsewhere in this prospectus.

	HGI As of	Pro Forma As of
	December 31,	December 31,
	2010	2010
	(In millions)

Cash and cash equivalents	$39.3	$115.4
Short-term investments	71.7	71.7	(5)
Restricted cash	360.1	—

Debt:
HGI Debt:
Notes	$350.0	$350.0
Spectrum Brands Debt:
Spectrum Brands ABL Facility(1)	—	43.5
Foreign Credit Facilities and Other	—	37.5
Spectrum Brands Term Loan(2)	—	680.0
Spectrum Brands Senior Secured Notes(3)	—	750.0
Spectrum Brands Senior Subordinated Toggle Notes(4)	—	245.0
Less: Original issuance discounts on debt	(4.9)	(29.1)

Total debt	$345.1	$2,076.9

Total HGI stockholders’ equity	$124.3	$663.1

Total capitalization	$469.4	$2,740.0

(1)	The Spectrum Brands ABL Facility provides for borrowings of up to $300 million from time to time, subject to a borrowing base formula. As of December 31, 2010, $43.5 million aggregate principal amount of borrowings and $36.5 million of letters of credit were outstanding under the Spectrum Brands ABL Facility and Spectrum Brands had the ability to borrow up to an additional $150 million, subject to satisfaction of customary borrowing conditions. The Spectrum Brands ABL Facility expires in June 2016.

(2)	Consists of $680 million aggregate principal amount of borrowings outstanding under the Spectrum Brands Term Loan that had an initial principal balance of $750 million that was borrowed at a discount of approximately $15 million. This discount accretes and is included in interest expense as this facility matures or is prepaid. This term loan was refinanced at par with a new term loan with a lower interest rate and which matures in June 2016.

(3)	Consists of $750 million aggregate principal amount of the Spectrum Brands Senior Secured Notes that were issued at a discount of approximately $10 million. This discount accretes and is included in interest expense as the Spectrum Brands Senior Secured Notes mature. The Spectrum Brands Senior Secured Notes mature in June 2018.

(4)	As of December 31, 2010, $245 million aggregate principal amount of the Spectrum Brands Senior Subordinated Toggle Notes was outstanding (including notes issued as payment of interest in kind). Spectrum Brands may elect to pay interest under the Spectrum Brands Senior Subordinated Toggle Notes in cash or as a payment in kind through the semi-annual interest period ended February 2011. The Spectrum Brands Senior Subordinated Toggle Notes mature in August 2019.

(5)	Pro forma cash and cash equivalents and short-term investments exclude cash, cash equivalents and investments of the insurance operations which are segregated in a separate section of the Unaudited Pro Forma Condensed Combined Balance Sheet included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2010, the date of our latest publicly available financial information, gives effect to (i) the Spectrum Brands Acquisition, including the full-period effect of the SB/RH Merger, (ii) the full period effect of the initial notes offering and (iii) the Fidelity & Guaranty Acquisition.

The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that, under Accounting Standards Codification Topic 805: Business Combinations (“ASC 805”), the Spectrum Brands Acquisition is accounted for as a transaction between entities under common control and the Fidelity & Guaranty Acquisition is accounted for under the acquisition method of accounting. In accordance with the guidance in ASC 805, the assets and liabilities transferred between entities under common control should be recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although we issued shares of our common stock to effect the Spectrum Brands Acquisition, for accounting purposes Spectrum Brands Holdings will be treated as the predecessor and receiving entity of HGI since Spectrum Brands Holdings was an operating business in prior periods, whereas HGI was not. As Spectrum Brands was determined to be the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be presented as our predecessor entity for periods preceding the SB/RH Merger. Accordingly, HGI’s assets and liabilities will be recorded at the Harbinger Parties’ basis as of the date that common control was first established (June 16, 2010). The carrying value of HGI’s assets and liabilities approximated the Harbinger Parties’ basis at that date.

The following unaudited pro forma condensed combined balance sheet at December 31, 2010 is presented on a basis to reflect (i) the Spectrum Brands Acquisition, including the issuance of our common stock to affect the Spectrum Brands Acquisition, and (ii) the Fidelity & Guaranty Acquisition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is presented on a basis to reflect (i) the Spectrum Brands Acquisition, including the issuance of our common stock to affect the Spectrum Brands Acquisition and the full-period effect of the SB/RH Merger, (ii) the full-period effect of the initial notes offering and (iii) the Fidelity and Guaranty Acquisition, as if each had occurred on January 1, 2010. Because of different fiscal year-ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines the historical condensed consolidated statement of operations of HGI for the year then ended with the derived historical results of operations of Russell Hobbs for the six months ended March 31, 2010, the last quarter end reported by Russell Hobbs prior to the SB/RH Merger, and the derived historical results of operations of Spectrum Brands Holdings for the twelve-month period ended January 2, 2011 (which include Russell Hobbs’ results of operations for the most recent six-month period ended January 2, 2011). The results of Russell Hobbs have been excluded for the stub period from June 16, 2010, the date of the SB/RH Merger, to July 4, 2010 for pro forma purposes, since comparable results are included in the derived historical results of operations of Russell Hobbs for the six-month period ended March 31, 2010. Pro forma adjustments are made in order to reflect the potential effect of the transactions on the unaudited pro forma condensed combined statement of operations. As a result of the Spectrum Brands Acquisition, the financial statements of Spectrum Brands Holdings, as predecessor, will replace those of HGI for periods prior to the Spectrum Brands Acquisition. Those financial statements will reflect the SB/RH Merger effective June 16, 2010. We do not present any pro forma annual periods prior to January 1, 2010 since those would be the same as Spectrum Brands Holdings’ historical financial statements as the predecessor to HGI.

The unaudited pro forma condensed combined financial statements and the notes to the unaudited pro forma condensed combined financial statements were based on, and should be read in conjunction with:

•	our historical audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2010 included elsewhere in this prospectus;

•	Spectrum Brands Holdings’ historical audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2010 included elsewhere in this prospectus;

•	Spectrum Brands Holdings’ historical unaudited consolidated financial statements and notes thereto for the three-month period ended January 2, 2011 included elsewhere in this prospectus; and

•	F&G Holding’s historical audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2010 included elsewhere in this prospectus.

Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Spectrum Brands Acquisition, the SB/RH Merger, the initial notes offering and the Fidelity & Guaranty Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on our results. The unaudited pro forma condensed combined financial statements do not reflect any of HGI’s or Spectrum Brands Holdings’ managements’ expectations for revenue enhancements, cost savings from the combined company’s operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the SB/RH Merger.

The pro forma adjustments are based upon available information and assumptions that the managements of HGI, Spectrum Brands Holdings and F&G Holdings, as applicable, believe reasonably reflect the Spectrum Brands Acquisition, the SB/RH Merger, the initial notes offering and the Fidelity & Guaranty Acquisition. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the Spectrum Brands and Fidelity & Guaranty Acquisitions and other identified events occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

Harbinger Group Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2010

	Historical			Pro Forma Adjustments
		Spectrum	Fidelity &	Spectrum		Fidelity &
	Harbinger	Brands	Guaranty Life	Brands		Guaranty		Pro Forma
	Group Inc.	Holdings, Inc.	Holdings, Inc.	Acquisition	Note	Acquisition	Note	Combined
	(In thousands)

ASSETS
Consumer Products and Other:
Cash and cash equivalents	$39,311	$83,051	$—	$360,133	(5i)	$(367,100)	(10a)	$115,395
Short-term investments	71,688	—	—	—		—		71,688
Receivables, net	—	415,038	—	—		—		415,038
Inventories, net	—	512,300	—	—		—		512,300
Prepaid expenses and other current assets	799	85,777	—	—		—		86,576

Total current assets	111,798	1,096,166	—	360,133		(367,100)		1,200,997
Restricted cash	360,133	—	—	(360,133)	(5i)	—		—
Properties, net	137	197,328	—	—		—		197,465
Goodwill	—	607,101	—	—		—		607,101
Intangible assets, net	—	1,746,223	—	—		—		1,746,223
Deferred charges and other assets	11,866	99,556	—	—		—		111,422

	483,934	3,746,374	—	—		(367,100)		3,863,208

Insurance:
Investments:
Fixed maturities, available-for-sale, at fair value	—	—	15,361,477	—		573,723	(10b)	15,935,200
Equity securities, available-for-sale, at fair value	—	—	292,777	—		8,955	(10b)	301,732
Derivative investments	—	—	161,468	—		36,208	(10c)	197,676
Other invested assets	—	—	90,838	—		—		90,838

Total investments	—	—	15,906,560	—		618,886		16,525,446
Cash and cash equivalents	—	—	639,247	—		79,275	(10c,d)	718,522
Accrued investment income	—	—	202,226	—		8,853	(10b)	211,079
Accounts and notes receivable	—	—	76,257	—		(76,257)	(10d)	—
Deferred policy acquisition costs	—	—	1,695,237	—		(1,695,237)	(10e,g)	—
Present value of in-force	—	—	69,631	—		741,266	(10g)	810,897
Reinsurance recoverable	—	—	1,830,083	—		(907,831)	(10e)	922,252
Deferred tax asset, net	—	—	151,702	—		(1,702)	(10h)	150,000
Other assets	—	—	41,902	—		15,392	(10 f,i)	57,294

	—	—	20,612,845	—		(1,217,355)		19,395,490

Total assets	$483,934	$3,746,374	$20,612,845	$—		$(1,584,455)		$23,258,698

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$—	$31,544	$—	$—		$—		$31,544
Accounts payable	2,728	273,804	—	—		—		276,532
Accrued and other current liabilities	7,414	273,232	—	—		—		280,646

Total current liabilities	10,142	578,580	—	—		—		588,722
Long-term debt	345,146	1,700,168	—	—		—		2,045,314
Non-current deferred income taxes	—	290,346	—	—		—		290,346
Other liabilities	4,320	147,996	—	—		—		152,316

	359,608	2,717,090	—	—		—		3,076,698

Insurance:
Future policy benefits	—	—	3,473,956	—		211,909	(10j)	3,685,865
Contractholder funds	—	—	15,081,681	—		(142,495)	(10k)	14,939,186
Liability for policy and contract claims	—	—	63,427	—		—		63,427
Accounts and notes payable	—	—	244,584	—		(244,584)	(10l)	—
Other liabilities		—	404,558	—		(42,546)	(10d,f,l)	362,012

	—	—	19,268,206	—		(217,716)		19,050,490

Total liabilities	359,608	2,717,090	19,268,206	—		(217,716)		22,127,188

Stockholders’ equity:
Common stock	193	528	—	671	(5c)	—		1,392
Additional paid-in capital	132,773	1,321,604	1,754,571	(597,317)	(5a,b,c)	(1,754,571)	(10m)	857,060
Retained earnings (accumulated deficit)	1,543	(280,650)	(437,595)	109,549	(5a,b)	415,495	(10n)	(191,658)
Accumulated other comprehensive (loss) income	(10,210)	(6,749)	27,663	13,281	(5a,b)	(27,663)	(10o)	(3,678)
Treasury stock	—	(5,449)	—	5,449	(5c)	—		—

Total stockholders’ equity	124,299	1,029,284	1,344,639	(468,367)		(1,366,739)		663,116
Noncontrolling interest	27	—	—	468,367	(5b)	—		468,394

Total equity	124,326	1,029,284	1,344,639	—		(1,366,739)		1,131,510

Total liabilities and equity	$483,934	$3,746,374	$20,612,845	$—		$(1,584,455)		$23,258,698

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2010

	Historical				Pro Forma Adjustments
			Russell		Elimination
			Hobbs, Inc.		of Russell	SB/RH
		Spectrum	Six-Month	Fidelity &	Hobbs, Inc.	Merger		Initial	Fidelity &
	Harbinger	Brands	Period Ended	Guaranty Life	Duplicate	Related &		Notes	Guaranty		Pro Forma
	Group Inc.	Holdings, Inc.	March 31, 2010	Holdings, Inc.	Information(6)	Other	Note	Offering(8)	Acquisition	Note	Combined
	(Amounts in thousands, except per share amounts)

Revenues:
Consumer Products and Other:
Net sales	$—	$2,836,138	$406,412	$—	$(35,755)	$—		$—	$—		$3,206,795

Insurance:
Premiums	—	—	—	219,970	—	—		—	(130,103)	(10r)	89,867
Net investment income	—	—	—	915,587	—	—		—	(75,167)	(10p,r)	840,420
Net investment gains	—	—	—	60,117	—	—		—	21,128	(10r)	81,245
Insurance and investment product fees and other	—	—	—	108,254	—	—		—	38,063	(10r)	146,317

	—	—	—	1,303,928	—	—		—	(146,079)		1,157,849

Total revenues	—	2,836,138	406,412	1,303,928	(35,755)	—		—	(146,079)		4,364,644

Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	—	1,799,951	275,668	—	(23,839)	(2,164)	(7b)	—	—		2,049,616
Selling, general and administrative expenses	18,846	816,899	90,647	—	(11,261)	(32,590)	(5a,e,f,h)(7a)	—	—		882,541

	18,846	2,616,850	366,315	—	(35,100)	(34,754)		—	—		2,932,157

Insurance:
Benefits and other changes in policy reserves	—	—	—	862,994	—	—		—	(68,063)	(10r)	794,931
Acquisition and operating expenses, net of deferrals	—	—	—	100,902	—	—		—	18,044	(10r)	118,946
Amortization of deferred acquistion costs and intangibles	—	—	—	273,038	—	—		—	(165,963)	(10q)	107,075

	—	—	—	1,236,934	—	—		—	(215,982)		1,020,952

Total operating costs and expenses	18,846	2,616,850	366,315	1,236,934	(35,100)	(34,754)		—	(215,982)		3,953,109

Operating income (loss)	(18,846)	219,288	40,097	66,994	(655)	34,754		—	69,903		411,535
Interest expense	4,963	280,628	11,556	25,019	(3,866)	(98,824)	(5d)	34,834	(25,019)	(10s)	229,291
Other expense (income), net	(743)	12,543	6,423	—	923	—		—	—		19,146

(Loss) income from continuing operations before income taxes	(23,066)	(73,883)	22,118	41,975	2,288	133,578		(34,834)	94,922		163,098
Income tax expense (benefit)	(758)	75,733	7,021	(130,122)	(214)	767	(5a,g)	—	178,499	(10t)	130,926

(Loss) income from continuing operations	(22,308)	(149,616)	15,097	172,097	2,502	132,811		(34,834)	(83,577)		32,172
Less: (Loss) income from continuing operations
attributable to noncontrolling interest	(3)	—	—	—	—	293	(5b)	—	—		290

(Loss) income from continuing operations attributable to controlling interest	$(22,305)	$(149,616)	$15,097	$172,097	$2,502	$132,518		$(34,834)	$(83,577)		$31,882

(Loss) income from continuing operations per share attributable to controlling interest:
Basic	$(1.16)										$0.23
Diluted	$(1.16)										$0.23
Weighted average shares:
Basic	19,286					119,910	(5c)				139,196
Diluted	19,286										139,286

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts in thousands, except per share amounts)

(1)	CONFORMING PERIODS

HGI’s fiscal year-end was December 31 while Spectrum Brands Holdings’ fiscal year-end is September 30 and Russell Hobbs’ fiscal year-end was June 30. HGI’S latest reporting period is the year ended December 31, 2010, while Russell Hobbs’ last reporting period, prior to the SB/RH Merger, was its third quarter results for the nine-month period ended March 31, 2010 and Spectrum Brands Holdings’ latest reporting period is its three-month period ended January 2, 2011 (which includes results of operations for Russell Hobbs for that full three-month period). In order for the unaudited interim pro forma results to be comparable, results of Russell Hobbs and Spectrum Brands Holdings must reflect twelve months. Because Russell Hobbs’ results of operations for the six months ended January 2, 2011 are included in Spectrum Brands Holdings’ historical statements of operations (post SB/RH Merger), Russell Hobbs’ historical financial information for the statement of operations covering the three-month period ended September 30, 2009 has been excluded, as follows:

	Nine Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31,	September 30,	March 31,
	2010	2009	2010
	(A)	(B)	(C)=(A)-(B)

Net sales	$617,281	$210,869	$406,412
Cost of goods sold	422,652	146,984	275,668

Gross profit	194,629	63,885	130,744
Operating expenses:
Selling	87,539	26,633	60,906
General and administrative	35,715	14,099	21,616
Research and development	6,513	2,296	4,217
Restructuring and related charges	4,665	757	3,908

Total operating expenses	134,432	43,785	90,647

Operating income	60,197	20,100	40,097
Interest expense	24,112	12,556	11,556
Other expense (income), net	5,702	(721)	6,423

Income from continuing operations before income taxes	30,383	8,265	22,118
Income tax expense	11,375	4,354	7,021

Income from continuing operations	$19,008	$3,911	$15,097

To derive Spectrum Brands Holdings’ results for the twelve months ended January 2, 2011, Spectrum Brands’ historical statement of operations for the year ended September 30, 2010 has been adjusted to include the three month period ended January 2, 2011 and exclude the three-month period ended January 3, 2010, as follows:

		Three Months	Three Months	Twelve Months
	Year Ended	Ended	Ended	Ended
	September 30,	January 2,	January 3,	January 2,
	2010	2011	2010	2011
	(A)	(B)	(C)	(D) = (A) + (B) - (C)

Net sales	$2,567,011	$861,067	$591,940	$2,836,138
Cost of goods sold	1,638,451	561,234	405,827	1,793,858
Restructuring and related charges	7,150	594	1,651	6,093

Gross profit	921,410	299,239	184,462	1,036,187
Operating expenses:
Selling	466,813	140,220	111,289	495,744
General and administrative	199,386	60,757	40,762	219,381
Research and development	31,013	7,567	6,445	32,135
Acquisition and integration related charges	38,452	16,455	2,431	52,476
Restructuring and related charges	16,968	4,971	4,776	17,163

Total operating expenses	752,632	229,970	165,703	816,899

Operating income	168,778	69,269	18,759	219,288
Interest expense	277,015	53,095	49,482	280,628
Other expense, net	12,300	889	646	12,543

(Loss) income from continuing operations before reorganization items and income taxes	(120,537)	15,285	(31,369)	(73,883)
Reorganization items expense, net	3,646	—	3,646	—

(Loss) income from continuing operations before income taxes	(124,183)	15,285	(35,015)	(73,883)
Income tax expense	63,189	35,043	22,499	75,733

Loss from continuing operations	$(187,372)	$(19,758)	$(57,514)	$(149,616)

(2)	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI, Russell Hobbs, Spectrum Brands, Spectrum Brands Holdings and F&G Holdings. The predecessor of the historical financial statements of Spectrum Brands Holdings is Spectrum Brands. The Spectrum Brands Acquisition is accounted for as a merger among entities under common control with Spectrum Brands Holdings as the predecessor and receiving entity of HGI. The Fidelity & Guaranty Acquisition is accounted for using the acquisition method of accounting.

(3)	SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements of HGI do not assume any differences in accounting policies between HGI, Spectrum Brands Holdings and F&G Holdings. HGI will review the accounting policies of HGI, Spectrum Brands Holdings and F&G Holdings to ensure conformity of such accounting policies on a consolidated basis and, as a result of that review, HGI may identify differences between the accounting policies of these companies that, when conformed, could have a material impact on the combined financial statements. At this time, HGI is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

(4)	ACQUISITION OF RUSSELL HOBBS BY SPECTRUM BRANDS IN SB/RH MERGER

Russell Hobbs was acquired by Spectrum Brands Holdings as a result of the SB/RH Merger on June 16, 2010. The consideration was in the form of newly-issued shares of common stock of Spectrum Brands Holdings exchanged for all of the outstanding shares of common and preferred stock and certain debt of Russell Hobbs held by the Harbinger Parties. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the SB/RH Merger agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets of Russell Hobbs by Spectrum Brands Holdings based upon their preliminary fair values at June 16, 2010 and is reflected in Spectrum Brands Holdings’ historical consolidated statement of financial position as of January 2, 2011 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. Spectrum Brands Holdings expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill	120,079
Other assets	15,752

Total assets acquired	822,117

Current liabilities	142,046
Total debt	18,970	(1)
Long-term liabilities	63,522

Total liabilities assumed	224,538

Net assets acquired	$597,579

(1)	Represents indebtedness of Russell Hobbs assumed in the SB/RH Merger.

(5)	PRO FORMA ADJUSTMENTS — SPECTRUM BRANDS ACQUISITION AND SB/RH MERGER

(a) To effect the Spectrum Brands Acquisition, HGI issued its common stock to the Harbinger Parties in exchange for the controlling financial interest in Spectrum Brands Holdings. After this issuance of shares, the Harbinger Parties own approximately 93% of HGI’s outstanding common stock. As Spectrum Brands Holdings is the receiving and predecessor entity and under common control of the Harbinger Parties, HGI’s assets and liabilities will be recorded at the Harbinger Parties’ basis as of the date common control was established. The carrying value of HGI’s assets and liabilities approximated the Harbinger Parties’ basis at the date that common control with Spectrum Brands Holdings was established (June 16, 2010). However, adjustments were made to income taxes and pension expense to reflect the effect of rolling back the Harbinger Parties’ basis in HGI to the January 1, 2010 assumed transaction date for purposes of the unaudited condensed combined pro forma statement of operations. This results in a decrease in Selling, general and administrative expense for pension expense in the amount of $918 for the year ended December 31, 2010. Similarly, the tax adjustment is as shown in the unaudited pro forma condensed combined statement of operations included herein.

The financial statements of Spectrum Brands Holdings, as predecessor, will replace those of HGI for periods prior to the date common control with Spectrum Brands Holdings was established (June 16, 2010) and, as such, these adjustments eliminate HGI’s historical retained earnings and accumulated other comprehensive loss prior to that date as well as the subsequent amortization through December 31, 2010 of accumulated other comprehensive loss to retained earnings (through HGI’s historical net loss for the period).

(b) Adjustment reflects the noncontrolling interest in Spectrum Brands Holdings upon the completion of the Spectrum Brands Acquisition. HGI owns approximately 54.5% of the outstanding Spectrum Brands Holdings common stock, subsequent to the Spectrum Brands Acquisition. The allocation to noncontrolling interest from the components of stockholders’ equity reflects 45.5% of Spectrum Brands Holdings’ stockholders’ equity at January 2, 2011.

(c) Adjustment reflects the 119,910 shares of HGI common stock issued as a result of the Spectrum Brands Acquisition. The adjustment also reflects the elimination of Spectrum Brands Holdings’ historical capital structure.

(d) The SB/RH Merger resulted in a substantial change to the Spectrum Brands Holdings’ debt structure, as further discussed in the notes to the Spectrum Brands Holdings historical financial statements included elsewhere in this prospectus. The change in interest expense is $98,824 for the year ended December 31, 2010. The adjustment consists of the following:

	Assumed
	Interest	Pro forma
	Rate	Interest Expense

$750,000 Term loan	8.1%	$60,750
$750,000 Senior secured notes	9.5%	71,250
$231,161 Senior subordinated notes	12.0%	27,739
ABL revolving credit facility	6.0%	1,670
Foreign debt, other obligations and capital leases	—	12,407
Amortization of debt issuance costs and discounts	—	15,678

Total pro forma interest expense		189,494
Less: elimination of historical interest expense		288,318

Pro forma adjustment		$(98,824)

An assumed increase or decrease of 1/8 percent in the interest rate assumed above with respect to the $750,000 term loan and the ABL revolving credit facility (with an assumed $22,000 average principal balance outstanding), which have variable interest rates, would impact total pro forma interest expense by $965 for the year ended December 31, 2010.

(e) Adjustment reflects increased amortization expense associated with the fair value adjustment of Russell Hobbs’ intangible assets of $4,806 for the year ended December 31, 2010. This adjustment for the year ended December 31, 2010 reflects an adjustment to the Russell Hobbs historical six-month period ended March 31, 2010 only (the last reported period prior to the SB/RH Merger), as the Russell Hobbs acquisition is already reflected in the last six months of Spectrum Brands Holdings’ twelve-month period ended January 2, 2011.

(f) Adjustment reflects an increase in equity awards amortization of $2,664 to reflect equity awards issued in connection with the SB/RH Merger which had vesting periods ranging from 1-12 months. For purposes of this pro forma adjustment, fair value is assumed to be the average of the high and low price of Spectrum Brands’ common stock at June 16, 2010 of $28.24 per share, management’s most reliable determination of fair value.

(g) As a result of Russell Hobbs’ and Spectrum Brands’ existing income tax loss carryforwards in the United States, for which full valuation allowances have been provided, no deferred income taxes have been established and no income tax has been provided in the pro forma adjustments related to the SB/RH Merger.

(h) Adjustment reflects decreased depreciation expense associated with the fair value adjustment of Russell Hobbs’ property, plant and equipment of $751. Such amount reflects an adjustment to the Russell Hobbs historical six-month period ended March 31, 2010 only (the last reported period prior to the SB/RH Merger), as the Russell Hobbs acquisition is already reflected in the last six months of Spectrum Brands Holdings’ twelve-month period ended January 2, 2011. The adjustment has been recorded to Selling, general and administrative expense. Pro forma impacts to Cost of goods sold for depreciation associated with the fair value adjustment of Russell Hobbs’ equipment is considered immaterial.

(i) Adjustment reflects the reclassification of HGI’s restricted cash related to the initial note offering which became unrestricted upon completion of the Spectrum Brands Acquisition.

(6)	PRO FORMA ADJUSTMENT — ELIMINATION OF DUPLICATE FINANCIAL INFORMATION

This pro forma adjustment represents the elimination of the financial data from June 16, 2010 through July 4, 2010 of Russell Hobbs that is reflected in Spectrum Brands Holdings’ historical financial statements. These are considered duplicative because a full twelve months of financial results for Russell Hobbs has been reflected in the unaudited condensed combined pro forma statement of operations consisting of the six-month Russell Hobbs historical period ended March 31, 2010, prior to the SB/RH Merger, and the six month period ended January 2, 2011, subsequent to the SB/RH Merger, included in Spectrum Brands Holdings’ historical column.

(7)	NON-RECURRING COSTS

(a) Spectrum Brands Holdings’ financial results for the twelve-month period ended January 2, 2011 include $38,391 of expenses related to the SB/RH Merger. These costs include severance and fees for legal, accounting, financial advisory, due diligence, tax, valuation, printing and other various services necessary to complete this transaction and were expensed as incurred. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as these amounts are considered non-recurring.

(b) Spectrum Brands Holdings increased Russell Hobbs’ inventory by $2,504, to estimated fair value, upon completion of the SB/RH Merger. Cost of sales increased by this amount during the first inventory turn subsequent to the completion of the SB/RH Merger. $340 was recorded in the three months ended July 4, 2010 and has been eliminated as part of the “Elimination of duplicate financial information” adjustments discussed in Note (6) above. The remaining $2,164 was recorded in the six months ended December 31, 2010, which amount has been eliminated as a pro forma adjustment related to the SB/RH Merger. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as they are considered non-recurring.

(8)	PRO FORMA ADJUSTMENTS — INITIAL NOTES OFFERING

On November 15, 2010, HGI issued the initial notes in private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The issue price of the initial notes was 98.587% of par, reflecting an original issue discount aggregating $4,945, and HGI incurred debt issuance costs of $11,618.

The incremental interest expense related to the initial notes was calculated as follows:

Interest expense on notes at 10.625%	$37,188
Amortization of original issue discount on notes	785
Amortization of debt issuance costs	1,824

Total pro forma interest expense	39,797
Less: Elimination of historical interest expense	4,963

Pro forma adjustment	$34,834

As a result of HGI’s existing income tax loss carryforwards, for which valuation allowances have been provided, no income tax benefit has been reflected in the pro forma adjustments related to HGI.

(9)	FIDELITY & GUARANTY ACQUISITION

For the purposes of these unaudited pro forma condensed combined financial statements, HGI made a preliminary allocation of the estimated purchase price to the net assets to be acquired, as if the Fidelity & Guaranty Acquisition had closed on December 31, 2010, as follows:

Investments, cash and receivables	$17,455,047
Reinsurance recoverables	922,252
Deferred income taxes	150,000
Intangible assets	810,897
Other assets	57,294

Total assets acquired	19,395,490

Future policy benefits	3,685,865
Contractholder funds	14,939,186
Liability for policy and contract claims	63,427
Other liabilities	362,012

Total liabilities assumed	19,050,490

Total preliminary purchase price allocation	345,000
Amount re-characterized as expense (See Note 10(a) below)	5,000

Contractual cash purchase price	$350,000

(10)	PRO FORMA ADJUSTMENTS — FIDELITY & GUARANTY ACQUISITION

The following pro forma adjustments are made to reflect the preliminary purchase price allocation and other transactions directly related to the Fidelity & Guaranty Acquisition:

(a) Adjustment reflects the cash purchase price of $350,000 for the Fidelity & Guaranty Acquisition plus costs associated with closing the transaction of $17,100. For purposes of the preliminary purchase price allocation set forth in Note (9) above, the $350,000 cash purchase price paid by HGI has been reduced by a $5,000 expense reimbursement made by the seller to the Harbinger Parties, thereby effectively re-characterizing $5,000 of HGI’s purchase price payment as expense.

(b) Adjustments of $573,723, $8,955 and $8,853 represent adjustments of $582,678 to available-for-sale securities and $8,853 to accrued investment income, respectively, transferred to F&G Holdings from Old Mutual Reassurance (Ireland) Limited (“OM RE”) as part of the transaction. The life business ceded to OM RE was recaptured as part of the transaction.

(c) Adjustments of $36,208 and $15,737 represent the derivative investments and cash and cash equivalents, respectively, transferred to F&G Holdings from OM RE as part of the transaction. The life business ceded to OM RE was recaptured as part of the transaction.

(d) Adjustment to reclassify $76,257 of notes receivable from affiliates to cash and cash equivalents. These notes were settled as part of the transaction. An additional adjustment has been made to cash and cash equivalents in the amount of ($12,719) to settle intercompany payables included in F&G Holdings’ Other liabilities.

(e) Adjustment of $(907,831) to remove the reinsurance recoverable from OM RE and $220,778 to reflect unamortized deferred acquisition costs transferred from OM RE as part of transaction. The life business ceded to OM RE was recaptured as part of the transaction.

(f) Adjustment of $13,750 to reflect a reserve facility structuring fee related to the retrocession of the life business recaptured from OM RE to a newly formed reinsurance subsidiary. The structuring fee will be capitalized and amortized over the life of the reserve facility.

(g) Adjustments of $(1,916,015) for the purchase accounting related to the elimination of the historical deferred acquisition costs (“DAC”) and the historical present value of in-force (“PVIF”) of $(69,631) and the establishment of PVIF of $810,897 resulting from purchase accounting for the transaction. The PVIF reflects the estimated fair value of the in-force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in-force at the acquisition date. PVIF is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary materially from these projections.

PVIF is amortized in relation to estimated gross profits or premiums, depending on product type. The net adjustment to amortization as a result of eliminating the historical DAC and establishing the PVIF is reflected in adjustment (q).

(h) Adjustment of $(1,702) is the decrease in the deferred tax asset as a result of the changes to the assets and liabilities in purchase accounting of $445,715 net of a deferred tax asset valuation allowance of $447,417 established in purchase accounting.

(i) Adjustment of $1,642 represents the adjustment of the carrying value of other assets to fair value.

(j) Adjustment of $211,909 represents the increase to the carrying value of F&G Holdings’ liability for future policy benefits based on current assumptions, including business recaptured from OM RE.

(k) Adjustment of $(142,495) represents the decrease in the carrying value of F&G Holdings’ contractholder funds based on current assumptions.

(l) Adjustments of $(43,577) to adjust historical balance of deferred reinsurance gains to a fair value of $0 and $(244,584) to reflect the push down of the seller’s basis in the note payable assigned to the acquirer, which is eliminated in consolidation.

(m) Adjustment of $(1,754,571) represents the elimination of the historical paid-in capital of F&G Holdings.

(n) Adjustment of $415,495 represents the elimination of the historical accumulated deficit of F&G Holdings of $437,595 and the adjustment for expenses associated with closing the transaction of $(22,100) reflected in adjustment (a).

(o) Adjustments of $(27,674) and $11 to eliminate the historical balances for net unrealized gains and other, respectively, in accumulated other comprehensive income.

(p) Adjustment of $(70,396) includes the amortization of the premium of $(66,862) on fixed maturity securities — available for sale of F&G Holdings, resulting from the fair value adjustment of these assets as of

December 31, 2010 and an adjustment of $(3,534) for the change in the yield on the investments that were sold as part of the purchase agreement and reinvested in lower yielding assets.

(q) Adjustment of $(165,963) for the reversal of the historical deferred acquisition cost amortization of $(273,038) and the amortization of the PVIF under purchase accounting of $107,075.

(r) Adjustments to reflect the income statement impacts of the recapture of the life business from OM Re and the retrocession of the majority of the recaptured business and the reinsurance of certain life business previously not reinsured to an unaffiliated third party reinsurer that was contemplated by HGI as part of the transaction, as follows:

Premiums	$(130,103)
Net investment income	(4,771)
Net investment gains/(losses)	21,128
Insurance and investment product fees and other	38,063
Benefits	(68,063)
Acquisition and operating expenses, net of deferrals	18,044

(s) Adjustment of $(25,019) to eliminate interest expense on the note payable referenced in note (l).

(t) Adjustment of $178,499 represents (i) the reversal of a $145,276 income tax benefit component of F&G Holdings’ historical income tax benefit attributable to a change in valuation allowance for deferred tax assets, which would not have been reflected in operations if purchase accounting had been applied as of January 1, 2010, and (ii) the $33,223 income tax effect of all pro forma consolidated statement of income adjustments relating to F&G Holdings using the federal income tax rate of 35%.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following is selected historical financial information of HGI. Selected historical financial information of Spectrum Brands Holdings is included in Annex B hereto.

The following table sets forth our selected historical consolidated financial information for the periods and as of the dates presented. The selected financial information as of December 31, 2010, 2009, 2008, 2007 and 2006 and for each of the five fiscal years then ended has been derived from our audited consolidated financial statements.

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with, and is qualified in its entirety by reference to, our respective audited and unaudited consolidated financial statements, including the related notes thereto, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. All amounts are in thousands, except for per share amounts.

	Year Ended December 31,
	2010(1)	2009(2)	2008	2007	2006(3)

Income Statement Data:
Revenues	$—	$—	$—	$—	$—
Operating loss	(18,846)	(6,290)	(3,237)	(3,388)	(4,730)
(Loss) income from continuing operations attributable to HGI	(22,305)	(13,344)	(12)	2,551	(273)
Loss from discontinued operations	—	—	—	—	(4,390)
Net (loss) income	(22,308)	(13,347)	(13)	2,550	(4,664)
Net (loss) income attributable to HGI	(22,305)	(13,344)	(12)	2,551	(4,663)
Net (loss) income per share — basic and diluted:
(Loss) income from continuing operations	(1.16)	(0.69)	(0.00)	0.13	(0.01)
Loss from discontinued operations	—	—	—	—	(0.23)
Net (loss) income	(1.16)	(0.69)	(0.00)	0.13	(0.24)
Balance Sheet Data (as of year end):
Working capital(4)	$101,656	$141,947	$153,908	$154,275	$150,490
Total assets	483,934	152,883	164,032	165,444	163,731
Total HGI stockholders’ equity	124,299	145,767	158,814	162,099	159,268
Other Data:
Ratio of earnings to fixed charges				212.4

Deficiency of earnings (loss) to fixed charges	$(23,066)	$(4,781)	$(111)		$(91)

(1)	During the year ended December 31, 2010, loss from continuing operations reflects a benefit from income taxes of $0.8 million which represents the restoration of deferred tax assets previously written off in connection with the change in control of our company in 2009, as discussed further in note (2) below, and a related reversal of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent we settle our uncertain tax positions for which we have previously recorded $0.8 million of reserves and related accrued interest and penalties.

(2)	The change in control of our company in the year ended December 31, 2009 resulted in a change of ownership of our company under sections 382 and 383 of the Internal Revenue Code. As a result, we wrote off approximately $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits.

Additionally, as a result of cumulative losses in recent years, we increased our valuation allowance for our deferred tax assets by $2.8 million.

(3)	During 2006, we sold our approximate 57% ownership interest in Omega Protein Corporation in two separate transactions for combined proceeds of $75.5 million. In conjunction with the sale, we recognized transaction related losses of $10.3 million ($7.2 million net of tax adjustments). Such amounts are included under loss from discontinued operations for the year ended December 31, 2006.

(4)	Working capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is HGI’s management’s discussion and analysis of financial condition and results of operations. Management’s discussion and analysis of financial conditions and results of operations of Spectrum Brands Holdings is included in Annex B hereto.

The following is a discussion of our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in “Risk Factors,” as well as those discussed in this section and elsewhere in this prospectus.

Overview

We are a holding company that is majority owned by the Harbinger Parties.

After the disposition of our 57% ownership interest in the common stock of Omega in December 2006, we have held substantially all of our assets in cash, cash equivalents and short-term investments. Since then, we have been actively looking for acquisition or investment opportunities with a principal focus on identifying and evaluating potential acquisitions of operating businesses. These efforts accelerated after the Harbinger Parties acquired approximately 9.9 million shares, or approximately 51.6%, of our common stock in July 2009 (the “2009 Change of Control”).

On November 15, 2010, we completed the offering of the initial notes. The initial notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S and are governed by the indenture. The net proceeds of the offering were held in a segregated escrow account until we completed the Spectrum Brands Acquisition.

On January 7, 2011, we completed the transactions contemplated by the Exchange Agreement, issuing approximately 119.9 million shares of our common stock to the Harbinger Parties in exchange for approximately 27.8 million shares of common stock of Spectrum Brands Holdings. As a result, we own a controlling interest in Spectrum Brands Holdings, with a current market value of approximately $771 million (as of March 31, 2011) and the Harbinger Parties own approximately 93.3% of our outstanding common stock. See “The Spectrum Brands Acquisition” and Notes 15 and 17 of our consolidated financial statements, included elsewhere in this prospectus, for additional information regarding the Spectrum Brands Acquisition.

On March 7, 2011, HGI entered into the Transfer Agreement with the Master Fund. Pursuant to the Transfer Agreement, on March 9, 2011, (i) HGI acquired from the Master Fund a 100% membership interest in Harbinger F&G, and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco, the parent of Front Street. In consideration for the interests in Harbinger F&G and FS Holdco, HGI agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Fidelity & Guaranty Acquisition (up to a maximum of $13.3 million) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the F&G Stock Purchase Agreement. Following the consummation of the foregoing acquisitions, Harbinger F&G became the direct wholly-owned subsidiary of HGI, FS Holdco became the direct wholly-owed subsidiary of Harbinger F&G and Front Street became the indirectly wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the F&G Stock Purchase Agreement between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, in consideration for $350 million, which could be reduced by up to $50 million post-closing if certain regulatory approval is not received. FGL Insurance Company and FGL NY Insurance Company are F&G Holdings’ principal insurance companies, and are direct wholly-owned subsidiaries of F&G Holdings. See Annex E, “Certain Information Regarding Harbinger F&G, LLC.”

We are focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition as the first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources.

In pursuing our strategy, we utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York and an affiliate of the Harbinger Parties. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone serves as Chairman of our Board, Chief Executive Officer and President and has been the Chief Investment Officer of the Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals with expertise across various industries, including our targeted sectors.

Results of Operations

Presented below is a table that summarizes our results of operations and compares the amount of the change between the years ended December 31, 2010 and 2009 (the “2010 Change”) and between the years ended December 31, 2009 and 2008 (the “2009 Change”).

	Year Ended December 31,			Increase/(Decrease)
	2010	2009	2008	2010 Change	2009 Change
	(in thousands, except per share amounts)

Revenues	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—

Gross profit	—	—	—	—	—
Operating expenses:
General and administrative	18,846	6,290	3,237	12,556	3,053

Total operating expenses	18,846	6,290	3,237	12,556	3,053

Operating loss	(18,846)	(6,290)	(3,237)	(12,556)	(3,053)
Other income (expense):
Interest expense	(4,963)	—	—	(4,963)	—
Interest income	220	229	3,013	(9)	(2,784)
Other, net	523	1,280	113	(757)	1,167

	(4,220)	1,509	3,126	(5,729)	(1,617)

Loss before income taxes	(23,066)	(4,781)	(111)	(18,285)	(4,670)
Benefit from (provision for) income taxes	758	(8,566)	98	9,324	(8,664)

Net loss	(22,308)	(13,347)	(13)	(8,961)	(13,334)
Less: Net loss attributable to the noncontrolling interest	3	3	1	—	2

Net loss attributable to Harbinger Group Inc.	$(22,305)	$(13,344)	$(12)	$(8,961)	$(13,332)

Net loss per common share — basic and diluted	$(1.16)	$(0.69)	$(0.00)	$(0.47)	$(0.69)

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

We reported a net loss of $22.3 million or $1.16 per diluted share for the year ended December 31, 2010, compared to a net loss of $13.3 million or $(0.69) per diluted share for the year ended December 31, 2009. The increase in our net loss principally resulted from (i) a $10.3 million increase in professional fees associated with advisors retained to assist us in evaluating business acquisition opportunities, including the Spectrum Brands Acquisition, and preparing related public company filings, (ii) interest expense of $5.0 million on our notes and (iii) to a much lesser extent, from additional employee and other costs related to relocating our corporate headquarters, all partially offset by the nonrecurring effect of $8.6 million of income tax charges in 2009 principally in connection with our change in controlling stockholders.

The following presents a more detailed discussion of our operating results:

Revenues.  For the years ended December 31, 2010 and 2009, we had no revenues. We sold our remaining operating business in December 2006 and we do not expect to recognize revenues until we consolidate our results with Spectrum Brands Holdings.

Cost of revenues.  For the years ended December 31, 2010 and 2009, we had no cost of revenues.

General and administrative expenses.  General and administrative expenses consist primarily of professional fees (including advisory services, legal and accounting fees), salaries and benefits, pension expense and insurance costs. General and administrative expenses increased $12.5 million to $18.8 million for the year ended December 31, 2010 from $6.3 million for the year ended December 31, 2009. This increase was primarily a result of an increase in professional fees associated with advisors retained to assist us in evaluating business acquisition opportunities, including the Spectrum Brands Acquisition, and preparing related public company filings and, to a much lesser extent, increases in employee and other costs related to relocating our corporate headquarters to New York City. During 2010 we incurred $10.9 million in professional fees related to potential acquisitions, including $5.2 million related to the Spectrum Brands Acquisition, compared to $0.6 million in 2009.

Interest expense.  Interest expense was $5.0 million for the year ended December 31, 2010. The interest expense is related to our notes issued November 15, 2010, including the amortization of the original issue discount and debt issuance costs. There was no debt outstanding or related interest expense during the year ended December 31, 2009.

Interest income.  Interest income decreased $9,000 to $220,000 for the year ended December 31, 2010 from $229,000 for the year ended December 31, 2009, resulting from sustained lower interest rates on our cash equivalents and investments which were invested principally in U.S. Government instruments.

Other.  Other income was $0.5 million and $1.3 million for the years ended December 31, 2010 and 2009, respectively. Our other income in 2010 was primarily related to settlements on legal claims relating to solvent schemes with insurers in various markets. The fluctuation in other income will vary as we reach settlements with these insurers. Our other income in 2009 included a refund of excess collateral of $0.8 million from a rent-a-captive insurance arrangement we entered into in 1993 and $0.3 million from insurance termination settlement arrangements related to certain non-operating subsidiaries.

Income taxes.  The benefit from income taxes for the year ended December 31, 2010 principally represents the restoration in the 2010 first quarter of $0.8 million of deferred tax assets previously written off in connection with the 2009 Change in Control of HGI and a related reversal of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent we settle our uncertain tax positions for which we had previously recorded $0.8 million of reserves and related accrued interest and penalties. As a result, the final resolution of these uncertain tax positions will have no net effect on our future provision for (or benefit from) income taxes.

The provision for income taxes for the year ended December 31, 2009 principally represents the write-off of $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits. This resulted from our ownership change that, pursuant to Sections 382 and 383 of the Internal Revenue Code, limits our ability to utilize our net operating loss carryforwards and alternative minimum tax credits. We also recorded a valuation allowance for deferred tax assets whose realization did not meet the more likely than not criteria.

Due to our cumulative losses in recent years, we determined that, as of December 31, 2010, a valuation allowance was still required for all of our deferred tax assets other than those which are realizable upon settlement of our uncertain tax positions, as described above. Accordingly, we do not expect to record any future benefit from income taxes until it is more likely than not that some or all of our remaining net operating loss carryforwards will be realized.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

We reported a net loss of $13.3 million or $(0.69) per diluted share for the year ended December 31, 2009 compared to a net loss of $12,000 or $(0.00) per diluted share in for the year ended December 2, 2008. The increase in net loss resulted from the write off of $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits resulting from the 2009 Change of Control which constituted a change of ownership under Sections 382 and 383 of the Internal Revenue Code. Additionally, as a result of cumulative losses in recent years, we increased our valuation allowance for our deferred tax assets by $2.8 million during the fourth quarter of 2009. The increase in net loss also resulted from increases in professional fees and pension expenses and a decrease in interest income, all partially offset by the recognition of other income in 2009 related to former businesses of HGI.

The following presents a more detailed discussion of our operating results:

Revenues.  For the years ended December 31, 2009 and 2008, we had no revenues.

Cost of revenues.  For the years ended December 31, 2009 and 2008, we had no cost of revenues.

General and administrative expenses.  General and administrative expenses increased $3.1 million to $6.3 million for the year ended December 31, 2009 from $3.2 million for the year ended December 31, 2008. This increase was primarily a result of increased professional fees of $1.9 million, predominately arising from the 2009 Change of Control, the transition to a reconstituted Board, the Reincorporation Merger, increased efforts in evaluating possible business acquisitions, and an increase of $0.9 million in actuarially determined pension expenses.

Interest income.  Interest income decreased $2.8 million to $0.2 million for the year ended December 31, 2009 from $3.0 million for the year ended December 31, 2008, which results from sustained lower interest rates on our cash equivalents and investments which were invested principally in U.S. Government instruments.

Other.  Other income, net was $1.3 million and $0.1 million for the year ended December 31, 2009 and 2008, respectively. During 2009, we received a refund of excess collateral of $0.8 million from a rent-a-captive insurance arrangement which we entered into in 1993. As we had previously written off the balance of our excess collateral, the full amount of this refund was recorded as other income. Also during 2009, we received $0.3 million from settlement agreements entered into during 2009 in which we agreed to accept a payment in exchange for the termination of insurance coverage on certain non-operating subsidiaries.

Income taxes.  Despite a pretax loss of $4.8 million, we recorded a provision for income taxes of $8.6 million for the year ended December 31, 2009 compared to a benefit for income taxes of $0.1 million for the prior year. The change from a benefit to a provision resulted primarily from the write-off of $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits resulting from the 2009 Change of Control which constituted a change in ownership under Sections 382 and 383 of the Internal Revenue Code. We had determined that, as of December 31, 2009, a valuation allowance of approximately $2.8 million was required for deferred tax assets whose realization did not meet the more likely than not criteria.

Effect of the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition on our Future Consolidated Financial Statements

Immediately prior to the Spectrum Brands Acquisition, the Harbinger Parties (or “Parent”) held the controlling financial interests in both us and Spectrum Brands Holdings. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under ASC Topic 805, “Business Combinations,” and will be accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control should be recorded by the receiving entity based on their carrying amounts (or at the historical cost of the parent, if these amounts differ). Although we were the issuer of shares in the Spectrum Brands Acquisition, during the historical periods prior to the acquisition, Spectrum Brands Holdings was an operating business and we were not. Therefore, Spectrum Brands Holdings will be reflected as the predecessor and receiving entity in our financial statements to provide a more meaningful presentation of the transaction to our stockholders. Accordingly, our assets and liabilities will be recorded at the Parent’s basis as of the date that common control was first established (June 16, 2010). Our financial statements will be retrospectively adjusted to reflect as our historical financial statements those of Spectrum Brands Holdings and Spectrum Brands, a wholly-owned subsidiary of Spectrum Brands Holdings. Spectrum Brands Holdings was formed and, on June 16, 2010, acquired 100% of both Russell Hobbs, now a wholly-owned subsidiary of Spectrum Brands, and Spectrum Brands in exchange for issuing an approximately 65% controlling financial interest to the Harbinger Parties and an approximately 35% non-controlling financial interest to other stockholders (other than the Harbinger Parties). As Spectrum Brands was the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be included as our predecessor entity for periods preceding the SB/RH Merger.

In connection with the Spectrum Brands Acquisition, we changed our fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands Holdings. As a result of the Spectrum Brands Acquisition and the change in our fiscal year, our next quarterly report on Form 10-Q will be for the six months ended April 3, 2011, which will reflect the combination of us and Spectrum Brands Holdings retrospectively to the beginning of that six-month period.

The Fidelity & Guaranty Acquisition will be accounted for under the acquisition method of accounting and, accordingly, will be reflected in our consolidated financial statements effective with the April 6, 2011 acquisition date. See “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus.

Liquidity and Capital Resources

Our liquidity needs are primarily for interest payments on our long-term debt, professional fees (including advisory services, legal and accounting fees), salaries and benefits, office rent, pension expense and insurance costs. We may also utilize a significant portion of our cash, cash equivalents and investments to fund all or a portion of the cost of any future acquisitions and related expenses.

The following table summarizes information about our contractual obligations (in thousands) as of December 31, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments Due by Period
					After
Contractual Obligations(1)	Total	2011	2012-2013	2014-2015	2015

Long-term debt(2)	$350,000	$—	$—	$350,000	$—
Interest payments on long-term debt(2)	185,938	37,188	74,375	74,375	—
Pension liabilities(3)	3,709	98	189	168	3,254
Retirement agreement(4)	436	113	226	97	—
Operating lease obligations(5)	416	208	208	—	—

Total contractual obligations	$540,499	$37,607	$74,998	$424,640	$3,254

(1)	We also have $0.4 million of potential obligations related to uncertain tax positions for which the timing and amount of payment cannot be reasonably estimated due to the nature of the uncertainties. See Note 10 to our consolidated financial statements, included elsewhere in this prospectus.

(2)	Represents the notes. See Note 7 to our consolidated financial statements, included elsewhere in this prospectus.

(3)	For more information concerning pension liabilities, see Note 12 to our consolidated financial statements, included elsewhere in this prospectus.

(4)	Amounts in this category relate to a retirement agreement entered into in 1981 with a former executive officer.

(5)	Operating lease obligation includes our real estate lease for our corporate headquarters located in New York, New York. For more information concerning our operating lease, see Note 11 to our consolidated financial statements, included elsewhere in this prospectus.

Our current source of liquidity is our cash, cash equivalents and investments. Because we have historically limited our investments principally to U.S. Government instruments, we do not presently earn significant interest income. In the future, we may expand our investment approach to include investments that will generate greater returns. We are exploring alternative investment opportunities for our cash while we search for acquisition opportunities.

We are a holding company that is dependent on the proceeds realized from investments and dividends or distributions from our subsidiaries as our primary source of cash. The ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. At the same time, our subsidiaries may require additional capital to grow their businesses. Such capital could come from us, retained earnings at the relevant subsidiary or from third-party sources. For example, Front Street will require additional capital in order to engage in reinsurance transactions, including any possible transaction with FGL Insurance Company.

We expect our cash, cash equivalents and investments to continue to be a source of liquidity except to the extent they may be used to fund investments in operating businesses or assets. As of December 31, 2010, our cash, cash equivalents and investments were $471.1 million (of which $360.1 was restricted pending the completion of the Spectrum Brands Acquisition) compared to $151.9 million as of December 31, 2009. Subsequent to December 31, 2010, the $360.1 million restricted balance became unrestricted and we used $350 million of cash for the Fidelity & Guaranty Acquisition and approximately $17.1 million for related expenses.

Based on current levels of operations, we do not have any significant capital expenditure commitments and management believes that our consolidated cash, cash equivalents and investments on hand will be adequate to fund our operational and capital requirements for at least the next twelve months. Depending on the size and terms of future investments in operating businesses or assets, we may raise additional capital through the issuance of equity, debt or both. There is no assurance, however, that such capital will be available at the time, in the amounts necessary or with terms satisfactory to us.

Long-term Debt

On November 15, 2010, we issued $350 million aggregate principal amount of the notes. The notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S, but have future registration requirements. The notes were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount aggregating $4.9 million. Interest on the notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The notes, net of unamortized original issue discount, are classified as “Long-term debt” in the accompanying consolidated balance sheet as of December 31, 2010.

The net proceeds from issuance of the notes, together with an amount equal to accrued interest and amortized original issue discount to April 7, 2011, were deposited into a segregated escrow account pending the completion of the Spectrum Brands Acquisition. Such escrow balance is classified as “Restricted cash” in the accompanying consolidated balance sheet as of December 31, 2010. The escrow balance was subsequently released to us on January 7, 2011 upon completion of the Spectrum Brands Acquisition and the collateralization of the notes with a first priority lien on all of our assets, including the Spectrum Brands Holdings common stock acquired by us as well as all of the stock held by us in our other direct subsidiaries and our cash, cash equivalents and investment securities. We used the net proceeds from the offering of the initial notes, together with other available funds, to pay the purchase price of the Fidelity & Guaranty Acquisition.

We have the option to redeem the notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, we may redeem some or all of the notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, we may redeem up to 35% of the original aggregate principal amount of the notes with net cash proceeds received by us from certain equity offerings at a price equal to 110.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the notes remains outstanding immediately thereafter.

The indenture governing the notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, our ability, and, in certain cases, the ability of our subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of our assets to, another person. We are also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of Spectrum Brands Holdings common stock owned by us, subsequent to the collateralization on January 7, 2011. We were in compliance with all of such applicable covenants as of December 31, 2010.

We incurred $11.6 million of costs in connection with our issuance of the notes. These costs are classified as “Debt issuance costs” in the consolidated balance sheet as of December 31, 2010 included elsewhere in this prospectus and, along with the original issue discount, are being amortized to interest expense utilizing the effective interest method over the term of the notes.

Off-Balance Sheet Arrangements

We have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial position, results of operations or cash flows. Further, we have no reason to believe that future costs to settle claims related to our former operations will have material impact on our financial position, results of operations or cash flows. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities.

Summary of Cash Flows

The following table summarizes our consolidated cash flow information for the last three years (in thousands):

	Year Ended December 31,
	2010	2009	2008

Cash (used in) provided by:
Operating activities	$(13,972)	$(2,694)	$389
Investing activities	(47,974)	(12,068)	3,054
Financing activities	(26,675)	—	—

Net (decrease) increase in cash and cash equivalents	$(88,621)	$(14,762)	$3,443

Net cash (used in) provided by operating activities.

Cash used in operating activities was $14.0 million for the year ended December 31, 2010 compared to cash used in operating activities of $2.7 million for the year ended December 31, 2009. The increase in usage of cash is primarily related to higher general and administrative expenditures, which includes advisory, legal and accounting fees related to the Spectrum Brands Acquisition for the year ended December 31, 2010.

Cash used in operating activities was $2.7 million for the year ended December 31, 2009 compared to cash provided by operating activities of $0.4 million for the year ended December 31, 2008. The change from cash provided by operating activities to cash used in operating activities resulted principally from lower interest income and higher general and administrative expenditures during 2009 compared to 2008.

Net cash (used in) provided by investing activities.

Variations in our net cash (used in) provided by investing activities are typically the result of the change in mix of cash, cash equivalents and investments during the period. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents and all investments with original maturities of greater than three months are classified as either short- or long-term investments.

Cash used in investing activities was $48.0 million for the year ended December 31, 2010 compared to $12.1 million for the year ended December 31, 2009. The increase in cash used in investing activities resulted principally from additional net purchases of short-term investments during the year ended December 31, 2010 compared to the year ended December 31, 2009.

Cash used in investing activities was $12.1 million for the year ended December 31, 2009 compared to cash provided by investing activities of $3.1 million for the year ended December 31, 2008. This change from cash provided by investing activities to cash used in investing activities resulted from additional net purchases of investments during 2009 compared to 2008.

Net cash used in financing activities.

Cash used in financing activities was $26.7 million for the year ended December 31, 2010 and principally related to our issuance of the notes. We received $345.1 million of proceeds from the issuance of the notes, net of original issue discount of $4.9 million. The proceeds, along with $15.0 million representing accrued interest and amortized original issue discount to April 7, 2011, were placed in a restricted escrow account pending completion of the Spectrum Brands Acquisition and collateralization of the notes, which subsequently occurred on January 7, 2011. We also incurred $11.6 million of debt issuance costs related to the notes. We had no cash flows from financing activities for the years ended December 31, 2009 or 2008.

Recent Accounting Pronouncements Not Yet Adopted

As of the date of this prospectus, there are no recent accounting pronouncements that have not yet been adopted that we believe may have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition, liquidity and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect amounts reported therein. The following lists our current accounting policies involving significant management judgment and provides a brief description of these policies:

Litigation and environmental reserves.  The establishment of litigation and environmental reserves requires judgments concerning the ultimate outcome of pending claims against us and our subsidiaries. In applying judgment, management utilizes opinions and estimates obtained from outside legal counsel to apply the appropriate accounting for contingencies. Accordingly, estimated amounts relating to certain claims have met the criteria for the recognition of a liability. Other claims for which a liability has not been recognized are reviewed on an ongoing basis in accordance with accounting guidance. A liability is recognized for all associated legal costs as incurred. Liabilities for litigation settlements, environmental settlements, legal fees and changes in these estimated amounts may have a material impact on our financial position, results of operations or cash flows.

If the actual cost of settling these matters, whether resulting from adverse judgments or otherwise, differs from the reserves totaling $0.3 million we have accrued as of December 31, 2010, that difference will be reflected in our results of operations when the matter is resolved or when our estimate of the cost changes.

Deferred income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting guidance requires these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Cumulative losses weigh heavily in the overall assessment of the need for a valuation allowance. As a result of our cumulative losses in recent years, we determined that, as of December 31, 2010, a valuation allowance was required for all of our deferred tax assets other than an amount which is realizable upon settlement of our uncertain tax positions. Consequently, our valuation allowance increased from $2.7 million as of December 31, 2009 to $8.6 million as of December 31, 2010 principally due to our inability to recognize an income tax benefit on our pretax losses during 2010.

We also apply the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Benefit from (provision for) income taxes.” Our reserve for uncertain tax positions totaled $0.4 million as of December 31, 2010.

Defined benefit plan assumptions.  We have two defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in each plan. We record income or expense related to these plans using actuarially determined amounts that are calculated using the accounting guidance for pensions. Key assumptions used in the actuarial valuations include the discount rate and the anticipated rate of return on plan assets. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension income or expense recorded for these plans. Despite our belief that our estimates are reasonable for these key actuarial assumptions, future actual results may differ from our estimates, and these differences could be material to our future financial statements.

The discount rate enables a company to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate as it is based on a review of projected cash flows and on high-quality fixed income investments at the measurement date. A lower discount rate increases the present value of benefit obligations and generally increases pension expense. The expected long-term rate of return reflects the average rate of earnings expected on funds invested or to be invested in the pension plans to provide for the benefits included in the pension liability. We establish the expected long-term rate of return at the beginning of each year based upon information available to us at that time, including the plan’s investment mix and the forecasted rates of return on these types of securities.

Differences in actual experience or changes in the assumptions may materially affect our financial position or results of operations. Actual results that differ from the actuarial assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. For example, due to significant adverse market conditions during 2008, our pension expense significantly increased during 2009 and continued at that higher level during 2010. A significant component of the increase was caused by the amortization of actuarial losses which reflects the increase in the accumulated differences in actual plan results compared to assumptions utilized in previous years.

We continually update and assess the facts and circumstances regarding these critical accounting matters and other significant accounting matters affecting estimates in our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We did not have any market risk exposure to changes in interest rates, foreign currency exchange rates, equity prices or commodity prices at December 31, 2010. At that date, our investments consisted entirely of U.S. Treasury securities with maturities of less than one year that were being held to maturity. We had no outstanding derivative instruments at December 31, 2010. The $350 million principal amount of our outstanding debt bears interest at a fixed rate of 10.625% per annum and, accordingly, there is no variability in the amount of our future semi-annual interest payments.

Spectrum Brands Holdings and F&G Holdings both utilize derivatives. See the notes to the historical financial statements of Spectrum Brands Holdings and F&G Holdings included elsewhere in this prospectus.

BUSINESS

Our Company

We are a holding company that is majority owned by the Harbinger Parties. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we were reincorporated in Delaware under the name Harbinger Group Inc. We had approximately $471.1 million in cash, cash equivalents and short-term investments of which $360.1 million was restricted pending the completion of the Spectrum Brands Acquisition) as of December 31, 2010. Our common stock trades on the NYSE under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022.

After the completion of the disposition of our 57% ownership interest in the common stock of Omega in December 2006, we have held substantially all of our assets in cash, cash equivalents and short-term investments. Since then, we have been actively looking for acquisition or investment opportunities with a principal focus on identifying and evaluating potential acquisitions of operating businesses. These efforts accelerated after the Harbinger Parties acquired approximately 9.9 million shares, or approximately 51.6%, of our common stock in July 2009 (the “2009 Change of Control”).

On November 15, 2010, we completed the offering of the initial notes. The initial notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S, and are government by the indenture, dated as of November 15, 2010, between HGI and Wells Fargo Bank, National Association, as trustee. The net proceeds of the offering were held in a segregated escrow account until we completed the Spectrum Brands Acquisition described below.

On January 7, 2011, we issued approximately 119.9 million shares of our common stock to the Harbinger Parties in exchange for approximately 27.8 million shares of common stock of Spectrum Brands Holdings. As a result of the Spectrum Brands Acquisition, we own a controlling interest in Spectrum Brands Holdings, with a current market value of approximately $771 million (as of March 31, 2011) and the Harbinger Parties own approximately 93.3% of our outstanding common stock. See “The Spectrum Brands Acquisition” and Notes 15 and 17 of our consolidated financial statements, included elsewhere in the prospectus, for additional information regarding the Spectrum Brands Acquisition.

On March 7, 2011, HGI entered into the Transfer Agreement with the Master Fund. Pursuant to the Transfer Agreement, on March 9, 2011, (i) HGI acquired from the Master Fund a 100% membership interest in Harbinger F&G, and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco, the parent of Front Street. In consideration for the interests in Harbinger F&G and FS Holdco, HGI agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Fidelity & Guaranty Acquisition (up to a maximum of $13.3 million) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the F&G Stock Purchase Agreement. Following the consummation of the foregoing acquisitions, Harbinger F&G became the direct wholly-owned subsidiary of HGI, FS Holdco became the direct wholly-owed subsidiary of Harbinger F&G and Front Street became the indirectly wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the F&G Stock Purchase Agreement, between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, in consideration for $350 million, which could be reduced by up to $50 million post-closing if certain regulatory approval is not received. FGL Insurance Company and FGL NY Insurance Company are F&G Holdings’ principal insurance companies, and are direct wholly-owned subsidiaries of F&G Holdings. See Annex E, “Certain Information Regarding Harbinger F&G, LLC — The Fidelity & Guaranty Acquisition,” for further information.

Business Strategy

We are focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition as the first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources.

We may pay acquisition consideration in the form of cash, our debt or equity securities, or a combination thereof. In addition, as a part of our acquisition strategy we may consider raising additional capital through the issuance of equity or debt securities, including the issuance of preferred stock. We believe that our status as a public entity with potential access to the public equity markets may give us a competitive advantage over privately-held entities with a similar business objective to acquire certain target businesses on favorable terms.

We have not focused and do not intend to focus our acquisition efforts solely on any particular industry. While we generally focus our attention in the United States, we may investigate acquisition opportunities outside of the United States when we believe that such opportunities might be attractive.

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having similar business objectives such as strategic investors, private equity groups and special-purpose acquisition corporations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than us, and our financial resources may be relatively limited when contrasted with many of these competitors. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

In pursuing our strategy, we utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York, and an affiliate of the Harbinger Parties. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge-fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone, who serves as Chairman of our Board, Chief Executive Officer and President and has been the Chief Investment Officer of Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals with expertise across various industries, including our targeted sectors.

The Harbinger Parties and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by us. Our directors and officers who are affiliated with the Harbinger Parties may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, our amended and restated certificate of incorporation permits our Board from time to time to assert or renounce our interests and expectancies in one or more specific industries. In accordance with this provision, we have determined that we will not seek business combinations or acquisitions of businesses engaged in the wireless communications industry. However, a renunciation of interests and expectancies in specific industries does not preclude us from seeking business acquisitions in those industries. We have had discussions regarding potential investments in various industries, including wireless communications.

Financial Information about Industry Segments

We follow the accounting guidance which establishes standards for reporting information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. We have determined that we do not have any separately reportable operating segments for the years ended December 31, 2010, 2009 and 2008.

Employees

At March 31, 2011, we employed nine persons. In the normal course of business, we use contract personnel to supplement our employee base to meet our business needs. We believe that our employee relations are generally satisfactory. We expect we will need to hire additional employees as a result of our ownership of a majority interest in Spectrum Brands Holdings, our acquisition of F&G Holdings and the increasing complexity of our business.

Properties

Our principal executive office is located at 450 Park Avenue, 27th Floor, New York, New York 10022, where we lease approximately 2,350 square feet of office space.

Legal and Environmental Matters

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against us in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by us in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a workers’ compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $0.5 million, including approximately $0.2 million relating to the workers compensation bond and approximately $0.3 million relating to the reclamation bonds.

In 2005, we were notified by Weatherford of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of ours. The claim was made under an indemnification provision given by us to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised us that it anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. We have challenged any responsibility to indemnify Weatherford. We believe that we have meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and we intend to vigorously defend against it.

We are a nominal defendant, and the members of our Board are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. We believe the allegations are without merit and intend to vigorously defend this matter.

In addition to the matters described above, we are involved in other litigation and claims incidental to our current and prior businesses. These include pending cases in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by our offshore drilling and bulk-shipping affiliates.

We have aggregate reserves for our legal and environmental matters of approximately $0.3 million at both December 31, 2010 and December 31, 2009, which reserves relate primarily to the Utica Mutual and Weatherford claims described above. However, based on currently available information, including legal defenses available to us, and given the aforementioned reserves and related insurance coverage, we do not believe that the outcome of these legal and environmental matters will have a material effect on our financial position, results of operations or cash flows.

Spectrum Brands Holdings

A description of the business of Spectrum Brands Holdings is included in Annex C hereto.

F&G Holdings

A description of the business of F&G Holdings is included in Annex E hereto.

MANAGEMENT

The following table sets forth the name, age and position of our directors and officers.

Name	Age	Position

Philip A. Falcone	48	Chairman of the Board, President and Chief Executive Officer
Peter A. Jenson	46	Chief Operating Officer and Director
Francis T. McCarron	54	Executive Vice President and Chief Financial Officer
Richard H. Hagerup	58	Interim Chief Accounting Officer
Lap Wai Chan	44	Director
Lawrence M. Clark, Jr.	39	Director
Keith M. Hladek	35	Director
Thomas Hudgins	71	Director
Robert V. Leffler, Jr.	65	Director

Philip A. Falcone, age 48, has served as a director, Chairman of the Board, President and Chief Executive Officer of HGI since July 2009. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital, an affiliate of HGI, is Chief Investment Officer of the Harbinger Parties and other Harbinger Capital affiliates and is Chairman of the Board, President and Chief Executive Officer of Zap.Com Corporation (“Zap.Com”). Mr. Falcone has been the Chief Investment Officer of the Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield Trading for Barclays Capital. None of the companies Mr. Falcone worked with before joining the Harbinger Capital affiliated funds is an affiliate of HGI. We elected Mr. Falcone as a director because of his extensive investment experience and his controlling relationship with our controlling stockholders. We elected Mr. Falcone as our Chairman of the Board, President and Chief Executive Officer because of his experience, and current position, as Chief Investment Officer and Chief Executive Officer of Harbinger Capital.

Peter A. Jenson, age 46, has served as a director and Secretary of HGI since July 2009. He is Chief Operating Officer of Harbinger Capital, an affiliate of HGI, and was elected Chief Operating Officer of HGI and Zap.Com in May 2010. He also serves as Secretary of Zap.Com. Mr. Jenson is responsible for all operational activities of Harbinger Capital (including the Harbinger Parties and their management companies), including trade operations, portfolio accounting, valuation, treasury and portfolio financing, legal and compliance, information technology, administration and human resources. Prior to joining Harbinger Capital in 2009, Mr. Jenson held similar senior executive positions where he was responsible for finance and administration activities at Citadel Investment Group, a global financial institution, and Constellation Commodity Group, an energy company. Mr. Jenson was also a Partner at PricewaterhouseCoopers LLP where he was responsible for attestation and consulting activities across a broad spectrum of financial services clients, including commercial and international banks, trading organizations and investment companies. None of the companies Mr. Jenson worked with before joining Harbinger Capital are affiliates of HGI. Mr. Jenson is a Chartered Accountant and a Certified Practising Accountant in Australia, as well as a Fellow of The Securities Institute in Australia. We elected Mr. Jenson as a director because of his expertise in operational activities, his knowledge of accounting and finance and his relationship with the Harbinger Parties, thereby providing the Board of Directors with important interaction with, and access to, our controlling stockholders.

Francis T. McCarron, age 54, has been the Executive Vice President and Chief Financial Officer of HGI since December 2009. Mr. McCarron also serves as the Executive Vice President and Chief Financial Officer of Zap.Com, a position he has held since December 2009. From 2001 to 2007, Mr. McCarron was the Chief Financial Officer of Triarc Companies, Inc. (“Triarc”), which was renamed Wendy’s/Arby’s Group, Inc. in 2008. During 2008, Mr. McCarron was a consultant for Triarc. During the time of Mr. McCarron’s employment, Triarc was a holding company that, through its principal subsidiary, Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now Wendy/Arby’s Group, Inc.) is not an affiliate of HGI.

Richard H. Hagerup, age 58, has been the Interim Chief Accounting Officer of HGI since December 2010. Mr. Hagerup also serves as Interim Chief Accounting Officer of Zap.Com, a position he has held since December 2010. Prior to being appointed as Interim Chief Accounting Officer of HGI, Mr. Hagerup served as HGI’s contract controller, a position he held from January 2010. From April 1980 to April 2008, Mr. Hagerup held various accounting and financial reporting positions with Triarc and its affiliates, last serving as Controller of Triarc. During the time of Mr. Hagerup’s employment, Triarc was a holding company that, through its principal subsidiary, Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now Wendy/Arby’s Group, Inc.) is not an affiliate of HGI.

Lap Wai Chan, age 44, has served as a director of HGI since October 2009. From September 2009 to September 2010, he was a consultant to MatlinPatterson Global Advisors (“MatlinPatterson”), a private equity firm focused on distressed control investments across a range of industries. From July 2002 to September 2009, Mr. Chan was a Managing Partner at MatlinPatterson. Prior to that, Mr. Chan was a Managing Director at Credit Suisse First Boston H.K. Ltd. (“Credit Suisse”). From March 2003 to December 2007, Mr. Chan served on the board of directors of Polymer Group, Inc. MatlinPatterson, Credit Suisse and Polymer Group, Inc. are not affiliates of HGI. We elected Mr. Chan as a director because of his extensive investment experience, particularly in Asia and Latin America, which strengthens the Board’s collective qualifications, skills and experience.

Lawrence M. Clark, Jr., age 39, has served as a director of HGI since July 2009. Until January 2011, Mr. Clark was a Managing Director and Director of Investments of Harbinger Capital, where he was responsible for investments in metals, mining, industrials and retail companies, among other sectors. Mr. Clark served in that position from January 2006 and prior to that was a vice president from October 2002. Mr. Clark has launched BalanTrove Partners, a hedge fund. Prior to joining Harbinger Capital, from April 2001, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P. (“Satellite”), where he covered financially stressed and distressed industrial, cyclical and energy companies. He has actively participated in several financial restructurings in official and unofficial capacities as representative of holders of both secured and unsecured creditors. BalanTrove Partners and Satellite are not affiliates of HGI. Mr. Clark has completed Levels I and II of the Chartered Financial Analyst designation program. We elected Mr. Clark as a director because of his extensive investment experience in a broad range of industries and varying financial cycles.

Keith M. Hladek, age 35, has served as a director of HGI since October 2009. Mr. Hladek is also a director of Zap.Com. He is Chief Financial Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital affiliated funds and their management companies, including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., a distressed debt and credit-focused private investment firm, where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. None of the companies Mr. Hladek worked with before joining Harbinger Capital is an affiliate of HGI. Mr. Hladek is a Certified Public Accountant in New York. We elected Mr. Hladek as a director because of his extensive accounting and operations experience and his relationship with the Harbinger Parties, thereby providing the Board with important interaction with, and access to, our controlling stockholders.

Thomas Hudgins, age 71, has served as a director of HGI since October 2009. He is a retired partner of Ernst & Young LLP (“E&Y”). From 1993 to 1998, he served as E&Y’s Managing Partner of its New York office with over 1,200 audit and tax professionals and staff personnel. During his tenure at E&Y, Mr. Hudgins was the coordinating partner for a number of multinational companies, including American Express Company, American Standard Inc., Textron Inc., MacAndrews & Forbes Holdings Inc., and Morgan Stanley, as well as various mid-market and leveraged buy-out companies. As coordinating partner, he had the lead responsibility for the world-wide delivery of audit, tax and management consulting services to these clients. Mr. Hudgins also served on E&Y’s international executive committee for its global financial services practice. Mr. Hudgins previously served on the board of directors and as a member of various committees of Foamex International Inc., Aurora Foods, Inc. and RHI Entertainment Inc. E&Y, RHI Entertainment Inc., Foamex International Inc. and Aurora Foods, Inc. are not affiliates of HGI. We elected Mr. Hudgins because he possesses particular knowledge and experience in accounting, finance and capital structures, which strengthens the Board’s collective qualifications, skills and experience.

Robert V. Leffler, Jr., age 65, has served as a director of HGI since May 1995. For more than the past six years, Mr. Leffler has owned and operated the Leffler Agency, an advertising and marketing/public relations firm based in Baltimore, Maryland and Tampa, Florida, which specializes in sports, rental real estate and broadcast television. The Leffler Agency is not an affiliate of HGI. We elected Mr. Leffler because we believe he provides a unique historical perspective to our long operating history in light of his service on our Board since 1995.

CERTAIN CORPORATE GOVERNANCE MATTERS

Controlled Company

The Board has determined that HGI is a “controlled company” for the purposes of Section 303A of the NYSE rules, as the Harbinger Parties control more than 50% of HGI’s voting power. A controlled company may elect not to comply with certain NYSE rules, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that a nominating/corporate governance committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the requirement that a compensation committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently avail ourselves of the “controlled company” exceptions. The Board has determined that it is appropriate not to have a nominating/corporate governance committee because of our relatively limited number of directors, our limited number of senior executives and our status as a “controlled company” under applicable NYSE rules. In April 2011, the board of directors formed a compensation committee. While our compensation committee is composed entirely of independent directors and has a charter addressing the committee’s purpose and responsibilities, we still avail ourselves of the “controlled company” exceptions and are not obligated to comply with the NYSE rules governing compensation committees.

Director Independence

The Board has determined that Messrs. Chan, Hudgins and Leffler are independent members of the board of directors under the NYSE rules. Under the NYSE rules, no director qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with HGI. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of the independent directors named above has no material relationship with HGI, nor has any such person entered into any material transactions or arrangements with HGI or its subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with HGI, and is therefore independent under the NYSE rules.

As provided for under the NYSE rules, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. Under the NYSE rules, immaterial relationships that fall within the guidelines are not required to be disclosed in this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation program. The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in fiscal year 2010 for the Company’s directors and earned or paid in our 2008, 2009 and 2010 fiscal years for the following individuals (the “named executive officers”):

•	Philip A. Falcone, our Chairman of the Board, President and Chief Executive Officer,

•	Francis T. McCarron, our Executive Vice President and Chief Financial Officer, who was appointed in December 2009, and

•	Leonard DiSalvo, our Vice President — Finance until May 31, 2010.

Our Board as a whole has functioned as our compensation committee. Our Board does have a compensation philosophy, but it has determined that a compensation program is not yet necessary or appropriate because the Company currently has only one named executive officer who receives compensation from us. Specifically, Mr. Falcone does not receive any compensation for his services as our Chairman of the Board, President and Chief Executive Officer. Mr. McCarron was the first executive officer employed by the Board following the Harbinger Parties’ acquisition of a controlling interest in the Company in July 2009 (the “2009 Change in Control”) and, at that time, the Board did not find it necessary to have a compensation program in place. The compensation arrangement for Mr. DiSalvo, our former Vice President — Finance, was approved by our Board several years ago, prior to the 2009 Change in Control, and this compensation formed the basis for Mr. DiSalvo’s retention and severance package.

In April 2011, the Board formed a Compensation Committee to (i) oversee our compensation and employee benefits plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans, (ii) consider hiring and significant compensation decisions with respect to executive officers and make recommendations to the Board for approval, (iii) evaluate the performance of our executive officers in light of established goals and objectives and (iv) review and discuss with management our compensation discussion and analysis disclosure and compensation committee reports in order to comply with our public reporting requirements. The Board appointed Messrs. Leffler (Chairman), Chan and Hudgins as members of the Compensation Committee. The Compensation Committee may decide in the future to adopt a compensation program.

Compensation Philosophy and General Objectives

Our compensation philosophy is to grant compensation that will attract and retain employees who are able to meaningfully contribute to our success. We will both reward employees for past performance and provide an incentive for future achievement. We will also strive to align the interests of our executive officers with our stockholders by providing our executive officers with equity interests in HGI. We will also be mindful of fairness to all stakeholders.

Components of Executive Compensation

The principal elements of compensation for Mr. McCarron, our only named executive officer currently compensated by us, are:

•	base salary;

•	annual bonus potential;

•	a long-term component consisting of a stock-related award; and

•	perquisites and other personal benefits.

We use incentive compensation, including bonuses, to provide a substantial cash payment opportunity based upon our achievement of budgetary and other objectives. We have used stock options as a long-term incentive designed to provide reward tied to the price of our common stock. The Board believes that equity awards, which provide value to the participants only when our stockholders benefit from stock price appreciation, are an appropriate complement to our overall compensation philosophy and will help align the interests of our executives with those of stockholders. In addition, the Board believes that long term incentives will provide an important retentive component to our overall compensation program. Mr. DiSalvo participated in our benefit plans until the termination of his employment on May 31, 2010. Mr. Falcone does not participate in our benefit plans.

We provide Mr. McCarron with standard medical, dental, vision and disability coverage and life insurance available to employees generally. Perquisites are intended to provide the executives with benefits that are typically offered in addition to the standard benefits package in similar sized companies. Generally, the Board believes that perquisites should not be a significant component of our compensation philosophy.

We believe that the various components of our executive compensation philosophy, in the aggregate, will provide a strong link between compensation and performance. We also believe that such elements will align the interests of our employees with our stockholders by creating a strong compensatory incentive to successfully drive our growth and achieve the goals we set for our individual executives and our business.

How We Chose Amounts for Each Element of Our Named Executive Officers’ Compensation

Generally

Prior to the 2009 Change in Control, the Company had a Compensation Committee that was responsible for the approval and administration of compensation programs for the Company’s executives. Following the 2009 Change in Control, our Compensation Committee was disbanded because we had a very limited number of senior executives and, as a “controlled company” under applicable NYSE Rules, we are not required to have a compensation committee. Instead, our entire Board has been responsible for determining compensation for our directors and executive officers. Because we expect our executive compensation decisions will become more numerous and complex with the completion of Spectrum Brands Acquisition and the Insurance Transaction, in April 2011 our Board formed a Compensation Committee and delegated to it the authority to recommend the amount or form of executive and director compensation.

Mr. McCarron’s compensation package was negotiated in late 2009 by our Chief Executive Officer and Chief Operating Officer who have substantial experience in establishing management compensation, and was approved by our Board. Mr. DiSalvo’s original compensation package was negotiated in September 1998 by the then existing board of directors and its compensation committee. Mr. DiSalvo’s retention agreement compensation package was negotiated by Mr. McCarron and approved by our Board. Although the ultimate approval of the named executive officers’ compensation is made by the Board, the Board takes into consideration the recommendations of the Chief Executive Officer in awarding compensation and setting compensation levels.

During our last completed fiscal year, the Board did not retain compensation consultants to determine or recommend the amount or form of executive or director compensation, but it may do so in the future if it deems it appropriate. While we may use formal benchmarking and peer group comparables in the future in establishing compensation levels of our named executive officers, for the past three years we have not relied on any formal benchmarking or set compensation levels by reference to any peer group.

Base Salary

The base salary for Mr. McCarron was negotiated by representatives of our Principal Stockholder and approved by our Board. The base salary for Mr. DiSalvo was negotiated by Mr. McCarron and approved by our Board. In approving the compensation, the Board considered a number of factors including, but not limited to, the responsibilities of the position, the experience of the individual and the competitive marketplace for executive talent with similar skill sets and, in the case of Mr. DiSalvo’s retention and severance package, his then current base salary.

Bonus

Bonuses for our named executive officers are discretionary and were based on a number of subjective considerations; however, Mr. McCarron was entitled, pursuant to his employment agreement, to a minimum annual cash bonus for 2010 of $500,000. For the last three fiscal years, only Messrs. McCarron and DiSalvo were granted cash bonuses. In setting their cash bonus, the Board considered their overall performance.

Long Term Incentives

There is no set formula for the granting of awards to individual executives or employees. Consistent with our equity incentive plans and past awards, the exercise price of all equity awards granted during the last three fiscal years was equal to the fair market value (closing sale price of our common stock) on the date of grant. During the past three fiscal years, Mr. McCarron was the only named executive officer awarded options. When Mr. McCarron was hired in December 2009, he was granted an initial non-qualified option to purchase 125,000 shares of our common stock (the “Initial Option”) pursuant to our long-term incentive plan (the “1996 Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. Under the 1996 Plan, options may be granted at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Company may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. All options granted vest ratably over three years beginning on the first anniversary of the date of grant. The 1996 Plan provides for the issuance of options to purchase up to 8,000,000 shares of common stock. At December 31, 2010, stock options with respect to a total of 1,652,412 shares had been exercised and a total of 5,852,808 shares of common stock were available for future awards under the 1996 Plan. As of December 31, 2010, options to purchase 494,780 shares of common stock were outstanding under the 1996 Plan. No restricted stock, stock appreciation rights or other types of awards have been granted under the 1996 Plan.

The Board’s decision to award options to Mr. McCarron was discretionary and made in connection with the determination of his initial compensation package. Pursuant to Mr. McCarron’s employment agreement, for years beginning on or after January 1, 2011, he will be eligible to receive an additional annual option or similar equity grant having a fair value targeted at between 25% and 50% of his total annual compensation for the immediately preceding year, subject to the sole discretion of the Board (including the discretion to grant awards higher than the targeted amount).

The Board may decide to grant additional awards to Mr. McCarron or future named executive officers and, when doing so, may consider factors such as:

•	the executive’s overall compensation package and job performance, and

•	an executive’s ability to contribute to the achievement of our goals and objectives.

Perquisites

Pension Plan.  In 2005, our Board authorized a freeze of the Harbinger Group Inc. Pension Plan so that individuals first employed after January 15, 2006 are not eligible to participate in the pension plan and no further benefits accrue for existing participants. Of our named executive officers, only Leonard DiSalvo was eligible to participate in the pension plan and he accrued no further benefits after January 15, 2006.

Benefits under the pension plan are based on employees’ years of service and compensation level. All of the costs of the pension plan are borne by us. The Plan’s participants are 100% vested in the accrued benefit after five years of service.

401(k) Plan.  We sponsor a 401(k) Retirement Savings Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations.

We make discretionary matching contributions of up to 4% of eligible compensation. Mr. McCarron was not eligible to participate in our 401(k) Plan in 2009. Our matches under the 401(k) Plan were: for Mr. McCarron, $9,800 in 2010; for Mr. DiSalvo, $9,200 in 2008, $9,800 in 2009 and $8,486 in 2010. Mr. Falcone does not participate in our 401(k) Plan.

Senior Executive Health Plan.  In 2006, the Board established the HGI Corporation Senior Executive Retiree Health Care Benefit Plan to provide health and medical benefits for former senior executive officers at the discretion of the Board. These health insurance benefits were to be consistent with HGI’s benefits available to current employees. There are no current participants in this plan.

Deferred Compensation Arrangements.  We do not currently have any deferred compensation arrangements or plans.

Other.  We continue to provide benefits to the surviving spouse of former HGI Chairman, B. John Mackin, under the terms of a Consulting and Retirement Agreement dated August 27, 1981. Mr. Mackin retired as an employee of HGI in 1985. The agreement provides for health and dental benefits and annual retirement income of $112,500 to Mr. Mackin’s widow for the remainder of her life. This amount represents half of the $225,000 per annum that was paid to Mr. Mackin prior to his death in 2003.

Risk Review

Our Board has generally reviewed, analyzed and discussed our executive compensation. Our Board does not believe that any aspects of our executive compensation encourages the named executive officers to take unnecessary or excessive risks. There is no single performance measure for executive compensation, and Mr. McCarron’s elements of compensation are balanced among current cash payments, deferred cash bonus potential and an equity award.

Compensation in Connection with Termination of Employment and Change-In-Control

We do not maintain any programs of broad application specifically designed to provide compensation in connection with the termination of employment or a change in control of the Company. We believe that creating sustainable growth and long-term stockholder value is best served by encouraging the attraction and retention of high quality executive officers through performance-based incentives without overemphasizing compensation at terminal events, such as termination or change in control.

Nonetheless, we recognize that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally will be designed on a case-by-case basis as our Board deems appropriate to achieve our goal of attracting highly-qualified executive talent. We have provided for termination compensation through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer’s employment. We have also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time.

You can find additional information regarding our practices in providing compensation in connection with termination of employment and change in control under the headings “Employment Agreements with Named Executive Officers” and “Payments upon Termination and Change in Control” below.

COMPENSATION AND BENEFITS

Summary Compensation Table

The following table discloses compensation for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 received by (i) Philip A. Falcone, our Chairman of the Board, President and Chief Executive Officer, (ii) Francis T. McCarron, our Executive Vice President and Chief Financial Officer, who was appointed in December 2009, and (iii) Leonard DiSalvo, our Vice President — Finance until May 31, 2010. These individuals are also referred to in this Registration Statement as our “named executive officers.”

									Changes in
									Pension
									Value and
									Non-Qualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)		($)		($)	($)	($)	($)(1)	($)		($)

Philip A. Falcone	2010	—	(2)	—		—	—	—	—	—		—
Chairman of the	2009	—	(2)	—		—	—	—	—	—		—
Board, President and Chief Executive Officer
Francis T. McCarron	2010	500,000		1,250,000	(3)	—	—	—	—	9,800	(4)	1,759,800
Executive Vice	2009	15,070		—		—	329,361 (5)	—	—	—		344,431
President and Chief Financial Officer
Leonard DiSalvo	2010	111,557	(6)	—	(7)	—	—	—	—	192,939	(8)	304,496
Former Vice	2009	245,000		63,000		—	—	—	30,495	9,800	(4)	348,295
President-Finance	2008	230,936		65,769		—	—	—	3,470	9,200	(4)	309,375

(1)	The Harbinger Group Inc. Pension Plan was frozen in 2005; accordingly, the amount of future pension benefits an employee will receive is fixed. Disclosed changes in pension value are caused by actuarial related changes in the present value of the named executive officer’s accumulated benefit. Actuarial assumptions such as age and the selected discount rate will cause an annual change in the actuarial pension value of an employee’s benefit but does not result in any change in the actual amount of future benefits an employee will receive.

(2)	Mr. Falcone is an employee of an affiliate of the Harbinger Parties and he does not receive any compensation for his services as our Chairman of the Board, President and Chief Executive Officer.

(3)	Pursuant to Mr. McCarron’s employment agreement, he was guaranteed a minimum bonus amount of $500,000 for 2010. In 2011, the board of directors set Mr. McCarron’s cash bonus amount for 2010 at $1,250,000.

(4)	Amounts represent HGI’s matching contribution under HGI’s 401(k) plan.

(5)	In 2009, stock options were granted with a grant date fair value of $2.63 with the following assumptions used in the determination of fair value using the Black-Scholes option pricing model: expected option term of six years, volatility of 32.6%, risk-free interest rate of 3.1% and no assumed dividend yield. No stock options were granted in 2008 or 2010.

(6)	Excludes any compensation paid to Mr. DiSalvo for consulting services he performed after his employment terminated on May 31, 2010.

(7)	For 2010, Mr. DiSalvo earned a bonus of $34,453, which was computed at a rate of 125% of his 2009 bonus. Pursuant to his severance agreement, in lieu of receiving this bonus, Mr. DiSalvo received a lump-sum severance payment of $184,453 (included as “All Other Compensation” in this table).

(8)	Amount consists of $184,453 in severance payments and $8,486 for HGI’s matching contribution under the 401(k) plan.

Employment Agreements with Named Executive Officers

Philip A. Falcone, our Chief Executive Officer, and Francis T. McCarron, our Executive Vice President and Chief Financial Officer, are employees at will. Mr. Falcone was not and is not a party to an employment agreement with HGI. We have an employment agreement with Mr. McCarron and a consulting agreement with Mr. DiSalvo, our former Vice President — Finance. We also have indemnification agreements with each of our named executive officers.

Employment Agreement with Francis T. McCarron

Pursuant to our employment agreement with Mr. McCarron, dated as of December 24, 2009, Mr. McCarron’s annual base salary is $500,000 and, beginning January 1, 2010, he is eligible to earn an annual cash bonus targeted at 300% of his base salary upon the attainment of certain reasonable performance objectives to be set by, and in the sole discretion of, our Board or the Compensation Committee of the Board, in consultation with Mr. McCarron. For 2010, Mr. McCarron was guaranteed a minimum annual bonus of $500,000. In 2011, the Board set Mr. McCarron’s 2010 cash bonus amount at $1,250,000.

Pursuant to his employment agreement, Mr. McCarron was granted an Initial Option to purchase 125,000 shares of our common stock pursuant to the 1996 Plan. The Initial Option vests in three substantially equal annual installments, subject to Mr. McCarron’s continued employment on each annual vesting date, and has an exercise price equal to the fair market value of a share of common stock on the date of grant ($7.01). For years beginning on or after January 1, 2011, Mr. McCarron will be eligible to receive an additional annual option or similar equity grant having a fair value targeted at between 25% and 50% of Mr. McCarron’s total annual compensation for the immediately preceding year, subject to the sole discretion of our Board (including the discretion to grant awards higher than the targeted amount).

For payments made to Mr. McCarron on termination of his employment, see the below section entitled “Payments Upon Termination And Change Of Control — Termination Payments to Francis T. McCarron.”

Retention and Consulting Agreement with Leonard DiSalvo

On January 22, 2010, we entered into a Retention and Consulting Agreement with Mr. DiSalvo pursuant to which Mr. DiSalvo continued to be employed by HGI through May 31, 2010, and was then entitled to the following retention payments: (i) a lump sum payment equal to $150,000; (ii) a pro-rated bonus for 2010 equal to $34,453; and (iii) three months of outplacement services.

Since June 1, 2010, Mr. DiSalvo has been providing certain consulting services to HGI pursuant to that agreement. For each full month of service, Mr. DiSalvo is compensated $21,233.33, a rate equal to 1/12th of his annual base salary at the rate in effect on the date his employment terminated. In addition, Mr. DiSalvo had the right to (but did not) elect health care continuation coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and we would have paid his COBRA premiums during the consulting period at the same rate we pay health insurance premiums for our active employees. The consulting services continue for 12 months, except that Mr. DiSalvo may terminate the consulting period at any time upon 30 days’ prior written notice to us and we may terminate the consulting period at any time for cause. Mr. DiSalvo’s entitlement to the payments was also subject to his execution of a release in a form reasonably acceptable to us, which he executed in May 2010.

Mr. DiSalvo’s stock options continue to be subject to the terms of the 1996 Plan, except that for purposes of these options, Mr. DiSalvo’s employment was deemed to terminate on August 31, 2010.

Grants of Plan-Based Awards

We did not grant any plan-based awards for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards								Stock Awards
Equity
Incentive
											Equity	Plan
											Incentive	Awards:
					Equity						Plan	Market or
					Incentive						Awards:	Payout
					Plan						Number of	Value of
					Awards:					Market	Unearned	Unearned
	Number of		Number of		Number of				Number of	Value of	Shares,	Shares,
	Securities		Securities		Securities				Shares or	Shares or	Units or	Units or
	Underlying		Underlying		Underlying				Units of	Units of	Other	Other
	Unexercised		Unexercised		Unexercised	Option			Stock That	Stock That	Rights	Rights That
	Options		Options		Unearned	Exercise	Option		Have Not	Have Not	That Have	Have Not
	(#)		(#)		Options	Price	Expiration		Vested	Vested	Not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)(1)	Date		(#)	($)	(#)	($)

Philip A. Falcone	—		—		—	—	—		—	—	—	—
Francis T. McCarron	41,667	(2)	83,333	(3)	—	7.01	12/23/2019		—	—	—	—
Leonard DiSalvo	100,000	(4)	—		—	2.775	8/31/2011	(5)	—	—	—	—
	160,000	(4)	—		—	6.813	8/31/2011	(5)	—	—	—	—

(1)	The exercise price of all equity awards is equal to the fair market value (closing sale price of our common stock) on the date of grant.

(2)	On December 24, 2010, options for 41,667 shares of common stock became exercisable;

(3)	On December 24, 2011, if Mr. McCarron continues to be employed as our Executive Vice President and Chief Financial Officer, options for 41,667 shares of common stock will become exercisable. On December 24, 2012, if Mr. McCarron continues to be employed as our Executive Vice President and Chief Financial Officer, options for 41,666 shares of common stock will become exercisable.

(4)	Amounts are fully vested as of the date of this prospectus.

(5)	Pursuant to Mr. DiSalvo’s retention and consulting agreement, his termination of employment on May 31, 2010 was, solely with respect to his options, deemed to be effective August 31, 2010.

Option Exercises and Stock Vested

No named executive officers exercised stock options during the year ended December 31, 2010. Additionally, there are no stock awards outstanding for our named executive officers.

Pension Benefits

In 2005, our Board authorized a plan to freeze the pension plan in accordance with ERISA rules and regulations so that new employees, after January 15, 2006, are not eligible to participate in the pension plan and further benefits no longer accrue for existing participants. Benefits under that the plan are based on employees’ years of service and compensation level. All of the costs of this plan are borne by us. The pension plan’s participants were 100% vested in the accrued benefit after five years of service.

The following table provides information about benefits under the pension plan for each of our named executive officers:

		Number of Years		Present Value	Payments During
		Credited Services		of Accumulated	Last Fiscal Year
Name	Plan Name	(#)		Benefit ($)	($)

Philip A. Falcone	—	—		—	—
Francis T. McCarron	—	—		—	—
Leonard DiSalvo	Harbinger Group Inc. Pension Plan	7	(1)	176,003	—

(1)	The pension plan was frozen in 2005, thereby freezing the number of years of credited service for Mr. DiSalvo.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified defined contribution or other deferred compensation plans.

Payments Upon Termination and Change of Control

Mr. McCarron is entitled to certain payments if his employment is terminated, as detailed below.

Termination Payments to Francis T. McCarron

Pursuant to his employment agreement, if Mr. McCarron’s employment is terminated for any reason, he is entitled to his salary through his final date of active employment plus any accrued but unused vacation pay. He is also entitled to any benefits mandated under the COBRA or required under the terms of HGI’s plans described above.

If Mr. McCarron’s employment had been terminated by us without cause, or by him for Good Reason, as defined below, at any time on or prior to December 31, 2010, he would have been entitled to the continuation of his base salary until December 31, 2010 and his Initial Option to purchase 125,000 shares of our common stock would have become fully vested. In addition, he would have been entitled to his annual bonus for 2010, in an amount equal to the greater of $500,000 or the bonus earned for the year based upon the actual attainment of the performance goals, as pro-rated for the number of days Mr. McCarron was employed in 2010. If the Company terminates Mr. McCarron without Cause or Mr. McCarron terminates his employment for Good Reason any time after December 31, 2010, Mr. McCarron will be entitled to the continuation of his base salary for three months following such termination and full vesting of the Initial Option. Mr. McCarron’s entitlement to these payments is conditioned upon his execution of an agreement acceptable to us that (a) waives any rights Mr. McCarron may otherwise have against us, (b) releases us from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (c) contains certain other obligations which shall be set forth at the time of the termination; provided, however, that any such waiver and release shall not include a waiver or release of Mr. McCarron’s rights (a) arising under, or preserved by, his employment agreement, (b) to continued coverage under our directors and officers insurance policies, (c) to indemnification pursuant to Mr. McCarron’s indemnification agreement, or (d) as a stockholder of the Company. Mr. McCarron must sign and tender the release as described above not later than 60 days following his last day of employment and, if he fails or refuses to do so, he will forfeit the right to such termination compensation as would otherwise be due and payable.

“Good Reason” is defined in Mr. McCarron’s employment agreement as the occurrence of any of the following events without either Mr. McCarron’s express prior written consent or full cure by us within 30 days: (i) any material diminution in Mr. McCarron’s title, responsibilities or authorities; (ii) the assignment to him of duties that are materially inconsistent with his duties as the principal financial officer of HGI; (iii) any change in the reporting structure so that he reports to any person or entity other than Chief Executive Officer and/or the Board; (iv) the relocation of Mr. McCarron’s principal office, or principal place of employment, to a location that is outside the borough of Manhattan, New York; (v) a breach by HGI of any material terms of Mr. McCarron’s employment agreement; or (vi) any failure of HGI to obtain the assumption (in writing or by operation of law) of our obligations under his employment agreement by any successor to all or substantially all of our business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

Summary Table

The following table sets forth amounts of compensation to be paid to Mr. McCarron if his employment is terminated without Cause or for Good Reason. The amounts shown assume that such termination was effective as of December 31, 2010.

Health
		Non-qualified		Welfare	Executive
		Defined		and Life	Level
	Severance	Contribution	Pension	Insurance	Outplacement
	Payments	Plan	Benefit	Benefits	Service	Total
Name	($)	($)	($)	($)	($)	($)

Francis T. McCarron	1,250,000 (1)	—	—	—	—	1,250,000

(1)	Mr. McCarron’s employment agreement provides that he will be entitled to his annual bonus for 2010, in an amount equal to the greater of $500,000 or the bonus earned for the year based upon the actual attainment of the performance goals, as pro-rated for the number of days Mr. McCarron was employed in 2010. In 2011, the Board set Mr. McCarron’s cash bonus amount for 2010 at $1,250,000.

Director Compensation

During 2010, directors who were not employees of HGI or of the Harbinger Parties (or an affiliate) were paid an annual retainer of $35,000 (on a quarterly basis), plus $1,000 per meeting for each standing committee of the Board on which a director served or $2,000 per meeting for each standing committee of the Board of which a director was Chairman. Those directors who also are employees of HGI or of the Harbinger Parties (or an affiliate) do not receive any compensation for their services as directors. Messrs. Falcone, Hladek and Jenson are employees of the Harbinger Parties (or an affiliate) and do not receive any compensation for their services as directors. Mr. Clark, a former employee of the Harbinger Parties (or an affiliate) did not receive any compensation for his services as a director during 2010.

In 2010, the Board formed several special committees to consider proposed transactions. Messrs. Chan, Hudgins and Leffler served on each special committee. Mr. Chan acted as Chairman of the special committee and for this service was paid $25,000 per calendar month during which the special committee was in existence and a fee of $1,500 per meeting. Messrs. Hudgins and Leffler were paid $10,000 per calendar month during which the special committee was in existence, and a fee of $1,500 per meeting.

Director Compensation Table

The following table shows for the fiscal year 2010 certain information with respect to the compensation of the current directors of HGI, excluding Philip A. Falcone, whose compensation is disclosed in the Summary Compensation Table above. There are no individuals who were directors at any time during 2010 but are not currently directors.

	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)	($)	Earnings	($)	($)

Lap W. Chan	239,321	—	—	—	—	—	239,321
Lawrence M. Clark, Jr.	—	—	—	—	—	—	—
Keith M. Hladek	—	—	—	—	—	—	—
Thomas Hudgins	156,429	—	—	—	—	—	156,429
Peter A. Jenson	—	—	—	—	—	—	—
Robert V. Leffler	143,429	—	—	—	—	—	143,429

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As stated above, during fiscal year 2010, we did not have a compensation committee because of the limited number of our senior executives and our status as a “controlled company” under applicable NYSE Rules. Instead, the entire Board was responsible for determining compensation for our directors and executive officers. Two of our directors, Messrs. Falcone and Jenson, also serve as our executive officers and participated in deliberations concerning executive officer compensation. Messrs. Falcone and Jenson are also directors and executive officers of our subsidiary, Zap.Com. However, neither Mr. Falcone nor Mr. Jenson receive any compensation for their services as officers or directors of HGI.

None of our executive officers served during fiscal year 2010 or currently serves, and we anticipate that none will serve, as a member of the board or compensation committee of any entity (other than the Company and its subsidiary, Zap.Com, as discussed above) that has one or more executive officers that serves as a director on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee is responsible for reviewing and addressing conflicts of interests of directors and executive officers, as well as reviewing and discussing with management and the independent registered public accounting firm, and approving as the case may be, any transactions or courses of dealing with related parties that are required to be disclosed pursuant to Item 404 of Regulation S-K, which is the SEC’s disclosure rules for certain related party transactions.

Management Agreement

Effective March 1, 2010, we entered into a Management and Advisory Services Agreement (the “Management Agreement”) with Harbinger Capital, pursuant to which Harbinger Capital has agreed to provide us with advisory and consulting services, particularly with regard to identifying and evaluating investment opportunities. Harbinger Capital is an affiliate of the Harbinger Parties, which collectively hold approximately 93.3% of our outstanding shares of common stock. Harbinger Capital is also the employer of Messrs. Falcone, Jenson and Hladek, who are directors and, in the case of Messrs. Falcone and Jenson, officers of HGI. We have agreed to reimburse Harbinger Capital for (1) its out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but excluding such services as are incidental and ordinary course activities) and (2) upon our completion of any transaction, Harbinger Capital’s out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but not its investment banking personnel) relating to such transaction, to the extent not previously reimbursed by us. Requests by Harbinger Capital for reimbursement are subject to review by our Audit Committee, after review by our management. The Management Agreement has a three-year term, with automatic one-year extensions unless terminated by either party with 90 days’ notice. No fees were paid to Harbinger Capital under the Management Agreement in 2010. However, HGI did reimburse the Master Fund for certain out-of-pocket expenses relating to the Fidelity & Guaranty Acquisition pursuant to the Transfer Agreement.

Spectrum Brands Acquisition; Related Transactions

For a description of the Spectrum Brands Acquisition, the Spectrum Brands Holdings Registration Rights Agreement, the Spectrum Brands Holdings Stockholder Agreement and related transactions and the interests our directors and significant stockholders have in this transaction, see “The Spectrum Brands Acquisition” elsewhere in this prospectus.

Registration Rights Agreement

In connection with the Exchange Agreement, HGI entered into a registration rights agreement (the “Registration Rights Agreement”) with the Harbinger Parties. Pursuant to the Registration Rights Agreement, the Harbinger Parties have certain demand and so-called “piggy back” registration rights with respect to

(i) any and all shares of HGI’s common stock owned after September 10, 2010 by the Harbinger Parties and their permitted transferees (irrespective of when acquired) and any shares of HGI’s common stock issuable or issued upon exercise, conversion or exchange of HGI’s other securities owned by the Harbinger Parties, and (ii) any of HGI’s securities issued in respect of its common stock issued or issuable to any of the Harbinger Parties with respect to those securities described in the preceding clause (i).

Under the Registration Rights Agreement, any of the Harbinger Parties may demand that HGI register all or a portion of such Harbinger Party’s HGI common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or any similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. Under the Registration Rights Agreement, HGI is not obligated to effect more than three such “long-form” registrations in the aggregate for all of the Harbinger Parties.

The Registration Rights Agreement also provides that if HGI decides to register shares of its common stock for its own account or the account of a stockholder other than the Harbinger Parties (subject to certain exceptions set forth in the Registration Rights Agreement), the Harbinger Parties may require HGI to include all or a portion of their shares of HGI’s common stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares of HGI common stock included in the offering.

Transfer Agreement

On March 7, 2011, HGI entered into the Transfer Agreement with the Master Fund, pursuant to which, on March 9, 2011, (i) HGI acquired from the Master Fund a 100% membership interest in Harbinger F&G, and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco FS Holdco. In consideration for the interests in Harbinger F&G and FS Holdco, HGI agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Fidelity & Guaranty Acquisition (up to a maximum of $13.3 million) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the F&G Stock Purchase Agreement

Certain Relationships and Related Party Transactions of Spectrum Brands Holdings

A description of certain relationships and related party transactions of Spectrum Brands Holdings is attached as Annex D hereto.

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned by:

•	each named executive officer,

•	each director,

•	each person known to us to beneficially own more than 5% of our outstanding common stock (the “5% stockholders”), and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders and the number of shares of our common stock beneficially owned, including shares which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of April 26, 2011, are deemed outstanding. These shares of our common stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th floor, New York, New York 10022.

	Beneficial	Percent of
Name and Address	Ownership	Class

5% Stockholders
Harbinger Capital Partners Master Fund I, Ltd.(1)	95,932,068	68.9%
Harbinger Capital Partners Special Situations Fund, L.P.(2)	21,493,161	15.4%
Global Opportunities Breakaway Ltd.(3)	12,434,660	8.9%
Our Directors and Executive Officers Serving at April 26, 2011
Lap W. Chan	—	—
Lawrence M. Clark, Jr.	—	—
Leonard DiSalvo(4)	260,000	*
Philip A. Falcone(5)	129,859,889	93.3%
Richard H. Hagerup	—	—
Keith M. Hladek(6)	—	—
Thomas Hudgins	—	—
Peter A. Jenson(6)	—	—
Robert V. Leffler, Jr.(7)	8,000	*
Francis T. McCarron(8)	41,667	*
All current directors and executive officers as a group (10 persons)	130,169,556	93.3%

*	Indicates less than 1% of our outstanding common stock.

(1)	Based solely on a Schedule 13D, Amendment No. 6, filed with the SEC on March 10, 2011, the Master Fund is the beneficial owner of 95,932,068 shares of our common stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the

Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(2)	Based solely on a Schedule 13D, Amendment No. 6, filed with the SEC on March 10, 2011, Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.

(3)	Based solely on a Schedule 13D, Amendment No. 6, filed with the SEC on March 10, 2011, Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

(4)	Represents 260,000 shares of our common stock issuable under options exercisable within 60 days of April 26, 2011.

(5)	Based solely on a Schedule 13D, Amendment No. 6, filed with the SEC on March 10, 2011, Mr. Falcone, the managing member of Harbinger Holdings and HCP II GP and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of our common stock, constituting approximately 93.3% of our outstanding common stock, and has shared voting and dispositive power over all such shares. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th floor, New York, New York, 10022.

(6)	The address of each beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th floor, New York, New York 10022.

(7)	Represents 8,000 shares of our common stock issuable under options exercisable within 60 days of April 26, 2011.

(8)	Represents 41,667 shares of our common stock issuable under options exercisable within 60 days of April 26, 2011.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in the exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of the exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offer.

Expiration Date; Extensions; Amendments; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate the exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any delay, extension or termination of the exchange offer by oral notice, promptly confirmed in writing, or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of the exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If we make any material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of the exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in the exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure:  Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure:  Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure:  If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in the exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in the exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by HGI and the issuance of exchange notes in exchange therefor shall constitute performance in full by HGI of its obligations under the Registration Rights Agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. The DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in the exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three NYSE trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to the exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. None of us, the exchange agent or any other person will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into the exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that, we accept your notes in the exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “— Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in the exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of the exchange offer.

You may retender properly withdrawn initial notes in the exchange offer by following one of the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete the exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with the exchange offer,

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer, and

(5) we obtain all the governmental approvals that we in our sole discretion deem necessary to complete the exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of the exchange offer. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate the exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section in this prospectus entitled “— Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs related to the issuance of the initial notes over the term of the initial notes and exchange notes and expense the costs of the exchange offer as incurred.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:

Wells Fargo Bank,
National Association
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By hand/overnight delivery:

Wells Fargo Bank,
National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

Confirm by telephone: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in the exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with the exchange offer, or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) because of any change in applicable law or in interpretations thereof by the SEC Staff, HGI is not permitted to effect the exchange offer;

(2) the exchange offer is not consummated by the 310th day after the Issue Date;

(3) any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in the exchange offer; or

(4) any other holder is prohibited by law or SEC policy from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable Exchange Notes on the date of the exchange and, in each case, such holder so requests, in which case the Registration Rights Agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

In this Description of Notes, “HGI” refers only to Harbinger Group Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

HGI issued the initial notes and will issue the exchange notes under the indenture, dated as of November 15, 2010, between HGI and Wells Fargo Bank, National Association, as trustee (the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The term “notes” means all notes issued under the indenture, including the initial notes, the exchange notes and any additional notes.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Where You Can Find More Information.”

Basic Terms of Notes

The notes are

•	senior secured obligations of HGI, that are secured by a first priority Lien (subject to certain exceptions and Permitted Liens) on the Collateral referred to below;

•	ranked equally in right of payment with all existing and future unsubordinated Debt of HGI and effectively senior to all unsecured Debt of HGI to the extent of the value of the Collateral; and

•	ranked senior in right of payment to all of HGI’s and the Guarantors’ future Debt that expressly provides for its subordination to the notes and the Note Guarantees.

Principal, Maturity and Interest

HGI issued $350.0 million aggregate principal amount of the notes in the initial notes offering. The notes will mature on November 15, 2015. Interest on the notes will accrue at the rate per annum set forth on the cover of this prospectus. HGI will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2011, to holders of record on the immediately preceding May 1 and November 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

HGI will pay interest on overdue principal of the notes at a rate equal to 1.0% per annum in excess of the rate per annum set forth on the cover of this prospectus and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful. Additional interest is payable with respect to the notes in certain circumstances if HGI does not consummate the exchange offer (or shelf registration, if applicable) as further described under “— Registration Rights; Additional Interest.”

Additional Notes

Subject to the covenants described below, HGI may issue additional notes under the indenture in an unlimited principal amount having the same terms in all respects as the notes, or in all respects except with respect to interest paid or payable on or prior to the first interest payment date after the issuance of such notes. The notes and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes. Additional notes cannot be issued under the same CUSIP number unless the additional notes and original notes are fungible for U.S. federal income tax purposes.

Escrow Arrangements

Pursuant to the terms of the indenture, HGI deposited into an account (the “Account”) the proceeds of the initial notes offering, plus an incremental amount (either in cash or in the form of a letter of credit) sufficient to pay the issue price of the notes, together with Accrued Yield (as defined herein) and interest accrued on the notes from the Issue Date to, but excluding, April 7, 2011 (the day that is five business days after March 31, 2011), pledged to the trustee, for the benefit of the holders of the notes, and invested in Cash Equivalents in which the trustee, for the benefit of the holders of the notes had a valid and perfected first-priority security interest. On January 7, 2011, following the consummation of the Spectrum Brands Acquisition and the satisfaction of the other escrow release conditions, the proceeds of the initial notes offering and the other assets in the Account were released from escrow.

Guaranties

If any Subsidiary of HGI guarantees any Debt of HGI, such Subsidiary must provide a full and unconditional guaranty of the notes (a “Note Guaranty”).

Each Note Guaranty will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty.

The Note Guaranty of a Guarantor will terminate upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to HGI or a Subsidiary of HGI) permitted by the indenture,

(2) a Guarantor ceases to guarantee any Debt of HGI, or

(3) defeasance or discharge of the notes, as provided in “— Defeasance and Discharge”.

As of the date of this prospectus, there are no Guarantors.

Ranking

The indebtedness evidenced by the notes will rank equal in right of payment with all future senior Debt of HGI, and will have the benefit of a first-priority security interest in the Collateral as described under “— Collateral”.

As of December 31, 2010, on a pro forma basis, HGI would have had no Debt other than the notes. Subject to the limits described under “— Certain Covenants — Limitation on Debt and Disqualified Stock” and “— Limitation on Liens”, HGI may incur additional Debt, some of which may be secured.

HGI is organized and operates as a holding company that owns Equity Interests of various Subsidiaries. It is not expected that future operating Subsidiaries will guarantee the notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of HGI, including holders of the notes, and holders of minority interests in such Subsidiaries will have ratable claims with claims of creditors of HGI. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of HGI. As of December 31, 2010, on a pro forma basis, the total liabilities of HGI’s Subsidiaries would have been approximately $2.8 billion, including trade payables. The indenture does not limit the incurrence of Debt (or other liabilities) and Disqualified Stock of Subsidiaries that are not guarantors. See “— Certain Covenants — Limitation on Debt and Disqualified Stock”.

HGI’s ability to pay interest on the notes is dependent upon the receipt of dividends and other distributions from its Subsidiaries. The availability of distributions from its Subsidiaries will be subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiary’s existing and future financing and organizational documents, as well as applicable law, rule and regulation. See “Risk Factors — Risks Related to the Notes — We are a holding company and are dependent upon dividends or distributions from our operating subsidiaries to fund payments on the notes, and our ability to receive funds from our operating subsidiaries will be dependent upon the profitability of our operating subsidiaries and restrictions imposed by law and contracts.”

Security

General

HGI’s obligations under the notes and the indenture are secured by a first priority Lien on all assets of HGI (other than Excluded Property, and subject to certain Permitted Collateral Liens), including without limitation:

•	all Equity Interests of Spectrum owned by HGI and related assets, including all general intangibles under contracts (including without limitation, the registration rights agreement) that HGI has with Spectrum;

•	all Equity Interests in other directly held Subsidiaries;

•	all cash and investment securities owned by HGI;

•	all general intangibles owned by HGI; and

•	any proceeds thereof (collectively, the “Collateral”).

HGI will be able to Incur additional Debt in the future that could equally and ratably share in the Collateral. The amount of such Debt will be limited by the covenants described under “— Certain Covenants — Limitation on Debt and Disqualified Stock” and “— Limitation on Liens.” Under certain circumstances, the amount of such Debt could be significant.

After-Acquired Property

If any property (other than Excluded Property) is acquired by HGI or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents, any Excluded Property ceases to fit within the definition thereof, or a Subsidiary becomes a Guarantor, then HGI or such Guarantor will, promptly after such property’s acquisition, such property ceasing to be Excluded Property or such Subsidiary becoming a Guarantor, provide security over such property (or, in the case of a new Guarantor, all of its assets (except any Excluded Property)) in favor of Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”) and deliver certain certificates to the Collateral Agent and opinions in respect thereof as specified in the indenture and the Security Documents.

Security Agreement

The security interests described above have been effected pursuant to a Security and Pledge Agreement, dated as of January 7, 2011, by and among HGI and the Collateral Agent (the “Security and Pledge Agreement”). So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, HGI is entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Security and Pledge Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security and Pledge Agreement) and to collect, invest and dispose of any income or dividends thereon. The Security and Pledge Agreement, however, generally requires HGI to deliver to the Collateral Agent, and for the Collateral Agent to maintain in its control and possession, certificates evidencing pledges of Equity Interests or, in the case of Equity Interests that are uncertificated or held through a securities intermediary, control through registration of such interests in the name of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Security and Pledge Agreement provides that the Collateral Agent may, and upon the instructions of the Authorized Representatives (as set forth below under “— Collateral Trust Agreement”) shall, foreclose upon and sell the applicable Collateral and distribute the net proceeds of any such sale to the trustee and the holders of the notes and other Pari Passu Obligations, subject to applicable laws and applicable governmental requirements. Upon such event and until the relevant Event of Default is cured or waived, all of the rights of HGI or the applicable Guarantor to exercise voting or other consensual rights with respect to the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights.

The Security and Pledge Agreement, the Collateral Trust Agreement (as defined below) and the indenture provide that HGI and each Guarantor shall, at its sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the notes and the trustee, duly created, enforceable and perfected first-priority Liens in the Collateral, subject to Permitted Collateral Liens. As necessary, or upon reasonable request of the Collateral Agent, HGI and each Guarantor shall, at its sole expense, execute, acknowledge and deliver such documents and instruments (including the filing of financing statements or amendments or continuations thereto) and take such other actions which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security and Pledge Agreement and any other Security Documents, to the extent permitted by applicable law.

The Security and Pledge Agreement also provides that, on the earlier to occur of (i) the occurrence of a Default, (ii) such time as Spectrum becomes a “well-known seasoned issuer” as defined under the Securities Act rules and regulations, and (iii) at any time that the Liquid Collateral Coverage Ratio is less than 1.75 to 1, HGI will be required to exercise all of its contractual rights and use its commercially reasonable efforts to, as promptly as possible, cause Spectrum to file and become effective a shelf registration that shall be in form suitable for use by the Collateral Agent in connection with any disposition of Spectrum Equity Interests constituting part of the Collateral in connection with any exercise of remedies, and to keep such shelf registration statement effective at all times until the earlier of the time (i) the notes are repaid in full or (ii) all Spectrum Equity Interests pledged as Collateral have been disposed of by the Collateral Agent.

Collateral Trust Agreement

General

On January 7, 2011, HGI (together with any Guarantors, the “Trustors”) and the Collateral Agent entered into the Collateral Trust Agreement (the “Collateral Trust Agreement”). The Collateral Trust Agreement sets forth the terms on which the Collateral Agent (directly or through co-trustees or agents) will accept, hold, administer, enforce and distribute the proceeds of all Liens on the Collateral held by it in trust for the benefit of holders of the notes, and all other Pari-Passu Obligations (as defined below). The agent or other representative of the holders of any series of future Debt (together with the trustee, the “Authorized Representatives”) intended to constitute Obligations secured equally and ratably by Liens on the Collateral (collectively, “Pari-Passu Obligations”) will be required to execute a joinder to the Collateral Trust Agreement in order to confirm the agreement of the applicable secured parties to be bound by the terms thereof.

Equal and Ratable Sharing of Collateral

Pursuant to the Collateral Trust Agreement, each Authorized Representative (on behalf of itself and each holder of Obligations that it represents) acknowledges and agrees that, pursuant to the Security Documents, the security interest granted to the Collateral Agent under the Security Documents shall for all purposes and at all times secure the Obligations in respect of the notes, the Note Guarantees, and any other Pari-Passu Obligations on an equal and ratable basis, to the extent such Liens have not been released in accordance with the terms of the indenture.

Enforcement of Liens; Voting

The Collateral Trust Agreement provides that if an event of default shall have occurred and be continuing under the indenture or any Pari-Passu Obligation, and if the Collateral Agent shall have received a written direction from Authorized Representatives that collectively represent at least a majority in principal amount of the Pari-Passu Obligations (each such representative acting at the direction of holders of the obligations so represented by it), unless inconsistent with applicable law, the Collateral Agent shall pursuant to such direction, institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by the Collateral Trust Agreement and each Security Document, including the exercise of any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any remedial action authorized by the Collateral Trust Agreement.

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence and during the continuance of an Event of Default under the indenture:

•	in the case of Collateral securing Permitted Liens, is subject to applicable law and the terms of agreements governing those Permitted Liens;

•	with respect to any Collateral, is subject to applicable law and is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against HGI or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral; and

•	in the case of Equity Interests, is subject to applicable securities laws, which may require that any such sale be effected through a private placement (which could require such disposition to be made at a discount to prices that could be obtained in the public markets) or through an SEC registration.

Order of Application of Proceeds of Collateral

Any proceeds of any Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents will be applied in the following order:

•	first, to the Collateral Agent to pay any costs and expenses due to the Collateral Agent in connection with the foreclosure or realization of such Collateral,

•	second, to the trustee and each other Authorized Representative (if any), equally and ratably (in the same proportion that such unpaid Pari-Passu Obligations of the trustee or such other Authorized Representative, as applicable, bears to all unpaid Pari-Passu Obligations (on the relevant distribution date) for application to the payment in full of all outstanding Pari-Passu Obligations that are then due and payable to the secured parties (which shall then be applied or held by the trustee and each such other Authorized Representative in such order as may be provided in the applicable indenture or other instrument governing such Debt); and

•	finally, in the case of any surplus, to HGI or the Guarantor that pledged such Collateral, or its successors or assigns.

Subject to the terms of applicable agreements, the application of proceeds provisions set forth immediately above are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Pari-Passu Obligations, the trustee, each other present and future Authorized Representative and the Collateral Agent.

Release of Liens

The Liens on the Collateral securing the notes and the Note Guarantees will be released:

(1) upon payment in full of principal, interest and all other Obligations on the notes or satisfaction and discharge of the indenture or defeasance (including covenant defeasance of the notes);

(2) upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);

(3) in connection with any disposition of Collateral to any Person other than HGI or any Guarantor (but excluding any transaction subject to the covenant described under “— Consolidation, Merger or Sale of Assets”) that is permitted by the indenture (with respect to the Lien on such Collateral); provided that, except in the case of any disposition of Cash Equivalents in the ordinary course of business, upon such disposition and after giving effect thereto, no Default shall have occurred and be continuing, and HGI would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Maintenance of Collateral Coverage” (calculated as if the disposition date was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”);

(4) in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under the caption “— Amendments and Waivers,” including the release of all or substantially all of the Collateral if approved by holders of at least 75% of the aggregate principal amount of the notes; or

(5) with respect to assets that become Excluded Property.

Each of the releases described in clauses 1, 2, 3 and 5 shall be effected by the Collateral Agent upon receipt of appropriate notice of instruction, to the extent required, without the consent of holders or any action on the part of the trustee.

Upon compliance by HGI or any Guarantor, as the case may be, with the conditions precedent required by the indenture, the trustee or the Collateral Agent shall promptly cause to be released and re-conveyed to HGI or the Guarantor, as the case may be, the released Collateral.

To the extent applicable, HGI will comply with Section 313(b) of the Trust Indenture Act relating to reports, but will not be subject to Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes except to the extent required by law. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of HGI except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. The most recent appraisals required pursuant to the definition of “Fair Market Value” shall be deemed sufficient for such purposes to the maximum extent permitted by law. Notwithstanding anything to the contrary herein, HGI and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the noteholders or the trustee, the provisions of Section 314(d) may be inapplicable to the release. The indenture contains such provisions.

No Impairment of the Security Interests

Neither HGI nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the perfection or priority of the security interest with respect to the Collateral for the benefit of the trustee and the noteholders.

The indenture provides that any release of Collateral in accordance with the provisions of the indenture and the Security Documents will not be deemed to impair the security under the indenture, and that any engineer, appraiser or other expert may rely on such provision in delivering a certificate requesting release so long as all other provisions of the indenture with respect to such release have been complied with.

Certain Limitations on the Collateral

The value of the Collateral in the event of liquidation will depend on many factors. In particular, the Equity Interests that are pledged represent an equity interest in the pledged Subsidiaries, and only have value to the extent that the assets of such Subsidiaries are worth in excess of the liabilities of such Subsidiaries (and, in a bankruptcy or liquidation, will only receive value after payment upon all such liabilities, including all Debt of such Subsidiaries). Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. See “Risk Factors — Risks Related to the Notes — The value of the collateral may not be sufficient to repay the notes in full”. In addition, enforcement of the Liens on the Collateral may be limited by applicable governmental requirements. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay HGI’s Obligations under the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of Collateral securing the notes and the Obligations under the notes will rank equally in right of payment with all of HGI’s other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the holders of the notes to realize or foreclose on the Collateral. HGI may also issue additional notes as described above or otherwise Incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Debt secured equally and ratably by the Collateral. The ability of the holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain bankruptcy limitations.”

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral during the existence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if HGI were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having exercised control over or disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from exercising control over or disposing of collateral taken from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming lien” in connection with debtor-in-possession financing. The type of adequate protection provided to a secured creditor may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose if the claims are oversecured. In addition, if HGI were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

Except as set forth in this section, the notes are not redeemable at the option of HGI.

At any time and from time to time prior to May 15, 2013, HGI may redeem the notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of

(i) 1.0% of the principal amount of such note; or

(ii) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at May 15, 2013 (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such note through May 15, 2013 excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2013; provided, however, that if the period from the redemption date to May 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

At any time and from time to time on or after May 15, 2013, HGI may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

Date	Price

May 15, 2013	105.313%
November 15, 2013	102.656%
November 15, 2014 and thereafter	100.000%

At any time and from time to time prior to November 15, 2013, HGI may redeem notes with the net cash proceeds received by HGI from any Equity Offering at a redemption price equal to 110.625% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes issued under the indenture (including additional notes), provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately thereafter.

Selection and Notice

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate in accordance with DTC procedure, in denominations of $2,000 principal amount and higher integral multiples of $1,000. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Sinking Fund

There will be no sinking fund payments for the notes.

Certain Covenants

The indenture contains covenants including, among others, the following:

Maintenance of Liquidity

From the Issue Date and until the second semi-annual interest payment on the notes is made, HGI and the Guarantors shall maintain an amount in Cash Equivalents that is subject to no Liens (other than Liens under the Security Documents) in an amount equal to HGI’s obligations to pay interest on the notes and all other Debt of HGI and the Guarantors for the next twelve months. Thereafter, HGI and the Guarantors shall maintain an amount in Cash Equivalents that is subject to no Liens (other than Liens under the Security Documents) in an amount equal to HGI’s obligations to pay interest on the notes and all other Debt of HGI and the Guarantors for the next six months. In the case any such Debt bears interest at a floating rate, HGI may assume that the reference interest rate in effect on the applicable date of determination will be in effect for the remainder of such period.

Maintenance of Collateral Coverage

(a) As of (i) the last day of each fiscal year and (ii) the last day of the second fiscal quarter of HGI, HGI shall not permit the Collateral Coverage Ratio to be less than 2.0 to 1.0; provided that, beginning at the time that the outstanding principal amount of Pari-Passu Obligations (including the principal amount of the notes) equals or exceeds $400.0 million and for so long as such amount equals or exceeds $400.0 million, HGI shall not permit the Collateral Coverage Ratio to be less than 2.5 to 1 as of such dates.

(b) As of the last day of each fiscal quarter of HGI, HGI shall not permit the Liquid Collateral Coverage Ratio to be less than 1.25 to 1.0.

(c) From and after the date, if any, that HGI or any Guarantor makes any Investment in LightSquared pursuant to clause (e)(A)(ii) under “— Limitation on Restricted Payments” and so long as such Investment is still outstanding, HGI and the Guarantors shall not permit the Cash Collateral Coverage Ratio to be less than 2.0 to 1.0 at any time.

Limitation on Debt and Disqualified Stock

(a) Neither HGI nor any Guarantor will Incur any Debt.

(b) Notwithstanding the foregoing, HGI and, to the extent provided below, any Guarantor may Incur the following (“Permitted Debt”):

(1) Debt of HGI or any Guarantor constituting Pari-Passu Obligations for which the Authorized Representative of such Debt holders has executed a joinder to the Collateral Trust Agreement as described under the caption “— Security — Collateral Trust Agreement”; provided that, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (i) the aggregate principal amount of Debt outstanding incurred under this clause (1), together with Debt Incurred under clause (4) (and any Permitted Refinancing Debt Incurred to refinance Debt incurred pursuant to such clauses that is a Pari-Passu Obligation), does not exceed $400.0 million and (ii) the Collateral Coverage Ratio is not less than 2.25 to 1.0 or, to the extent that the Collateral Coverage Ratio is then required to be not less than 2.5 to 1.0 (including as a result of such incurrence of Debt) pursuant to the proviso set forth under clause (a) of “Maintenance of Collateral Coverage”, 2.5 to 1.0;

(2) Debt of HGI or any Guarantor owed to HGI or any Guarantor so long as such Debt continues to be owed to HGI or any Guarantor;

(3) Subordinated Debt of HGI or any Guarantor; provided that (a) such Debt has a Stated Maturity after the Stated Maturity of the notes and (b) on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Collateral Coverage Ratio is not less than 2.0 to 1.0, calculated as if all Debt of HGI and the Guarantors outstanding at such time was included in clause (ii) of the definition of “Collateral Coverage Ratio”;

(4) Debt of HGI pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes);

(5) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the foregoing, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is Subordinated Debt, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced, and

(C) Debt Incurred pursuant to clauses (2), (3), (6), (7), (9), (10), (11), (12) and (13) may not be refinanced pursuant to this clause;

(6) Hedging Agreements of HGI or any Guarantor entered into in the ordinary course of business for the purpose of managing risks associated with the business of HGI or its Subsidiaries and not for speculation;

(7) Debt of HGI or any Guarantor with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting other Debt, including letters of credit supporting performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims and (B) indemnification, adjustment of purchase price, earn-out or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(8) Debt of HGI outstanding on the Issue Date (and, for purposes of clause (5)(C), not otherwise constituting Permitted Debt);

(9) Debt of HGI or any Guarantor consisting of Guarantees of Debt of HGI or any Guarantor Incurred under any other clause of this covenant;

(10) Debt of HGI or any Guarantor Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(11) Debt arising from endorsing instruments of deposit and from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case, in the ordinary course of business; provided that such Debt is extinguished within five business days of Incurrence;

(12) Debt of HGI or any Guarantor consisting of the financing of insurance premiums;

(13) Contribution Debt; and

(14) Debt, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase, or completion of construction or improvement of property, for the purpose of financing all or any part of the purchase price or cost of construction or improvement; provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed (a) $1 million less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause.

(c) Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that HGI or a Guarantor may Incur under this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(d) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this covenant, HGI, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and HGI will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this covenant, and may, at any time after such Incurrence (based on circumstances existing at such time), change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this covenant at any time. If any Contribution Debt is redesignated as Incurred under any provision other than clause (13) of paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) of “Limitation on Restricted Payments.”

(e) Neither HGI nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of HGI or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guaranty on substantially identical terms. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

Limitation on Restricted Payments

(a) HGI will not, and, to the extent within HGI’s control, will not permit any of its Subsidiaries (including any Guarantor) to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in HGI’s Qualified Equity Interests) held by Persons other than HGI or any of its Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of HGI or any direct or indirect parent of HGI held by Persons other than HGI or any of its Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt of HGI or any Guarantor except a payment of interest or principal at Stated Maturity; or

•	make any Investment in any direct or indirect parent of HGI;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) HGI could Incur at least $1.00 of Debt under paragraph (b)(1) under “— Limitation on Debt and Disqualified Stock”, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning with the first fiscal quarter commencing after the Issue Date and ending on the last day of HGI’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds and the fair market value of marketable securities or other property received by HGI (other than from a Subsidiary) after the Issue Date

(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of HGI, or

(ii) as a contribution to its common equity (but excluding any equity contribution consisting of Equity Interests of Spectrum or related assets contributed in connection with the satisfaction of the Escrow Conditions).

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to HGI, to all holders of any class of Capital Stock of such Subsidiary a majority of the voting power of which is held, directly or indirectly through Subsidiaries, by HGI;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI or any direct or indirect parent in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of, Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of HGI;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of HGI in exchange for, or out of the proceeds of, (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of the Issuer;

(6) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million;

(7) the repurchase of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than “— Repurchase of Notes Upon a Change of Control” or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than “— Limitation on Asset Sales”, provided that, in each case, prior to the repurchase HGI has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(8) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $10.0 million;

(9) (a) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments by HGI to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of HGI in an aggregate amount under this clause (b) not to exceed $1.0 million;

(10) payment of dividends or distributions on Disqualified Equity Interests of HGI or any Guarantor and payment of any redemption price or liquidation value of any Disqualified Equity Interest when due in accordance with its terms, in each case, to the extent that such Disqualified Equity Interest was permitted to be Incurred in accordance with the provisions of the indenture;

(11) in the case of any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), Investments by such Subsidiary in private collective investment vehicles owned or managed by Permitted Holders;

(12) Payments by HGI used to fund costs, expenses and fees related to (i) the Spectrum Brands Acquisition as disclosed in the prospectus or (ii) future acquisitions if such costs, expenses and fees are reasonable and customary (as determined in good faith by HGI); and

(13) the payment of dividends on Qualified Equity Interests of up to 8.0% per annum of the greater of the gross proceeds received by HGI from any offering or sale of such Qualified Equity Interests after the Issue Date or the accreted value of such Equity Interests (provided that the aggregate amount of dividends paid on such Qualified Equity Interests shall not exceed the proceeds therefrom received by HGI after the Issue Date);

provided that, in the case of clauses (6), (7), (10) and (13), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4) or (5) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) through (9), (11) and (12) will not be included in making the calculations under clause (3) of paragraph (a).

(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) above, or is entitled to be incurred pursuant to paragraph (a) f this covenant, HGI will be entitled to classify or re-classify (based on circumstances existing at the time of such re-classification) such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the paragraph (a) of this covenant.

(e) HGI and the Guarantors will not directly or indirectly make any Investment in

(A) LightSquared; provided that HGI and any Guarantor may acquire Equity Interests in LightSquared (which Equity Interests in LightSquared shall be pledged as Collateral) (i) solely in exchange for Qualified Equity Interests of HGI or solely as a contribution to the common equity of HGI; or (ii) if, after giving effect to the Investment, the Cash Collateral Coverage Ratio would be at least 2.0 to 1.0; or

(B) any Persons, the Equity Interests of which constitute Excluded Property of a type described in clause (iii) of the definition thereof; provided that HGI may make Investments in such Persons in an aggregate amount under this clause (B) not to exceed $15.0 million.

In the case of clause (B), such restriction shall no longer apply (and Investments made in such Person shall no longer count against the amount set forth in the proviso) if the Equity Interests of such Person cease to constitute Excluded Property and are pledged as Collateral.

Limitation on Liens

Neither HGI nor any Guarantor will, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens or, in the case of the Collateral, other than Permitted Collateral Liens) upon any of their property or assets, now owned or hereafter acquired.

Limitation on Sale and Leaseback Transactions

Neither HGI nor any Guarantor will enter into any Sale and Leaseback Transaction with respect to any property or asset unless HGI or the Guarantor would be entitled to

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Limitation on Debt and Disqualified Stock”, and

(2) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the notes pursuant to “— Limitation on Liens”,

in which case, the corresponding Debt and Lien will be deemed Incurred pursuant to those provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

(a) Except as provided in paragraph (b), HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions on any Equity Interests of the Subsidiary owned by HGI or any other Subsidiary;

(2)pay any Debt or other obligation owed to HGI or any other Subsidiary;

(3)make loans or advances to HGI or any other Subsidiary; or

(4)transfer any of its property or assets to HGI or any other Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

(1) existing on the Issue Date in the indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2) existing under or by reason of applicable law, rule, regulation or order;

(3) existing with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by HGI or any Subsidiary, which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person (other than Subsidiaries of such Person) and (ii) do not materially adversely affect the ability to make interest, principal and redemption payments on the notes and any extensions, renewals, replacements, or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right (including any asset sale or stock sale agreement) with respect to any property or assets of, HGI or any Subsidiary;

(5) with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Subsidiary that is permitted by “— Limitation on Asset Sales”;

(6) contained in the terms governing any Debt of any Subsidiary if the encumbrances or restrictions are ordinary and customary for a financing of that type;

(7) required pursuant to the indenture;

(8) existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(9) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(10) existing pursuant to purchase money and capital lease obligations for property acquired in the ordinary course of business; and

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which HGI or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of HGI or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of HGI or such Subsidiary or the assets or property of any other Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other Preferred Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to HGI or any Subsidiary to other Debt Incurred by HGI or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Repurchase of Notes upon a Change of Control

If a Change of Control occurs, each holder of notes will have the right to require HGI to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, HGI will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, HGI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. HGI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, HGI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, HGI will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by HGI.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that such new note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

A Change of Control will generally constitute a change of control under Spectrum’s existing debt instruments, and any future credit agreements or other agreements to which HGI or any of its Subsidiaries becomes a party may provide that certain change of control events with respect to HGI would constitute a default under these agreements. HGI’s ability to pay cash to the holders following the occurrence of a Change of Control may be limited by HGI’s then existing financial resources. Moreover, the exercise by the holders of their right to require HGI to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on HGI. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors — Risks Related to the Notes — We may be unable to repurchase the notes upon a change of control.”

HGI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by HGI and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to all the notes pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions under the indenture relative to HGI’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of HGI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require HGI to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HGI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitation on Asset Sales

Neither HGI nor any Guarantor will make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of Cash Equivalents received at closing or Replacement Assets (provided such Replacement Assets or Equity Interests of any direct Subsidiary that directly or indirectly owns such Replacement Assets are pledged as Collateral pursuant to the Security Documents). For purposes of this clause (2):

(A) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of HGI or a Guarantor pursuant to a customary novation agreement,

(B) instruments or securities received from the purchaser that are promptly, but in any event within 120 days of the closing, converted by HGI to Cash Equivalents, to the extent of the Cash Equivalents actually so received and

(C) any Designated Non-cash Consideration received by HGI or any Guarantor in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) (provided such assets or Equity Interests of any direct Subsidiary that directly or indirectly owns such assets are pledged as Collateral pursuant to the Security Documents)

shall be considered Cash Equivalents received at closing.

(3) Within 420 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used to (a) acquire all or substantially all of the assets of an operating business, a majority of the Voting Stock of another Person that thereupon becomes a Subsidiary engaged in an operating business or to make other Investments in Persons other than Permitted Holders in the ordinary course of business (collectively, “Replacement Assets”) or (b) to make a capital contribution to a Subsidiary, the proceeds of which are used by such Subsidiary to purchase an operating business, to make capital expenditures or otherwise acquire long-term assets that are to be used in an operating business (which assets or Voting Stock shall be pledged as Collateral) or to make other Investments in Persons other than Permitted Holders in the ordinary course of business.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (3).

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 420 days of the Asset Sale constitute “Excess Proceeds”. Excess Proceeds of less than $2.0 million will be carried forward and accumulated; provided that until the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, all or any portion of such Excess Proceeds may be used or invested in the manner described in clause (3) above and such invested amount shall no longer be considered Excess Proceeds. When accumulated Excess Proceeds equals or exceeds such amount, HGI must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all Pari-Passu Obligations secured by Liens on the Collateral and owed to anyone other than HGI, a Subsidiary or any Permitted Holder similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, HGI will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, by lot or any other method that the trustee in its sole discretion deems fair and appropriate with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates

(a) HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of HGI or any Subsidiary (a “Related Party Transaction”), involving payments or consideration in excess of $1.0 million except upon fair and reasonable terms that taken as a whole are no less favorable to HGI or the Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of HGI.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million, HGI must in addition obtain and deliver to the trustee a favorable written opinion from a nationally recognized investment banking, appraisal, or accounting firm as to the fairness of the transaction to HGI and its Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to

(1) any transaction between HGI and any of its Subsidiaries or between Subsidiaries of HGI;

(2) the payment of reasonable and customary regular fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of HGI who are not employees of HGI;

(3) any Restricted Payments if permitted by “— Limitation on Restricted Payments”;

(4) transactions or payments, including the award of securities, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business, or approved by the Board of Directors;

(5) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the terms of the amended, modified or new agreements, taken as a whole, are no less favorable to HGI and its Subsidiaries than those in effect on the date of the indenture;

(6) the entering into of a customary agreement providing registration rights to the direct or indirect stockholders of HGI and the performance of such agreements;

(7) the issuance of Equity Interests (other than Disqualified Equity Interests) of HGI to any Person or any transaction with an Affiliate where the only consideration paid by HGI or any Subsidiary is Equity Interests (other than Disqualified Equity Interests) of HGI or any contribution to the capital of HGI;

(8) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith for the sole purpose of improving the tax efficiency of HGI and its Subsidiaries;

(9) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, (B) transactions with joint ventures entered into in ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice and approved by a majority of HGI’s Board of Directors (including a majority of the disinterested directors) in good faith;

(10) transactions permitted by, and complying with, the provisions of, the “Consolidation, Merger or Sale of Assets” covenant, or any merger, consolidation or reorganization of HGI with an Affiliate, solely for the purposes of reincorporating HGI in a new jurisdiction;

(11) (a) transactions between HGI or any of its Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of HGI; provided that such director abstains from voting as a director of HGI on any matter involving such other Person or (b) transactions entered into with any of HGI’s or its Subsidiaries or Affiliates for shared services, facilities and/or employee arrangements entered into on commercially reasonable terms (as determined in good faith by HGI);

(12) Investments permitted pursuant to clause (11) of “— Covenants — Limitation on Restricted Payments” on commercially reasonable terms (as determined in good faith by HGI);

(13) payments by HGI or any Subsidiary to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;

(14) any transaction pursuant to which any Permitted Holder provides HGI and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services, which transaction is approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;

(15) the contribution of Equity Interests of Spectrum to HGI or any Subsidiary by a Permitted Holder; and

(16) the entering into of customary investment management contracts between a Permitted Holder and any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), which investment management contacts are entered into on commercially reasonable terms and approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith.

Financial Reports

(a) Whether or not HGI is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, HGI must provide the trustee and noteholders with, or electronically file with the Commission, within the time periods specified in those sections

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if HGI were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by HGI’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if HGI were required to file such reports.

In addition, whether or not required by the Commission, HGI will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, HGI will make the information and reports available to securities analysts and prospective investors upon request.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, HGI will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Reports to Trustee

HGI will deliver to the trustee:

(1) within 120 days after the end of each fiscal year a certificate stating that HGI has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) as soon as reasonably possible and in any event within 30 days after HGI becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which HGI proposes to take with respect thereto.

No Investment Company Registration

Neither HGI nor any Guarantor will register, or be required to register, as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Consolidation, Merger or Sale of Assets

HGI

(a) HGI will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into HGI,

unless:

(1) either (x) HGI is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of HGI under the indenture and the notes and the Registration Rights Agreement;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, HGI or the resulting surviving or transferee Person would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Certain Covenants — Maintenance of Collateral Coverage” (calculated as if the date of the transaction was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”); and

(4) HGI delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of HGI with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into HGI or (ii) if, in the good faith determination of the Board of Directors of HGI, whose determination is evidenced by a Resolution of HGI’s Board of Directors, the sole purpose of the transaction is to change the jurisdiction of incorporation of HGI.

(b) HGI shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) The foregoing shall not apply to (i) any transfer of assets by HGI to any Guarantor, (ii) any transfer of assets among Guarantors or (iii) any transfer of assets by a Subsidiary that is not a Guarantor to (x) another Subsidiary that is not a Guarantor or (y) HGI or any Guarantor.

(d) Upon the consummation of any transaction effected in accordance with these provisions, if HGI is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, HGI under the indenture and the notes with the same effect as if such successor Person had been named as HGI in the indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, HGI will be released from its obligations under the indenture and the notes.

Guarantors

No Guarantor may:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless:

(A) the other Person is HGI or any Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to HGI or a Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default

An “Event of Default” occurs if

(1) HGI defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) HGI defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) HGI fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “— Repurchase of Notes Upon a Change of Control” or “— Certain

Covenants — Limitation on Asset Sales”, or HGI or any Guarantor fails to comply with “— Consolidation, Merger or Sale of Assets”;

(4) HGI defaults in the performance of or breaches the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” or “— Certain Covenants — Maintenance of Collateral Coverage” and such default or breach is not cured within (i) 45 days after the date of default under clause (a) of “— Certain Covenants — Maintenance of Collateral Coverage” or (ii) 15 days after the date of any default under “— Certain Covenants — Maintenance of Liquidity,” or clauses (b) or (c) of “— Certain Covenants — Maintenance of Collateral Coverage” (it being understood that the date of default in the case of covenants tested at the end of a fiscal period is the last day of such fiscal period);

(5) HGI defaults in the performance of or breaches any other covenant or agreement of HGI in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to HGI by the trustee or to HGI and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(6) the failure by HGI or any Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or the acceleration of any such Debt by the holders thereof because of a default, in each case, if the total amount of such Debt unpaid or accelerated exceeds $25.0 million;

(7) one or more final judgments or orders for the payment of money are rendered against HGI or any of its Significant Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million (in excess of amounts which HGI’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(8) certain bankruptcy defaults occur with respect to HGI or any Significant Subsidiary;

(9) any Note Guaranty of a Significant Subsidiary ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Note Guaranty; or

(10) (a) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral (with a fair market value in excess of $25.0 million) intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Security Documents), (b) any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture) or (c) the enforceability of the Liens created by the Security Documents shall be contested by HGI or any Guarantor that is a Significant Subsidiary.

Consequences of an Event of Default

If an Event of Default, other than a bankruptcy default with respect to HGI, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to HGI (and to the trustee if the notice is given by the holders), may, and the trustee at the written request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to HGI, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to HGI and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by written notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is actually known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of HGI or any Guarantor, as such, will have any liability for any obligations of HGI or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders

HGI and the trustee may amend or supplement the indenture, the notes (and HGI, the trustee or the Collateral Agent may amend or supplement the Security Documents) without notice to or the consent of any noteholder

(1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2) to comply with “— Consolidation, Merger or Sale of Assets”;

(3) to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of additional notes;

(8) to make any other change that does not materially and adversely affect the rights of any holder;

(9) to conform any provision to this “Description of Notes”, as certified by an officers’ certificate; or

(10) to evidence the issuance of any Pari-Passu Obligations and secure such obligations with Liens on the Collateral.

Amendments With Consent of Holders.

(a) Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), HGI and the trustee may amend the indenture and the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by HGI with any provision of the indenture or the notes. In addition, the trustee is authorized to permit the Collateral Agent to amend any Security Document with the written consent of the holders of a majority in principal amount of the outstanding notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,

(8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner adverse to the holders of the notes, or

(9) make any change in any Note Guaranty that would adversely affect the noteholders.

In addition, no amendment, supplement or waiver may release all or substantially all of the Collateral without the consent of holders of at least 75% in aggregate principal amount of notes.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

The indenture provides that, in determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, notes owned by HGI, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with HGI or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the trustee shall be protected in relying on any such direction, waiver or consent, only notes which a responsible officer of the trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination. As a result, notes held by the Harbinger Parties will not be able to vote in respect of any direction, waiver or consent so long as the Harbinger Parties control HGI.

Defeasance and Discharge

HGI may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

HGI may also elect to

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”), or

(2) discharge its obligations under most of the covenants and under clause (3) of “— Consolidation, Merger or Sale of Assets — HGI” (and the events listed in clauses (3), (4), (5), (6), (7), (8) (with respect to Significant Subsidiaries only), (9) and (10) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”) by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient, in the opinion of an independent firm of certified public accountants, to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture.

In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture requires the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with HGI and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons (the “global notes”). We will deposit each global note on the date of the closing of the exchange offer with, or on behalf of, DTC in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.

Depository Procedures

The following description of the operations and procedures of The Depository Trust Company (“DTC”), the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfers of ownership interests in each security held by or on behalf of DTC are recorded only on the records of the Participants and Indirect Participants and not on the records of DTC.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the global notes may also hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. Investors may also hold interests in the global notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, HGI and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of HGI, the trustee or any of their respective agents has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices, which will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of HGI, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by HGI within 90 days of the notice; or

(2) an Event of Default has occurred and is continuing and the trustee has received a request from the depositary.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

HGI will make payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. HGI will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised HGI that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

Certain Definitions

“Accrued Yield” means an amount in respect of each $1,000 principal amount of notes that, together with the accrued interest to be paid in a Special Redemption, will provide the holder thereof with the yield to maturity on such note, calculated on the basis of a 360 day year and payable for the actual number of days elapsed from the Issue Date. “Yield to maturity” means the annual yield to maturity of the notes, calculated based on market convention and as reflected in the pricing term sheet for this offering.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by HGI or any Guarantor, including by means of a merger, consolidation or similar transaction and including any sale by HGI or any Guarantor of the Equity Interests of any Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to HGI or a Guarantor, including the sale or issuance by HGI or any Guarantor of any Equity Interests of any Subsidiary to HGI or any Guarantor;

(2) the disposition by HGI or any Guarantor in the ordinary course of business of (i) Cash Equivalents and cash management investments, (ii) damaged, worn out or obsolete assets, (iii) rights granted to others pursuant to leases or licenses, or (iv) inventory and other assets acquired and held for resale in the ordinary course of business (it being understood that any Equity Interests of any direct Subsidiary of HGI or any Guarantor and the assets of an operating business, unit, division or line of business shall not constitute inventory or other assets acquired and held for resale in the ordinary course of business);

(3) the sale or discount of accounts receivable arising in the ordinary course of business;

(4) a transaction covered by “— Consolidation, Merger or Sale of Assets— HGI”;

(5) a Restricted Payment permitted under “— Limitation on Restricted Payments”;

(6) the issuance of Disqualified Equity Interests pursuant to “— Limitation on Debt and Disqualified Stock”;

(7) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million;

(8) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(9) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(10) foreclosure or any similar action with respect to any property or other asset of HGI or any of its Subsidiaries;

(11) dispositions in connection with Permitted Liens; and

(12) dispositions of marketable securities, other than shares of Spectrum common stock, constituting less than 5% of the Total Assets; provided that such disposition is at fair market value and the consideration consists of Cash Equivalents.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction determined in accordance with GAAP, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt or Disqualified Equity Interests, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or such redemption or similar payment with respect to such Disqualified Equity Interests and (y) the amount of such principal, or redemption or similar payment by (ii) the sum of all such principal, or redemption or similar payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except with respect to the definition of Change of Control, any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Collateral Coverage Ratio” means, on any date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien pursuant to the Security Agreements on such Collateral that is subject to no prior Liens) consisting of Cash Equivalents to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business;

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HGI and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of HGI;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of HGI other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of HGI than such person or group;

(4) the first day on which a majority of the members of the Board of Directors of HGI are not Continuing Directors;

For purposes of this definition, (i) any direct or indirect holding company of HGI shall not itself be considered a Person for purposes of clauses (1) or (3) above or a “person” or “group” for purposes of clauses (1) or (3) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of HGI is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of HGI immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as the Collateral Agent, or any collateral agent appointed pursuant to the Collateral Trust Agreement.

“Collateral Coverage Ratio” means, at the date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien on such Collateral pursuant to the Security Agreements that is subject to no prior Lien) to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Collateral Trust Agreement” means the collateral trust agreement dated as of the Issue Date among HGI, the Collateral Agent and the trustee, as amended from time to time.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of HGI and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person that is not a Guarantor, except that net income shall be included to the extent of the dividends or other distributions actually paid in cash to HGI or any of the Guarantors by such Person during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net after-tax gains or losses attributable to or associated with the extinguishment of Debt or Hedging Agreements;

(4) the cumulative effect of a change in accounting principles;

(5) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(6) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(7) any expenses or charges related to any issuance of Equity Interests, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the notes and the consummation of the exchange offer pursuant to the Registration Rights Agreement; and

(8) any expenses or reserves for liabilities to the extent that HGI or any Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which HGI or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that HGI or such Subsidiary will not be indemnified.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of HGI who:

(1) was a member of such Board of Directors on the Issue Date or

(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Debt” means Debt or Disqualified Equity Interests of HGI or any Guarantor with a Stated Maturity after the Stated Maturity of the notes in an aggregate principal amount or liquidation preference not greater than (i) half (in the case of Debt referred to in clause (1) below) and (ii) twice (in the case of unsecured Debt or Disqualified Equity Interests), the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI; provided that:

(1) Contribution Debt may be secured by Liens on the Collateral (provided that no such Contribution Debt may be so secured unless, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (x) the aggregate principal amount of Debt outstanding and incurred under this clause (1), together with other Pari-Passu Obligations (including the notes) does not exceed $500.0 million and (y) HGI would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Maintenance of Collateral Coverage” (calculated as if the Incurrence date was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”));

(2) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (a)(3)(B) under “Limitation on Restricted Payments” (it being understood that if any such Debt or Disqualified Stock Incurred as Contribution Debt is redesignated as Incurred under any provision other than paragraph (b)(13) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) in the “Limitation on Restricted Payments” covenant); and

(3) such Contribution Debt (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an officers’ certificate on the Incurrence date thereof.

Any cash received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI may only be applied to incur secured Debt pursuant to clause (i) of the first paragraph above or unsecured Debt or Disqualified Equity Interests pursuant to clause (ii) of such paragraph. For example, if HGI issues Qualified Equity Interests and receives $100 of cash proceeds, HGI may either incur $50 of secured Debt (subject to the conditions set forth in such clause (i)) or $200 of unsecured Debt or Disqualified Equity Interests, but may not incur $50 of secured Debt and $150 of unsecured Debt.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which would have been recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases (other than the interest component thereof);

(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

(8) all obligations of such Person under Hedging Agreements; and

(9) all Disqualified Equity Interests of such Person;

provided, however, that notwithstanding the foregoing, Debt shall be deemed not to include (1) deferred or prepaid revenues or (2) any liability for federal, state, local or other taxes owed or owing to any governmental entity.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by HGI or a Guarantor in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by an officer of HGI or such Guarantor at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that (i) only the portion of the Equity Interests which is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of HGI or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by HGI in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions:

(A) are no more favorable to the holders than “— Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to HGI’s repurchase of the notes as required by the indenture. “Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means a primary offering, whether by way of private placement or registered offering, after the Issue Date, of Qualified Stock of HGI other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” means

(i) motor vehicles, the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;

(ii) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary;

(iii) any interest in a joint venture or non-Wholly Owned Subsidiary to the extent and for so long as the attachments of security interest created hereby therein would violate any joint venture agreement, organizational document, shareholders agreement or equivalent agreement relating to such joint venture or Subsidiary;

(iv) any rights of HGI or any Guarantor in any contract or license if under the terms thereof, or any applicable law with respect thereto, the valid grant of a security interest therein to the Collateral Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under applicable law, such prohibition cannot be waived;

(v) certain deposit accounts, the balance of which consists exclusively of (a) withheld income taxes and federal, state, local and foreign employment taxes in such amounts as are required to be paid to the IRS or any other applicable governmental authority and (b) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of HGI or any Guarantor;

(vi) other property that the Collateral Agent may determine from time to time that the cost of obtaining a Lien thereon exceeds the benefits of obtaining such a Lien (it being understood that the Collateral Agent shall have no obligation to make any such determination);

(vii) any intent-to-use U.S. trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the mark that is the subject of such application under applicable law;

(viii) Equity Interests of Zap.Com Corporation until such time as HGI determines that such Equity Interests should be pledged as Collateral, such determination (which shall be irrevocable) to be made by an officers’ certificate delivered by HGI to the Collateral Agent; and

(ix) an amount in Cash Equivalents not to exceed $1 million deposited for the purpose of securing, leases of office space, furniture or equipment;

provided however that “Excluded Property” shall not (i) apply to any contract or license to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409) or any other applicable law, or (ii) limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interest in and Lien upon any rights or interests of HGI or such Guarantor in or to moneys due or to become due under any such contract or license (including any accounts).

“Fair Market Value” means:

(i) in the case of any Collateral that (a) is listed on a national securities exchange or (b) is actively traded in the over-the-counter-market and represents equity in a Person with a market capitalization of at least $500 million on each trading day in the preceding 60 day period prior to such date, the product of (a) (i)     the sum of the volume weighted average prices of a unit of such Collateral for each of the 20 consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (b) the number of units pledged as Collateral;

(ii) in the case of any Collateral that is not so listed or actively traded (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of HGI; provided that (i) such written opinion may be based on a desktop appraisal conducted by such banking, appraisal, accounting or valuation firm for any date of determination that is not the end of the fiscal year for HGI and (ii) the fair market value thereof determined by such written opinion may be determined as of a date as early as 30 days prior to the end of the applicable fiscal period on which a covenant is required to be tested (the end of such period being referred to as the “Test Date”); and

(iii) in the case of Cash Equivalents, the face value thereof.

The “volume weighted average price” means the per share of common stock (or per minimum denomination or unit size in the case of any security other than common stock) volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the ‘‘<equity> AQR” page corresponding to the “ticker” for such common stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of such common stock (or per minimum denomination or unit size in the case of any security other than common stock) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the trustee). The “volume weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

In the case of any assets referenced in clause (ii) above tested on a date of determination other than in connection with a Test Date, for purposes of calculating compliance with a covenant, HGI will be permitted to rely on the value as determined by the written opinion given for the most recently completed Test Date.

For the avoidance of doubt:

(i) if HGI will be in compliance with an applicable covenant at a Test Date even if an asset constituting Collateral had no value, it shall not be required to obtain an appraisal of such Collateral (in which case such Collateral shall be assumed to have no value for such purpose); and

(ii) if HGI will be in compliance with an applicable covenant at a Test Date if an asset constituting Collateral has a minimum specified value, an appraisal establishing that such Collateral is worth at least such minimum specified value shall be sufficient (in which case such Collateral shall be assumed to have such minimum specified value for such purpose).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary that executes a supplemental indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “Consolidation, Merger or Sale of Assets”, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to manage fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to manage fluctuations in foreign exchange rates.

“Incur” and “Incurrence” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Guarantor on any date after the date of the indenture, the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “— Limitation on Debt and Disqualified Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales”. The accrual of interest, accretion of original issue discount or payment of interest in kind or the accretion or payment in kind, accumulation of dividends on any Equity Interests, will not be considered an Incurrence of Debt.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

“Issue Date” means the date on which the notes are originally issued under the indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Liquid Collateral Coverage Ratio” means the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien pursuant to the Security Agreements on such Collateral that is subject to no prior Lien) consisting of (a) shares of common stock of Spectrum and (b) Cash Equivalents to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions, underwriting commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, consultants and investment bankers;

(2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of HGI and its Subsidiaries;

(3) payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or (except in the case of Collateral) to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash; and

(5) payments of unassumed liabilities (not constituting Debt) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Collateral Liens” means: (1) Liens on the Collateral to secure Obligations in respect of the notes (excluding any additional notes); (2) Liens on the Collateral that rank pari passu with or junior to the Liens securing the Obligations in respect of the notes and that secure Obligations in respect of Debt (including any additional notes) Incurred pursuant to clause (1) or (13) of the definition of Permitted Debt; (3) Liens to secure any Permitted Refinancing Debt (or successive Permitted Refinancing Debt) as a whole, or in part, of any Obligations secured by any Lien referred to in clauses (1) or (2) of this definition; and (4) Liens on the Collateral of the types described in clauses (4), (5), (6), (13), (14) and (15) of the definition of Permitted Liens.

“Permitted Holders” means

(1) each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(2) any Affiliate of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; or

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) or (2).

“Permitted Liens” means

(1) Liens existing on the Issue Date not otherwise permitted;

(2) Permitted Collateral Liens;

(3) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(4) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(5) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(6) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of HGI and the Guarantors;

(7) Liens on property of a Person at the time such Person becomes a Guarantor, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any other Guarantor;

(8) Liens on property or the Equity Interests of any Person at the time HGI or any Guarantor acquires such property or Person, including any acquisition by means of a merger or consolidation with or into HGI or a Guarantor of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any Guarantor;

(9) Liens securing Debt or other obligations of HGI or a Guarantor to HGI or a Guarantor;

(10) Liens securing Hedging Agreements so long as such Hedging Agreements relate to Debt for borrowed money that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Agreements;

(11) extensions, renewals or replacements of any Liens referred to in clauses (1), (7), or (8) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and

(12) other Liens (not on the Collateral) securing obligations in an aggregate amount not exceeding $5.0 million;

(13) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(14) Liens securing office leases and office furniture and equipment in an aggregate amount not to exceed $1 million; and

(15) Liens on property securing Debt permitted pursuant to clause (14) of “Limitation on Debt and Disqualified Equity Interests”.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among HGI and the initial purchasers.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Security Documents” means (i) the Security and Pledge Agreement, (ii) the Collateral Trust Agreement and (iii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guarantees, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would , taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of HGI or any Guarantor which (i) is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect or (ii) is unsecured.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of HGI.

“Total Assets” means the total assets of HGI and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of HGI.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by HGI and one or more Wholly Owned Subsidiaries (or a combination thereof).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 hereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Code, U.S. Treasury regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the

“IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” or conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and ownership or disposition of the exchange notes acquired by Holders pursuant to the exchange offer or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity purchasing, owning and disposing of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	a citizen or resident alien of the United States as determined for U.S. federal income tax purposes,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes, or to pay the full principal amount of some or all of the exchange notes before their stated maturity date. These features of the exchange notes may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” A debt instrument is not subject to these provisions, however, if, at the date of its issuance, there is only a “remote” chance that contingencies affecting the instrument’s yield to maturity will occur. We believe that the likelihood that we will be obligated to make payments in amounts or at times that affect the exchange notes’ yield to maturity is remote, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on a United States Holder unless such United States Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and original issue discount otherwise includible and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Interest

Absent an election to the contrary (see “— Original Issue Discount — Election to treat all interest as original issue discount,” below), qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time it is received or accrued, in accordance with such United States Holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Original Issue Discount

Because the initial notes were issued with original issue discount for U.S. federal income tax purposes (“OID”), the exchange notes should be treated as having been issued with OID. The following is a summary of the OID rules and their application to the exchange notes.

A United States Holder will be required to include OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of its method of accounting for U.S. federal income tax purposes), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a United States Holder will be required to include in income increasingly greater amounts of OID in successive accrual periods, unless the accrual periods vary in length (as described below).

The amount of OID a United States Holder must include in income each taxable year will equal the sum of the “daily portions” of the OID with respect to an exchange note for all days on which such holder owns the exchange note during the taxable year. A United States Holder determines the daily portions of OID by allocating to each day in an “accrual period” the pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of an exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess, if any, of:

•	the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its “yield to maturity,” over

•	the aggregate amount of any QSI allocable to the accrual period.

All of the stated interest on the exchange notes should constitute QSI. The adjusted issue price of an exchange note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of QSI) previously made on the exchange note. If an interval between payments of QSI on an exchange note contains more than one accrual period, then, when a United States Holder determines the amount of OID allocable to an accrual period, such holder must allocate the amount of QSI payable at the end of the interval, including any QSI that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a United States Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any QSI that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a United States Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of QSI) and the adjusted issue price at the beginning of the final accrual period.

Election to treat all interest as original issue discount.  A United States Holder may elect to include in gross income all interest that accrues on its exchange note using the constant-yield method described above, with the modifications described below.

If a United States Holder makes this election for its exchange note, then, when such holder applies the constant-yield method:

•	the issue price of the exchange note will equal such holder’s initial basis in the exchange note,

•	the issue date of the exchange note will be the date such holder acquired the initial note, and

•	no payments on the exchange note will be treated as payments of QSI.

This election will apply only to the exchange note for which such election is made by a United States Holder; however, if the exchange note has bond premium (described below under “— Market Discount, Acquisition Premium and Bond Premium — Bond Premium”), a United States Holder will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that such holder holds at the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if a United States Holders makes this election for a market discount note, such holder will be treated as having made the election discussed below under “— Market Discount, Acquisition Premium and Bond Premium — Market Discount” to include market discount in income currently over the life of all debt instruments that you hold at the time of the election or acquire thereafter. A United States Holder may not revoke an election to apply the constant-yield method to all interest on an exchange note without the consent of the IRS.

Market Discount, Acquisition Premium and Bond Premium

Market Discount.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a United States Holder makes the election described above in “— Original Issue Discount — Election to treat all interest as OID” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Acquisition Premium.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. Any acquisition premium applicable to an initial note should carry over to the exchange note received in exchange therefor. If such holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “— Original Issue Discount” above), such holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of such holder’s adjusted basis in the initial note immediately after the purchase over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the initial note after the purchase date over the adjusted issue price of the initial note.

Bond Premium.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid for the initial note, increased by any OID and market discount previously included in gross income and reduced (but not below zero) by amortized bond premium and payments, if any, such holder previously received other than QSI payments. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of United States Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest and accruals of OID on the exchange notes are expected to constitute net investment income.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders that are not exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes, accruals of OID on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of notes that is not a United States Holder and that is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.

Exchange Offer

Non-United States Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note (which, for purposes of the non-United States Holder discussion, includes any accrued OID) will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets the following requirements:

•	Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (i) such holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•	such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. The interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of payments of interest and accruals of OID during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly competed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC in accordance with the requirements of the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Harbinger Group Inc., Attn.: Chief Financial Officer, 450 Park Avenue, 27th Floor, New York, NY 10022.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will opine that the exchange notes are binding obligations of the registrant.

EXPERTS

The consolidated balance sheet of HGI as of December 31, 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, have been included in this registration statement and prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of HGI as of December 31, 2009, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2009, included elsewhere in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report included elsewhere in this prospectus. Such financial statements have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of financial position of Spectrum Brands Holdings, Inc. as of September 30, 2010 and 2009 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor Company), the financial statement schedule II, and the effectiveness of internal control over financial reporting as of September 30, 2010, have been included in this registration statement and prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s reports include an explanatory paragraph that describes Spectrum Brands’ emergence from bankruptcy protection on August 28, 2009 and adoption of fresh start reporting on August 30, 2009, resulting in the Successor Company’s consolidated financial statements prior to August 30, 2009 not being comparable to its consolidated financial statements for periods on or after August 30, 2009. KPMG LLP’s reports also include an explanatory paragraph that describes the Successor Company’s change to the measurement date of accounting for pension and other post retirement on September 30, 2009.

The consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2010, have been included in this registration statement and prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these financial statements refers to a change in the method of accounting for other-than-temporary impairments in 2009 and for the fair value of financial instruments in 2008.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

A. HARBINGER GROUP INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements for the Fiscal Years Ended December 31, 2010, 2009 and 2008
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-5
Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	F-7
Consolidated Statement of Changes in Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2010, 2009 and 2008	F-8
Notes to Consolidated Financial Statements	F-9
B. SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements for the Three Month Periods Ended January 2, 2011 and January 3, 2010
Unaudited Condensed Consolidated Statements of Financial Position as of January 2, 2011 and September 30, 2010	F-30
Unaudited Condensed Consolidated Statements of Operations for the Three Month Periods Ended January 2, 2011 and January 3, 2010	F-31
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Month Periods Ended January 2, 2011 and January 3, 2010	F-32
Notes to Unaudited Condensed Consolidated Financial Statements	F-33
Audited Consolidated Financial Statements for the Fiscal Years Ended September 30, 2010, 2009 and 2008
Reports of Independent Registered Public Accounting Firm	F-67
Consolidated Statements of Financial Position as of September 30, 2010 and 2009	F-69
Consolidated Statements of Operations for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-70
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-71
Consolidated Statements of Cash Flows for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-72
Notes to Consolidated Financial Statements	F-74
Schedule II Valuation and Qualifying Accounts	F-144
C. FIDELITY & GUARANTY LIFE HOLDINGS, INC.
Audited Consolidated Financial Statements for the Fiscal Years Ended December 31, 2010, 2009 and 2008
Independent Auditors’ Report	F-145
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-146
Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	F-147
Consolidated Statements of Changes in Shareholder’s Equity (Deficit) for the Years Ended December 31, 2010, 2009 and 2008	F-148
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	F-150
Notes to Consolidated Financial Statements	F-151

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Harbinger Group Inc.:

We have audited the accompanying consolidated balance sheet of Harbinger Group Inc. and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG LLP

New York, New York
March 11, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Harbinger Group Inc.:

We have audited Harbinger Group Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for the year then ended, and our report dated March 11, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

New York, New York
March 11, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Harbinger Group Inc.
Rochester, NY

We have audited the accompanying consolidated balance sheet of Harbinger Group Inc. and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harbinger Group Inc. and subsidiaries at December 31, 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Rochester, New York
February 26, 2010

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(In thousands, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$39,311	$127,932
Short-term investments (Note 3)	71,688	15,952
Prepaid expenses and other current assets	799	530

Total current assets	111,798	144,414
Restricted cash (Notes 3 and 7)	360,133	—
Long-term investments (Note 3)	—	8,039
Property and equipment, net (Note 4)	137	35
Debt issuance costs, net (Note 7)	11,395	—
Other assets	471	395

Total assets	$483,934	$152,883

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,728	$593
Accrued and other current liabilities (Note 5)	7,414	1,874

Total current liabilities	10,142	2,467
Long-term debt (Note 7)	345,146	—
Pension liabilities (Note 12)	3,611	3,519
Other liabilities (Note 6)	709	1,100

Total liabilities	359,608	7,086

Commitments and contingencies (Note 11)
Harbinger Group Inc. stockholders’ equity (Note 8):
Preferred stock, $.01 par; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par; 500,000,000 shares authorized; 19,292,110 and 19,284,850 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	193	193
Additional paid in capital	132,773	132,638
Retained earnings	1,543	23,848
Accumulated other comprehensive loss (Note 12)	(10,210)	(10,912)

Total Harbinger Group Inc. stockholders’ equity	124,299	145,767
Noncontrolling interest (Note 2)	27	30

Total equity	124,326	145,797

Total liabilities and equity	$483,934	$152,883

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)

Revenues	$—	$—	$—
Cost of revenues	—	—	—

Gross profit	—	—	—
Operating expenses:
General and administrative (Notes 11,12,13 and 14)	18,846	6,290	3,237

Total operating expenses	18,846	6,290	3,237

Operating loss	(18,846)	(6,290)	(3,237)
Other income (expense):
Interest expense (Note 7)	(4,963)	—	—
Interest income	220	229	3,013
Other, net	523	1,280	113

Total other income (expense)	(4,220)	1,509	3,126

Loss before income taxes	(23,066)	(4,781)	(111)
Benefit from (provision for) income taxes (Note 10)	758	(8,566)	98

Net loss	(22,308)	(13,347)	(13)
Less: Net loss attributable to the noncontrolling interest	3	3	1

Net loss attributable to Harbinger Group Inc.	$(22,305)	$(13,344)	$(12)

Net loss per common share — basic and diluted (Note 9)	$(1.16)	$(0.69)	$0.00

Weighted average common shares outstanding:
Basic	19,286	19,280	19,276

Diluted	19,286	19,280	19,276

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Net loss	$(22,308)	$(13,347)	$(13)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	44	7	—
Amortization of debt issuance costs	223	—	—
Amortization of debt discount	91	—	—
Stock-based compensation	114	2	—
Deferred income taxes	148	8,542	(148)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(362)	(94)	902
Accounts payable	2,135	501	(88)
Accrued and other current liabilities	5,540	829	(96)
Pension liabilities	794	910	17
Other liabilities	(391)	(44)	(185)

Net cash (used in) provided by operating activities	(13,972)	(2,694)	389

Cash flows from investing activities:
Purchases of investments	(176,191)	(28,065)	(302,064)
Maturities of investments	128,494	16,039	305,118
Capital expenditures	(143)	(42)	—
Other investing activities	(134)	—	—

Net cash (used in) provided by investing activities	(47,974)	(12,068)	3,054

Cash flows from financing activities:
Proceeds from issuance of debt	345,055	—	—
Restricted cash placed in escrow	(360,133)	—	—
Debt issuance costs	(11,618)	—	—
Stock options exercised	21	—	—

Net cash used in financing activities	(26,675)	—	—

Net (decrease) increase in cash and cash equivalents	(88,621)	(14,762)	3,443
Cash and cash equivalents at beginning of period	127,932	142,694	139,251

Cash and cash equivalents at end of period	$39,311	$127,932	$142,694

Cash paid during the year for:
Interest	$—	$—	$—

Income taxes	$—	$—	$97

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)

					Common	Accumulated
			Additional		Stock	Other	Non-		Comprehensive
	Common Stock		Paid	Retained	Held in	Comprehensive	controlling	Total	Income
	Shares	Amount	Capital	Earnings	Treasury	Loss	Interest	Equity	(Loss)
	(In thousands)

Balance at January 1, 2008	24,709	$247	$164,250	$37,204	$(31,668)	$(7,934)	$34	$162,133
Net loss	—	—	—	(12)	—	—	(1)	(13)	$(13)
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	(3,273)	—	(3,273)	(3,273)

Comprehensive loss									(3,286)
Less: Comprehensive loss attributable to the noncontrolling interest									1

Total comprehensive loss attributable to Harbinger Group, Inc.									$(3,285)

Balance at December 31, 2008	24,709	247	164,250	37,192	(31,668)	(11,207)	33	158,847
Net loss	—	—	—	(13,344)	—	—	(3)	(13,347)	$(13,347)
Treasury stock retirement (Note 8)	(5,432)	(54)	(31,614)	—	31,668	—	—	—	—
Stock option net exercises (Note 14)	8	—	—	—	—	—	—	—	—
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	295	—	295	295
Stock-based compensation (Note 14)	—	—	2	—	—	—	—	2	—

Comprehensive loss									(13,052)
Less: Comprehensive loss attributable to the noncontrolling interest									3

Total comprehensive loss attributable to Harbinger Group, Inc.									$(13,049)

Balance at December 31, 2009	19,285	193	132,638	23,848	—	(10,912)	30	145,797
Net loss				(22,305)			(3)	(22,308)	$(22,308)
Stock options exercised (Note 14)	7	—	21	—	—	—	—	21	—
Actuarial adjustments to pension plans, net of tax effects (Note 12)	—	—	—	—	—	702	—	702	702
Stock-based compensation (Note 14)	—	—	114	—	—	—	—	114	—

Comprehensive loss									(21,606)
Less: Comprehensive loss attributable to the noncontrolling interest									3

Total comprehensive loss attributable to Harbinger Group, Inc.									$(21,603)

Balance at December 31, 2010	19,292	$193	$132,773	$1,543	$—	$(10,210)	$27	$124,326

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Business and Organization

Harbinger Group Inc. (“HGI” and, together with its consolidated subsidiaries, the “Company”) is a holding company with approximately $471.1 million in cash, cash equivalents and investments (of which $360.1 was restricted pending the completion of the Spectrum Brands Acquisition) at December 31, 2010. The Company’s principal focus is to identify and evaluate business combinations or acquisitions of businesses. The Company currently owns 98% of Zap.Com Corporation (“Zap.Com”), a public shell company that may seek assets or businesses to acquire. As discussed in Notes 15 and 17, on January 7, 2011, the Company acquired a controlling interest in Spectrum Brands Holdings, Inc. (“SB Holdings”), a global branded consumer products company.

As of December 31, 2010, Harbinger Capital Partners Master Fund I, Ltd. (the “Harbinger Master Fund”), Global Opportunities Breakaway Ltd. (the “Harbinger Global Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Situations Fund” and together with the Harbinger Master Fund and Harbinger Global Fund, the “Harbinger Parties” or the Company’s “Principal Stockholders”) collectively owned 51.6% of the Company’s common stock. On January 7, 2011, the Principal Stockholders’ ownership of the Company increased to 93.3% from 51.6% as a result of the Company’s acquisition of a controlling interest in SB Holdings from the Principal Stockholders as discussed in Notes 15 and 17.

Note 2.	Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Harbinger Group Inc., its 98% owned subsidiary, Zap.Com, and certain wholly-owned non-operating subsidiaries and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation. The noncontrolling interest component of total equity represents the 2% share of Zap.Com not owned by the Company.

The Company follows the accounting guidance which establishes standards for reporting information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. As of December 31, 2010, the Company has determined that it does not have any separately reportable operating segments.

Cash and Cash Equivalents

The Company principally invests its excess cash in U.S. Government instruments. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Investments

A portion of the Company’s investments are held in U.S. Government instruments with maturities greater than three months. As the Company has both the intent and the ability to hold these securities to maturity, they are considered held-to-maturity investments. Such investments are recorded at original cost plus accrued interest, which is included in “Prepaid expenses and other current assets.”

Restricted Cash

As of December 31, 2010, the Company had restricted cash held in escrow under the terms of its 10.625% Senior Secured Notes (the “10.625% Notes”) issued on November 15, 2010 (see Note 7). The restricted cash is classified as a non-current asset since it relates to the long-term debt. Such funds became unrestricted upon their release from escrow on January 7, 2011 (see Note 17).

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Major improvements which extend the lives of existing property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from accounts and any resulting gain or loss is recognized in the statement of operations.

Depreciation is provided on a straight-line basis over an estimated useful life of three years for furniture, fixtures and equipment. Leasehold improvements are depreciated over the lesser of the useful life of the improvement or the term of the lease.

Debt Issuance Costs and Original Issue Discount

Deferred debt issuance costs and original issue discount on debt are amortized to interest expense using the effective interest method.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Benefit from (provision for) income taxes.”

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results in future periods could differ from these estimates.

The Company’s significant estimates which are susceptible to change in the near term relate to (1) estimates of reserves for litigation and environmental reserves (see Note 11) (2) recognition of deferred tax assets and related valuation allowances (see Note 10) and (3) assumptions used in the actuarial valuations for defined benefit plans (see Note 12).

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include the Company’s cash, cash equivalents and investments. These funds are currently concentrated among three financial institutions; however, the majority of the Company’s unrestricted funds are invested in U.S. Government Treasuries, backed by the full faith and credit of the U.S. Government, which are held by these financial institutions on behalf of the Company. The restricted funds were held in a bank money market account at December 31, 2010.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements Not Yet Adopted

There are no recent accounting pronouncements that have not yet been adopted that the Company believes may have a material impact on its consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior year financial information to conform to the current year presentation. Specifically, the Company reclassified “Non-trade receivables”, which were not significant during the periods presented, into “Prepaid expenses and other current assets” in the consolidated balance sheets and reclassified the related changes in the consolidated statements of cash flows.

Note 3.	Fair Value of Financial Instruments

The Company classifies its U.S. Treasury investments as held-to-maturity, unless original maturities are three months or less, and, accordingly, their carrying amounts represent amortized cost, which is original cost adjusted for the amortization of premiums and discounts, plus accrued interest. The accrued interest receivable is included in “Prepaid expenses and other current assets” in the accompanying consolidated balance sheets. The carrying amounts approximate fair value. The carrying amounts and estimated fair values of the Company’s financial instruments for which the disclosure of fair values is required were as follows (in thousands):

	December 31, 2010			December 31, 2009
	Carrying	Fair	Unrecognized	Carrying	Fair	Unrecognized
	Amount	Value	Loss	Amount	Value	Loss

Cash and cash equivalents:
U.S. Treasury Bills	$24,074	$24,074	$—	$127,593	$127,591	$(2)
Treasury money market	426	426	—	36	36	—
Checking accounts	14,811	14,811	—	303	303	—

Total cash and cash equivalents	39,311	$39,311	—	127,932	$127,930	(2)

Less: Accrued interest classified as other current assets	—			—

Total cash and cash equivalents, at cost	39,311			127,932

Short-term investments
U.S. Treasury Bills and Notes	71,743	71,715	(28)	15,956	15,916	(40)

Total short-term investments	71,743	$71,715	(28)	15,956	$15,916	(40)

Less: Accrued interest classified as other current assets	(55)			(4)

Total short-term investments, at cost	71,688			15,952

Restricted cash in bank money market account	360,133	$360,133	—	—	$—	—

Long-term investments
U.S. Treasury Notes	—	—	—	8,056	8,018	(38)

Total long-term investments	—	$—	—	8,056	$8,018	(38)

Less: Accrued interest classified as other current assets	—			(17)

Total long-term investments, at cost	—			8,039

Total cash, cash equivalents and investments	$471,132		$(28)	$151,923		$(80)

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest rates on the Company’s U.S. Treasury Bills classified as cash and cash equivalents had interest rates of 0.05% and 0.00% at December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company’s short-term investments had maturities up to approximately 11 months and had interest rates ranging from 0.1% to 0.3%. As of December 31, 2009, the Company’s short-term investments had maturities up to approximately 10 months with interest rates ranging from 0.38% to 0.62%. In addition, at December 31, 2009, the Company had long-term investments with maturities up to approximately 1.3 years with interest rates ranging from 0.44% to 0.60%.

The Company expects that all of the gross unrecognized losses aggregating $28,000 as of December 31, 2010 will not be realized since the Company has the intent and ability to hold its U.S. Treasury investments to maturity. All short-term investments will mature in less than one year.

The Company estimates that the fair value of its long-term debt is approximately $349,125,000 compared to its carrying value of $345,146,000 at December 31, 2010. The fair value is based on an indicative bid price for the 10.625% Notes as of December 31, 2010.

See Note 12 with respect to fair value measurements of the Company’s pension plan assets.

Note 4.	Property and Equipment

The components of property and equipment are as follows (in thousands):

	December 31,
	2010	2009

Furniture and fixtures	$55	$32
Equipment	91	155
Leasehold improvements	41	38

Total property and equipment, at cost	187	225
Less accumulated depreciation	(50)	(190)

Property and equipment, net of accumulated depreciation	$137	$35

Note 5.	Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following (in thousands):

	December 31,
	2010	2009

Interest (Note 7)	$4,648	$—
Employee compensation and benefits	1,351	169
Insurance	356	578
Legal and environmental reserves (Note 11)	340	345
Professional fees	186	433
Franchise tax	157	30
Pension accrual (Note 12)	98	104
Federal and state income taxes (Note 10)	9	3
Other	269	212

	$7,414	$1,874

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Other Liabilities

Other liabilities consist of the following (in thousands):

	December 31,
	2010	2009

Uncertain tax positions	$366	$732
Retirement agreement	323	333
Other	20	35

	$709	$1,100

Note 7.	Long-Term Debt

10.625% Senior Secured Notes

On November 15, 2010, the Company issued $350 million aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015. The 10.625% Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain persons in offshore transactions in reliance on Regulation S, but have future registration requirements. The 10.625% Notes were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount (“OID”) aggregating $4,945,000. Interest on the 10.625% Notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The 10.625% Notes, net of unamortized OID of $4,854,000, are classified as “Long-term debt” in the accompanying consolidated balance sheet as of December 31, 2010.

The net proceeds from issuance of the 10.625% Notes, together with an amount equal to accrued interest and amortized OID to April 7, 2011, were deposited into a segregated escrow account pending the Company’s acquisition (the “Spectrum Brands Acquisition”) of a controlling interest in the common stock of SB Holdings by March 31, 2011 (see Notes 15 and 17 for discussion of the Spectrum Brands Acquisition). Such escrow balance is classified as “Restricted cash” in the accompanying consolidated balance sheet as of December 31, 2010. As disclosed in Note 17, the escrow balance was subsequently released to the Company on January 7, 2011 upon completion of the Spectrum Brands Acquisition and the collateralization of the 10.625% Notes with a first priority lien on all of the assets of the Company, including the SB Holdings common stock acquired by it as well as all of the stock held by the Company in its other subsidiaries and the Company’s cash and investment securities. The Company intends to use the net proceeds from issuance of the 10.625% Notes for general corporate purposes, which may include acquisitions and other investments.

The Company has the option to redeem the 10.625% Notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, the Company may redeem some or all of the 10.625% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, the Company may redeem up to 35% of the original aggregate principal amount of the 10.625% Notes with net cash proceeds received by the Company from certain equity offerings at a price equal to 110.625% of the principal amount of the 10.625% Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the 10.625% Notes remains outstanding immediately thereafter.

The indenture governing the 10.625% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of HGI, and, in certain cases, HGI’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. HGI is also

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of SB Holdings common stock owned by HGI, subsequent to the collateralization on January 7, 2011. The Company was in compliance with all of such applicable covenants as of December 31, 2010.

The Company incurred $11.6 million of costs in connection with its issuance of the 10.625% Notes. These costs are classified as “Debt issuance costs” in the accompanying consolidated balance sheet as of December 31, 2010 and, along with the OID, are being amortized to interest expense utilizing the effective interest method over the term of the 10.625% Notes.

Note 8.	Equity

On November 3, 2009, the Company’s board of directors and Principal Stockholders approved the merger (the “Reincorporation Merger”) of Zapata Corporation (“Zapata”), a Nevada corporation, with and into its newly formed wholly-owned subsidiary, Harbinger Group Inc., a Delaware corporation. The Principal Stockholders approved the Reincorporation Merger by written consent in lieu of a meeting. On December 23, 2009, the Company completed the Reincorporation Merger and the Company effectively changed its name to Harbinger Group Inc. and changed its domicile from the State of Nevada to the State of Delaware. In connection with the Reincorporation Merger, stockholders received one share of common stock of Harbinger Group Inc. for each share of Zapata common stock owned at the effective date of the Reincorporation Merger.

Immediately prior to the effectiveness of the Reincorporation Merger, the Company’s authorized capital stock consisted of 1,600,000 shares of preferred stock, par value $0.01 per share, 14,400,000 shares of preference stock, par value $0.01 per share and 132,000,000 shares of common stock, of which 19,284,850 shares were outstanding and 5,432,080 shares were held in treasury. No preferred stock or preference stock was issued or outstanding.

At the time of the Reincorporation Merger and at December 31, 2010, the Company’s authorized capital stock consisted of 10,000,000 shares of preferred stock and 500,000,000 shares of common stock. The board of directors has the right to set the dividend, voting, conversion, liquidation and other rights, as well as the qualifications, limitations, and restrictions, with respect to the preferred stock. As of December 31, 2010, the Company had 19,292,110 shares of common stock issued and outstanding, with no shares held in treasury, and no preferred stock issued or outstanding. As of December 31, 2010, the Company had 480,707,890 shares of common stock and 10,000,000 shares of preferred stock available for issuance.

On January 7, 2011, the Company issued the Harbinger Parties 119,909,829 shares of its common stock in connection with the Spectrum Brands Acquisition discussed in Notes 15 and 17. Reflecting such share issuance, the Company had 139,201,939 shares of common stock issued and 360,798,061 shares of common stock available for issuance as of January 7, 2011.

Note 9.	Net Loss Per Common Share

“Net loss per common share — basic” is computed by dividing “Net loss attributable to Harbinger Group Inc.” by the weighted average number of common shares outstanding. “Net loss per common share — diluted” in each of the years presented was the same as “Net loss per common share — basic” as the Company reported a net loss and, therefore, the effect of all potentially dilutive securities on the net loss would have been anti-dilutive.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table details the potential common shares excluded from the calculation of “Net loss per common share — diluted” because the associated exercise prices were greater than the average market price of the Company’s common stock, or because their impact would be antidilutive due to the Company’s net loss for the period (in thousands, except per share amounts):

	Years Ended December 31,
	2010	2009	2008

Stock options	503	524	427
Weighted average exercise price per share	$5.65	$5.49	$5.12

Note 10.	Income Taxes

Benefit from (provision for) income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2010	2009	2008

Current:
State	$(9)	$(5)	$(24)
Federal	915	(19)	(26)
Deferred:
State	—	(49)	(10)
Federal	(148)	(8,493)	158

Benefit from (provision for) income taxes	$758	$(8,566)	$98

The following table reconciles the expected benefit from income taxes for all periods computed using the U.S. Federal statutory rate of 34% to the “Benefit from (provision for) income taxes” as reflected in the consolidated statements of operations (in thousands):

	Years Ended December 31,
	2010	2009	2008

Benefit at statutory rate	$7,843	$1,626	$38
Net operating loss and credit carryforward limitations due to ownership change	—	(7,376)	—
Valuation allowance for deferred tax assets	(6,193)	(2,794)	(1)
Non-deductible professional fees and advisory services	(1,515)	(40)	—
Decrease (increase) in tax reserve	401	(19)	(16)
State income taxes, net of Federal benefit	182	20	(25)
Change in estimated liabilities	—	—	123
Effect of deferred rate change	—	—	(17)
Other	40	17	(4)

Benefit from (provision for) income taxes	$758	$(8,566)	$98

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary differences and tax credit carryforwards that gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2010	2009

Deferred tax assets:
Pension liabilities	$1,451	$1,424
Capitalized transaction costs	1,549	57
Accruals not yet deductible	1,033	582
Net operating loss carryforward	4,978	635
Alternative minimum tax credit	—	514

	9,011	3,212
Less valuation allowance	(8,645)	(2,698)

Total deferred tax assets	366	514
Deferred tax liabilities	—	—

Net deferred tax assets	$366	$514

The Company’s net deferred tax assets are reflected in the Company’s consolidated balance sheets as follows:

	Years Ended December 31,
	2010	2009

Prepaid expenses and other current assets	$26	$119
Other assets	340	395

Net deferred tax assets	$366	$514

The 2009 Change of Control resulted in an ownership change under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “IRC”). As a result, the Company’s ability to utilize pre-ownership change net operating loss (“NOL”) carryforwards of $3.3 million and alternative minimum tax (“AMT”) credits of $6.6 million was eliminated. The $3.3 million of NOL carryforwards included approximately $0.3 million which has not been recognized for financial statement purposes as they relate to benefits associated with stock option exercises that have not reduced current taxes payable.

The benefit from income taxes for the year ended December 31, 2010 principally represents the restoration in the 2010 first quarter of $732,000 of deferred tax assets previously written off in connection with the 2009 Change in Control in the third quarter of 2009 and a related reversal of $35,000 of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent the Company settles its uncertain tax positions for which it had previously recorded $732,000 of reserves and $35,000 of related accrued interest and penalties. As a result, the final resolution of these uncertain tax positions will have no net effect on the Company’s future provision for (or benefit from) income taxes.

The Company has $14.3 million of post-ownership change NOL carryforwards. However, in accordance with the accounting for stock-based compensation, approximately $76,000 of these carryforwards have not been recognized for financial statement purposes as they relate to benefits associated with stock option exercises that have not reduced current taxes payable. Equity will be increased by $27,000 if and when such

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax assets are ultimately realized. The Company uses the ordering model prescribed by the liability method of accounting for income taxes when determining when excess tax benefits have been realized.

The Company’s ability to utilize its NOL carryforward tax benefits is dependent on future taxable income. NOL carryforwards have a 20-year carry-forward period and will begin expiring in 2029.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Cumulative losses weigh heavily in the overall assessment of the need for a valuation allowance. As a result of its cumulative losses in recent years, the Company determined that a valuation allowance was required for substantially all of its deferred tax assets. Consequently, the Company’s valuation allowance increased from $2.7 million as of December 31, 2009 to $8.6 million as of December 31, 2010.

The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Unrecognized tax benefits were approximately $366,000 and $732,000 as of December 31, 2010 and 2009, respectively, which are classified as “Other liabilities” in the accompanying consolidated balance sheets. The reversal of these benefits will not affect the Company’s effective tax rate when recognized. The Company expects that the full amount of unrecognized tax benefits will reverse during the next 12 months. The following is a roll-forward of the Company’s total uncertain tax positions (in thousands):

Balance at December 31, 2007	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2008	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2009	$732
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(366)
Settlements	—

Balance at December 31, 2010	$366

Accrued interest expense and penalties, if any, related to the above uncertain tax positions are recorded in “Benefit from (provision for) income taxes.” For the years ended December 31, 2010, 2009 and 2008, the amount of interest expense and penalties (reversal) was $(35,000), $19,000 and $16,000, respectively. The Company files federal and state consolidated income tax returns and is subject to income tax examinations for years after 2006. The Company currently has no federal or state tax returns under examination.

If the Company has another change of ownership under section 382 of the IRC, utilization of NOL carryforward tax benefits could be significantly limited or possibly eliminated. An ownership change for this purpose is generally a change in the majority ownership of a company over a three-year period.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Section 541 of the IRC subjects a corporation that is a “personal holding company” (“PHC”), as defined in the IRC, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed PHC income is based on taxable income, subject to certain adjustments, most notably a reduction for Federal income taxes. Personal holding company income is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation is generally considered to be a personal holding company if (1) 60% or more of its adjusted ordinary gross income is personal holding company income and (2) 50% or more of its outstanding common stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

Subsequent to the 2009 Change of Control, the Company may continue to qualify as a PHC. For 2010, the Company did not incur a PHC tax as it had a net operating loss for the year ended December 31, 2010. If it is determined that five or fewer individuals hold more than 50% in value of the Company’s outstanding common stock during the second half of future tax years, it is possible that the Company could have at least 60% of adjusted ordinary gross income consist of PHC income as discussed above. Thus, there can be no assurance that the Company will not be subject to this tax in the future, which, in turn, may materially and adversely impact the Company’s financial position, results of operations and cash flows. In addition, if the Company is subject to this tax in future periods, statutory tax rate increases could significantly increase its tax expense and adversely affect its consolidated operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC income is scheduled to expire as of December 31, 2012, after which the rate will revert back to the highest individual ordinary income rate of 39.6%.

Note 11.	Commitments and Contingencies

Lease Commitments

Future annual minimum payments under non-cancelable operating lease obligations as of December 31, 2010 are approximately $208,000 in each of the years ending December 31, 2011 and 2012. Rental expense for leases was $139,000, $69,000 and $76,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Legal and Environmental Matters

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against the Company in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by the Company in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a worker’s compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $0.5 million, including approximately $0.2 million relating to the workers compensation bond and approximately $0.3 million relating to the reclamation bonds.

In 2005, the Company was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of the Company. The claim was made under an indemnification provision provided by the Company to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised the Company that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. The Company has challenged any responsibility to indemnify

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weatherford. The Company believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.

In December 2010, a derivative action was filed by Alan R. Kahn in the Delaware Court of Chancery alleging that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders. See Note 15 for additional information regarding this litigation.

In addition to the matters described above, the Company is involved in other litigation and claims incidental to its current and prior businesses. These include multiple complaints in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by the Company’s offshore drilling and bulk-shipping affiliates.

The Company has aggregate reserves for its legal and environmental matters of approximately $0.3 million at both December 31, 2010 and December 31, 2009 which reserves relate primarily to the Utica Mutual and Weatherford claims described above. However, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, results of operations or cash flows.

Guarantees

Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.

Note 12.	Defined Benefit Plans

General

The Company has a noncontributory defined benefit pension plan (“the Pension Plan”) covering certain current and former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Additionally, the Company has an unfunded supplemental pension plan (“the Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of the Company. The amounts of such payments equal the difference between the amounts received under the Pension Plan and the amounts that would otherwise be received if Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Obligations and Funded Status (in thousands):

	December 31,
	2010	2009

Change in Benefit Obligation
Benefit obligation at beginning of year	$18,504	$17,034
Interest cost	1,006	1,101
Actuarial loss	794	1,835
Benefits paid	(1,621)	(1,466)

Benefit obligation at end of year	18,683	18,504

Change in Plan Assets
Plan assets at fair value at beginning of year	14,881	14,026
Actual return on plan assets	1,608	2,217
Company contributions	106	104
Benefits paid	(1,621)	(1,466)

Plan assets at fair value at end of year	14,974	14,881

Funded Status of Plans	$(3,709)	$(3,623)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Accrued and other current liabilities	$(98)	$(104)
Pension liabilities	(3,611)	(3,519)

Net amount recognized	$(3,709)	$(3,623)

Amounts recognized in accumulated other comprehensive loss consisted of:
Net actuarial loss	$(16,948)	$(17,650)

Net amount recognized	(16,948)	(17,650)
Cumulative deferred tax effects	6,738	6,738

Accumulated other comprehensive loss	$(10,210)	$(10,912)

Components of net periodic benefit cost (in thousands):

	Years Ended December 31,
	2010	2009	2008

Service cost	$—	$—	$—
Interest cost	1,006	1,101	1,091
Expected return on plan assets	(1,029)	(968)	(1,517)
Amortization of actuarial loss	918	881	548

Net periodic pension cost	$895	$1,014	$122

The Company expects to recognize approximately $0.9 million in pension expense during 2011. This amount is comprised of approximately $0.9 million of net actuarial losses, which will be amortized out of accumulated other comprehensive loss and included as a component of net periodic benefit cost, approximately $1.0 million of interest and service costs, offset by approximately $1.0 million of expected return on plan assets.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of actuarial adjustments to pension plans, net of tax effects

The components of “Actuarial adjustments to pension plans, net of tax effects” included in “Comprehensive Income (Loss)” reported in the accompanying Consolidated Statements of Changes in Equity and Comprehensive Income (Loss) are as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008

Net actuarial loss arising during the year	$(216)	$(586)	$(5,607)
Amortization of unrecognized net actuarial loss to net periodic benefit cost	918	881	548
Deferred tax benefit (provision)	—	—	1,786

Actuarial adjustments to pension plans, net of tax effects	$702	$295	$(3,273)

Pension Plan Information

The accumulated benefit obligation for the Pension Plan was $17.9 million and $17.7 million at December 31, 2010 and 2009, respectively. The fair value of the Pension Plan assets was $15.0 million and $14.9 million at December 31, 2010 and 2009, respectively.

	Years Ended December 31,
	2010	2009	2008

Assumptions used to determine benefit obligations
Discount rate	5.14%	5.66%	6.75%
Assumptions used to determine net periodic benefit cost
Discount rate	5.66%	6.75%	6.25%
Expected long-term return on plan assets	7.25%	7.25%	7.75%

The Company is responsible for establishing objectives and policies for the investment of Pension Plan assets with assistance from the Pension Plan’s investment consultant. As the obligations are relatively long-term in nature, the investment strategy has been to maximize long-term capital appreciation. The Pension Plan has historically invested within and among equity and fixed income asset classes in a manner that sought to achieve the highest rate of return consistent with a moderate amount of volatility. At the same time, the Pension Plan maintained a sufficient amount invested in highly liquid investments to meet immediate and projected cash flow needs. To achieve these objectives, the Company developed guidelines for the composition of investments to be held by the Pension Plan. Due to varying rates of return among asset classes, the actual asset mix may vary somewhat from these guidelines but are generally rebalanced as soon as practical.

Pension Plan Assets.  Asset allocations and target asset allocations by asset category are as follows:

	Years Ended December 31,		Plan Investment Allocation Guidelines
Asset Category	2010	2009	Min	Target	Max

Domestic equity securities	52%	53%	28%	45%	75%
International equity securities	10%	11%	0%	10%	15%
Fixed income	38%	36%	10%	40%	60%
Other	0%	0%	0%	5%	15%

As of December 31, 2010 and 2009, no plan assets were invested in the Company’s common stock.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For 2010, the Company assumed a long-term asset rate of return of 7.25%. In developing this rate of return assumption, the Company evaluated historical returns and asset class return expectations based on the Pension Plan’s current asset allocation. Despite the Company’s belief that this assumption is reasonable, future actual results may differ from this estimate.

Fair value measurements for the Pension Plans’ assets at December 31, 2010 and 2009 are summarized below (in thousands):

	Fair Value Measurements(1)
	December 31,	December 31,
Asset Category	2010	2009

Domestic equity securities	$7,788	$7,878
International equity securities	1,502	1,601
Fixed income	5,684	5,402

Total	$14,974	$14,881

(1)	All Pension Plan investments are invested in and among equity and fixed income asset classes through collective trusts. Each collective trust’s valuation is based on its calculation of net asset value per share reflecting the fair value of its underlying investments. Since each of these collective trusts allows redemptions at net asset value per share at the measurement date, its valuation is categorized as a Level 2 fair value measurement.

Contributions.  Based on the currently enacted minimum pension plan funding requirements, the Company expects to make contributions during 2011 totaling approximately $0.4 million.

Estimated Future Benefit Payments.  The following benefit payments are expected to be paid (in thousands):

Pension
Benefits

2011	$1,353
2012	1,344
2013	1,345
2014	1,364
2015	1,339
Years 2016-2020	6,684

Supplemental Plan Information

The accumulated benefit obligation for the Supplemental Plan was $0.8 million and $0.8 million at December 31, 2010 and 2009, respectively.

	Years Ended December 31,
	2010	2009	2008

Assumptions used to determine benefit obligations
Discount rate	4.38%	5.66%	6.75%
Assumptions used to determine net periodic benefit cost
Discount rate	5.66%	6.75%	6.25%

Supplemental Plan Assets.  The Supplemental Plan is unfunded and has no assets.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contributions.  The Company plans to make no contributions to its Supplemental Plan in 2011 as the Supplemental Plan is an unfunded plan. Estimated future benefit payments will be made by the Company in accordance with the schedule below.

Estimated Future Benefit Payments.  The following benefit payments are expected to be paid:

Pension
Benefits

2011	$98
2012	97
2013	92
2014	87
2015	81
Years 2016-2020	314

Note 13.	Defined Contribution Plan

The Company has a 401(k) Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. The Company makes a discretionary matching contribution of up to 4% of eligible compensation. The Company recognized expenses for contributions to the 401(k) Plan of approximately $33,000, $28,000 and $25,000 in 2010, 2009 and 2008 respectively.

Note 14.	Stock-Based Compensation

The consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 included $114,000, $2,000 and $0, respectively, of share-based compensation costs, included in “General and administrative”. The total income tax benefit recognized in the consolidated statements of operations for share-based compensation arrangements was $0, $1,000 and $0 for the years ended December 31, 2010, 2009 and 2008, respectively.

On December 5, 1996, the Company’s stockholders approved a long-term incentive plan (the “1996 Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. Under the 1996 Plan, options may be granted at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Company may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. All options granted vest ratably over three years beginning on the first anniversary of the date of grant. The 1996 Plan, as amended, provides for the issuance of options to purchase up to 8,000,000 shares of common stock. At December 31, 2010, stock options covering a total of 1,652,412 shares had been exercised and a total of 5,852,808 shares of common stock are available for future stock options or other awards under the Plan. As of December 31, 2010, there were options for the purchase of up to 494,780 shares of common stock outstanding under the 1996 Plan. No restricted stock, stock appreciation rights or other types of awards have been granted under the 1996 Plan.

In May 2002, the Company’s stockholders approved specific stock option grants of 8,000 options to each of the six non-employee directors of the Company. These grants had been approved by the board of directors and awarded by the Company in March 2002, subject to stockholder approval. These grants are non-qualified options with a ten year life and became exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant. As of December 31, 2010, there were options for the purchase of up to 8,000 shares outstanding under these grants.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2010 and 2009, stock options for 10,000 and 125,000 shares were granted with grant date fair values of $2.35 and $2.63 per share, respectively. There were no stock options granted in 2008. The following assumptions were used in the determination of these grant date fair values using the Black-Scholes option pricing model:

	2010	2009

Risk-free interest rate	2.6%	3.1%
Assumed dividend yield	—	—
Expected option term	6 years	6 years
Volatility	32.0%	32.6%

A summary of the Company’s stock option activity as of December 31, 2010, and changes during the year then ended, is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value (in
	Shares	Price	Team	thousands)

Outstanding at January 1, 2010	524,040	$5.49
Granted	10,000	$6.50
Exercised	(7,260)	$2.91
Forfeited or expired	(24,000)	$3.33

Outstanding at December 31, 2010	502,780	$5.65	4.0 years	$515

Exercisable at December 31, 2010	409,447	$5.35	2.8 years	$515

Vested or expected to vest at December 31,	502,780	$5.65	4.0 years	$515

The total intrinsic value of stock options exercised during the years ended December 31, 2010, 2009 and 2008 was $21,000, $61,000 and $0, respectively. In connection with these exercises, the Company remitted $7,000, $0 and $0 for the payment of withholding taxes during the years ended December 31, 2010, 2009 and 2008, respectively. The stock options exercised during 2009 were “net exercises,” pursuant to which the optionee received shares of common stock equal to the intrinsic value of the options (fair market value of common stock on date of exercise less exercise price) reduced by any applicable withholding taxes. The Company issued approximately 7,000, 8,000 and 0 shares of common stock during 2010, 2009 and 2008, respectively, related to these exercises.

As of December 31, 2010, there was approximately $0.2 million of total unrecognized compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 2.0 years.

Note 15.	Related Party Transactions

Effective March 1, 2010, the Company entered into a management agreement with Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of the Company, whereby Harbinger Capital may provide advisory and consulting services to the Company. The Company has agreed to reimburse Harbinger Capital for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of Harbinger Capital under the agreement. For the year ended December 31, 2010, the Company did not incur any costs related to this agreement.

On September 10, 2010, the Company entered into a Contribution and Exchange Agreement (as amended, the “Exchange Agreement”) with the Harbinger Parties, whereby the Harbinger Parties agreed to contribute a

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

majority interest in SB Holdings to the Company in the Spectrum Brands Acquisition in exchange for 4.32 shares of the Company’s common stock for each share of SB Holdings common stock contributed to the Company. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of the Company’s common stock ($6.33) and SB Holdings common stock ($27.36) on the New York Stock Exchange (“NYSE”) for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day the Company received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition.

The Harbinger Parties are the Company’s Principal Stockholders and are affiliates of Harbinger Capital. As of December 31, 2010, the Harbinger Parties owned 9,950,061 shares of the Company’s common stock, or approximately 51.6% of the outstanding common stock of the Company, and 34,256,905 shares of SB Holdings common stock.

SB Holdings is a global branded consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Included in its portfolio of brands are Rayovac®, Remington®, Varta®, George Foreman ®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1 ®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. SB Holdings reported net sales of $2.6 billion for its most recent fiscal year ended September 30, 2010, which if adjusted for the pro forma full year effect of a significant acquisition made by it in June 2010, would have been $3.1 billion.

On September 10, 2010, a special committee of the Company’s board of directors (the “Spectrum Special Committee”), consisting solely of directors who were determined by the Company’s board of directors to be independent under the NYSE rules, unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition, were advisable to, and in the best interests of, the Company and its stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s board of directors approve the Exchange Agreement and the Company’s stockholders approve the issuance of the Company’s common stock pursuant to the Exchange Agreement. On September 10, 2010, the Company’s board of directors (based in part on the unanimous approval and recommendation of the Spectrum Special Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition were advisable to, and in the best interests of, the Company and its stockholders (other than the Harbinger Parties), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s stockholders approve the issuance of its common stock pursuant to the Exchange Agreement.

On September 10, 2010, the Harbinger Parties, who held a majority of the Company’s outstanding common stock on that date, approved the issuance of the Company’s common stock pursuant to the Exchange Agreement by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

The Company, as a nominal defendant, and the members of its board of directors are named as defendants in a derivative action filed in December 2010 in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition is financially unfair to the Company and its public stockholders and seeks unspecified damages and rescission of the transaction. The Company believes the allegations are without merit and intends to vigorously defend this matter.

As discussed in Note 17, on January 7, 2010, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.	Quarterly Financial Data (Unaudited)

The following table presents certain unaudited consolidated operating results for each of the Company’s preceding eight quarters (in thousands, except per share data). The Company believes that the following information includes all adjustments (consisting only of normal recurring adjustments, except as disclosed in Notes 2 and 3 to the table) necessary for a fair presentation in accordance with GAAP. The operating results for any interim period are not necessarily indicative of results for any other period.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2010(2)	2010	2010	2010

Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Operating loss	(3,738)	(3,335)	(7,803)	(3,970)
Net loss attributable to Harbinger Group Inc.	(2,702)	(3,159)	(7,744)	(8,700)
Net loss per common share — basic and diluted(1)	(0.14)	(0.16)	(0.40)	(0.45)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009(2)	2009(3)

Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Operating loss	(1,200)	(1,173)	(1,401)	(2,516)
Net loss attributable to Harbinger Group Inc.	(727)	(462)	(8,498)	(3,657)
Net loss per common share — basic and diluted(1)	(0.04)	(0.02)	(0.44)	(0.19)

(1)	“Net loss per common share” has been computed independently for each quarter based upon the weighted average shares outstanding for that quarter. Therefore, the sum of the quarterly amounts may not equal the reported annual amounts.

(2)	During the third quarter of 2009 as a result of the 2009 Change of Control, the Company wrote off approximately $8.2 million of net operating loss carryforward tax benefits and alternative minimum tax credits in accordance with Sections 382 and 383 of the IRC. Approximately $7.9 million of this write off impacted the income tax provision as $0.3 million of the $8.2 million had not been recognized for financial statement purposes as they related to benefits associated with stock option exercises that had not reduced current taxes payable. During the first quarter 2010, the Company recorded a benefit from income taxes of $0.8 million which represents the restoration of deferred tax assets previously written off in connection with the 2009 Change in Control referred to above and a related reversal of accrued interest and penalties on uncertain tax positions. See Note 10.

(3)	Due to tax law changes enacted during the fourth quarter of 2009, the Company was able to re-establish approximately $0.5 million of AMT credits previously written off during the third quarter of 2009. However during the fourth quarter of 2009, the Company increased its valuation allowance on all deferred tax assets other than refundable AMT credits by approximately $2.8 million. See Note 10.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.  Subsequent Events

The Company evaluated subsequent events through the date when the financial statements were issued. During this period, the Company did not have any material recognizable subsequent events; however the Company did have unrecognized subsequent events as described below:

On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement and issued an aggregate of 119,909,829 shares of its common stock to the Harbinger Parties in exchange for an aggregate of 27,756,905 shares of common stock (the “SB Holdings Contributed Shares”) of SB Holdings, or approximately 54.5% of the outstanding SB Holdings common stock.

As of the date of its completion, the Spectrum Brands Acquisition resulted in the following: (i) SB Holdings became the Company’s majority-owned subsidiary and its results will be consolidated with the Company’s results in the Company’s financial statements in accordance with the accounting guidance discussed below; (ii) the Harbinger Parties together owned 129,859,890 shares, or approximately 93.3%, of the Company’s outstanding common stock; (iii) the Harbinger Parties owned approximately 12.8% of the outstanding shares of SB Holdings common stock; and (iv) the remaining 32.7% of the outstanding SB Holdings common stock continued to be owned by stockholders of SB Holdings who are not affiliated with the Harbinger Parties. SB Holdings common stock continues to be traded on the NYSE under the symbol “SPB”.

The issuance of shares of the Company’s common stock to the Harbinger Parties pursuant to the Exchange Agreement and the acquisition by the Company of the SB Holdings Contributed Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares are restricted securities under the Securities Act. The Company may not be able to sell the SB Holdings Contributed Shares and the Harbinger Parties may not be able to sell their shares of the Company’s common stock acquired pursuant to the Exchange Agreement except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) any other applicable exemption under the Securities Act.

Immediately prior to the consummation of the Spectrum Brands Acquisition, the Harbinger Parties (or “Parent”) held the controlling financial interests in both the Company and SB Holdings. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification Topic 805, “Business Combinations,”(“ASC Topic 805”) and will be accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control should be recorded by the receiving entity based on their carrying amounts (or at the historical cost of the parent, if these amounts differ). Although the Company was the issuer of shares in the Spectrum Brands Acquisition, during the historical periods prior to the acquisition, SB Holdings was an operating business and the Company was not. Therefore, SB Holdings will be reflected as the predecessor and receiving entity in the Company’s financial statements to provide a more meaningful presentation of the transaction to the Company’s shareholders. Accordingly, the Company’s assets and liabilities will be recorded at the Parent’s basis as of the date that common control was first established (June 16, 2010). The Company’s financial statements will be retrospectively adjusted to reflect as the Company’s historical financial statements those of SB Holdings and Spectrum Brands Inc. (“Spectrum Brands”), a wholly-owned subsidiary of SB Holdings. SB Holdings was formed and, on June 16, 2010, acquired 100% of both Russell Hobbs, Inc., now a wholly-owned subsidiary of Spectrum Brands (“Russell Hobbs”), and Spectrum Brands in exchange for issuing an approximately 65% controlling financial interest to the Harbinger Parties and an approximately 35% non-controlling financial interest to other stockholders (other than the Harbinger Parties) (this transaction is referred to as the “SB/RH Merger”). As Spectrum Brands was the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands will be included as the Company’s predecessor entity for periods preceding the SB/RH Merger.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the Spectrum Brands Acquisition, the Company changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of SB Holdings. As a result of the Spectrum Brands Acquisition and the change in the Company’s fiscal year, the Company’s next quarterly report on Form 10-Q will be for the six months ended April 3, 2011, which will reflect the combination of the Company and SB Holdings retrospectively to the beginning of that six-month period.

On January 7, 2011, the escrow balance classified as “Restricted cash” as of December 31, 2010 was released to the Company upon completion of the Spectrum Brands Acquisition and the collateralization of the 10.625% Notes with a first priority lien on all of the assets of HGI. Those assets include the SB Holdings common stock acquired in the Spectrum Brands Acquisition as well as all of the stock held by HGI in its other subsidiaries and HGI’s cash and investment securities.

On March 7, 2011, the Company entered into a Transfer Agreement (the “Transfer Agreement”) with the Harbinger Master Fund. Pursuant to the Transfer Agreement, on March 9, 2011, (i) the Company acquired from the Harbinger Master Fund a 100% membership interest in Harbinger OM, LLC, a Delaware limited liability company (“HOM”), which is the buyer under the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Purchase Agreement”), between HOM and OM Group (UK) Limited (“OM Group”), pursuant to which HOM agreed to acquire for $350 million all of the outstanding shares of capital stock of Old Mutual U.S. Life Holdings, Inc., a Delaware corporation (“U.S. Life”), and (ii) the Harbinger Master Fund transferred to HOM the sole issued and outstanding Ordinary Share of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”) (together, the “Insurance Transaction”). In consideration for the interests in HOM and FS Holdco, the Company agreed to reimburse the Harbinger Master Fund for certain expenses incurred by the Harbinger Master Fund in connection with the Insurance Transaction (up to a maximum of $13.3 million) and to submit certain expenses of the Harbinger Master Fund for reimbursement by OM Group under the Purchase Agreement. The Company estimates that it will incur total expenses (including the $13.3 million discussed above) of approximately $17.1 million in connection with the Insurance Transaction.

U.S. Life, through its insurance subsidiaries, is a leading provider of fixed annuity products in the U.S., with approximately 800,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 24,000 agents nationwide. At December 31, 2010, U.S. Life had approximately $17 billion in annuity assets under management.

FS Holdco Ltd. was recently formed as a holding company for Front Street Re, Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HOM nor FS Holdco has engaged in any business other than in connection with the Insurance Transaction.

On January 19, 2011, the Company’s board of directors delegated the consideration of the Insurance Transaction to a special committee comprised of those directors the Company’s board of directors has determined to be independent under the rules of the New York Stock Exchange (the “OM Special Committee”). On February 28, 2011, the OM Special Committee unanimously determined that it is in the best interests of the Company and its stockholders (other than the Harbinger Master Fund and its affiliates) to enter into the Transfer Agreement and proceed with the Insurance Transaction and recommended that the Company’s board of directors authorize the Company to enter into the Transfer Agreement, the Guaranty Indemnity (referred to below) and related documents, and proceed with the Insurance Transaction. In considering the Insurance Transaction, the OM Special Committee received an opinion from Gleacher & Company Securities, Inc., dated February 28, 2011, that stated that the consideration to be paid by HOM pursuant to the Purchase Agreement is fair to the Company, from a financial point of view, as of that date. On March 7, 2011, the Company’s board of directors approved the Transfer Agreement and the transactions contemplated thereby, including the Purchase Agreement.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The U.S. Life acquisition is subject to customary closing conditions for similar transactions, including approval by the Maryland and New York insurance departments. The acquisition is expected to close around the end of the Company’s second fiscal quarter ending April 3, 2011.

The Transfer Agreement contemplates that after closing of the U.S. Life acquisition, the OM Special Committee will consider a proposed $3 billion reinsurance transaction pursuant to which Front Street would reinsure certain policy obligations of OM Financial Life Insurance Company, U.S. Life’s principal insurance subsidiary (“OMFLIC”), and an affiliate of Harbinger Capital could be appointed as investment manager of certain of the assets associated with the reinsured business. The Purchase Agreement provides for up to a $50 million post-closing purchase price reduction under specified circumstances, including, for example, if the reinsurance transaction as contemplated by the Purchase Agreement is disapproved by the Maryland Insurance Administration or is approved by the Maryland Insurance Administration subject to the imposition of certain restrictions or conditions set forth in the Purchase Agreement, including if Harbinger Capital is not allowed to be appointed as investment manager for $1 billion of the approximately $3 billion of assets supporting the reinsured business, as contemplated by the Purchase Agreement.

HOM’s pre-closing and closing obligations under the Purchase Agreement, including payment of the purchase price, are guaranteed by the Harbinger Master Fund. Pursuant to the Transfer Agreement, the Company entered into a Guaranty Indemnity Agreement (the “Guaranty Indemnity”) with the Harbinger Master Fund, pursuant to which the Company agreed to indemnify the Harbinger Master Fund for any losses incurred by it or its representatives in connection with the Harbinger Master Fund’s guaranty of HOM’s pre-closing and closing obligations under the Purchase Agreement.

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Financial Position
January 2, 2011 and September 30, 2010

		September 30,
	January 2, 2011	2010
	(Unaudited)
	(Amounts in thousands, except per share figures)

ASSETS
Current assets:
Cash and cash equivalents	$83,051	$170,614
Receivables:
Trade accounts receivable, net of allowances of $8,861 and $4,351, respectively	371,311	365,002
Other	43,727	41,445
Inventories	512,300	530,342
Deferred income taxes	26,988	35,735
Assets held for sale	12,668	12,452
Prepaid expenses and other	46,121	44,122

Total current assets	1,096,166	1,199,712
Property, plant and equipment, net	197,328	201,164
Deferred charges and other	47,006	46,352
Goodwill	607,101	600,055
Intangible assets, net	1,746,223	1,769,360
Debt issuance costs	52,550	56,961

Total assets	$3,746,374	$3,873,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$31,544	$20,710
Accounts payable	273,804	332,231
Accrued liabilities:
Wages and benefits	54,498	93,971
Income taxes payable	42,633	37,118
Restructuring and related charges	19,855	23,793
Accrued interest	24,911	31,652
Other	131,335	123,297

Total current liabilities	578,580	662,772
Long-term debt, net of current maturities	1,700,168	1,723,057
Employee benefit obligations, net of current portion	90,846	92,725
Deferred income taxes	290,346	277,843
Other	57,150	70,828

Total liabilities	2,717,090	2,827,225
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 200,000 shares; issued 51,133 and 51,101 shares, respectively; outstanding 50,934 and 51,020 shares	528	514
Additional paid-in capital	1,321,604	1,316,461
Accumulated deficit	(280,650)	(260,892)
Accumulated other comprehensive loss	(6,749)	(7,497)

	1,034,733	1,048,586
Less treasury stock, at cost, 199 and 81 shares, respectively	(5,449)	(2,207)

Total shareholders’ equity	1,029,284	1,046,379

Total liabilities and shareholders’ equity	$3,746,374	$3,873,604

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations
For the three month periods ended January 2, 2011 and January 3, 2010

	2011	2010
	(Unaudited)
	(Amounts in thousands, except per share figures)

Net sales	$861,067	$591,940
Cost of goods sold	561,234	405,827
Restructuring and related charges	594	1,651

Gross profit	299,239	184,462
Selling	140,220	111,289
General and administrative	60,757	40,762
Research and development	7,567	6,445
Acquisition and integration related charges	16,455	2,431
Restructuring and related charges	4,971	4,776

Total operating expenses	229,970	165,703

Operating income	69,269	18,759
Interest expense	53,095	49,482
Other expense, net	889	646

Income (loss) from continuing operations before reorganization items and income taxes	15,285	(31,369)
Reorganization items expense, net	—	3,646

Income (loss) from continuing operations before income taxes	15,285	(35,015)
Income tax expense	35,043	22,499

Loss from continuing operations	(19,758)	(57,514)
Loss from discontinued operations, net of tax	—	(2,735)

Net loss	$(19,758)	$(60,249)

Basic earnings per share:
Weighted average shares of common stock outstanding	50,802	30,000
Loss from continuing operations	$(0.39)	$(1.92)
Loss from discontinued operations	—	(0.09)

Net loss	$(0.39)	$(2.01)

Diluted earnings per share:
Weighted average shares and equivalents outstanding	50,802	30,000
Loss from continuing operations	$(0.39)	$(1.92)
Loss from discontinued operations	—	(0.09)

Net loss	$(0.39)	$(2.01)

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows
For the three month periods ended January 2, 2011 and January 3, 2010

	2011	2010
	(Unaudited)
	(Amounts in thousands)

Cash flows from operating activities:
Net loss	$(19,758)	$(60,249)
Loss from discontinuing operations	—	(2,735)

Loss from continuing operations	(19,758)	(57,514)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	12,392	11,412
Amortization of intangibles	14,319	10,367
Amortization of unearned restricted stock compensation	5,614	3,196
Amortization of debt issuance costs	4,411	916
Administrative related reorganization items	—	3,646
Payments for administrative related reorganization items	—	(25,131)
Non-cash increase to cost of goods sold due to fresh-start reporting inventory valuation	—	34,494
Non-cash interest expense on 12% Notes	—	6,760
Non-cash debt accretion	2,330	6,165
Other non-cash adjustments	3,639	20,389
Net changes in assets and liabilities, net of discontinued operations	(73,321)	(37,826)

Net cash used by operating activities of continuing operations	(50,374)	(23,126)
Net cash used by operating activities of discontinued operations	(252)	(8,258)

Net cash used by operating activities	(50,626)	(31,384)
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,142)	(4,934)
Acquisition, net of cash	(10,278)	—
Proceeds from sale of equipment	—	4

Net cash used by investing activities	(18,420)	(4,930)
Cash flows from financing activities:
Payment of Senior Credit Facilities	(70,000)	—
ABL Revolving Credit Facility, net	43,500	(6,586)
Reduction of other debt	(224)	(4,804)
Proceeds from debt financing	13,044	12,605
Refund of debt issuance costs	—	204
Treasury stock purchases	(3,241)	—

Net cash (used) provided by financing activities	(16,921)	1,419
Effect of exchange rate changes on cash and cash equivalents	(1,596)	(240)

Net decrease in cash and cash equivalents	(87,563)	(35,135)
Cash and cash equivalents, beginning of period	170,614	97,800

Cash and cash equivalents, end of period	$83,051	$62,665

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited)
(Amounts in thousands, except per share figures)

1	DESCRIPTION OF BUSINESS

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings” or the “Company”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the Merger, Spectrum Brands refinanced its existing senior debt, except for Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”), which remain outstanding, and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750,000 United States (“U.S.”) Dollar Term Loan due June 16, 2016 (the “Term Loan”), a new $750,000 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and a new $300,000 ABL revolving facility due June 16, 2014 (the “ABL Revolving Credit Facility”). (See also Note 7, Debt, for a more complete discussion of the Company’s outstanding debt.)

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation. Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company. In accordance with ASC Topic 852: “Reorganizations,” the Company determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting.

Unless the context indicates otherwise, the term “Company” is used to refer to both Spectrum Brands and its subsidiaries prior to the Merger and SB Holdings and its subsidiaries subsequent to the Merger. The term “Predecessor Company” refers only to the Company prior to the Effective Date and the term “Successor Company” refers to Spectrum Brands or the Company subsequent to the Effective Date.

The Company is a diversified global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of the Company’s home and garden and insect control businesses (the “Home and Garden Business”). The current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment (“Global Batteries & Personal Care”), which consisted of the worldwide battery, electric shaving and grooming, electric personal care and portable lighting business, with substantially all of the former Small Appliances segment, which consisted of the Russell Hobbs businesses acquired on June 16, 2010 (“Small

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Appliances”), to form Global Batteries & Appliances. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. The presentation of all historical segment reporting herein has been changed to conform to this segment reporting.

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. The Company also designs, markets and distributes a broad range of branded small appliances and personal care products. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

2	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  These condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of the Company, include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company at January 2, 2011 and September 30, 2010, and the results of operations and cash flows for the three month periods ended January 2, 2011 and January 3, 2010. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Certain prior period amounts have been reclassified to conform to the current period presentation.

Significant Accounting Policies and Practices:  The condensed consolidated financial statements include the condensed consolidated financial statements of SB Holdings and its subsidiaries and are prepared in accordance with GAAP. All intercompany transactions have been eliminated.

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Discontinued Operations:  On November 11, 2008, the Predecessor Company board of directors (the “Predecessor Board”) approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of the Company’s fiscal year ended September 30, 2009.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The presentation herein of the results of continuing operations has been changed to exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the three month period ended January 3, 2010:

2010

Net sales	$—

Loss from discontinued operations before income taxes	$(2,512)
Provision for income tax expense	223

Loss from discontinued operations, net of tax	$(2,735)

Assets Held for Sale:  At January 2, 2011 and September 30, 2010, the Company had $12,668 and $12,452, respectively, included in Assets held for sale in its Condensed Consolidated Statements of Financial Position (Unaudited) consisting of certain assets primarily related to a former manufacturing facilities in Ningbo, China and in Brazil.

Intangible Assets:  Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. Customer lists and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and trade name intangibles are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If an impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Trade name intangibles are tested for impairment at least annually by comparing the fair value with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. The Company’s annual impairment testing is completed at the August financial period end.

Accounting Standards Codification (“ASC”) Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired.

The Company’s goodwill and indefinite lived trade name intangibles were tested in conjunction with the Company’s realignment of reportable segments on October 1, 2010. The Company concluded that the implied fair values of its reporting units, which are the same as the Company’s reporting segments, and indefinite lived trade name intangible assets were in excess of the carrying amounts of those assets, under both the Company’s prior reportable segment structure and the current reportable segment structure, and, accordingly, no impairment of goodwill or indefinite lived trade name intangibles was recorded.

Shipping and Handling Costs:  The Company incurred shipping and handling costs of $51,270 and $36,461 for the three month periods ended January 2, 2011 and January 3, 2010, respectively. These costs are included in Selling expenses in the accompanying Condensed Consolidated Statements of Operations (Unaudited). Shipping and handling costs include costs incurred with third-party carriers to transport products to customers as well as salaries and overhead costs related to activities to prepare the Company’s products for shipment from its distribution facilities.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Concentrations of Credit Risk:  Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, and generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and makes adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This customer represented approximately 24% and 21% of the Company’s Net sales during the three month periods ended January 2, 2011 and January 3, 2010, respectively. This customer also represented approximately 12% and 15% of the Company’s Trade accounts receivable, net at January 2, 2011 and September 30, 2010, respectively.

Approximately 49% and 51% of the Company’s Net sales during the three month periods ended January 2, 2011 and January 3, 2010, respectively, occurred outside the United States. These sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

Stock-Based Compensation:  On the Effective Date all of the existing common stock of the Predecessor Company was extinguished and deemed cancelled, including restricted stock and other stock-based awards.

In September 2009, the Successor Company’s board of directors (the “Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the Merger, the 2009 Plan was assumed by SB Holdings. As of September 30, 2010, up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan. After October 21, 2010, no further awards may be made under the 2009 Plan if (as described in greater detail below) a majority of the holders of the common stock of the Company eligible to vote thereon approve the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (“2011 Plan”) prior to October 21, 2011.

In conjunction with the Merger, the Company assumed the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs, Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). As of September 30, 2010, up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2007 RH Plan. After October 21, 2010, no further awards may be made under the 2007 RH Plan if (as described in greater detail below) a majority of the holders of the common stock of the Company eligible to vote thereon approve the 2011 Plan prior to October 21, 2011.

On October 21, 2010, the Company’s Board of Directors adopted the 2011 Plan, subject to shareholder approval prior to October 21, 2011 and the Company intends to submit the 2011 Plan for shareholder approval in connection with its next Annual Meeting. Upon such shareholder approval, no further awards will be granted under the 2009 Plan and the 2007 RH Plan. 4,626 shares of common stock of the Company, net of cancellations, may be issued under the 2011 Plan. While the Company has begun granting awards under the 2011 Plan, the 2011 Plan (and awards granted thereunder) are subject to the approval by a majority of the holders of the common stock of the Company eligible to vote thereon prior to October 21, 2011.

Under ASC Topic 718: “Compensation-Stock Compensation,” (“ASC 718”), the Company is required to recognize expense related to the fair value of its employee stock awards.

Total stock compensation expense associated with restricted stock awards recognized by the Company during the three month periods ended January 2, 2011 and January 3, 2010 was $5,614, or $3,649, net of taxes, and $3,196, or $2,078, net of taxes, respectively.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company granted approximately 1,423 shares of restricted stock units during the three month period ended January 2, 2011. Of these grants, 15 restricted stock units are time-based and vest over a one year period and 18 restricted stock units are time-based and vest over a three year period. The remaining 1,390 shares are restricted stock units and are performance and time-based with 640 shares vesting over a one year period and 750 shares vesting over a three year period. The total market value of the restricted shares on the date of the grant was approximately $40,969.

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Company’s non-vested restricted stock as of January 2, 2011 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2010	695	$25.23	$17,536
Granted	1,423	28.79	40,969
Vested	(341)	22.41	(7,642)

Restricted stock at January 2, 2011	1,777	$28.62	$50,863

Reorganization Items:  In accordance with ASC Topic 852: “Reorganizations,” reorganization items are presented separately in the accompanying Condensed Consolidated Statements of Operations (Unaudited) and represent expenses, income, gains and losses that the Company has identified as directly relating to its voluntary petitions under Chapter 11 of the Bankruptcy Code. See Note 2, Voluntary Reorganization Under Chapter 11 in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for additional information regarding the Chapter 11 filing and subsequent emergence. Reorganization items expense, net for the three month period ended January 3, 2010 is summarized as follows:

2010

Legal and professional fees	$3,536
Provision for rejected leases	110

Reorganization items expense, net	$3,646

Acquisition and Integration Related Charges:  Acquisition and integration related charges reflected in Operating expenses in the accompanying Condensed Consolidated Statements of Operations (Unaudited) include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the Company’s acquisitions.

The following table summarizes acquisition and integration related charges associated with the Merger incurred by the Company during the three month periods ended January 2, 2011 and January 3, 2010 are as follows:

	2011	2010

Legal and professional fees	$2,395	$2,431
Employee termination charges	3,752	—
Integration costs	10,130	—

Total Acquisition and integration related charges	$16,277	$2,431

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Additionally, the Company incurred $178 of legal and professional fees associated with the acquisition of Seed Resources, LLC (“Seed Resources”) during the three month period ended January 2, 2011. (See Note 15, Acquisitions for information on the Seed Resources acquisition.)

3 OTHER COMPREHENSIVE LOSS

Comprehensive loss and the components of other comprehensive loss, net of tax, for the three month periods ended January 2, 2011 and January 3, 2010 are as follows:

	Three Months
	2011	2010

Net loss	$(19,758)	$(60,249)
Other comprehensive loss:
Foreign currency translation	(4,074)	(1,115)
Valuation allowance adjustments	643	(1,100)
Net unrealized gain (loss) on derivative instruments	4,179	(1,204)

Net change to derive comprehensive loss for the period	748	(3,419)

Comprehensive loss	$(19,010)	$(63,668)

Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries are accumulated in the accumulated other comprehensive income (“AOCI”) section of Shareholders’ equity. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments. The changes in accumulated foreign currency translation for the three month periods ended January 2, 2011 and January 3, 2010 were primarily attributable to the impact of translation of the net assets of the Company’s European operations, primarily denominated in Euros and Pounds Sterling.

4	NET LOSS PER COMMON SHARE

Net loss per common share for the three month periods ended January 2, 2011 and January 3, 2010 is calculated based upon the following number of shares:

	Three Months
	2011	2010

Basic	50,802	30,000
Effect of restricted stock and assumed conversion of options	—	—

Diluted	50,802	30,000

For the three month periods ended January 2, 2011 and January 3, 2010, the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

5	INVENTORIES

Inventories for the Company, which are stated at the lower of cost or market, consisted of the following:

	January 2,	September 30,
	2011	2010

Raw materials	$73,278	$62,857
Work-in-process	23,050	28,239
Finished goods	415,972	439,246

	$512,300	$530,342

6	GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets for the Company consist of the following:

			Home and
	Global Batteries &	Global Pet	Garden
	Appliances	Supplies	Business	Total

Goodwill:
Balance at September 30, 2010	$268,420	$159,985	$171,650	$600,055
Acquisition of Seed Resources, LLC	—	10,029	—	10,029
Effect of translation	(1,726)	(1,257)	—	(2,983)

Balance at January 2, 2011	$266,694	$168,757	$171,650	$607,101

Intangible Assets:
Trade names Not Subject to Amortization
Balance at September 30, 2010	$569,945	$211,533	$76,000	$857,478
Acquisition of Seed Resources, LLC	—	1,100	—	1,100
Effect of translation	(3,262)	(2,887)	—	(6,149)

Balance at January 2, 2011	$566,683	$209,746	$76,000	$852,429

Intangible Assets Subject to Amortization
Balance at September 30, 2010, net	$516,324	$230,248	$165,310	$911,882
Amortization during period	(8,277)	(3,824)	(2,218)	(14,319)
Effect of translation	(2,239)	(1,530)	—	(3,769)

Balance at January 2, 2011, net	$505,808	$224,894	$163,092	$893,794

Total Intangible Assets, net at January 2, 2011	$1,072,491	$434,640	$239,092	$1,746,223

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $59,145, net of accumulated amortization of $8,468 at January 2, 2011 and $60,792, net of accumulated amortization of $6,305 at September 30, 2010. The Company trade names subject to amortization relate to the valuation under fresh-start reporting and the Merger. The carrying value of these trade names was $142,799, net of accumulated amortization of $6,901 at January 2, 2011 and $145,939, net of accumulated amortization of $3,750 at September 30, 2010. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $691,850, net of accumulated amortization of $47,300 at January 2, 2011 and $705,151, net of accumulated amortization of $35,865 at September 30, 2010. The useful life of the Company’s intangible assets subject to amortization are 8 years for technology assets related to the Global Pet

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Supplies segment, 9 to 17 years for technology assets associated with the Global Batteries & Appliances segment, 15 to 20 years for customer relationships of Global Batteries & Appliances, 20 years for customer relationships of the Home and Garden Business and Global Pet Supplies, 12 years for a trade name within the Global Batteries & Appliances segment and 4 years for a trade name within the Home and Garden Business segment.

Amortization expense for the three month periods ended January 2, 2011 and January 3, 2010 is as follows:

	Three Months
	2011	2010

Proprietary technology amortization	$1,649	$1,545
Customer relationships amortization	9,530	8,791
Trade names amortization	3,140	31

	$14,319	$10,367

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

7	DEBT

Debt consists of the following:

	January 2, 2011		September 30, 2010
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 16, 2016	$680,000	8.1%	$750,000	8.1%
9.5% Notes, due June 15, 2018	750,000	9.5%	750,000	9.5%
12% Notes, due August 28, 2019	245,031	12.0%	245,031	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	43,500	5.2%	—	4.1%
Other notes and obligations	26,255	11.5%	13,605	10.8%
Capitalized lease obligations	11,220	5.2%	11,755	5.2%

	1,756,006		1,770,391
Original issuance discounts on debt	(24,294)		(26,624)
Less current maturities	31,544		20,710

Long-term debt	$1,700,168		$1,723,057

In connection with the Merger, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During the Company’s fiscal year ended September 30, 2010 (“Fiscal 2010”), the Company recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement. In connection with voluntary prepayments of $70,000 of term debt during the three month period ended January 2, 2011, the Company recorded accelerated amortization of portions of the unamortized discount and unamortized Debt issuance costs totaling $3,581 as an adjustment to increase interest expense.

At January 2, 2011 and September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $680,000 and $750,000, respectively.

On February 1, 2011, the Company completed the refinancing of its Term Loan, which had an aggregate amount outstanding of $680,000, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 16, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%.

9.5% Notes

At both January 2, 2011 and September 30, 2010, the Company had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The Company is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2018 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, the Company recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, the Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest is added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, the Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility the Company is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 the Company gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash.

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require the Company to make an offer, in cash, to repurchase all or a portion of the applicable

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

At January 2, 2011 and September 30, 2010, the Company had outstanding principal of $245,031 under the 12% Notes, including PIK interest of $26,955 added to principal during Fiscal 2010.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

The Company is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the Merger, the Company obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together with the HCP Funds, the “Harbinger Parties”) and increased the Company’s ability to incur indebtedness up to $1,850,000.

During Fiscal 2010, the Company recorded $2,966 of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at the Company’s option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010, the Company recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at January 2, 2011, the Company had aggregate borrowing availability of approximately $149,954, net of lender reserves of $28,972.

At January 2, 2011, the Company had outstanding letters of credit of $36,464 under the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, the Company had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972.

8	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Under ASC Topic 815: “Derivatives and Hedging,” (“ASC 815”), entities are required to provide enhanced disclosures for derivative and hedging activities.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company’s fair value of outstanding derivative contracts recorded as assets in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		January 2,	September 30,
Asset Derivatives		2011	2010

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$3,165	$2,371
Commodity contracts	Deferred charges and other	1,765	1,543
Foreign exchange contracts	Receivables — Other	50	20
Foreign exchange contracts	Deferred charges and other	416	55

Total asset derivatives designated as hedging instruments under ASC 815		$5,396	$3,989

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables — Other	44	—

Total asset derivatives		$5,440	$3,989

The Company’s fair value of outstanding derivative contracts recorded as liabilities in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		January 2,	September 30,
Liability Derivatives		2011	2010

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$2,584	$3,734
Interest rate contracts	Accrued interest	842	861
Interest rate contracts	Other long term liabilities	2,068	2,032
Foreign exchange contracts	Accounts payable	4,068	6,544
Foreign exchange contracts	Other long term liabilities	128	1,057

Total liability derivatives designated as hedging instruments under ASC 815		$9,690	$14,228

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	7,762	9,698
Foreign exchange contracts	Other long term liabilities	13,143	20,887

Total liability derivatives		$30,595	$44,813

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in current earnings.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The following table summarizes the impact of derivative instruments on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended January 2, 2011, pretax:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of	Amount of	(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Gain (Loss)	Portion and	Derivatives
	Recognized in	Reclassified from	Reclassified from	Amount	(Ineffective Portion
	AOCI on	AOCI into	AOCI into	Excluded from	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	Income	Income	Effectiveness	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$2,023	Cost of goods sold	$550	Cost of goods sold	$1
Interest rate contracts	7	Interest expense	(849)	Interest expense	(101)
Foreign exchange contracts	(389)	Net sales	(119)	Net sales	—
Foreign exchange contracts	1,942	Cost of goods sold	(2,125)	Cost of goods sold	—

Total	$3,583		$(2,543)		$(100)

The following table summarizes the impact of derivative instruments on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended January 3, 2010 pretax:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of	Amount of	(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Gain (Loss)	Portion and	Derivatives
	Recognized in	Reclassified from	Reclassified from	Amount	(Ineffective Portion
	AOCI on	AOCI into	AOCI into	Excluded from	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	Income	Income	Effectiveness	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$3,656	Cost of goods sold	$331	Cost of goods sold	$71
Interest rate contracts	(5,753)	Interest expense	(1,238)	Interest expense	—
Foreign exchange contracts	(119)	Net sales	(94)	Net sales	—
Foreign exchange contracts	(421)	Cost of goods sold	(728)	Cost of goods sold	—

Total	$(2,637)		$(1,729)		$71

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany foreign exchange payments, commodity purchases and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract. During the three month

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

periods ended January 2, 2011 and January 3, 2010, the Company recognized the following respective gains (losses) on derivative contracts:

Derivatives Not Designated as	Location of Gain or (Loss) Recognized in Income on Derivatives
Hedging Instruments Under ASC 815	2011	2010

Commodity contracts	—	42	Cost of goods sold
Foreign exchange contracts	9,058	(1,830)	Other (income) expense, net

Total	$9,058	$(1,788)

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was $83 and $75 at January 2, 2011 and September 30, 2010, respectively. Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At both January 2, 2011 and September 30, 2010, the Company had posted cash collateral of $2,363 related to such liability positions. In addition, at both January 2, 2011 and September 30, 2010, the Company had posted standby letters of credit of $4,000 related to such liability positions. The cash collateral is included in Current Assets — Receivables-Other within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited).

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At January 2, 2011, the Company had a portfolio of USD-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012. At September 30, 2010, the Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). The derivative net loss on these contracts recorded in AOCI by the Company at January 2, 2011 was $(2,144), net of tax benefit of $1,314. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by the Company at September 30, 2010 was $(2,675), net of tax benefit of $1,640. At January 2, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $862, net of tax.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold. At January 2, 2011 the Company had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $239,830. At September 30, 2010 the Company had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. The derivative net loss on these contracts recorded in AOCI by the Company at January 2, 2011 was $(2,638), net of tax benefit of $1,091. The derivative net (loss) on these contracts recorded in AOCI by the Company at September 30, 2010 was $(5,322), net of tax benefit of $2,204. At January 2, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $2,850, net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At January 2, 2011 the Company had a series of such swap contracts outstanding through September 2012 for 12 tons with a contract value of $23,794. At September 30, 2010, the Company had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. The derivative net gain on these contracts recorded in AOCI by the Company at January 2, 2011 was $3,214, net of tax expense of $1,716. The derivative net gain on these contracts recorded in AOCI by the Company at September 30, 2010 was $2,256, net of tax expense of $1,201. At January 2, 2011, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $2,066, net of tax.

Derivative Contracts

The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited). The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At January 2, 2011 and September 30, 2010 the Company had $305,185 and $333,562, respectively, of such foreign exchange derivative notional value contracts outstanding.

9	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820: “Fair Value Measurements and Disclosures,” (“ASC 820”), establishes a new framework for measuring fair value and expands related disclosures. Broadly, the ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The determination of the fair values considers various factors, including closing exchange or over-the-counter market pricing quotations, time value and credit quality factors underlying options and contracts. The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instruments assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the year.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1	Unadjusted quoted prices for identical instruments in active markets.

Level 2	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3	Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

The Company’s derivatives are valued using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company’s net derivative portfolio as of January 2, 2011, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$4,930	$—	$4,930

Total Assets	$—	$4,930	$—	$4,930

Liabilities:
Interest rate contracts	$—	$(5,494)	$—	$(5,494)
Foreign exchange contracts, net	—	(24,591)	$—	(24,591)

Total Liabilities	$—	$(30,085)	$—	$(30,085)

The Company’s net derivative portfolio as of September 30, 2010, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,914	$—	$3,914

Total Assets	$—	$3,914	$—	$3,914

Liabilities:
Interest rate contracts	$—	$(6,627)	$—	$(6,627)
Foreign exchange contracts, net	—	(38,111)	$—	(38,111)

Total Liabilities	$—	$(44,738)	$—	$(44,738)

The carrying values of cash and cash equivalents, accounts and other receivables, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3). (See also Note 2, Significant Accounting Policies — Intangible Assets, for further details on impairment testing.)

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	January 2, 2011		September 30, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,731,712)	$(1,860,569)	$(1,743,767)	$(1,868,754)
Interest rate swap agreements	(5,494)	(5,494)	(6,627)	(6,627)
Commodity swap and option agreements	4,930	4,930	3,914	3,914
Foreign exchange forward agreements	(24,591)	(24,591)	(38,111)	(38,111)

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

10	EMPLOYEE BENEFIT PLANS

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the U.S. and certain employees in other countries, primarily the United Kingdom and Germany. These pension plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan, the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory and, accordingly, retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. This plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

Under the Tetra U.S. postretirement plan the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments.

The Company’s results of operations for the three month periods ended January 2, 2011 and January 3, 2010 reflect the following pension and deferred compensation benefit costs:

Components of net periodic pension and other deferred	Three Months
compensation benefit costs	2011	2010

Service cost	$781	$725
Interest cost	2,557	1,813
Expected return on assets	(1,965)	(1,272)
Amortization of prior service cost	—	1
Recognized net actuarial loss	97	1
Employee contributions	(129)	(88)

Net periodic benefit cost	$1,341	$1,180

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

	Three Months
Pension and deferred compensation contributions	2011	2010

Contributions made during period	$914	$359

The following table sets forth the fair value of the Company’s pension plan assets as of January 2, 2011 segregated by level within the fair value hierarchy (See Note 9 — Fair Value of Financial Instruments, for discussion of the fair value hierarchy and fair value principles):

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$33,936	$—	$33,936
Common collective trust — fixed income	—	12,640	—	12,640

Total U.S. Defined Benefit Plan Assets	$—	$46,576	$—	$46,576

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$30,250	$—	$30,250
Common collective trust — fixed income	—	10,142	—	10,142
Insurance contracts — general fund	—	38,734	—	38,734
Other	—	3,677	—	3,677

Total International Defined Benefit Plan Assets	$—	$82,803	$—	$82,803

The following table sets forth the fair value of the Company’s pension plan assets as of September 30, 2010 segregated by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,168	$—	$28,168
Common collective trust — fixed income	—	16,116	—	16,116

Total U.S. Defined Benefit Plan Assets	$—	$44,284	$—	$44,284

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,090	$—	$28,090
Common collective trust — fixed income	—	9,725	—	9,725
Insurance contracts — general fund	—	40,347	—	40,347
Other	—	3,120	—	3,120

Total International Defined Benefit Plan Assets	$—	$81,282	$—	$81,282

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 the Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Company suspended all contributions to its U.S. subsidiaries defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 the Company reinstated its annual contribution as described above. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for the three month periods ended January 2, 2011 and January 3, 2010 were $1,411 and $99, respectively.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

11	INCOME TAXES

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S. federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2006 are closed. However, the federal net operating loss carryforward from the Company’s fiscal year ended September 30, 2006 is subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. The Company’s fiscal years ended September 30, 2007, 2008, 2009, and 2010 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

In the U.S. federal tax filings for years prior to and including Russell Hobbs fiscal year ended June 30, 2008 are closed. However, the federal net operating loss carryforward from Russell Hobbs fiscal year ended June 30, 2008 is subject to IRS examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. Russell Hobbs fiscal year ended June 30, 2009 remains open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

12	SEGMENT RESULTS

Effective October 1, 2010 the Company began managing its business in three vertically integrated, product-focused reporting segments; (i) Global Batteries & Appliances; (ii) Global Pet Supplies; and (iii) the Home and Garden Business. See Note 1, Description of Business, for additional information regarding the Company’s realignment of its reporting segments.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, reorganization items expense, net, interest expense, interest income and income tax expense. In connection with the realignment of reportable segments discussed above, as of October 1, 2010 expenses associated with certain general and administrative expenses necessary to reflect the operating segments on a standalone basis and which were previously reflected in operating segment profits, have been excluded in the determination of reportable segment profits. Accordingly, corporate expenses primarily include general and administrative expenses and global long-term incentive compensation plans which are evaluated on a consolidated basis and not allocated to the Company’s operating segments. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

The financial information presented herein reflects the impact of all of the preceding segment structure changes for all periods presented.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Segment information for the three month periods ended January 2, 2011 and January 3, 2010 is as follows:

	Three Months
	2011	2010

Net sales to external customers
Global Batteries & Appliances	$696,572	$428,671
Global Pet Supplies	137,045	136,995
Home and Garden Business	27,450	26,274

Total segments	$861,067	$591,940

	Three Months
	2011	2010

Segment profit (loss)
Global Batteries & Appliances	$93,299	$47,704
Global Pet Supplies	16,239	1,386
Home and Garden Business	(6,831)	(9,580)

Total segments	102,707	39,510
Corporate expense	11,418	11,893
Acquisition and integration related charges	16,455	2,431
Restructuring and related charges	5,565	6,427
Interest expense	53,095	49,482
Other expense, net	889	646

Income (loss) from continuing operations before reorganization items and income taxes	$15,285	$(31,369)

	January 2,	September 30,
	2011	2010

Segment total assets
Global Batteries & Appliances	$2,345,192	$2,477,091
Global Pet Supplies	843,908	839,191
Home and Garden Business	500,482	496,143

Total segments	3,689,582	3,812,425
Corporate	56,792	61,179

Total assets at period end	$3,746,374	$3,873,604

13	RESTRUCTURING AND RELATED CHARGES

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy filing.

The following table summarizes restructuring and related charges incurred by segment for the three month periods ended January 2, 2011 and January 3, 2010:

	Three Months
	2011	2010

Cost of goods sold:
Global Batteries & Appliances	$(150)	$847
Home and Garden Business	—	38
Global Pet Supplies	744	766

Total restructuring and related charges in cost of goods sold	594	1,651
Operating expense:
Global Batteries & Appliances	25	(938)
Home and Garden Business	650	6,343
Global Pet Supplies	2,302	528
Corporate	1,994	(1,157)

Total restructuring and related charges in operating expense	4,971	4,776

Total restructuring and related charges	$5,565	$6,427

2009 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment, the Global Pet Supplies segment and the Home and Garden Business segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and Home and Garden Business segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Company’s capital structure. The Company recorded $3,729 and $7,721 of pretax restructuring and related charges during the three month periods ended January 2, 2011 and January 3, 2010, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through January 31, 2015, are projected to total approximately $66,200.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the 2009 initiatives and the activity during the three month period ended January 2, 2011:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$6,447	$4,005	$10,452
Provisions	2,232	32	2,264
Cash expenditures	(1,609)	(621)	(2,230)
Non-cash items	184	(243)	(59)

Accrual balance at January 2, 2011	$7,254	$3,173	$10,427

Expensed as incurred(A)	$49	$1,416	$1,465

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred during the three month period ending January 2, 2011, the cumulative amount incurred to date and the total future expected costs incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global		Home and
	Batteries &	Global Pet	Garden
	Appliances	Supplies	Business	Corporate	Total

Restructuring and related charges during the three month period ended January 2, 2011	$33	$3,046	$650	$—	$3,729
Restructuring and related charges since initiative inception	$7,072	$13,256	$14,654	$7,591	$42,573
Total future restructuring and related charges expected	$—	$18,000	$5,625	$—	$23,625

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Appliances segment to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives include the plan to exit the Company’s Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). The Company recorded $(150) and $696 of pretax restructuring and related charges during the three month periods ended January 2, 2011 and January 3, 2010, respectively, in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $29,378 since the inception of the Ningbo Exit Plan, which are now substantially complete.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Ningbo Exit Plan Summary

The following table summarizes the remaining accrual balance associated with the 2008 initiatives and the activity during the three month period ended January 2, 2011:

Other
Costs

Accrual balance at September 30, 2010	$491
Provisions	26
Cash expenditures	(95)

Accrual balance at January 2, 2011	$422

Expensed as incurred(A)	$(176)

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Company recorded $1,986 and $(2,177) of pretax restructuring and related charges during the three month periods ended January 2, 2011 and January 3, 2010, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $91,300, the majority of which are cash costs.

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and the activity during the three month period ended January 2, 2011:

Global Realignment Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$8,721	$2,281	$11,002
Provisions	1,120	527	1,647
Cash expenditures	(4,486)	(309)	(4,795)
Non-cash items	(706)	225	(481)

Accrual balance at January 2, 2011	$4,649	$2,724	$7,373

Expensed as incurred(A)	$—	$339	$339

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

The following table summarizes the expenses as incurred during the three month period ended January 2, 2011, the cumulative amount incurred to date and the total future expected costs incurred associated with the Global Realignment Initiatives by operating segment:

	Global	Home and
	Batteries &	Garden
	Appliances	Business	Corporate	Total

Restructuring and related charges during the three month period ended January 2, 2011	$(8)	$—	$1,994	$1,986
Restructuring and related charges since initiative inception	$46,661	$6,762	$37,150	$90,573
Total future restructuring and related charges expected	$—	$—	$725	$725

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant and restructuring its sales, marketing and support functions. The Company recorded no pretax restructuring and related charges during both the three month periods ended January 2, 2011 and January 3, 2010 in connection with the European Initiatives. The Company has recorded pretax restructuring and related charges of $26,965 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the European Initiatives and the activity during the three month period ended January 2, 2011:

European Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$1,801	$47	$1,848
Cash expenditures	(124)	(37)	(161)
Non-cash items	(53)	(1)	(54)

Accrual balance at January 2, 2011	$1,624	$9	$1,633

14	COMMITMENTS AND CONTINGENCIES

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $9,360, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against the Company, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

claimed violations. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

Applica Consumer Products, Inc., (“Applica”) a subsidiary of the Company is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the HCP Funds. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the HCP Funds. The original complaint was filed in conjunction with a motion preliminarily to enjoin the HCP Funds’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the HCP Funds in January 2007 (Applica is currently a subsidiary of Russell Hobbs), the Company believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009.

The trial is currently scheduled for February 2011. The Company may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and Harbinger Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which Harbinger Master Fund has agreed, effective upon the consummation of the Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3,000 incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. The Company believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which the Company is unable to estimate at this time. At this time, the Company does not believe it has coverage under its insurance policies for the asbestos lawsuits.

The Company is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

15	ACQUISITIONS

Russell Hobbs

On June 16, 2010, the Company consummated the Merger, pursuant to which Spectrum Brands became a wholly-owned subsidiary of the Company and Russell Hobbs became a wholly owned subsidiary of Spectrum Brands. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

The results of Russell Hobbs operations since June 16, 2010 are included in the Company’s Condensed Consolidated Statements of Operations (Unaudited). Effective October 1, 2010, substantially all of the financial results of Russell Hobbs are reported within the Global Batteries & Appliances segment. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), the Company accounted for the Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. After consummation of the Merger, the stockholders of Spectrum Brands, inclusive of the Harbinger Parties, owned approximately 60% of SB Holdings and the stockholders of Russell Hobbs owned approximately 40% of SB Holdings. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. The Company expects to continue to obtain information to assist it in determining the fair values of the net assets

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill(A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.

Preliminary Pre-Acquisition Contingencies Assumed

The Company has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, the Company has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, the Company has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. The Company continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

Certain estimated values are not yet finalized and are subject to change, which could be significant. The Company will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	amounts for legal contingencies, pending the finalization of the Company’s examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as followed:

•	Inventories — An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

•	Deferred tax liabilities, net — An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Property, plant and equipment, net — An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, Net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	The Company valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of (3)%-1% annually. The Company assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

Supplemental Pro Forma Information

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2009.

	Three Months
	2011	2010

Net sales:
Reported Net sales	$861,067	$591,940
Russell Hobbs adjustment	—	248,689

Pro forma Net sales	$861,067	$840,629

(Loss) income from continuing operations:
Reported (Loss) income from continuing operations	$(19,758)	$(57,514)
Russell Hobbs adjustment	—	19,373

Pro forma Loss from continuing operations	$(19,758)	$(38,141)

Basic and Diluted earnings per share from continuing operations(A):
Reported Basic and Diluted earnings per share from continuing operations	$(0.39)	$(1.92)
Russell Hobbs adjustment	—	0.65

Pro forma basic and diluted earnings per share from continuing operations	$(0.39)	$(1.27)

(A)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Seed Resources, LLC

On December 3, 2010 the Company completed the $10,524 cash acquisition of Seed Resources, LLC (“Seed Resources”). Seed Resources is a leading wild seed cake producer through its Birdola premium brand seed cakes. This acquisition was not significant individually. In accordance with ASC 805, the Company accounted for the acquisition by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition.

The results of Seed Resources operations since December 3, 2010 are included in the Company’s Condensed Consolidated Statements of Operations (Unaudited) and are reported as part of the Global Pet

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Supplies business segment. The preliminary purchase price of $12,200, including a $1,100 trade name intangible asset and $10,029 of goodwill, for this acquisition was based upon a preliminary valuation. The Company’s estimates and assumptions for this acquisition are subject to change as the Company obtains additional information for its estimates during the respective measurement period. The primary areas of the purchase price allocation that are not yet finalized relate to certain legal matters, income and non-income based taxes and residual goodwill.

16	RELATED PARTY TRANSACTIONS

Merger Agreement and Exchange Agreement

On June 16, 2010 (the “Closing Date”), SB Holdings completed the Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Merger, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings. At the effective time of the Merger, (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of SB Holdings common stock, and (ii) the outstanding shares of Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of SB Holdings common stock.

Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with the Harbinger Parties and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Merger and against any alternative proposal that would impede the Merger.

Immediately following the consummation of the Merger, the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock.

On January 7, 2011, the Harbinger Parties contributed 27,757 shares of SB Holdings common stock to Harbinger Group, Inc. (“HRG”) and received in exchange for such shares an aggregate of 119,910 shares of HRG common stock (the “Share Exchange”), pursuant to a Contribution and Exchange Agreement (the “Exchange Agreement”). As a result of the Share Exchange, (i) HRG owns approximately 54.4% of the outstanding shares of SB Holding’s common stock and the Harbinger Parties own approximately 12.7% of the outstanding shares of SB Holdings common stock, and (ii) the Harbinger Parties own 129,860 shares of HRG common stock, or approximately 93.3% of the outstanding HRG common stock.

In connection with the Merger, the Harbinger Parties and SB Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:

•	for so long as the Harbinger Parties own 40% or more of the outstanding voting securities of SB Holdings, the Harbinger Parties and HRG will vote their shares of SB Holdings common stock to effect the structure of the SB Holdings board of directors as described in the Stockholder Agreement;

•	the Harbinger Parties will not effect any transfer of equity securities of SB Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of SB Holdings, unless specified conditions are met; and

•	the Harbinger Parties will be granted certain access and informational rights with respect to SB Holdings and its subsidiaries.

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

Pursuant to a joinder to the Stockholder Agreement entered into by the Harbinger Parties and HRG previously, upon consummation of the Share Exchange, HRG became a party to the Stockholder Agreement, subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.

Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HRG) acquires 90% or more of the outstanding voting securities of SB Holdings.

Also in connection with the Mergers, the Harbinger Parties, the Avenue Parties and SB Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “SB Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their shares of SB Holdings common stock. On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the SB Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the SB Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.

Other Agreements

On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Notes.

In connection with the Mergers, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the merger agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement was $50,000 less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Mergers. No such amounts became due under the Indemnification Agreement. Harbinger Master Fund also agreed to indemnify Russell Hobbs, SB Holdings and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the Mergers and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated.

17	NEW ACCOUNTING PRONOUNCEMENTS

Business Combinations

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance on business combinations and noncontrolling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals”

SPECTRUM BRANDS HOLDINGS, INC.

Notes to Condensed Financial Statements (Unaudited) — (Continued)
(Amounts in thousands, except per share figures)

and combinations achieved without the transfer of consideration. The guidance, among other things, requires companies to provide disclosures relating to the gross amount of goodwill and accumulated goodwill impairment losses. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The Company adopted the new guidance beginning October 1, 2009. The Company completed the Merger during Fiscal 2010 and acquired Seed Resources on December 3, 2010. (See Note 15, Acquisitions, for information relating to the Merger and the Seed Resources Acquisition.)

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets. The Company adopted this new guidance at September 30, 2010, the fair value measurement date of its defined benefit pension and retiree medical plans. (See Note 10, Employee Benefit Plans, for the applicable disclosures.)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Spectrum Brands Holdings, Inc.:

We have audited the accompanying consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries (the Company) as of September 30, 2010 and September 30, 2009 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor Company). In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule II. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2010 and September 30, 2009 (Successor Company), and the results of their operations and their cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor Company) in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated December 14, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 2 to the consolidated financial statements, the Predecessor Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on February 3, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 28, 2009. In connection with their emergence from bankruptcy, the Successor Company Spectrum Brands, Inc. adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations” formerly America Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, effective as of August 30, 2009. Accordingly, the Successor Company’s consolidated financial statements prior to August 30, 2009 are not comparable to its consolidated financial statements for periods on after August 30, 2009.

As discussed in Note 10 to the consolidated financial statements, effective September 30, 2009, the Successor Company adopted the measurement date provision of ASC Topic 715, “Compensation-Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans”.

/s/  KPMG LLP

Atlanta, Georgia
December 14, 2010, except for Notes 1, 6, 11 and 17
as to which the date is February 25, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Spectrum Brands Holdings, Inc.:

We have audited Spectrum Brands Holdings, Inc. and subsidiaries (the Company) internal control over financial reporting as of September 30, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Spectrum Brands Holdings, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of September 30, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited the accompanying consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2010 and September 30, 2009 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor Company), along with the financial statement schedule II, and our report dated December 14, 2010 expressed an unqualified opinion on those consolidated financial statements.

The Company acquired Russell Hobbs, Inc. and its subsidiaries (Russell Hobbs) on June 16, 2010. Management excluded Russell Hobbs from its assessment of the effectiveness of internal control over financial reporting and the associated total assets of $863,282,000 and total net sales of $237,576,000 included in the consolidated financial statements of the Company as of and for the year ended September 30, 2010. Our audit of internal control over financial reporting of the Company as of September 30, 2010 also excluded Russell Hobbs.

/s/  KPMG LLP

Atlanta, Georgia
December 14, 2010

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position
September 30, 2010 and 2009

	Successor Company
	2010	2009
	(In thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$170,614	$97,800
Receivables:
Trade accounts receivable, net of allowances of $4,351 and $1,011, respectively	365,002	274,483
Other	41,445	24,968
Inventories	530,342	341,505
Deferred income taxes	35,735	28,137
Assets held for sale	12,452	11,870
Prepaid expenses and other	44,122	39,973

Total current assets	1,199,712	818,736
Property, plant and equipment, net	201,164	212,361
Deferred charges and other	46,352	34,934
Goodwill	600,055	483,348
Intangible assets, net	1,769,360	1,461,945
Debt issuance costs	56,961	9,422

Total assets	$3,873,604	$3,020,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,710	$53,578
Accounts payable	332,231	186,235
Accrued liabilities:
Wages and benefits	93,971	88,443
Income taxes payable	37,118	21,950
Restructuring and related charges	23,793	26,203
Accrued interest	31,652	8,678
Other	123,297	109,981

Total current liabilities	662,772	495,068
Long-term debt, net of current maturities	1,723,057	1,529,957
Employee benefit obligations, net of current portion	92,725	55,855
Deferred income taxes	277,843	227,498
Other	70,828	51,489

Total liabilities	2,827,225	2,359,867
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 200,000 shares; issued 51,020 shares; outstanding 51,020 shares at September 30, 2010	514	—
Common stock, $.01 par value, authorized 150,000 shares; issued 30,000 shares; outstanding 30,000 shares at September 30, 2009	—	300
Additional paid-in capital	1,316,461	724,796
Accumulated deficit	(260,892)	(70,785)
Accumulated other comprehensive (loss) income	(7,497)	6,568

	1,048,586	660,879
Less treasury stock, at cost, 81 and 0 shares, respectively	(2,207)	—

Total shareholders’ equity	1,046,379	660,879

Total liabilities and shareholders’ equity	$3,873,604	$3,020,746

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008
	(In thousands, except per share amounts)
Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Cost of goods sold	1,638,451	155,310	1,245,640	1,489,971
Restructuring and related charges	7,150	178	13,189	16,499

Gross profit	921,410	64,400	751,819	920,101
Operating expenses:
Selling	466,813	39,136	363,106	506,365
General and administrative	199,386	20,578	145,235	188,934
Research and development	31,013	3,027	21,391	25,315
Acquisition and integration related charges	38,452	—	—	—
Restructuring and related charges	16,968	1,551	30,891	22,838
Goodwill and intangibles impairment	—	—	34,391	861,234

	752,632	64,292	595,014	1,604,686

Operating income (loss)	168,778	108	156,805	(684,585)
Interest expense	277,015	16,962	172,940	229,013
Other expense (income), net	12,300	(816)	3,320	1,220

Loss from continuing operations before reorganization items and income taxes	(120,537)	(16,038)	(19,455)	(914,818)
Reorganization items expense (income), net	3,646	3,962	(1,142,809)	—

(Loss) income from continuing operations before income taxes	(124,183)	(20,000)	1,123,354	(914,818)
Income tax expense (benefit)	63,189	51,193	22,611	(9,460)

(Loss) income from continuing operations	(187,372)	(71,193)	1,100,743	(905,358)
(Loss) income from discontinued operations, net of tax	(2,735)	408	(86,802)	(26,187)

Net (loss) income	$(190,107)	$(70,785)	$1,013,941	$(931,545)

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.08)	0.01	(1.69)	(0.51)

Net (loss) income	$(5.28)	$(2.36)	$19.76	$(18.29)

Weighted average shares of common stock outstanding	36,000	30,000	51,306	50,921
Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.08)	0.01	(1.69)	(0.51)

Net (loss) income	$(5.28)	$(2.36)	$19.76	$(18.29)

Weighted average shares of common stock and equivalents outstanding	36,000	30,000	51,306	50,921

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

					Accumulated
					Other		Total
			Additional		Comprehensive		Shareholders’
	Common Stock		Paid-In	Accumulated	Income (Loss),	Treasury	Equity
	Shares	Amount	Capital	Deficit	net of tax	Stock	(Deficit)
	(In thousands)

Balances at September 30, 2007, Predecessor Company	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)
Adjustment of additional minimum pension liability	—	—	—	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146

Comprehensive loss							(927,764)
Issuance of restricted stock	408	4	(4)	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—
Treasury shares surrendered	(130)	—	—	—	—	(744)	(744)
Amortization of unearned compensation	—	—	5,098	—	—	—	5,098

Balances at September 30, 2008, Predecessor Company	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)
Net income	—	—	—	1,013,941	—	—	1,013,941
Adjustment of additional minimum pension liability	—	—	—	—	(1,160)	—	(1,160)
Valuation allowance adjustment	—	—	—	—	5,104	—	5,104
Translation adjustment	—	—	—	—	(2,650)	—	(2,650)
Other unrealized gains and losses	—	—	—	—	9,817	—	9,817

Comprehensive income							1,025,052
Issuance of restricted stock	230	(1)	1	—	—	—	—
Forfeiture of restricted stock	(82)	—	—	—	—	—	—
Treasury shares surrendered	(185)	—	—	—	—	(61)	(61)
Amortization of unearned compensation	—	—	2,636	—	—	—	2,636
Cancellation of Predecessor Company common stock	(52,738)	(691)	(677,007)	—	—	76,891	(600,807)
Elimination of Predecessor Company accumulated deficit and accumulated other comprehensive income	—	—	—	680,974	(80,556)	—	600,418
Issuance of new common stock in connection with emergence from Chapter 11 of the Bankruptcy Code	30,000	300	724,796	—	—	—	725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096
Net loss	—	—	—	(70,785)	—	—	(70,785)
Adjustment of additional minimum pension liability	—	—	—	—	576	—	576
Valuation allowance adjustment	—	—	—	—	(755)	—	(755)
Translation adjustment	—	—	—	—	5,896	—	5,896
Other unrealized gains and losses	—	—	—	—	851	—	851

Comprehensive loss							(64,217)

Balances at September 30, 2009, Successor Company	30,000	$300	$724,796	$(70,785)	$6,568	$—	$660,879
Net loss	—	—	—	(190,107)	—	—	(190,107)
Adjustment of additional minimum pension liability	—	—	—	—	(17,773)	—	(17,773)
Valuation allowance adjustment	—	—	—	—	(2,398)	—	(2,398)
Translation adjustment	—	—	—	—	12,596	—	12,596
Other unrealized gains and losses	—	—	—	—	(6,490)	—	(6,490)

Comprehensive income							(204,172)
Issuance of common stock	20,433	205	574,998	—	—	—	575,203
Issuance of restricted stock	939	9	(9)	—	—	—	—
Unvested restricted stock units, not issued or outstanding	(271)	—	—	—	—	—	—
Treasury shares surrendered	(81)	—	—	—	—	(2,207)	(2,207)
Amortization of unearned compensation	—	—	16,676	—	—	—	16,676

Balances at September 30, 2010, Successor Company	51,020	$514	$1,316,461	$(260,892)	$(7,497)	$(2,207)	$1,046,379

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008
		(In thousands)
Cash flows from operating activities:
Net (loss) income	$(190,107)	$(70,785)	$1,013,941	$(931,545)
Income (loss) from discontinued operations	(2,735)	408	(86,802)	(26,187)

(Loss) income from continuing operations	(187,372)	(71,193)	1,100,743	(905,358)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	54,822	5,158	36,745	52,236
Amortization of intangibles	45,920	3,513	19,099	27,687
Amortization of debt issuance costs	9,030	314	13,338	8,387
Amortization of unearned restricted stock compensation	16,676	—	2,636	5,098
Impairment of goodwill and intangibles	—	—	34,391	861,234
Non-cash goodwill adjustment due to release of valuation allowance	—	47,443	—	—
Fresh-start reporting adjustments	—	—	(1,087,566)	—
Gain on cancelation of debt	—	—	(146,555)	—
Administrative related reorganization items	3,646	3,962	91,312	—
Payments for administrative related reorganization items	(47,173)	—	—	—
Deferred income taxes	51,731	3,498	22,046	(37,237)
Non-cash increase to cost of goods sold due to inventory valuations	34,865	—	—	—
Non-cash interest expense on 12% Notes	24,555	—	—	—
Write off of unamortized discount on retired debt	59,162	—	—	—
Write off of debt issuance costs	6,551	—	2,358	—
Non-cash restructuring and related charges	16,359	1,299	28,368	29,726
Non-cash debt accretion	18,302	2,861	—	—
Changes in assets and liabilities:
Accounts receivable	12,702	5,699	68,203	8,655
Inventories	(66,127)	48,995	9,004	12,086
Prepaid expenses and other current assets	2,025	1,256	5,131	13,738
Accounts payable and accrued liabilities	86,497	22,438	(80,463)	(62,165)
Other assets and liabilities	(73,612)	(6,565)	(88,996)	(18,990)

Net cash provided (used) by operating activities of continuing operations	68,559	68,678	29,794	(4,903)
Net cash provided (used) by operating activities of discontinued operations	(11,221)	6,273	(28,187)	(5,259)

Net cash provided (used) by operating activities	57,338	74,951	1,607	(10,162)
Cash flows from investing activities:
Purchases of property, plant and equipment	(40,316)	(2,718)	(8,066)	(18,928)
Proceeds from sale of property, plant and equipment	388	71	379	285
Payments for acquisitions, net of cash acquired	(2,577)	—	(8,460)	—

Net cash used by investing activities of continuing operations	(42,505)	(2,647)	(16,147)	(18,643)
Net cash (used) provided by investing activities of discontinued operations	—	—	(855)	12,376

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows — (Continued)

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008
		(In thousands)
Net cash used by investing activities	(42,505)	(2,647)	(17,002)	(6,267)

Cash flows from financing activities:
Proceeds from new Senior Credit Facilities, excluding new ABL Revolving Credit Facility, net of discount	1,474,755	—	—	—
Payment of extinguished senior credit facilities, excluding old ABL revolving credit facility	(1,278,760)	—	—	—
Reduction of other debt	(8,456)	(4,603)	(120,583)	(425,073)
Proceeds from other debt financing	13,688	—	—	477,759
Debt issuance costs, net of refund	(55,024)	(287)	(17,199)	(152)
Extinguished ABL Revolving Credit Facility	(33,225)	(31,775)	65,000	—
(Payments of) proceeds on supplemental loan	(45,000)	—	45,000	—
Treasury stock purchases	(2,207)	—	(61)	(744)

Net cash (used) provided by financing activities	65,771	(36,665)	(27,843)	51,790
Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	(8,048)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	258	1,002	(376)	(441)

Net increase (decrease) in cash and cash equivalents	72,814	36,641	(43,614)	34,920
Cash and cash equivalents, beginning of period	97,800	61,159	104,773	69,853

Cash and cash equivalents, end of period	$170,614	$97,800	$61,159	$104,773

Supplemental disclosure of cash flow information:
Cash paid for interest	$136,429	$5,828	$158,380	$227,290
Cash paid for income taxes, net	36,951	1,336	18,768	16,999

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

(1)	Description of Business

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings” or the “Company”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the Merger, Spectrum Brands refinanced its existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750,000 United States (“U.S.”) Dollar Term Loan due June 16, 2016, new $750,000 9.5% Senior Secured Notes maturing June 15, 2018 and a new $300,000 ABL revolving facility due June 16, 2014. (See also Note 7, Debt, for a more complete discussion of the Company’s outstanding debt.)

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, the term “Company” is used to refer to both Spectrum Brands and its subsidiaries prior to the Merger and SB Holdings and its subsidiaries subsequent to the Merger. The term “Predecessor Company” refers only to the Company prior to the Effective Date and the term “Successor Company” refers to the Company subsequent to the Effective Date. The Company’s fiscal year ends September 30. References herein to Fiscal 2010, Fiscal 2009 and Fiscal 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company. In accordance with ASC Topic 852: “Reorganizations,” (“ASC 852”) the Company determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one-percent of the total net sales during Fiscal 2009. As a result, the Company determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with the Company’s normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor Company’s assets and liabilities became the new basis for the Successor Company’s Consolidated Statement of Financial Position as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor Company. Financial information of the Company’s financial statements prepared for the Predecessor Company will not be comparable to financial information for the Successor Company. The Company is a global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries &

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Appliances, which consists of the Company’s worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of the Company’s home and garden and insect control businesses (the “Home and Garden Business”). The current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment (“Global Batteries & Personal Care”), which consisted of the worldwide battery, electric shaving and grooming, electric personal care and portable lighting business, with substantially all of the former Small Appliances segment, which consisted of the Russell Hobbs businesses acquired on June 16, 2010 (“Small Appliances”), to form Global Batteries & Appliances. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. The presentation of all historical segment reporting herein has been changed to conform to this segment reporting. The recasting of the segment reporting is disclosed in Note 6, Goodwill and Intangible Assets and Note 11, Segment Information. Additionally, certain subsequent events are discussed in Note 17, Subsequent Events.

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. With the addition of Russell Hobbs the Company designs, markets and distributes a broad range of branded small appliances and personal care products. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

(2)	Voluntary Reorganization Under Chapter 11

On February 3, 2009, the Predecessor Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of the Company’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor Company’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).

The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

Plan Effective Date

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Predecessor Company’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands filed a certificate of incorporation authorizing new shares of

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Successor Company issued a total of 27,030 shares of common stock and $218,076 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to Predecessor Company’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7, Debt, for a more complete discussion of the 12% Notes.) Also on the Effective Date, Successor Company issued a total of 2,970 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with ASC 852. ASC 852 does not change the application of U.S. Generally Accepted Accounting Principles (“GAAP”) in the preparation of the Company’s consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 the Company has done the following:

•	On the four column consolidated statement of financial position as of August 30, 2009, which is included in this Note 2, Voluntary Reorganization Under Chapter 11, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the accompanying Consolidated Statements of Cash Flows, separately disclosed Reorganization items expense (income), net, consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor Company’s then outstanding senior subordinated notes.

Liabilities Subject to Compromise

Liabilities subject to compromise refer to known liabilities incurred prior to the Bankruptcy Filing by those entities that filed for Chapter 11 bankruptcy. These liabilities are considered by the Bankruptcy Court to be pre-petition claims. However, liabilities subject to compromise exclude pre-petition claims for which the Company has received the Bankruptcy Court’s approval to pay, such as claims related to active employees and retirees and claims related to certain critical service vendors. Liabilities subject to compromise are subject to future adjustments that may result from negotiations, actions by the Bankruptcy Court and developments with respect to disputed claims or matters arising out of the proof of claims process whereby a creditor may prove that the amount of a claim differs from the amount that the Company has recorded.

Since the Petition Date, and in accordance with ASC 852, the Company ceased accruing interest on its senior subordinated notes, as such debt and interest would be an allowed claim by the Bankruptcy Court. The Predecessor Company’s contractual interest on the Senior Subordinated Notes in excess of reported interest was approximately $55,654 for the period from October 1, 2008 through August 30, 2009.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Liabilities subject to compromise as of August 30, 2009 for the Predecessor Company were as follows:

	August 30,
	2009

Senior Subordinated Notes	$1,049,885
Accrued interest on Senior Subordinated Notes	40,497
Other accrued liabilities	15,580	(A)

Predecessor Company Balance	$1,105,962
Effects of Plan	(1,105,962)

Successor Company Balance	$—

(A)	As discussed below in the four column consolidated statement of financial position as of August 30, 2009 “Effects of Plan Adjustments,” note (f), the $15,580 relates to rejected lease obligations that are to be paid by the Successor Company in subsequent periods.

Reorganization Items

In accordance with ASC 852, reorganization items are presented separately in the accompanying Consolidated Statements of Operations and represent expenses, income, gains and losses that the Company has identified as directly relating to the Bankruptcy Cases. Reorganization items expense (income), net during Fiscal 2010 and during the period from August 31, 2009 through September 30, 2009 and the period from October 1, 2008 through August 30, 2009 are summarized as follows:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31,	October 1,
	Year Ended	2009 through	2008 through
	September 30,	September 30,	August 30,
	2010	2009	2009
Legal and professional fees	$3,536	$3,962	$74,624
Deferred financing costs	—	—	10,668
Provision for rejected leases	110	—	6,020

Administrative related reorganization items	$3,646	$3,962	$91,312
Gain on cancellation of debt	—	—	(146,555)
Fresh-start reporting adjustments	—	—	(1,087,566)

Reorganization items expense (income), net	$3,646	$3,962	$(1,142,809)

Fresh-Start Reporting

The Company, in accordance with ASC 852, adopted fresh-start reporting as of the close of business on August 30, 2009 since the reorganization value of the assets of the Predecessor Company immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity. The four-column consolidated statement of financial position as of August 30, 2009, included herein, applies effects of the Plan and fresh-start reporting to the carrying values and classifications of assets or liabilities that were necessary.

The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the fresh-start reporting date, and concluded that such

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

transactions were not material individually or in the aggregate as such transactions represented less than one-percent of the total net sales for the fiscal year ended September 30, 2009. As a result, the Company determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with the Company’s normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended on or prior to August 30, 2009 are not comparable to those of the Successor Company.

The four-column consolidated statement of financial position as of August 30, 2009 reflects the implementation of the Plan as if the Plan had been effective on August 30, 2009. Reorganization adjustments have been recorded within the consolidated statement of financial position as of August 30, 2009 to reflect effects of the Plan, including the discharge of Liabilities subject to compromise and the adoption of fresh-start reporting in accordance with ASC 852. The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $2,200,000 and $2,400,000, which was estimated using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis; and (iii) a review and analysis of several recent transactions of companies in similar industries to the Company. These three valuation methods were equally weighted in determining the final range of reorganization value as confirmed by the Bankruptcy Court. Based upon the factors used in determining the range of reorganization value, the Company concluded that $2,275,000 should be used for fresh-start reporting purposes as it most closely approximated fair value.

The basis of the discounted cash flow analysis used in developing the reorganization value was based on Company prepared projections which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs, and cash flows, for the fiscal years ending September 30, 2009, 2010, 2011, 2012 and 2013 and represented the Company’s best estimates at the time the analysis was prepared. The Company’s estimates implicit in the cash flow analysis included net sales growth of approximately 1.5% for the fiscal year ending September 30, 2010 and 4.0% per year for each of the fiscal years ending September 30, 2011, 2012 and 2013. In addition, selling, general and administrative expenses, excluding depreciation and amortization, were projected to grow at rates relative to net sales, however, certain expense categories for each of the fiscal years ending September 30, 2010, 2011, 2012 and 2013 were reduced for the projected impact of various cost reduction initiatives implemented by the Company during Fiscal 2009 which included lower trade spending, salary freezes, reduced marketing expenses, furloughs, suspension of the Company’s match to its 401(k) and reductions in salaries of certain members of management. The analysis also included anticipated levels of reinvestment in the Company’s operations through capital expenditures of approximately $25,000 per year. The Company did not include in its estimates the potential effects of litigation, either on the Company or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

The publicly traded company analysis identified a group of comparable companies giving consideration to lines of business, business risk, scale and capitalization and leverage. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples by segment deemed to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to the Company’s Fiscal 2009 and Fiscal 2010 projections by segment to determine

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

an estimate of reorganization values. The market multiple ranges used by segment were as follows: (i) Global Batteries & Personal Care used a range of 7.0x-8.0x for Fiscal 2009 and 6.5x-7.5x for Fiscal 2010; (ii) Global Pet Supplies used a range of 7.5x-8.5x for Fiscal 2009 and 7.0x-8.0x for Fiscal 2010; and (iii) the Home and Garden Business used a range of 9.0x-10.0x for Fiscal 2009 and 8.0x-9.0x for Fiscal 2010. Theses multiples were based on estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

The recent transactions of companies in similar industries analysis identified transactions of similar companies giving consideration to lines of business, business risk, scale and capitalization and leverage. The analysis considered the business, financial and market environment for which the transactions took place, circumstances surrounding the transaction including the financial position of the buyers and the perceived synergies and benefits that the buyers could obtain from the transaction. This analysis involved the determination of historical acquisition EBITDA multiples by examining public merger and acquisition transactions. A range of valuation multiples was then identified and applied to historical EBITDA by segment to determine an estimate of reorganization values. The multiple ranges used by segment were as follows: (i) Global Batteries & Personal Care used a range of 6.5x-7.5x; (ii) Global Pet Supplies used a range of 9.5x-10.5x; and (iii) the Home and Garden Business used a range of 8.0x-9.0x. These multiples were based on Fiscal 2009 estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

Fresh-start adjustments reflect the allocation of fair value to the Successor Company’s long-lived assets and the present value of liabilities to be paid as calculated by the Company.

In applying fresh-start reporting, the Company followed these principles:

•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations” (“SFAS 141”). The reorganization value exceeded the sum of the amounts assigned to assets and liabilities. This excess was recorded as Successor Company goodwill as of August 30, 2009.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate risk adjusted interest rates.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally ASC Topic 740: “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities.

•	Adjustment of all of the property, plant and equipment assets to fair value and eliminating all of the accumulated depreciation.

•	Adjustment of the Company’s pension plans projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following four-column consolidated statement of financial position table identifies the adjustments recorded to the Predecessor Company’s August 30, 2009 consolidated statement of financial position as a result of implementing the Plan and applying fresh-start reporting:

	Predecessor					Successor
	Company					Company
	August 30,			Fresh-Start		August 30,
	2009	Effects of Plan		Valuation		2009

ASSETS
Current assets:
Cash and cash equivalents	$86,710	$(25,551	)(a)	$—		$61,159
Receivables:
Trade accounts receivable	270,657	—		—		270,657
Other	34,594	—		—		34,594
Inventories	341,738	—		48,762	(m)	390,500
Deferred income taxes	12,644	1,707	(h)	9,330	(n)	23,681
Assets held for sale	10,813	—		1,978	(m)	12,791
Prepaid expenses and other	40,448	—		(116	)(m)	40,332

Total current assets	797,604	(23,844)		59,954		833,714
Property, plant and equipment, net	178,786	—		34,699	(m)	213,485
Deferred charges and other	42,068	—		(6,046	)(m)	36,022
Goodwill	238,905	—		289,155	(o)	528,060
Intangible assets, net	677,050	—		782,450	(o)	1,459,500
Debt issuance costs	18,457	8,949	(b)	(17,957	)(p)	9,449

Total assets	$1,952,870	$(14,895)		$1,142,255		$3,080,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$93,313	$(3,445	)(c)	$(4,329	)(m)	$85,539
Accounts payable	159,370	(204	)(d)	—		159,166
Accrued liabilities:
Wages and benefits	80,247	—		—		80,247
Income taxes payable	20,059	—		—		20,059
Restructuring and related charges	26,100	—		—		26,100
Accrued interest	59,724	(59,581	)(e)	—		143
Other	118,949	9,133	(f)	(3,503	)(m)	124,579

Total current liabilities	557,762	(54,097)		(7,832)		495,833
Long-term debt, net of current maturities	1,329,047	271,806	(g)	(75,329	)(m)	1,525,524
Employee benefit obligations, net of current portion	41,385	—		18,712	(m)	60,097
Deferred income taxes	106,853	1,707	(h)	114,211	(n)	222,771
Other	45,982	—		4,927	(m)	50,909

Total liabilities	2,081,029	219,416		54,689		2,355,134
Liabilities subject to compromise	1,105,962	(1,105,962	)(i)	—		—
Commitments and contingencies
Shareholders’ (deficit) equity:
Common stock-Old (Predecessor Company)	691	(691	)(j)	—		—
Common stock-New (Successor Company)	—	300	(j)	—		300
Additional paid-in capital	677,007	47,789	(j)	—		724,796
Accumulated (deficit) equity	(1,915,484)	747,362	(k)	1,168,122	(q)	—
Accumulated other comprehensive income	80,556	—		(80,556	)(q)	—

	(1,157,230)	794,760		1,087,566		725,096
Less treasury stock	(76,891)	76,891	(l)	—		—

Total shareholders’ (deficit) equity	(1,234,121)	871,651		1,087,566		725,096

Total liabilities and shareholders’ (deficit) equity	$1,952,870	$(14,895)		$1,142,255		$3,080,230

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Effects of Plan Adjustments

(a) The Plan’s impact resulted in a net decrease of $25,551 on cash and cash equivalents. The significant sources and uses of cash were as follows:

Sources:
Amounts borrowed under the exit facility	$65,000
Amounts borrowed under new supplemental loan agreement	45,000

Total Sources	$110,000

Uses:
Repayment of un-reimbursed letters of credit	$20,005
Repayment of supplemental loans	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Repayment of certain amounts under the term loan agreement, net of current portion	3,440
Payment of pre-petition foreign exchange contracts recorded in accounts payable	204
Payment of lender cure payments, terminated derivative contracts and other	48,066
Payment of debt issuance costs on exit facility	8,949
Payment of other accrued liabilities	6,447

Total Uses	$135,551

Net Cash Uses	$(25,551)

(b) The Company incurred $8,949 of debt issuance costs under the exit facility. These debt issuance costs are classified as long-term assets and are amortized over the life of the exit facility.

(c) The adjustment to current maturities of long-term debt reflects the $20,005 payment of the Predecessor Company’s un-reimbursed letters of credit, the $45,000 repayment of the Predecessor Company’s supplemental loan, and the $3,440 payment of certain amounts under the term loan agreement. The adjustment to current maturities of long-term debt also reflects the $65,000 funding from the exit facility. The adjustment to the current maturities of long-term debt are:

Repayment of unreimbursed letters of credit	$20,005
Repayment of supplemental loan	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Amounts borrowed under the exit facility	(65,000)

$3,445

(d) Reflects payment of $204 related to pre-petition foreign exchange derivative contracts.

(e) Total adjustment of $59,581 reflects term lender cure payments of $33,995, terminated interest rate swap derivative contract payments of $12,068 and other accrued interest of $2,003. Additionally, this adjustment includes $11,515 of accrued default interest as provided in the August 2009 amendment of the Senior Term Credit Facility, which was assumed by the Successor Company and included in the principal balance of the loans at emergence (See Note 7, Debt, for additional information).

(f) Reflects the payment of professional fees related to the reorganization in the amount of $6,447 offset by the reclassification of $15,580 related to rejected lease obligations previously recorded as liabilities subject to compromise (see note(i)). These rejected lease obligations were paid by the Successor Company in

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

subsequent periods. As of September 30, 2009, the Company’s rejected lease obligation was reduced to $6,181.

(g) The adjustment to long-term debt represents the issuance of the 12% Notes at a fair value of $218,731 (face value of $218,076) used, in part, to extinguish the Senior Subordinated Notes of the debtors that were recorded in liabilities subject to compromise (see note (i)), the issuance of the new supplemental loan in the amount of $45,000, offset by the payment of the non-current portion of the term loan in the amount of $3,440 (see note (a)). The excess of fair value over face value of the 12% Notes is recorded in long-term debt and will be accreted as a reduction to interest expense over the life of the note.

Issuance of the 12% Notes (fair value)	$218,731
Amounts borrowed under the new supplemental loan agreement	45,000
Accrued default interest	11,515
Repayment of certain amounts under the term loan agreement, net of current portion	(3,440)

$271,806

(h) Gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility, for tax purposes, resulted in a $124,054 reduction in the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles. Due to the Company’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles, the tax effect of these items is offset by a corresponding adjustment to the valuation allowance of $124,054. Due to changes in the relative current versus non-current deferred tax asset balances and the corresponding allocation of the domestic valuation allowance, a net $1,707 deferred tax balance reclassification occurred between current and non-current as a result of the effects of the Plan.

(i) The adjustment to liabilities subject to compromise relates to the extinguishment of the Senior Subordinated Notes balance of $1,049,885 and the accrued interest of $40,497 associated with the Senior Subordinated Notes. Additionally, rejected lease obligations of $15,580 were reclassified to other current liabilities (see note (f)).

(j) Pursuant to the Plan, the debtor’s common stock was canceled and new common stock of the reorganized debtors was issued. The adjustments eliminated Predecessor Company’s common stock and additional paid-in capital of $691 and $677,007, respectively, and recorded Successor Company’s common stock and additional paid-in capital of $300 and $724,796, respectively, which represents the fair value of the newly issued common stock. The fair value of the newly issued common stock was not separately valued. A fair value of $725,096 was determined by subtracting the fair value of net debt (total debt less cash and cash equivalents), or $1,549,904 from the enterprise value of $2,275,000. The Company issued 30,000 shares at emergence, consisting of 27,030 shares to holders of the Senior Subordinated Notes allowed note holder claims and 2,970 shares in accordance with the terms of the Debtors’ debtor-in-possession credit facility.

(k) As a result of the Plan, the adjustment to accumulated (deficit) equity recorded the elimination of the Predecessor Company’s common stock, additional paid in capital and treasury stock in the amount of $600,807 and recorded the pre-tax gain on the cancellation of debt in the amount of $146,555. The elimination of the Predecessor Company’s common stock, additional paid in capital and treasury stock was calculated as follows:

Elimination of Predecessor Company’s common stock (see note(j))	$691
Elimination of Predecessor Company’s additional paid in capital (see note(j))	677,007
Elimination of Predecessor Company’s treasury stock (see note(l))	(76,891)

Elimination of Predecessor Company’s common stock	$600,807

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The pre-tax gain on the cancellation of debt was calculated as follows:

Extinguishment of Predecessor Company senior subordinated notes	$1,049,885
Extinguishment of Predecessor Company accrued interest on senior subordinated notes	40,497
Issuance of Successor Company 12% Notes (fair value)	(218,731)
Issuance of Successor Company common stock	(725,096)

Pre-tax gain on the cancellation of debt	$146,555

(l) Pursuant to the Plan, the adjustment eliminates treasury stock of $76,891 of the Predecessor Company.

Fresh-Start Valuation Adjustments

(m) Reflects the adjustment of assets and liabilities to estimated fair value, or other measurement specified by SFAS 141, in conjunction with the adoption of fresh-start reporting. Significant adjustments are summarized as followed:

•	Inventories — An adjustment of $48,762 was recorded to adjust inventory to fair value. Raw materials were valued at current replacement cost, work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, cost of disposal and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Property, plant and equipment, net — An adjustment of $34,699 was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on a combination of the cost or market approach, depending on whether market data was available.

•	Current maturities of long-term debt and Long-term debt, net of current maturities — An adjustment of $79,658 ($4,329 to Current maturities of long-term debt and $75,329 to Long-term debt, net of current maturities) was recorded to adjust the book value of debt to fair value. This adjustment included a decrease of $84,001 which was based on quoted market prices of certain debt instruments as of the Effective Date, offset by an increase of $4,343 related to debt instruments not traded which was calculated giving consideration to the terms of the underlying agreements, using a risk adjusted interest rate of 12%.

•	Employee benefit obligations, net of current portion — An adjustment of $18,712 was recorded to measure the employee benefit obligations as of the Effective Date. This adjustment primarily reflects the difference between the expected return on plan assets as compared to the fair value of the plan assets as of the Effective Date and the change in the duration weighted discount rate associated with the payment of the benefit obligations from the prior measurement date and the Effective Date. The weighted average discount rate change from 6.75% at September 30, 2008 to 5.75% at August 30, 2009.

(n) Reflects the tax effects of the fresh-start adjustments at statutory tax rates applicable to such adjustments, net of adjustments to the valuation allowance.

(o) Adjustment eliminated the balance of goodwill and other unamortized intangible assets of the Predecessor Company and records Successor Company intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets, also referred to as Successor Company

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

goodwill. (See Note 6, Goodwill and Intangible Assets, for additional information regarding the Company’s goodwill and other intangible assets). The Successor Company’s August 30, 2009 statement of financial position reflects the allocation of the business enterprise value to assets and liabilities immediately following emergence as follows:

Business enterprise value	$2,275,000
Add: Fair value of non-interest bearing liabilities (non-debt liabilities)	744,071
Less: Fair value of tangible assets, excluding cash	(1,031,511)
Less: Fair value of identified intangible assets	(1,459,500)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Successor Company goodwill)	$528,060

The following represent the methodologies and significant assumptions used in determining the fair value of intangible assets, other than goodwill.

Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. A summary of the key inputs used in the valuation of these assets are as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of 95% which was supported by historical retention rates. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. The customer relationships were valued at $708,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset values were determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including consumer product industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the trademark and trade name and profit levels, among other considerations. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 1% to 5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of (7)%-10% annually with a terminal year growth rate of 2%-6%. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. Trade name and trademarks were valued at $688,000 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the technology and profit levels, among other

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

considerations. Royalty rates used in the determination of the fair values of technologies ranged from 7%-8% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 8 to 17 years. In estimating the fair value of the technologies, nets sales were estimated to grow at a rate of 0%-14% annually. Income taxes were estimated at 35% and amounts were discounted using rates between 12%-13%. The technology assets were valued at $63,500 under this approach.

(p) The fresh-start adjustment of $17,957 eliminates the debt issuance costs related to assumed debt, that is, the (senior secured term credit facility).

(q) The Predecessor Company’s accumulated deficit and accumulated other comprehensive income is eliminated in conjunction with the adoption of fresh-start reporting. The Predecessor Company recognized a gain of $1,087,566 related to the fresh-start reporting adjustments as follows:

Gain on fresh-start
reporting
adjustments

Establishment of Successor Company’s goodwill	$528,060
Elimination of Predecessor Company’s goodwill	(238,905)
Establishment of Successor Company’s other intangible assets	1,459,500
Elimination of Predecessor Company’s other intangible assets	(677,050)
Debt fair value adjustments	79,658
Elimination of debt issuance costs	(17,957)
Property, plant and equipment fair value adjustment	34,699
Deferred tax adjustment	(104,881)
Inventory fair value adjustment	48,762
Employee benefit obligations fair value adjustment	(18,712)
Other fair value adjustments	(5,608)

$1,087,566

(3)	Significant Accounting Policies and Practices

(a)	Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of Spectrum Brands Holdings, Inc. and its subsidiaries and are prepared in accordance with GAAP. All intercompany transactions have been eliminated. The Company’s fiscal year ends September 30. References herein to Fiscal 2010, 2009 and 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

(b)	Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

its shaving, grooming, personal care, home and garden, small appliances and pet products. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net sales.

The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of Net sales.

The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of Net sales or an increase of Cost of goods sold, based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments; provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in Net sales and a corresponding asset is reported in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Cash Equivalents

For purposes of the accompanying Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

(e)	Concentrations of Credit Risk, Major Customers and Employees

Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 22%

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

and 23% of the Successor Company’s Net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and approximately 23% and 20% of Net sales during the Predecessor Company’s period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. This major customer also represented approximately 15% and 14% of the Successor Company’s Trade account receivables, net as of September 30, 2010 and September 30, 2009, respectively.

Approximately 44% and 48% of the Successor Company’s Net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, occurred outside of the United States and approximately 42% and 48% of the Predecessor Company’s Net sales during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, occurred outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

(f)	Displays and Fixtures

Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.

Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.

The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in Prepaid expenses and other in the accompanying Consolidated Statements of Financial Position. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(g)	Inventories

The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.

(h)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-40 years
Machinery, equipment and other	2-15 years

Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(i)	Intangible Assets

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. In connection with fresh-start reporting, Intangible Assets were recorded at their estimated fair value on August 30, 2009. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Company’s goodwill and trade name intangibles were tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance occurred that indicated an impairment loss may have been incurred.

Intangibles with Indefinite Lives

In accordance with ASC 350, the Company conducts impairment testing on the Company’s goodwill. To determine fair value during Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to the Company’s fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) projected average revenue growth rates used in the reporting unit; and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. The Company also tested fair value for reasonableness by comparison to the total market capitalization of the Company, which includes both its equity and debt securities. In addition, in accordance with ASC 350, as part of the Company’s annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.

In connection with the Company’s annual goodwill impairment testing performed during Fiscal 2010 the first step of such testing indicated that the fair value of the Company’s reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with the Predecessor Company’s annual goodwill impairment testing performed during Fiscal 2009, which was completed on the Predecessor Company before applying fresh-start reporting, the first step of such testing indicated that the fair value of the Predecessor Company’s reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with its annual goodwill impairment testing in Fiscal 2008 the Predecessor Company first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of the Predecessor Company’s Global Pet Supplies and Home and Garden Business was less than the Predecessor Company’s carrying amount of those reporting units and, accordingly,

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

further testing of goodwill was required to determine the impairment charge required by ASC 350. Accordingly, the Predecessor Company then compared the carrying amount of the Global Pet Supplies and the Home and Garden Business goodwill to the respective implied fair value of their goodwill. The carrying amounts of the Global Pet Supplies and the Home and Garden Business goodwill exceeded their implied fair values and, therefore, during Fiscal 2008 the Predecessor Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the respective reporting unit’s goodwill over the implied fair value of such goodwill of which $270,811 related to Global Pet Supplies and $49,801 related to the Home and Garden Business.

Furthermore, during Fiscal 2010 the Company, in connection with its annual impairment testing, concluded that the fair value of its intangible assets exceeded is carrying value. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, in connection with its annual impairment testing, the Company concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company recorded non-cash pretax impairment charges of approximately $34,391 and $224,100, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair value of such assets.

In accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”) and ASC 350, in addition to its annual impairment testing the Company conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. The Company’s management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 which required the Company to test its indefinite-lived intangible assets for impairment between annual impairment test dates. On May 20, 2008, the Predecessor Company entered into a definitive agreement for the sale of Global Pet Supplies, which was subsequently terminated. The Company’s intent to dispose of Global Pet Supplies constituted a triggering event for impairment testing. The Company estimated the fair value of Global Pet Supplies, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price of Global Pet Supplies, which management deemed the best indication of fair value at that time. Accordingly, the Company recorded a non-cash pretax charge of $154,916 to reduce the carrying value of goodwill related to Global Pet Supplies to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of the Home and Garden Business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from this business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in the production of many of the lawn fertilizer and growing media products manufactured by the Company at that time as well as more conservative growth rates to reflect the current and expected future economic conditions for this business. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Home and Garden Business was less than the Company’s carrying amount of this reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the Home and Garden Business goodwill against the implied fair value of such goodwill. The carrying amount of the Home and Garden Business goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

impairment charge of $22,000. Goodwill and trade name intangibles of the Home and Garden Business were tested during the first quarter of Fiscal 2008 in conjunction with the Company’s reclassification of that business from an asset held for sale to an asset held and used. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Home and Garden Business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400.

The above impairments of goodwill and trade name intangible assets was primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Company at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Company.

During the third quarter of Fiscal 2008, the Company developed and initiated a plan to phase down, and ultimately curtail, manufacturing operations at its Ningbo, China battery manufacturing facility. The Company completed the shutdown of Ningbo during the fourth quarter of Fiscal 2008. In connection with the Company’s strategy to exit operations in Ningbo, China, the Predecessor Company recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to the Ningbo, China battery manufacturing facility.

The recognition of the $34,391 and $861,234 non-cash impairment of goodwill and trade name intangible assets during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, has been recorded as a separate component of Operating expenses and has had a material negative effect on the Predecessor Company’s financial condition and results of operations during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008. These impairments will not result in future cash expenditures.

Intangibles with Definite or Estimable Useful Lives

The triggering events discussed above under ASC 350 also indicated a triggering event in accordance with ASC 360. Management conducted an analysis in accordance with ASC 360 of intangibles with definite or estimable useful lives in conjunction with the ASC 350 testing of intangibles with indefinite lives.

The Company assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with ASC 360 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company’s incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. The Company’s initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information regarding this impairment charge).

(j)	Debt Issuance Costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt agreements.

(k)	Accounts Payable

Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

(m)	Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of Accumulated other comprehensive income (loss) (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.

As of September 30, 2010 and September 30, 2009, foreign currency translation adjustment balances of $18,492 and $5,896, respectively, were reflected in the accompanying Consolidated Statements of Financial Position in AOCI.

Successor Company exchange losses (gains) on foreign currency transactions aggregating $13,336 and $(726) for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, are included in Other expense (income), net, in the accompanying Consolidated Statements of Operations.

Predecessor Company exchange losses (gains) on foreign currency transactions aggregating $4,440 and $3,466 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, are included in Other expense (income), net, in the accompanying Consolidated Statements of Operations.

(n)	Shipping and Handling Costs

The Successor Company incurred shipping and handling costs of $161,148 and $12,866 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company incurred shipping and handling costs of $135,511 and $183,676 during the period from October 1,

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

2008 through August 30, 2009 and Fiscal 2008, respectively. Shipping and handling costs, which are included in Selling expenses in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.

(o)	Advertising Costs

The Successor Company incurred advertising costs of $37,520 and $3,166 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company incurred expenses for advertising of $25,813 and $46,417 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. Such advertising costs are included in Selling expenses in the accompanying Consolidated Statements of Operations.

(p)	Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

(q)	Net (Loss) Income Per Common Share

Basic net (loss) income per common share is computed by dividing net (loss) income available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net (loss) income per common share does not consider common stock equivalents. Diluted net (loss) income per common share reflects the dilution that would occur if employee stock options and restricted stock awards were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net (loss) income of the entity. The computation of diluted net (loss) income per common share uses the “if converted” and “treasury stock” methods to reflect dilution. The difference between the basic and diluted number of shares is due to the effects of restricted stock and assumed conversion of employee stock options awards.

As discussed in Note 2, Voluntary Reorganization under Chapter 11, the Predecessor Company common stock was cancelled as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. The Successor Company common stock began trading on September 2, 2009. As such, the earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s common shares, or to potential investors in such common shares.

Net (loss) income per common share is calculated based upon the following shares:

	Successor Company		Predecessor Company
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008
Basic	36,000	30,000	51,306	50,921
Effect of restricted stock and assumed conversion of stock options	—	—	—	—

Diluted	36,000	30,000	51,306	50,921

The Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

On June 16, 2010, the Company issued 20,433 shares of its common stock in conjunction with the Merger. Additionally, all shares of its wholly owned subsidiary Spectrum Brands, were converted to shares of

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

SB Holdings on June 16, 2010. (See also, Note 15, Acquisition, for a more complete discussion of the Merger.)

(r)	Derivative Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Effective December 29, 2008, the Company adopted ASC Topic 815: “Derivatives and Hedging,” (“ASC 815”). ASC 815 amends the disclosure requirements for derivative instruments and hedging activities. Under the revised guidance entities are required to provide enhanced disclosures for derivative and hedging activities.

The fair value of outstanding derivative contracts recorded as assets in the accompanying Consolidated Statements of Financial Position were as follows:

		September 30,	September 30,
Asset Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$2,371	$2,861
Commodity contracts	Deferred charges and other	1,543	554
Foreign exchange contracts	Receivables — Other	20	295
Foreign exchange contracts	Deferred charges and other	55	—

Total asset derivatives designated as hedging instruments under ASC 815		$3,989	$3,710

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables — Other	—	75

Total asset derivatives		$3,989	$3,785

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The fair value of outstanding derivative contracts recorded as liabilities in the accompanying Consolidated Statements of Financial Position were as follows:

		September 30,	September 30,
Liability Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,734	—
Interest rate contracts	Accrued interest	861	—
Interest rate contracts	Other long term liabilities	2,032	—
Foreign exchange contracts	Accounts payable	6,544	1,036
Foreign exchange contracts	Other long term liabilities	1,057	—

Total liability derivatives designated as hedging instruments under ASC 815		$14,228	$1,036

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	9,698	131
Foreign exchange contracts	Other long term liabilities	20,887	—

Total liability derivatives		$44,813	$1,167

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statements of Operations for Fiscal 2010 (Successor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivative	Income on
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$3,646	Cost of goods sold	$719	Cost of goods sold		$(1)
Interest rate contracts	(13,059)	Interest expense	(4,439)	Interest expense	(6,112	)(A)
Foreign exchange contracts	(752)	Net Sales	(812)	Net sales	—
Foreign exchange contracts	(4,560)	Cost of goods sold	2,481	Cost of goods sold	—

Total	$(14,725)		$(2,051)		$(6,113)

(A)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility. (See also Note 7, Debt, for a more complete discussion of the Company’s refinancing of its senior credit facility.)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statements of Operations for the period from August 31, 2009 through September 30, 2009 (Successor Company):

Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivative	Income on
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$530	Cost of goods sold	$—	Cost of goods sold	$—
Foreign exchange contracts	(127)	Net Sales	—	Net sales	—
Foreign exchange contracts	(418)	Cost of goods sold	—	Cost of goods sold	—

Total	$(15)		$—		$—

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor Company):

				Location of
				Gain (Loss)	Amount of
				Recognized in	Gain (Loss)
				Income on	Recognized in
	Amount of			Derivative	Income on
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	(Ineffective Portion
Derivatives in ASC 815	AOCI on	Reclassified from	Reclassified from	Excluded from	and Amount
Cash Flow Hedging	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Excluded from
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$(4,512)	Cost of goods sold	$(11,288)	Cost of goods sold	$851
Interest rate contracts	(8,130)	Interest expense	(2,096)	Interest expense	(11,847	)(A)
Foreign exchange contracts	1,357	Net Sales	544	Net sales	—
Foreign exchange contracts	9,251	Cost of goods sold	9,719	Cost of goods sold	—
Commodity contracts	(1,313)	Discontinued operations	(2,116)	Discontinued operations	(12,803)

Total	$(3,347)		$(5,237)		$(23,799)

(A)	Included in this amount is $(6,191), reflected in the Derivatives Not Designated as Hedging Instruments Under ASC 815 table below, as a result of the de-designation of a cash flow hedge as described below.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for Fiscal 2008 (Predecessor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)	Location of	Amount of	Derivative	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
Derivatives in ASC 815	AOCI on	Reclassified from	Reclassified from	and Amount	and Amount
Cash Flow Hedging	Derivatives	AOCI into Income	AOCI into Income	Excluded from	Excluded from
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Effectiveness Testing)	Effectiveness Testing)

Commodity contracts	$(15,949)	Cost of goods sold	$(10,521)	Cost of goods sold	$(433)
Interest rate contracts	(5,304)	Interest expense	772	Interest expense	—
Foreign exchange contracts	752	Net Sales	(1,729)	Net sales	—
Foreign exchange contracts	2,627	Cost of goods sold	(9,293)	Cost of goods sold	—
Commodity contracts	4,669	Discontinued operations	8,925	Discontinued operations	(177)

Total	$(13,205)		$(11,846)		$(610)

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany payments and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract.

During Fiscal 2010 the Successor Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)	Location of Gain or (Loss)
	Recognized in	Recognized in
	Income on Derivatives	Income on Derivatives

Commodity contracts	$153	Cost of goods sold
Foreign exchange contracts	(42,039)	Other (income) expense, net

Total	$(41,886)

During the period from August 31, 2009 through September 30, 2009 (Successor Company) and the period from October 1, 2008 through August 30, 2009 (Predecessor Company), the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor
	Company	Company
	Period from	Period from
	August 31, 2009	October 1, 2008
	through	through	Location of Gain or (Loss)
Derivatives Not Designated as	September 30,	August 30,	Recognized in
Hedging Instruments Under ASC 815	2009	2009	Income on Derivatives

Interest rate contracts(A)	$—	$(6,191)	Interest expense
Foreign exchange contracts	(1,469)	3,075	Other (income) expense, net

Total	$(1,469)	$(3,116)

(A)	Amount represents portion of certain future payments related to interest rate contracts that were de-designated as cash flow hedges during the pendency of the Bankruptcy Cases.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

During Fiscal 2008 the Predecessor Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)	Location of Gain or (Loss)
	Recognized in	Recognized in
	Income on Derivatives	Income on Derivatives

Foreign exchange contracts	(9,361)	Other (income) expense, net

Total	$(9,361)

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was $75 and $32, respectively, at September 30, 2010 and September 30, 2009. Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company’s standard contracts do not contain credit risk related contingencies whereby the Company would be required to post additional cash collateral as a result of a credit event. However, as a result of the Company’s current credit profile, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At September 30, 2010 and September 30, 2009, the Company had posted cash collateral of $2,363 and $1,943, respectively, related to such liability positions. In addition, at September 30, 2010 and September 30, 2009, the Successor Company had posted standby letters of credit of $4,000 and $0, respectively, related to such liability positions. The cash collateral is included in Receivables — Other within the accompanying Consolidated Statements of Financial Position.

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At September 30, 2010, the Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). During Fiscal 2010, in connection with the refinancing of its senior credit facilities, the Company terminated a portfolio of Euro-denominated interest rate swaps at a cash loss of $3,499 which was recognized as an adjustment to interest expense. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by the Company at September 30, 2010 was $(2,675), net of tax benefit of $1,640. The derivative net gain (loss) on these contracts recorded in AOCI by the Company at September 30, 2009 was $0. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor Company at September 30, 2008 was $(3,604), net of tax benefit of $2,209. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $(1,416), net of tax.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In connection with the Company’s merger with Russell Hobbs and the refinancing of the Company’s existing senior credit facilities associated with the closing of the Merger, the Company assessed the prospective effectiveness of its interest rate cash flow hedges during fiscal 2010. As a result, during fiscal 2010, the Company ceased hedge accounting and recorded a loss of ($1,451) as an adjustment to interest expense for the change in fair value of its U.S. dollar swaps from the date of de-designation until the U.S. dollar swaps were re-designated. The Company also evaluated whether the amounts recorded in AOCI associated with the forecasted U.S. dollar swap transactions were probable of not occurring and determined that occurrence of the transactions was still reasonably possible. Upon the refinancing of the existing senior credit facility associated with the closing of the Merger, the Company re-designated the U.S. dollar swaps as cash flow hedges of certain scheduled interest rate payments on the new $750,000 U.S. Dollar Term Loan expiring June 16, 2016. At September 30, 2010, the Company believes that all forecasted interest rate swap transactions designated as cash flow hedges are probable of occurring.

The Company’s interest rate swap derivative financial instruments at September 30, 2010, September 30, 2009 and September 30, 2008 are summarized as follows:

	2010		2009	2008
	Notional	Remaining	Notional	Notional	Remaining
	Amount	Term	Amount	Amount	Term

Interest rate swaps-fixed	$300,000	1.28 years	$—	$267,029	0.07 years
Interest rate swaps-fixed	$300,000	1.36 years	$—	$170,000	0.11 years
Interest rate swaps-fixed	$—	—	$—	$225,000	1.52 years
Interest rate swaps-fixed	$—	—	$—	$80,000	1.62 years

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold.

At September 30, 2010 the Successor Company had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. At September 30, 2009 the Successor Company had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract value of $92,963. At September 30, 2008 the Predecessor Company had a series of such derivative contracts outstanding through September 2010 with a contract value of $144,776. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2010 was $(5,322), net of tax benefit of $2,204. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $(378), net of tax benefit of $167. The derivative net gain on these contracts recorded in AOCI by the Predecessor Company at September 30, 2008 was $3,591, net of tax expense of $1,482. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $(4,596), net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

materials through a specified date. At September 30, 2010 the Successor Company had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. At September 30, 2009 the Successor Company had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract value of $11,830. At September 30, 2008, the Predecessor Company had a series of such swap contracts outstanding through September 2010 for 13 tons with a contract value of $31,030. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2010 was $2,256, net of tax expense of $1,201. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $347, net of tax expense of $183. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2008 was $(5,396), net of tax benefit of $2,911. At September 30, 2010, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $1,251, net of tax.

The Company was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing processes in the growing products portion of the Home and Garden Business. During the period from October 1, 2008 through August 30, 2009 (Predecessor Company) $(2,116) of pretax derivative gains (losses) were recorded as an adjustment to Loss from Discontinued operations, net of tax, for swap or option contracts settled at maturity. During Fiscal 2008, $8,925 of pretax derivative gains were recorded as an adjustment to Loss from discontinued operations, by the Predecessor Company for swap or option contracts settled at maturity. The hedges are generally highly effective; however, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, $(12,803) and $(177), respectively, of pretax derivative gains (losses), were recorded as an adjustment to Loss from discontinued operations, net of tax, by the Predecessor Company. The amount recorded during the period from October 1, 2008 through August 30, 2009, was due to the shutdown of the growing products portion of the Home and Garden Business and a determination that the forecasted transactions were probable of not occurring. The Successor Company had no such swap contracts outstanding as of September 30, 2009 and no related gain (loss) recorded in AOCI.

Derivative Contracts

The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Statements of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2010 and September 30, 2009 the Company had $333,562 and $37,478, respectively, of such foreign exchange derivative notional value contracts outstanding.

During the Predecessor Company’s eleven month period ended August 30, 2009, as a result of the Bankruptcy Cases, the Company determined that previously designated cash flow hedge relationships associated with interest rate swaps became ineffective as of the Company’s Petition Date. Further, the Company’s senior secured term credit agreement was amended in connection with the implementation of the Plan, and accordingly the underlying transactions did not occur as originally forecasted. As a result, the Predecessor Company reclassified approximately $(6,191), pretax, of (losses) from AOCI as an adjustment to Interest expense during the period from October 1, 2008 through August 30, 2009. As a result, the portion of derivative net losses to be reclassified from AOCI into earnings over the next 12 months was $0. The Predecessor Company’s related derivative contracts were terminated during the pendency of the Bankruptcy Cases and settled at a loss on the Effective Date.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(s) Fair Value of Financial Instruments

ASC Topic 820: “Fair Value Measurements and Disclosures,” (“ASC 820”), establishes a new framework for measuring fair value and expands related disclosures. Broadly, the ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The determination of the fair values considers various factors, including closing exchange or over-the-counter market pricing quotations, time value and credit quality factors underlying options and contracts. The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instruments assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the year.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

level 1	Unadjusted quoted prices for identical instruments in active markets.

Level 2	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3	Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company’s net derivative portfolio as of September 30, 2010, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,914	$—	$3,914

Total Assets	$—	$3,914	$—	$3,914

Liabilities:
Interest rate contracts	$—	$(6,627)	$—	$(6,627)
Foreign exchange contracts, net	—	(38,111)	$—	(38,111)

Total Liabilities	$—	$(44,738)	$—	$(44,738)

The Company’s net derivative portfolio as of September 30, 2009, contains Level 2 instruments and represents commodity and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,415	$—	$3,415

Total Assets	$—	$3,415	$—	$3,415

Liabilities:
Foreign exchange contracts, net	$—	$(797)	$—	$(797)

Total Liabilities	$—	$(797)	$—	$(797)

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3). The Company did not record any impairment charges related to goodwill, intangible assets or other long-lived assets during Fiscal 2010. (See also Note 3(i), Significant Accounting Policies — Intangible Assets, for further details on impairment testing.)

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	September 30, 2010		September 30, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,743,767)	$(1,868,754)	$(1,583,535)	$(1,592,987)
Interest rate swap agreements	(6,627)	(6,627)	—	—
Commodity swap and option agreements	3,914	3,914	3,415	3,415
Foreign exchange forward agreements	(38,111)	(38,111)	(797)	(797)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(t)	Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.

(u)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

(v)	Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and additional minimum pension liabilities associated with the Company’s pension. Except for the currency translation impact of the Company’s intercompany debt of a long-term nature, the Company does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be permanently reinvested.

Amounts recorded in AOCI on the accompanying Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for Fiscal 2010, Fiscal 2009 and Fiscal 2008 are net of the following tax (benefit) expense amounts:

	Pension	Cash	Translation
	Adjustment	Flow Hedges	Adjustment	Total

2010 (Successor Company)	$(6,141)	$(2,659)	$(1,566)	$(10,366)
2009 (Successor Company)	$247	$16	$319	$582
2009 (Predecessor Company)	$(497)	$5,286	$(40)	$4,749
2008 (Predecessor Company)	$(1,139)	$(4,765)	$(318)	$(6,222)

(w)	Stock Compensation

In 1996, the Predecessor Company’s board of directors (“Predecessor Board”) approved the Rayovac Corporation 1996 Stock Option Plan (“1996 Plan”). Under the 1996 Plan, stock options to acquire up to 2,318 shares of common stock, in the aggregate, could be granted to select employees and non-employee directors of the Predecessor Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The 1996 Plan expired on September 12, 2006.

In 1997, the Predecessor Board adopted the 1997 Rayovac Incentive Plan (“1997 Plan”). Under the 1997 Plan, the Predecessor Company could grant to employees and non-employee director’s stock options, stock appreciation rights (“SARs”), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Plan. Up to 5,000 shares of common stock could have been issued under the 1997 Plan. The 1997 Plan expired in August 31, 2007.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In 2004, the Predecessor Board adopted the 2004 Rayovac Incentive Plan (“2004 Plan”). The 2004 Plan supplements the 1997 Plan. Under the 2004 Plan, the Predecessor Company could grant to employees and non-employee directors stock options, SARs, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting would occur in the event of a change in control, as defined in the 2004 Plan. Up to 3,500 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2004 Plan. The 2004 Plan would have expired on July 31, 2014.

On the Effective Date all of the existing common stock of the Predecessor Company was extinguished and deemed cancelled. The Successor Company had no stock options, SARs, restricted stock or other stock-based awards outstanding as of September 30, 2009.

In September 2009, the Successor Company’s board of directors (the “Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the Merger the 2009 Plan was assumed by SB Holdings. As of September 30, 2010, up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan. After October 21, 2010, no further awards may be made under the 2009 Plan, provided that a majority of the holders of the common stock of the Company eligible to vote thereon approve the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (“2011 Plan”) prior to October 21, 2011.

In conjunction with the Merger, the Company adopted the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). As of September 30, 2010, up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the RH Plan. After October 21, 2010, no further awards may be made under the 2007 RH Plan, provided that a majority of the holders of the common stock of the Company eligible to vote thereon approve the 2011 Plan prior to October 21, 2011.

On October 21, 2010, the Company’s Board of Directors adopted the 2011 Plan, subject to shareholder approval prior to October 21, 2011 and the Company intends to submit the 2011 Plan for shareholder approval in connection with its next Annual Meeting. Upon such shareholder approval, no further awards will be granted under the 2009 Plan and the 2007 RH Plan. 4,626 shares of common stock of the Company, net of cancellations, may be issued under the 2011 Plan. While the Company has begun granting awards under the 2011 Plan, the 2011 Plan (and awards granted thereunder) are subject to the approval by a majority of the holders of the common stock of the Company eligible to vote thereon prior to October 21, 2011.

Under ASC Topic 718: “Compensation-Stock Compensation,” (“ASC 718”), the Company is required to recognize expense related to the fair value of its employee stock awards.

Total stock compensation expense associated with restricted stock awards recognized by the Successor Company during Fiscal 2010 was $16,676 or $10,839, net of taxes. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the accompanying Consolidated Statements of Operations, of which $2,141 or $1,392 net of taxes, was included in Restructuring and related charges primarily related to the accelerated vesting of certain awards related to terminated employees. The Successor Company recorded no stock compensation expense during the period from August 31, 2009 through September 30, 2009.

Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Predecessor Company during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 was $2,636 and $5,098 or $1,642 and $3,141, net of taxes, respectively. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the accompanying Consolidated Statements of Operations, of which $0 and $433 or $0 and $267, net of taxes, was included in Restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Fiscal 2008, respectively, primarily related to the accelerated vesting of certain awards related to terminated employees.

The Successor Company granted approximately 939 shares of restricted stock during Fiscal 2010. Of these grants, 271 restricted stock units were granted in conjunction with the Merger and are time-based and vest over a one year period. The remaining 668 shares are restricted stock grants that are time based and vest as follows: (i) 18 shares vest over a one year period; (ii) 611 shares vest over a two year period; and (iii) 39 shares vest over a three year period. The total market value of the restricted shares on the date of the grant was approximately $23,299.

The Predecessor Company granted approximately 229 shares of restricted stock during Fiscal 2009. Of these grants, 42 were time-based and would vest on a pro rata basis over a three year period and 187 shares were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $150. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor Company was extinguished and deemed cancelled.

The Predecessor Company granted approximately 408 shares of restricted stock during Fiscal 2008. Of these grants, 158 shares were time-based and would vest on a pro rata basis over a three year period and 250 were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $2,165. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor Company was extinguished and deemed cancelled.

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Successor Company’s non-vested restricted stock as of September 30, 2010 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2009	—	$—	$—
Granted	939	24.82	23,299
Vested	(244)	23.59	(5,763)

Restricted stock at September 30, 2010	695	$25.23	$17,536

(x)	Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Note 14, Restructuring and Related Charges, for a more complete discussion of restructuring initiatives and related costs).

(y)	Acquisition and Integration Related Charges

Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the Merger of Russell Hobbs.

The following table summarizes acquisition and integration related charges incurred by the Company during Fiscal 2010:

2010

Legal and professional fees	$24,962
Employee termination charges	9,713
Integration costs	3,777

Total Acquisition and integration related charges	$38,452

(z)	Adoption of New Accounting Pronouncements

Business Combinations

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance on business combinations and noncontrolling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. The guidance, among other things, requires companies to provide disclosures relating to the gross amount of goodwill and accumulated goodwill impairment losses. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The Company adopted the new guidance beginning October 1, 2009. The Company merged with Russell Hobbs during Fiscal 2010. (See Note 15, Acquisition, for information relating to the Merger with Russell Hobbs.)

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets. The Company adopted this new guidance at September 30, 2010, the fair value measurement date of its defined benefit pension and retiree medical plans. (See Note 10, Employee Benefit Plans, for the applicable disclosures.)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Revenue Recognition — Multiple-Element Arrangements

In October 2009, the FASB issued new accounting guidance addressing the accounting for multiple-deliverable arrangements to enable entities to account for products or services (deliverables) separately rather than as a combined unit. The provisions establish the accounting and reporting guidance for arrangements under which the entity will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The provisions are effective for the Company’s financial statements for the fiscal year that began October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

(4)	Inventory

Inventories consist of the following:

	September 30,
	2010	2009

Raw materials	$62,857	$64,314
Work-in-process	28,239	27,364
Finished goods	439,246	249,827

	$530,342	$341,505

(5)	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,
	2010	2009

Land, buildings and improvements	$79,935	$75,997
Machinery, equipment and other	157,172	135,639
Construction in progress	24,037	6,231

	261,144	217,867
Less accumulated depreciation	59,980	5,506

	$201,164	$212,361

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(6)	Goodwill and Intangible Assets

Intangible assets consist of the following:

			Home and
	Global Batteries &	Global Pet	Garden
	Appliances	Supplies	Business	Total

Goodwill:
Balance at September 30, 2008 (Predecessor Company)	$117,649	$117,819	$—	$235,468
Additions	2,762	—	—	2,762
Effect of translation	369	306	—	675

Balance at August 30, 2009 (Predecessor Company)	$120,780	$118,125	$—	$238,905
Fresh-start adjustments	60,029	41,239	187,887	289,155

Balance at August 30, 2009 (Successor Company)	$180,809	$159,364	$187,887	$528,060
Adjustments for release of valuation allowance	(30,363)	—	(17,080)	(47,443)
Effect of translation	1,847	884	—	2,731

Balance at September 30, 2009 (Successor Company)	$152,293	$160,248	$170,807	$483,348
Additions due to Russell Hobbs Merger	116,607	2,629	843	120,079
Effect of translation	(480)	(2,892)	—	(3,372)

Balance at September 30, 2010 (Successor Company)	$268,420	$159,985	$171,650	$600,055

Intangible Assets:
Trade names Not Subject to Amortization
Balance at September 30, 2008 (Predecessor Company)	$286,260	$218,345	$57,000	$561,605
Reclassification(A)	—	—	(12,000)	(12,000)
Impairment charge	(15,391)	(18,500)	(500)	(34,391)
Effect of translation	(240)	(214)	—	(454)

Balance at August 30, 2009 (Predecessor Company)	$270,629	$199,631	$44,500	$514,760
Fresh-start adjustments	130,371	10,869	31,500	172,740

Balance at August 30, 2009 (Successor Company)	$401,000	$210,500	$76,000	$687,500
Effect of translation	983	1,753	—	2,736

Balance at September 30, 2009 (Successor Company)	$401,983	$212,253	$76,000	$690,236
Additions due to Russell Hobbs Merger	164,730	6,200	—	170,930
Effect of translation	3,232	(6,920)	—	(3,688)

Balance at September 30, 2010 (Successor Company)	$569,945	$211,533	$76,000	$857,478

Intangible Assets Subject to Amortization
Balance at September 30, 2008, net (Predecessor Company)	$11,829	$111,018	$58,357	$181,204
Additions(A)	500	32	12,000	12,532
Disposals(B)	—	—	(11,595)	(11,595)
Amortization during period	(975)	(11,827)	(6,297)	(19,099)
Effect of translation	(129)	(623)	—	(752)

Balance at August 30, 2009, net (Predecessor Company)	$11,225	$98,600	$52,465	$162,290
Fresh-start adjustments	342,775	146,400	120,535	609,710

Balance at August 30, 2009, net (Successor Company)	$354,000	$245,000	$173,000	$772,000
Amortization during period	(1,528)	(1,256)	(729)	(3,513)
Effect of translation	1,961	1,261	—	3,222

Balance at September 30, 2009, net (Successor Company)	$354,433	$245,005	$172,271	$771,709
Additions due to Russell Hobbs Merger	186,508	4,100	1,789	192,397
Amortization during period	(22,189)	(14,981)	(8,750)	(45,920)
Effect of translation	(2,428)	(3,876)	—	(6,304)

Balance at September 30, 2010, net (Successor Company)	$516,324	$230,248	$165,310	$911,882

Total Intangible Assets, net at September 30, 2010 (Successor Company)	$1,086,269	$441,781	$241,310	$1,769,360

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(A)	During the first quarter of Fiscal 2009, the Company reclassified $12,000 of trade names intangible assets not subject to amortization related to the growing products portion of the Home and Garden Business to intangible assets subject to amortization as such trade names had been assigned a useful life through the term of the shutdown period. The Company completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. (See Note 9, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

(B)	During the second quarter of Fiscal 2009, the Company reclassified the growing products portion of the Home and Garden Business to discontinued operations as the Company completed the shutdown of the business during that period. The Company disposed of all intangible assets related to the growing products portion of the Home and Garden Business. (See Note 9, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $60,792, net of accumulated amortization of $6,305 at September 30, 2010 and $62,985, net of accumulated amortization of $515 at September 30, 2009. The Company trade names subject to amortization relate to the valuation under fresh-start reporting and the Merger with Russell Hobbs. The carrying value of these trade names was $145,939, net of accumulated amortization of $3,750 at September 30, 2010 and $490, net of accumulated amortization of $10 at September 30, 2009. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $705,151, net of accumulated amortization of $35,865 at September 30, 2010 and $708,234, net of accumulated amortization of $2,988 at September 30, 2009. The useful life of the Company’s intangible assets subject to amortization are 8 years for technology assets related to the Global Pet Supplies segment, 9 to 17 years for technology assets associated with the Global Batteries & Appliances segment, 15 to 20 years for customer relationships of Global Batteries & Appliances, 20 years for customer relationships of the Home and Garden Business and Global Pet Supplies, 12 years for a trade name within the Global Batteries & Appliances segment and 4 years for a trade name within the Home and Garden Business segment.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company conducted impairment testing of goodwill and indefinite-lived intangible assets. As a result of this testing the Company recorded non-cash pretax impairment charges of approximately $34,391 and $861,234 in the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. The $34,391 recorded during the period from October 1, 2008 through August 30, 2009 related to impaired trade name intangible assets. Of the Fiscal 2008 impairment, approximately $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets. (See also Note 3(i), Significant Accounting Policies — Intangible Assets, for further details on the impairment charges).

The Company has designated the growing products portion of the Home and Garden Business and the Canadian division of the Home and Garden Business as discontinued operations. In accordance with ASC 360, long-lived assets to be disposed are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information relating to this impairment charge).

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The amortization expense related to intangibles subject to amortization for the Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 is as follows:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008(A)
Proprietary technology amortization	$6,305	$515	$3,448	$3,934
Customer list amortization	35,865	2,988	14,920	23,327
Trade names amortization	3,750	10	731	426

	$45,920	$3,513	$19,099	$27,687

(A)	Fiscal 2008 includes amortization expense related to the year ended September 30, 2007 (“Fiscal 2007”), as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008. (See also Note 11, Segment Results, for further details on amortization expense related to the Home and Garden Business).

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

(7)	Debt

Debt consists of the following:

	September 30, 2010		September 30, 2009
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 16, 2016	$750,000	8.1%	$—	—
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	—	—
Term Loan B, U.S. Dollar	—	—	973,125	8.1%
Term Loan, Euro	—	—	371,874	8.6%
12% Notes, due August 28, 2019	245,031	12.0%	218,076	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	—	4.1%	—	—
Old ABL revolving credit facility	—	—	33,225	6.6%
Supplemental Loan	—	—	45,000	17.7%
Other notes and obligations	13,605	10.8%	5,919	6.2%
Capitalized lease obligations	11,755	5.2%	12,924	4.9%

	1,770,391		1,660,143
Original issuance discounts on debt	(26,624)		—
Fair value adjustment as a result of fresh-start reporting valuation	—		(76,608)
Less current maturities	20,710		53,578

Long-term debt	$1,723,057		$1,529,957

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Successor Company’s aggregate scheduled maturities of debt as of September 30, 2010 are as follows:

2011	$20,710
2012	35,254
2013	39,902
2014	39,907
2015	39,970
Thereafter	1,594,648

$1,770,391

The Company’s aggregate capitalized lease obligations included in the amounts above are payable in installments of $990 in 2011, $745 in 2012, $725 in 2013, $740 in 2014, $803 in 2015 and $7,752 thereafter.

In connection with the combination of Spectrum Brands and Russell Hobbs, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During Fiscal 2010, the Company recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement.

At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750,000.

At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.

9.5% Notes

At September 30, 2010, the Company had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

The Company may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, the Company recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, the Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, the Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility the Company is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 the Company gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010, the Company reclassified $26,955 of accrued interest from Other long term liabilities to principal in connection with the PIK provision of the 12% Notes.

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

At September 30, 2010 and September 30, 2009, the Company had outstanding principal of $245,031 and $218,076, respectively, under the 12% Notes.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

The Company is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the Merger, the Company obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

with the HCP Funds, the “Harbinger Parties”) and increased the Company’s ability to incur indebtedness up to $1,850,000.

During Fiscal 2010 the Company recorded $2,966 of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at the Company’s option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010 the Company recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, the Company had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972.

At September 30, 2010, the Company had outstanding letters of credit of $36,969 under the ABL Revolving Credit Facility.

At September 30, 2009, the Company had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84,225 which included a supplemental loan of $45,000 and $6,000 in outstanding letters of credit.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(8)	Income Taxes

Income tax (benefit) expense was calculated based upon the following components of (loss) income from continuing operations before income tax:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Pretax (loss) income:
United States	$(230,262)	$(28,043)	$936,379	$(654,003)
Outside the United States	106,079	8,043	186,975	(260,815)

Total pretax (loss) income	$(124,183)	$(20,000)	$1,123,354	$(914,818)

The components of income tax expense (benefit) are as follows:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Current:
Foreign	44,481	$3,111	$24,159	$20,964
State	2,907	282	(364)	2,089

Total current	47,388	3,393	23,795	23,053
Deferred:
Federal	22,119	49,790	(1,599)	27,109
Foreign	(6,514)	(1,266)	1,581	(63,064)
State	196	(724)	(1,166)	3,442

Total deferred	15,801	47,800	(1,184)	(32,513)

Income tax (benefit) expense	$63,189	$51,193	$22,611	$(9,460)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following reconciles the Federal statutory income tax rate with the Company’s effective tax rate:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
Permanent items	(2.1)	5.9	1.0	(0.7)
Foreign statutory rate vs. U.S. statutory rate	8.1	3.6	(0.8)	(1.8)
State income taxes, net of federal benefit	4.0	3.9	(0.6)	1.4
Net nondeductible (deductible) interest expense	—	—	—	0.2
ASC 350 Impairment	—	—	—	(11.2)
Fresh-start reporting valuation adjustment(A)	—	—	(33.9)	—
Gain on settlement of liabilities subject to compromise	—	—	4.5	—
Professional fees incurred in connection with Bankruptcy Filing	—	—	1.4	—
Residual tax on foreign earnings	(7.5)	(284.7)	—	(0.5)
Valuation allowance(B)	(73.3)	(7.4)	(4.6)	(23.5)
Reorganization items	(6.1)	—	—	—
Unrecognized tax benefits	(2.6)	(9.3)	—	(0.1)
Inflationary adjustments	(2.7)	(1.1)	—	—
Deferred tax correction of immaterial prior period error	(4.8)	—	—	—
Other	1.1	(1.9)	—	2.2

	(50.9)%	(256.0)%	2.0%	1.0%

(A)	Includes the adjustment to the valuation allowance resulting from fresh-start reporting.

(B)	Includes the adjustment to the valuation allowance resulting from the Plan.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	Successor Company
	September 30,
	2010	2009

Current deferred tax assets:
Employee benefits	$21,770	$20,908
Restructuring	6,486	11,396
Inventories and receivables	13,484	9,657
Marketing and promotional accruals	5,783	5,458
Other	22,712	13,107
Valuation allowance	(28,668)	(16,413)

Total current deferred tax assets	41,567	44,113
Current deferred tax liabilities:
Inventory	(1,947)	(11,560)
Other	(3,885)	(4,416)

Total current deferred tax liabilities	(5,832)	(15,976)

Net current deferred tax assets	$35,735	$28,137

Noncurrent deferred tax assets:
Employee benefits	$17,599	$3,564
Restructuring and purchase accounting	20,541	26,921
Marketing and promotional accruals	1,311	845
Net operating loss and credit carry forwards	513,779	291,642
Prepaid royalty	9,708	14,360
Property, plant and equipment	3,207	2,798
Unrealized losses	4,202	—
Other	14,335	17,585
Valuation allowance	(302,268)	(116,275)

Total noncurrent deferred tax assets	282,414	241,440
Noncurrent deferred tax liabilities:
Property, plant, and equipment	(13,862)	(19,552)
Unrealized gains	—	(15,275)
Intangibles	(544,478)	(430,815)
Other	(1,917)	(3,296)

Total noncurrent deferred tax liabilities	(560,257)	(468,938)

Net noncurrent deferred tax liabilities	$(277,843)	$(227,498)

Net current and noncurrent deferred tax liabilities	$(242,108)	$(199,361)

During Fiscal 2010, the Company recorded residual U.S. and foreign taxes on approximately $26,600 of distributions of foreign earnings resulting in an increase in tax expense of approximately $9,312. The distributions were primarily non-cash deemed distributions under U.S. tax law. During the period from

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

August 31, 2009 through September 30, 2009, the Successor Company recorded residual U.S. and foreign taxes on approximately $165,937 of actual and deemed distributions of foreign earnings resulting in an increase in tax expense of approximately $58,295. The Company made these distributions, which were primarily non-cash, to reduce the U.S. tax loss for Fiscal 2009 as a result of Section 382 considerations. Remaining undistributed earnings of the Company’s foreign operations amounting to approximately $302,447 and $156,270 at September 30, 2010 and September 2009, respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2010 and September 30, 2009. If at some future date, these earnings cease to be permanently invested the Company may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. If such earnings were not considered permanently reinvested, a deferred tax liability of approximately $109,189 would be required.

The Company, as of September 30, 2010, has U.S. federal and state net operating loss carryforwards of approximately $1,087,489 and $936,208, respectively. These net operating loss carryforwards expire through years ending in 2031. The Company has foreign loss carryforwards of approximately $195,456 which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. The Company is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. The Company has had multiple changes of ownership, as defined under IRC Section 382, that subject the Company’s U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of the Company’s stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, the Company projects that $296,160 of the total U.S. federal and $462,837 of the state net operating loss carryforwards will expire unused. In addition, separate return year limitations apply to limit the Company’s utilization of the acquired Russell Hobbs U.S. federal and state net operating losses to future income of the Russell Hobbs subgroup. The Company also projects that $37,542 of the total foreign loss carryforwards will expire unused. The Company has provided a full valuation allowance against these deferred tax assets.

The Predecessor Company recognized income tax expense of approximately $124,054 related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. The Company, has, in accordance with the IRC Section 108 reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code, under IRC Section 382(1)(6).

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2010 and September 30, 2009, the Company’s valuation allowance, established for the tax benefit that may not be realized, totaled approximately $330,936 and $132,688, respectively. As of September 30, 2010 and September 30, 2009, approximately $299,524 and $108,493, respectively related to U.S. net deferred tax assets, and approximately $31,412 and $24,195, respectively, related to foreign net deferred tax assets. The increase in the allowance during Fiscal 2010 totaled approximately $198,248, of which approximately $191,031 related to an increase in the valuation allowance against U.S. net deferred tax assets, and approximately $7,217 related to a decrease in the valuation allowance against foreign net deferred tax assets. In connection with the Merger, the Company established additional valuation allowance of approximately $103,790 related to acquired net deferred tax assets as part of purchase accounting. This amount is included in the $198,248 above.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The total amount of unrecognized tax benefits on the Successor Company’s Consolidated Statements of Financial Position at September 30, 2010 and September 30, 2009 are $12,808 and $7,765, respectively, that if recognized will affect the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Successor Company as of September 30, 2009 and September 30, 2010 had approximately $3,021 and $5,860, respectively, of accrued interest and penalties related to uncertain tax positions. The impact related to interest and penalties on the Consolidated Statements of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor Company) and the period from August 31, 2009 through September 30, 2009 (Successor Company) was not material. The impact related to interest and penalties on the Consolidated Statement of Operations for Fiscal 2010 was a net increase to income tax expense of $1,527. In connection with the Merger, the Company recorded additional unrecognized tax benefits of approximately $3,299 as part of purchase accounting.

As of September 30, 2010, certain of the Company’s Canadian, German, and Hong Kong legal entities are undergoing tax audits. The Company cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

The following table summarizes the changes to the amount of unrecognized tax benefits of the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and the Successor Company for the period from August 31, 2009 through September 30, 2009 and Fiscal 2010:

Unrecognized tax benefits at September 30, 2008 (Predecessor Company)	$6,755
Gross increase — tax positions in prior period	26
Gross decrease — tax positions in prior period	(11)
Gross increase — tax positions in current period	1,673
Lapse of statutes of limitations	(807)

Unrecognized tax benefits at August 30, 2009 (Predecessor Company)	$7,636
Gross decrease — tax positions in prior period	(15)
Gross increase — tax positions in current period	174
Lapse of statutes of limitations	(30)

Unrecognized tax benefits at September 30, 2009 (Successor Company)	$7,765
Russell Hobbs acquired unrecognized tax benefits	3,251
Gross decrease — tax positions in prior period	(904)
Gross increase — tax positions in current period	3,390
Lapse of statutes of limitations	(694)

Unrecognized tax benefits at September 30, 2010 (Successor Company)	$12,808

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom, and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2006 are closed. However, the federal net operating loss carryforwards from the Company’s fiscal years ended September 30, 2006 and prior are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. The Company’s fiscal years ended September 30, 2007, 2008 and 2009 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In the U.S., federal tax filings for years prior to and including Russell Hobbs year ended June 30, 2008 are closed. However, the federal net operating loss carryforward for Russell Hobbs fiscal year ended June 30, 2008 is subject to examination by the IRS until the year that such net operating losses are utilized and those years are closed for audit.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor Company, as a result of its testing, recorded non-cash pre tax impairment charges of $34,391 and $861,234, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $12,965 and $142,877 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes in 2008.

During Fiscal 2010 we recorded the correction of an immaterial prior period error in our consolidated financial statements related to deferred taxes in certain foreign jurisdictions. We believe the correction of this error to be both quantitatively and qualitatively immaterial to our annual results for fiscal 2010 or to any of our previously issued financial statements. The impact of the correction was an increase to income tax expense and a decrease to deferred tax assets of approximately $5,900.

(9)	Discontinued Operations

On November 1, 2007, the Predecessor Company sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the accompanying Consolidated Statements of Cash Flows. On February 5, 2008, the Predecessor Company finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Predecessor Company by $500. As a result of the finalization of the contractual working capital adjustments the Predecessor Company recorded a loss on disposal of $1,087, net of tax benefit.

On November 11, 2008, the Predecessor Board approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

The presentation herein of the results of continuing operations has been changed to exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2010, the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

period from August 31, 2009 through September 30, 2009, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively:

	Successor Company		Predecessor Company
		Period From	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Net sales	$—	$—	$31,306	$261,439

Income (loss) from discontinued operations before income taxes	$(2,512)	$408	$(91,293)	$(27,124)
Provision for income tax expense (benefit)	223	—	(4,491)	(2,182)

Income (loss) from discontinued operations, net of tax	$(2,735)	$408	$(86,802)	$(24,942)

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2008:

Predecessor
Company
2008

Net sales	$4,732

Loss from discontinued operations before income taxes	$(1,896)
Provision for income tax benefit	(651)

Loss from discontinued operations (including loss on disposal of $1,087 in 2008), net of tax	$(1,245)

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008 the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect such intangible assets at their estimated fair value.

(10)	Employee Benefit Plans

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. Plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

Under the Tetra U.S. postretirement plan the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments.

The recognition and disclosure provisions of ASC Topic 715: “Compensation-Retirement Benefits,” (“ASC 715”) requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The measurement date provisions of ASC 715, became effective during Fiscal 2009 and the Company now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Pension and Deferred
	Compensation Benefits		Other Benefits
	2010	2009	2010	2009

Change in benefit obligation
Benefit obligation, beginning of year	$132,752	$112,444	$476	$402
Obligations assumed from Merger with Russell Hobbs	54,468	—	—	—
Service cost	2,479	2,279	9	6
Interest cost	8,239	7,130	26	26
Actuarial (gain) loss	25,140	17,457	25	51
Participant contributions	495	334	—	—
Benefits paid	(6,526)	(6,353)	(9)	(9)
Foreign currency exchange rate changes	(2,070)	(539)	—	—

Benefit obligation, end of year	$214,977	$132,752	$527	$476

Change in plan assets
Fair value of plan assets, beginning of year	$78,345	$70,412	$—	$—
Assets acquired from Merger with Russell Hobbs	38,458	—	—	—
Actual return on plan assets	7,613	1,564	—	—
Employer contributions	6,234	9,749	9	9
Employee contributions	2,127	3,626	—	—
Benefits paid	(6,526)	(6,353)	(9)	(9)
Plan expenses paid	(237)	(222)	—	—
Foreign currency exchange rate changes	(448)	(431)	—	—

Fair value of plan assets, end of year	$125,566	$78,345	$—	$—

Accrued Benefit Cost	$(89,411)	$(54,407)	$(527)	$(476)

Weighted-average assumptions:
Discount rate	4.2%-13.6%	5.0%-11.8%	5.0%	5.5%
Expected return on plan assets	4.5%-8.8%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-5.5%	0%-4.6%	N/A	N/A

The net underfunded status as of September 30, 2010 and September 30, 2009 of $89,411 and $54,407, respectively, is recognized in the accompanying Consolidated Statements of Financial Position within Employee benefit obligations, net of current portion. Included in the Successor Company’s AOCI as of September 30, 2010 and September 30, 2009 are unrecognized net (losses) gains of $(17,197), net of tax benefit (expense) of $5,894 and $576 net of tax benefit (expense) of $(247), respectively, which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2011 is $388.

At September 30, 2010, the Company’s total pension and deferred compensation benefit obligation of $214,977 consisted of $62,126 associated with U.S. plans and $152,851 associated with international plans. The fair value of the Company’s assets of $125,566 consisted of $44,284 associated with U.S. plans and $81,282 associated with international plans. The weighted average discount rate used for the Company’s

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

domestic plans was approximately 5% and approximately 4.8% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 7.5% and approximately 3.3% for its international plans.

At September 30, 2009, the Company’s total pension and deferred compensation benefit obligation of $132,752 consisted of $44,842 associated with U.S. plans and $87,910 associated with international plans. The fair value of the Company’s assets of $78,345 consisted of $33,191 associated with U.S. plans and $45,154 associated with international plans. The weighted average discount rate used for the Company’s domestic and international plans was approximately 5.5%. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

					Other Benefits
	Pension and Deferred Compensation Benefits				Successor
	Successor Company		Predecessor Company		Company		Predecessor Company
		Period from	Period from			Period from	Period from
		August 31, 2009	October 1, 2008			August 31, 2009	October 1, 2008
		through	through			through	through
		September 30,	August 30,			September 30,	August 30,
	2010	2009	2009	2008	2010	2009	2009	2008

Components of net periodic benefit cost
Service cost	$2,479	$211	$2,068	$2,616	$9	$1	$8	$13
Interest cost	8,239	612	6,517	6,475	26	2	24	27
Expected return on assets	(5,774)	(417)	(4,253)	(4,589)	—	—	—	—
Amortization of prior service cost	535	—	202	371	—	—	—	—
Amortization of transition obligation	207	—	—	—	—	—	—	—
Curtailment loss	—	—	300	11	—	—	—	—
Recognized net actuarial loss (gain)	613	—	37	136	(58)	(5)	(53)	(61)

Net periodic cost (benefit)	$6,299	$406	$4,871	$5,020	$(23)	$(2)	$(21)	$(21)

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where such plans are established.

Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

	Weighted Average
	Allocation
	Target	Actual
Asset Category	2010	2010	2009

Equity Securities	0-60%	43%	46%
Fixed Income Securities	0-40%	22%	16%
Other	0-100%	35%	38%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.5%.

The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rate of return is based on a Fiscal 2010 review of such rates. The plan assets currently do not include holdings of SB Holdings common stock.

The Company’s Fixed Income Securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.

The Company’s Other portfolio consists of all pension assets, primarily insurance contracts, in the United Kingdom, Germany and the Netherlands.

The Company’s expected future pension benefit payments for Fiscal 2011 through its fiscal year 2020 are as follows:

2011	$6,979
2012	7,384
2013	7,716
2014	8,009
2015	8,366
2016 to 2020	50,826

The following table sets forth the fair value of the Company’s pension plan assets as of September 30, 2010 segregated by level within the fair value hierarchy (See Note 3(s), Significant Accounting Policies — Fair Value of Financial Instruments, for discussion of the fair value hierarchy and fair value principles):

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,168	$—	$28,168
Common collective trust — fixed income	—	16,116	—	16,116

Total U.S. Defined Benefit Plan Assets	$—	$44,284	$—	$44,284

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,090	$—	$28,090
Common collective trust — fixed income	—	9,725	—	9,725
Insurance contracts — general fund	—	40,347	—	40,347
Other	—	3,120	—	3,120

Total International Defined Benefit Plan Assets	$—	$81,282	$—	$81,282

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 the Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Company suspended all contributions to its U.S. subsidiaries defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 the Company reinstated its annual contribution as described above. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Successor Company contributions charged to operations, including discretionary amounts, for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 were $3,464 and $44, respectively. Predecessor Company contributions charged to operations, including discretionary amounts,

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 were $2,623 and $5,083, respectively.

(11)	Segment Information

Effective October 1, 2010 the Company began managing its business in three vertically integrated, product-focused reporting segments; (i) Global Batteries & Appliances; (ii) Global Pet Supplies; and (iii) the Home and Garden Business. See Note 1, Description of Business, for additional information regarding the Company’s realignment of its reporting segments.

On June 16, 2010, the Company completed the Merger with Russell Hobbs. The results of Russell Hobbs operations since June 16, 2010 are in included in the Company’s Consolidated Statement of Operations.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, impairment charges, reorganization items expense, net, interest expense, interest income and income tax expense. In connection with the realignment of reportable segments discussed above, as of October 1, 2010 expenses associated with certain general and administrative expenses necessary to reflect the operating segments on a standalone basis and which were previously reflected in operating segment profits, have been excluded in the determination of reportable segment profits. Accordingly, corporate expenses primarily include general and administrative expenses and global long-term incentive compensation plans which are evaluated on a consolidated basis and not allocated to the Company’s operating segments. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Segment information for the Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 is as follows:

Net sales to external customers

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Global Batteries & Appliances	$1,658,123	$146,139	$1,188,902	$1,493,736
Global Pet Supplies	566,335	56,270	517,601	598,618
Home and Garden Business	342,553	17,479	304,145	334,217

Total segments	$2,567,011	$219,888	$2,010,648	$2,426,571

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Depreciation and amortization

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Global Batteries & Appliances	$57,557	$4,728	$21,933	$32,535
Global Pet Supplies	28,538	2,580	19,832	22,891
Home and Garden Business(A)	14,418	1,320	11,073	21,636

Total segments	100,513	8,628	52,838	77,062
Corporate	16,905	43	5,642	7,959

Total Depreciation and amortization	$117,418	$8,671	$58,480	$85,021

(A)	Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007 as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008.

Segment profit

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Global Batteries & Appliances	$171,298	$6,242	$165,633	$169,689
Global Pet Supplies	57,675	3,269	62,365	69,885
Home and Garden Business(A)	51,192	(4,573)	46,458	29,458

Total segments	280,165	4,938	274,456	269,032
Corporate expenses	48,817	3,100	39,180	53,046
Acquisition and integration related charges	38,452	—	—	—
Restructuring and related charges	24,118	1,729	44,080	39,337
Goodwill and intangibles impairment	—	—	34,391	861,234
Interest expense	277,015	16,962	172,940	229,013
Other (income) expense, net	12,300	(815)	3,320	1,220

Loss from continuing operations before reorganization items income taxes	$(120,537)	$(16,038)	$(19,455)	$(914,818)

(A)	Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007 as a result of the reclassification of the Home and Garden Business from a discontinued operation to a continuing operation during Fiscal 2008.

The Global Batteries & Appliances segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of the Company’s second quarter of Fiscal 2010, the Company determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Company’s Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of the Company’s imported products fall into the essential classification and qualify for the 2.6 rate; however, the Company’s overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, the Company remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, the Company determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, the Company changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an ongoing immaterial impact related to measuring the Company’s Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.

The designation of the Company’s Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1,486 reduction to the Company’s operating income during Fiscal 2010. The Company also reported a foreign exchange loss in Other expense (income), net, of $10,102 during Fiscal 2010.

Segment total assets

	September 30,
	2010	2009

Global Batteries & Appliances	$2,477,091	$1,608,269
Global Pet Supplies	839,191	866,901
Home and Garden Business	496,143	504,448

Total segments	3,812,425	2,979,618
Corporate	61,179	41,128

Total assets at year end	$3,873,604	$3,020,746

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Segment long-lived assets

	September 30,
	2010	2009

Global Batteries & Appliances	$1,538,511	$1,052,907
Global Pet Supplies	654,743	679,009
Home and Garden Business	424,523	432,200

Total segments	2,617,777	2,164,116
Corporate	56,115	37,894

Long-lived assets at year end	$2,673,892	$2,202,010

Capital expenditures

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Global Batteries & Appliances	$28,496	$2,311	$6,642	$8,198
Global Pet Supplies	7,920	288	1,260	8,231
Home and Garden Business	3,890	119	164	2,102

Total segments	40,306	2,718	8,066	$18,531
Corporate	10	—	—	397

Total Capital expenditures	$40,316	$2,718	$8,066	$18,928

Geographic Disclosures — Net sales to external customers

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
United States	$1,444,779	$113,407	$1,166,920	$1,272,100
Outside the United States	1,122,232	106,481	843,728	1,154,471

Total net sales to external customers	$2,567,011	$219,888	$2,010,648	$2,426,571

Geographic Disclosures — Long-lived assets

	Successor	Predecessor
	Company	Company
	September 30,
	2010	2009
United States	$1,884,995	$1,410,459
Outside the United States	788,897	791,551

Long-lived assets at year end	$2,673,892	$2,202,010

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(12)	Commitments and Contingencies

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $9,648, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against the Company, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against the Company claiming that the Company had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.

Applica Consumer Products, Inc., (“Applica”) a subsidiary of the Company is was defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the HCP Funds. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the HCP Funds. The original complaint was filed in conjunction with a motion preliminarily to enjoin the HCP Funds’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the HCP Funds in January 2007 (Applica is currently a subsidiary of Russell Hobbs), the Company believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009.

The trial is currently scheduled for February 2011. The Company may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and Harbinger Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which Harbinger Master Fund has agreed, effective upon the consummation of the Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3,000 incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. The Company believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which the Company is unable to estimate at this time. At this time, the Company does not believe it has coverage under its insurance policies for the asbestos lawsuits.

The Company is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2011	$34,665
2012	32,824
2013	27,042
2014	19,489
2015	15,396
Thereafter	48,553

Total minimum lease payments	$177,969

All of the leases expire between Fiscal 2011 through January 2030. Successor Company’s total rent expense was $30,218 and $2,351 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. Predecessor Company’s total rent expense was $22,132 and $37,068 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.

(13)	Related Party Transactions

Merger Agreement and Exchange Agreement

On June 16, 2010 (the “Closing Date”), SB Holdings completed a business combination transaction pursuant to the Agreement and Plan of Merger (the “Mergers”), dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Mergers, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings. At the effective time of the Mergers, (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of SB Holdings common stock, and (ii) the outstanding shares of Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of SB Holdings common stock.

Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”) and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Mergers and against any alternative proposal that would impede the Mergers.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Immediately following the consummation of the Mergers, the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock. Harbinger Group, Inc. (“HRG”) and the Harbinger Parties are parties to a Contribution and Exchange Agreement (the “Exchange Agreement”), pursuant to the terms of which the Harbinger Parties will contribute 27,757 shares of SB Holdings common stock to HRG and received in exchange for such shares an aggregate of 119,910 shares of HRG common stock (the “Share Exchange”). Immediately following the consummation of the Share Exchange, (i) HRG will own 27,757 shares of SB Holdings common stock and the Harbinger Parties will own 6,500 shares of SB Holdings common stock, approximately 54.4% and 12.7% of the outstanding shares of SB Holdings common stock, respectively, and (ii) the Harbinger Parties will own 129,860 shares of HRG common stock, or approximately 93.3% of the outstanding HRG common stock.

In connection with the Mergers, the Harbinger Parties and SB Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:

•	for so long as the Harbinger Parties own 40% or more of the outstanding voting securities of SB Holdings, the Harbinger Parties and HRG will vote their shares of SB Holdings common stock to effect the structure of the SB Holdings board of directors as described in the Stockholder Agreement;

•	the Harbinger Parties will not effect any transfer of equity securities of SB Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of SB Holdings, unless specified conditions are met; and

•	the Harbinger Parties will be granted certain access and informational rights with respect to SB Holdings and its subsidiaries.

On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the Stockholder Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the Stockholder Agreement, subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.

Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HRG) acquires 90% or more of the outstanding voting securities of SB Holdings.

Also in connection with the Mergers, the Harbinger Parties, the Avenue Parties and SB Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “SB Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their shares of SB Holdings common stock. On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the SB Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the SB Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.

Other Agreements

On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Notes.

In connection with the Mergers, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the merger agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement was $50,000 less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Mergers. No such amounts became due under the Indemnification Agreement. Harbinger Master Fund also agreed to indemnify Russell Hobbs, SB Holdings and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the Mergers and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated.

(14)	Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy Filing.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by segment:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Cost of goods sold:
Global Batteries & Appliances	$3,275	$173	$11,857	$16,159
Global Pet Supplies	3,837	5	1,332	340
Home and Garden Business	38	—	—	—

Total restructuring and related charges in cost of goods sold	7,150	178	13,189	16,499
Operating expense:
Global Batteries & Appliances	251	370	8,393	12,012
Global Pet Supplies	2,917	35	4,411	2,702
Home and Garden Business	8,419	993	5,323	3,770
Corporate	5,381	153	12,764	4,354

Total restructuring and related charges in operating expense	16,968	1,551	30,891	22,838

Total restructuring and related charges	$24,118	$1,729	$44,080	$39,337

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by type of charge:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Costs included in cost of goods sold:
United & Tetra integration:
Termination benefits	$—	$—	$6	$30
Other associated costs	—	—	—	299
European initiatives:
Termination benefits	—	—	—	(830)
Other associated costs	—	7	11	88
Latin America initiatives:
Termination benefits	—	—	207	—
Other associated costs	—	—	—	253
Global Realignment initiatives:
Termination benefits	187	—	333	106
Other associated costs	(102)	—	869	154
Ningbo Exit Plan:
Termination benefits	14	—	857	1,230
Other associated costs	2,148	165	8,461	15,169
Global Cost Reduction initiatives:
Termination benefits	2,630	—	200	—
Other associated costs	2,273	6	2,245	—

Total included in cost of goods sold	7,150	178	13,189	16,499
Costs included in operating expenses:
Breitenbach, France facility closure:
Other associated costs	—	—	(7)	—
United & Tetra integration:
Termination benefits	—	—	2,297	1,954
Other associated costs	—	(132)	427	883
European initiatives:
Termination benefits	(92)	—	—	—
Other associated costs	—	—	—	35
Latin America initiatives:
Termination benefits	—	—	—	64
Global Realignment:
Termination benefits	5,361	94	6,994	12,338
Other associated costs	(1,841)	45	3,440	7,564
Ningbo Exit Plan:
Termination benefits	—	—	—	—
Other associated costs	—	—	1,334	—
Global Cost Reduction initiatives:
Termination benefits	4,268	866	5,690	—
Other associated costs	9,272	678	10,716	—

Total included in operating expenses	16,968	1,551	30,891	22,838

Total restructuring and related charges	$24,118	$1,729	$44,080	$39,337

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

2009 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment, the Global Pet Supplies segment and the Home and Garden Business segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and Home and Garden Business segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Company’s capital structure. The Successor Company recorded $18,443 and $1,550 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $18,850 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 related to the Global Cost Reduction Initiatives. Costs associated with these initiatives since inception, which are expected to be incurred through March 31, 2014, are projected at approximately $65,500.

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the Global Cost Reduction Initiatives and activity that occurred during Fiscal 2010:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$4,180	$84	$4,264
Provisions	5,101	5,107	10,208
Cash expenditures	(3,712)	(1,493)	(5,205)
Non-cash items	878	307	1,185

Accrual balance at September 30, 2010	$6,447	$4,005	$10,452

Expensed as incurred(A)	$1,796	$6,439	$8,235

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses incurred by the Successor Company during Fiscal 2010, the cumulative amount incurred from inception of the initiative through September 30, 2010 and the total future expected costs to be incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global
	Batteries &	Global Pet	Home and
	Appliances	Supplies	Garden	Corporate	Total

Restructuring and related charges during Fiscal 2010	$2,437	$6,754	$9,252	$—	$18,443
Restructuring and related charges since initiative inception	$7,039	$10,210	$14,004	$7,591	$38,844
Total future estimated restructuring and related charges expected to be incurred	$—	$20,300	$6,500	$—	$26,800

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Appliances segment to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives include the plan to exit the Company’s Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). The Successor

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Company recorded $2,162 and $165 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $10,652 and $16,399 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $29,378 since the inception of the Ningbo Exit Plan.

The following table summarizes the remaining accrual balance associated with the Ningbo Exit Plan and activity that occurred during Fiscal 2010:

Ningbo Exit Plan Summary

Other Costs

Accrual balance at September 30, 2009	$308
Provisions	461
Cash expenditures	(278)

Accrual balance at September 30, 2010	$491

Expensed as incurred(A)	$1,701

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Appliances segment in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives, which are complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. The Successor Company recorded no pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 related to the Latin American Initiatives. The Predecessor Company recorded $207 and $317 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, in connection with the Latin American Initiatives. The Company has recorded pretax restructuring and related charges of $11,447 since the inception of the Latin American Initiatives.

The following table summarizes the accrual balance associated with the Latin American Initiatives and activity that occurred during Fiscal 2010:

Latin American Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$(282)	$613	$331
Non-cash items	282	(613)	(331)

Accrual balance at September 30, 2010	$—	$—	$—

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, the Company’s Global Operations organization,

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Successor Company recorded $3,605 and $138 of restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $11,635 and $20,161 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, related to the Global Realignment Initiatives. Costs associated with these initiatives since inception, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89,000, the majority of which are cash costs.

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and activity that have occurred during Fiscal 2010:

Global Realignment Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$14,581	$3,678	$18,259
Provisions	1,720	(1,109)	611
Cash expenditures	(7,657)	(319)	(7,976)
Non-cash items	77	31	108

Accrual balance at September 30, 2010	$8,721	$2,281	$11,002

Expensed as incurred(A)	$3,828	$(834)	$2,994

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses incurred by the Successor Company during Fiscal 2010, the cumulative amount incurred from inception of the initiative through September 30, 2010 and the total future expected costs to be incurred associated with the Global Realignment Initiatives by operating segment:

	Global
	Batteries &	Home and
	Appliances	Garden	Corporate	Total

Restructuring and related charges during Fiscal 2010	$(981)	$(796)	$5,382	$3,605
Restructuring and related charges since initiative inception	$46,669	$6,762	$35,156	$88,587
Total future restructuring and related charges expected	$—	$—	$350	$350

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at the Company’s Dischingen, Germany battery plant to the Company’s manufacturing facility in China and restructuring its sales, marketing and support functions. The Company recorded $(92) and $7 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $11 and $(707) during the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, related to the European Initiatives. The Company has recorded pretax restructuring and related charges of $26,965 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and activity that have occurred during Fiscal 2010:

European Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$2,623	$319	$2,942
Provisions	(92)	—	(92)
Cash expenditures	(528)	(251)	(779)
Non-cash items	(202)	(21)	(223)

Accrual balance at September 30, 2010	$1,801	$47	$1,848

(15)	Acquisition

On June 16, 2010, the Company merged with Russell Hobbs. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

The results of Russell Hobbs operations since June 16, 2010 are included in the Company’s Consolidated Statements of Operations and substantially all of the financial results of Russell Hobbs are reported within the Global Batteries & Appliances segment. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), the Company accounted for the Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. After consummation of the Merger, the stockholders of Spectrum Brands, inclusive of Harbinger, own approximately 60% of SB Holdings and the stockholders of Russell Hobbs own approximately 40% of SB Holdings. Inasmuch as Russell Hobbs is a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. The Company expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill(A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.

Preliminary Pre-Acquisition Contingencies Assumed

The Company has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, the Company has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, the Company has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. The Company continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Certain estimated values are not yet finalized and are subject to change, which could be significant. The Company will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	amounts for legal contingencies, pending the finalization of the Company’s examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as followed:

•	Inventories — An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Deferred tax liabilities, net — An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Property, plant and equipment, net — An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, Net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	The Company valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of (3)%-1% annually. The Company assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Supplemental Pro Forma Information (unaudited)

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2007.

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008
Net sales:
Reported Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Russell Hobbs adjustment	543,952	64,641	711,046	909,426

Pro forma Net sales	$3,110,963	$284,529	$2,721,694	$3,335,997

(Loss) income from continuing operations:
Reported (Loss) income from continuing operations	$(187,372)	$(71,193)	$1,100,743	$(905,358)
Russell Hobbs adjustment	(5,504)	(2,284)	(25,121)	(43,480)

Pro forma Loss from continuing operations	$(192,876)	$(73,477)	$1,075,622	$(948,838)

Basic and Diluted earnings per share from continuing operations(A) :
Reported Basic and Diluted earnings per share from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
Russell Hobbs adjustment	(0.16)	(0.08)	(0.49)	(0.85)

Pro forma basic and diluted earnings per share from continuing operations	$(5.36)	$(2.45)	$20.96	$(18.63)

(A)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

(16)	Quarterly Results (unaudited)

	Successor Company
	Quarter Ended
	September 30,	July 4,	April 4,	January 3,
	2010	2010	2010	2010

Net sales	$788,999	$653,486	$532,586	$591,940
Gross profit	274,499	252,869	209,580	184,462
Net loss	(24,317)	(86,507)	(19,034)	(60,249)
Basic net loss per common share	$(0.48)	$(2.53)	$(0.63)	$(2.01)
Diluted net loss per common share	$(0.48)	$(2.53)	$(0.63)	$(2.01)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Successor Company	Predecessor Company
	Period from	Period from
	August 31, 2009	June 29, 2009
	Through	Through	Quarter Ended
	September 30,	August 30,	June 28,	March 29,	December 28,
	2009	2009	2009	2009	2008
Net sales	$219,888	$369,522	$589,361	$503,262	$548,503
Gross profit	64,400	146,817	230,297	184,834	189,871
Net (loss) income	(70,785)	1,223,568	(36,521)	(60,449)	(112,657)
Basic net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)
Diluted net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)

(17)	Subsequent Events

Update to Debt

On February 1, 2011, the Company completed the refinancing of its Term Loan, which had an aggregate amount outstanding of $680,000, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 17, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%.

Update to Commitments and Contingencies

Patent Litigation

In February 2011, GHJ Holdings, LLC filed an action in the U.S. District Court for the Eastern District of Texas against the Company claiming that the Company had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. The Company is reviewing the claims but is unable to estimate any possible loss at this time.

NACCO Litigation

In February 2011, the parties to the litigation reached a full and final settlement of their disputes. The Company was not required to make any payments in connection with this settlement.

Update to Related Party Transactions

On January 7, 2011, the Harbinger Parties contributed 27,757 shares of SB Holdings common stock to HRG and received in exchange for such shares an aggregate of 119,910 shares of HRG common stock, pursuant to the Exchange Agreement.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
For the year ended September 30, 2010, the period from August 31, 2009 through September 30, 2009, the period from October 1, 2008 through August 30, 2009 and the year ended September 30, 2008

Column A	Column B	Column C Additions	Column D Deductions		Column E
	Balance at				Balance at
	Beginning	Charged to Costs		Other	End of
Descriptions	of Period	and Expenses	Deductions	Adjustments(A)	Period
	(In thousands)

September 30, 2010 (Successor Company):
Accounts receivable allowances	$1,011	$3,340	$—	$—	$4,351
September 30, 2009 (Successor Company):
Accounts receivable allowances	$—	$1,011	$—	$—	$1,011
August 30, 2009 (Predecessor Company):
Accounts receivable allowances	$18,102	$1,763	$3,848	$16,017	$—
September 30, 2008 (Predecessor Company):
Accounts receivable allowances	$17,196	$1,368	$462	$—	$18,102

(A)	The “Other Adjustment” in the period from October 1, 2008 through August 30, 2009, represents the elimination of Accounts receivable allowances through fresh-start reporting as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code.

See accompanying Report of Independent Registered Public Accounting Firm

Independent Auditors’ Report

The Board of Directors
Fidelity & Guaranty Life Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries (Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008.

/s/ KPMG LLP

Baltimore, Maryland
April 26, 2011

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
As of December 31

	2010	2009
	(In thousands)

ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value	$15,361,477	$14,162,003
Equity securities available-for-sale, at fair value	292,777	367,274
Trading securities	—	240,130
Derivative investments	161,468	273,298
Other invested assets	90,838	92,693

Total investments	15,906,560	15,135,398
Cash and cash equivalents	639,247	823,284
Accrued investment income	202,226	191,614
Notes receivable from affiliates, including accrued interest	76,257	90,413
Deferred policy acquisition costs and present value of in-force	1,764,868	2,528,377
Reinsurance recoverable	1,830,083	1,761,337
Deferred tax asset, net	151,702	74,624
Other assets	41,902	66,640

Total assets	$20,612,845	$20,671,687

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Future policy benefits	$3,473,956	$3,469,627
Contractholder funds	15,081,681	15,241,484
Liability for policy and contract claims	63,427	79,776
Notes payable to affiliate, including accrued interest	244,584	244,840
Due to affiliates	12,719	12,881
Other liabilities	391,839	687,076

Total liabilities	$19,268,206	$19,735,684
Shareholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, 102.5 shares and 100 shares issued and outstanding, respectively	—	—
Additional paid-in capital	1,754,571	1,757,641
Retained earnings (deficit)	(437,595)	(609,692)
Accumulated other comprehensive income (loss)	27,663	(211,946)

Total shareholder’s equity	$1,344,639	$936,003

Total liabilities and shareholder’s equity	$20,612,845	$20,671,687

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31

	2010	2009	2008
	(In thousands)

Revenues:
Premiums	$219,970	$252,415	$273,832
Net investment income	909,756	951,869	998,552
Interest earned on affiliated notes receivable	5,831	5,832	5,570
Net investment gains (losses)	60,117	(138,106)	(969,561)
Insurance and investment product fees and other	108,254	112,130	119,419

Total revenues	1,303,928	1,184,140	427,812

Benefits and expenses:
Benefits and other changes in policy reserves	862,994	1,097,335	826,411
Acquisition and operating expenses, net of deferrals	100,902	150,486	155,180
Amortization of deferred acquisition costs and intangibles	273,038	170,641	294,626
Goodwill impairment	—	—	112,829
Interest expense on notes payable to affiliate	25,019	19,840	—

Total benefits and expenses	1,261,953	1,438,302	1,389,046

Income (loss) before income taxes	41,975	(254,162)	(961,234)
Income tax benefit	(130,122)	(50,381)	(121,907)

Net income (loss)	$172,097	$(203,781)	$(839,327)

Supplemental disclosures:
Total other-than-temporary impairments	$(143,737)	$(488,246)	$(464,265)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	(57,614)	(169,343)	—

Net other-than-temporary impairments	(86,123)	(318,903)	(464,265)
Other investment gains (losses)	146,240	180,797	(505,296)

Total net investment gains (losses)	$60,117	$(138,106)	$(969,561)

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

				Accumulated
		Additional	Retained	Other	Total
	Common	Paid-in-	Earnings	Comprehensive	Shareholder’s
	Stock	Capital	(Deficit)	Income (Loss)	Equity
	(In thousands)

Balance, January 1, 2008	$—	$1,657,016	$433,416	$(70,083)	$2,020,349

Comprehensive loss:
Net loss	—	—	(839,327)	—	(839,327)
Other comprehensive loss:
Unrealized investment losses	—	—	—	(1,663,880)	(1,663,880)
Other	—	—	—	100	100

Comprehensive loss	—	—	—	—	(2,503,107)
Capital contribution and other	—	100,296	—	—	100,296

Balance, December 31, 2008	$—	$1,757,312	$(405,911)	$(1,733,863)	$(382,462)

Comprehensive income:
Net loss	—	—	(203,781)	—	(203,781)
Other comprehensive income:
Unrealized investment gains	—	—	—	1,521,857	1,521,857
Other	—	—	—	60	60

Comprehensive income	—	—	—	—	1,318,136
Capital contribution and other	—	329	—	—	329

Balance, December 31, 2009	$—	$1,757,641	$(609,692)	$(211,946)	$936,003

Comprehensive income:
Net income	—	—	172,097	—	172,097
Other comprehensive income:
Unrealized investment gains	—	—	—	240,516	240,516
Other	—	—	—	(907)	(907)

Comprehensive income	—	—	—	—	411,706
Issuance of 2.5 shares of common stock	—	30,655	—	—	30,655
Return of capital to parent		(33,725)	—	—	(33,725)

Balance, December 31, 2010	$—	$1,754,571	$(437,595)	$27,663	$1,344,639

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31

		2009	2008
		Revised,	Revised,
	2010	See Note 2	See Note 2
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$172,097	$(203,781)	$(839,327)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Realized capital and other (gains) losses on investments	(60,117)	138,106	969,561
Deferred income taxes	(131,845)	(53,179)	(114,176)
Amortization of fixed maturity discounts and premiums	3,850	8,778	14,761
Amortization of deferred acquisition costs, intangibles, and software	279,332	181,018	306,406
Deferral of policy acquisition costs	(133,120)	(124,995)	(312,726)
Interest credited/index credit to contractholder account balances	557,672	809,441	34,487
Charges assessed to contractholders for mortality and administration	(30,347)	(35,090)	(47,900)
Impairment of goodwill	—	—	112,829
Changes in assets and liabilities:
Trading securities	240,130	19,090	(4,840)
Reinsurance recoverable	(17,225)	(67,033)	(50,983)
Accrued investment income	(10,612)	7,371	3,784
Future policy benefits	4,329	(55,203)	509,819
Liability for policy and contract claims	(16,349)	(6,403)	13,518
Change in affiliates	(162)	(9,569)	52,070
Other assets and other liabilities	(249,251)	209,510	(97,297)

Net cash provided by operating activities	608,382	818,061	549,986

Cash flows from investing activities:
Proceeds from investments, sold, matured or repaid:
Fixed maturities	3,417,679	3,214,504	4,505,057
Equity securities	114,864	20,982	3,847
Other invested assets	2,585	5,255	3,413
Derivative investments and other	287,787	57,457	38,729
Cost of investments acquired:
Fixed maturities	(3,763,386)	(2,901,860)	(4,102,295)
Equity securities	—	(1,000)	—
Other invested assets	(224)	(8,539)	(3,220)
Derivative investments and other	(109,236)	(148,857)	(430,682)
Net (increase) decrease in policy loans	(769)	2,236	(3,308)

Net cash (used in) provided by investing activities	(50,700)	240,178	11,541

Cash flows from financing activities:
Capital contribution from parent company and other	30,655	329	100,296
Return of capital to parent	(33,725)	—	—
Contractholder account deposits	1,401,854	928,175	1,849,333
Contractholder account withdrawals	(2,140,503)	(2,356,404)	(2,525,858)
Drawdown of revolving credit facility from affiliate	23,616	—	—
Repayment of revolving credit facility to affiliate	(23,616)	—	—
Issuance of notes to affiliate	—	225,000	—

Net cash used in financing activities	(741,719)	(1,202,900)	(576,229)

Change in cash & cash equivalents	(184,037)	(144,661)	(14,702)
Cash & cash equivalents, beginning of year	823,284	967,945	982,647

Cash & cash equivalents, end of year	$639,247	$823,284	$967,945

Supplemental disclosures of cash flow information:
Income taxes paid (recovered)	$652	$(12,970)	$296
Interest paid	$25,275	$—	$—

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 1:	ORGANIZATION, NATURE OF OPERATIONS, AND BASIS OF PRESENTATION

Organization and Nature of Operations

The accompanying financial statements include the accounts of Fidelity & Guaranty Life Holdings, Inc. (the “Company” or “FGLH”), a Delaware corporation, which was a direct, wholly-owned subsidiary of OM Group (UK) Limited (“OMGUK”) at December 31, 2010. OMGUK is a direct, wholly-owned subsidiary of Old Mutual plc of London, England (“OM”).

The Company’s primary business is the sale of individual life insurance products and annuities through independent agents, managing general agents, and specialty brokerage firms and in selected institutional markets. The Company’s principal products are deferred annuities (including fixed indexed annuities), immediate annuities and life insurance products. The Company’s insurance subsidiaries are licensed in all fifty states and the District of Columbia and markets products through its wholly-owned subsidiaries, OM Financial Life Insurance Company (“OMFLIC”), which is domiciled in Maryland, and OM Financial Life Insurance Company of New York (“OMFLNY”), which is domiciled in New York.

See Note 17 for a discussion of the sale by OM of all of the Company’s capital stock to Harbinger F&G, LLC (“Harbinger F&G”), a wholly-owned subsidiary of Harbinger Group Inc. (“HGI”) on April 6, 2011 for $350,000 (which could be reduced by up to $50,000 post-closing if certain regulatory approval is not received) and the assignment to Harbinger F&G of notes receivable from the Company. Following this sale, the Company’s charter was amended to change its name from Old Mutual U.S. Life Holdings, Inc. to Fidelity & Guaranty Life Holdings, Inc. Similarly, the charters of OMFLIC and OMFLNY were amended to change their names to Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, respectively. The charter amendments for the Company and OMFLIC were accepted by Delaware and Maryland on April 11, 2011, making their name changes effective on April 11, 2011. The charter amendment for OMFLNY was accepted by New York on April 14, 2011, making its name change effective on April 14, 2011.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP policies which significantly affect the determination of financial position, results of operations and cash flows, are summarized below.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of FGLH and all other entities in which the Company has a controlling financial interest and any variable interest entities (“VIEs”) in which the Company is the primary beneficiary. All material intercompany accounts and transactions have been eliminated in consolidation. See Note 4 for an additional discussion of VIEs.

Accounting estimates and assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates. Included among the material (or potentially material) reported amounts and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

disclosures that require extensive use of estimates are: fair value of certain invested assets and derivatives including embedded derivatives, other-than-temporary impairments, deferred acquisition costs (“DAC”), present value of in-force (“PVIF”), deferred sales inducements (“DSI”), impairment of goodwill, future policy benefits, other contractholder funds, income taxes and the potential effects of resolving litigated matters.

Investment securities

At the time of purchase, the Company designates its investment securities as either available-for-sale or trading and reports them in the Company’s Consolidated Balance Sheets at fair value.

Available-for-sale (“AFS”) consist of fixed maturity and equity securities and are stated at fair value with unrealized gains and losses included within accumulated other comprehensive income (loss), net of associated DAC, PVIF, DSI, and deferred income taxes.

Trading securities consist of fixed maturity and equity securities and money market investments in designated portfolios. Trading securities are carried at fair value and changes in fair value are recorded in net investment gains (losses) on the Company’s Consolidated Statements of Operations as they occur. The Company sold all trading securities during 2010.

Securities held on deposit with various state regulatory authorities had a fair value of $13,474 and $13,199 at December 31, 2010 and 2009, respectively.

AFS securities — evaluation for recovery of amortized cost

The Company regularly reviews its AFS securities for declines in fair value that the Company determines to be other-than-temporary. For an equity security, if the Company does not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, the Company concludes that an other-than-temporary impairment (“OTTI”) has occurred and the cost of the equity security is written down to the current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. When assessing the Company’s ability and intent to hold an equity security to recovery, the Company considers, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of the decline, a fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer.

For the Company’s fixed maturity AFS securities, the Company generally considers the following in determining whether the Company’s unrealized losses are other than temporarily impaired:

•	The estimated range and period until recovery;

•	Current delinquencies and nonperforming assets of underlying collateral;

•	Expected future default rates;

•	Collateral value by vintage, geographic region, industry concentration or property type;

•	Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and

•	Contractual and regulatory cash obligations.

Prior to adoption of new accounting guidance related to the recognition and presentation of other-than-temporary impairments on January 1, 2009, the Company generally recognized an other-than-temporary impairment on debt securities in an unrealized loss position when the Company did not expect full recovery of value or did not have the intent and ability to hold such securities until they had fully recovered

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

their amortized cost. The recognition of other-than-temporary impairments prior to January 1, 2009 represented the entire difference between the amortized cost and fair value with this difference recorded as a realized loss and recorded in net income (loss) as an adjustment to the amortized cost of the security.

Upon adoption on January 1, 2009 of guidance related to OTTI issued by the FASB in April 2009 for the Investments — Debt & Equity Securities topic, the Company recognized other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	The Company does not expect full recovery of its amortized cost based on the estimate of cash flows expected to be collected,

•	The Company intends to sell a security or

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

As of January 1, 2009, if the Company intends to sell a debt security or it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, the Company will conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. If the Company does not intend to sell a debt security or it is more likely than not the Company will not be required to sell a debt security before recovery of its amortized cost basis and the present value of the cash flows expected to be collected is less than the amortized cost of the security (referred to as the credit loss), an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations, as this amount is deemed the credit loss portion of the OTTI. The remainder of the decline to fair value is recorded in AOCI to unrealized OTTI on AFS securities on the Company’s Consolidated Statements of Shareholder’s Equity (Deficit), as this amount is considered a noncredit (i.e., recoverable) impairment.

When assessing the Company’s intent to sell a debt security or if it is more likely than not the Company will be required to sell a debt security before recovery of its cost basis, the Company evaluates facts and circumstances such as, but not limited to, decisions to reposition the Company’s security portfolio, sale of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. In order to determine the amount of the credit loss for a security, the Company calculates the recovery value by performing a discounted cash flow analysis based on the current cash flows and future cash flows the Company expects to recover. The discount rate is the effective interest rate implicit in the underlying security. The effective interest rate is the original yield or the yield at the date the debt security was previously impaired.

When evaluating mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”) the Company considers a number of pool-specific factors as well as market level factors when determining whether or not the impairment on the security is temporary or other-than-temporary. The most important factor is the performance of the underlying collateral in the security and the trends of that performance. The Company uses this information about the collateral to forecast the timing and rate of mortgage loan defaults, including making projections for loans that are already delinquent and for those loans that are currently performing but may become delinquent in the future. Other factors used in this analysis include type of underlying collateral (e.g., prime, Alt-A or subprime), geographic distribution of underlying loans and timing of liquidations by state. Once default rates and timing assumptions are determined, the Company then makes assumptions regarding the severity of a default if it were to occur. Factors that impact the severity assumption include expectations for future home price appreciation or depreciation, loan size, first lien versus second lien, existence of loan level private mortgage insurance, type of occupancy and geographic distribution of loans. Once default and severity assumptions are determined for the security in question, cash flows for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

underlying collateral are projected including expected defaults and prepayments. These cash flows on the collateral are then translated to cash flows on the Company’s tranche based on the cash flow waterfall of the entire capital security structure. If this analysis indicates the entire principal on a particular security will not be returned, the security is reviewed for OTTI by comparing the present value of expected cash flows to amortized cost. To the extent that the security has already been impaired or was purchased at a discount, such that the amortized cost of the security is less than or equal to the present value of cash flows expected to be collected, no impairment is required. The Company also considers the ability of monoline insurers to meet their contractual guarantees on wrapped MBS securities. Otherwise, if the amortized cost of the security is greater than the present value of the cash flows expected to be collected, then impairment is recognized.

The cumulative effect of the adoption of these amendments to the Investments — Debt and Equity Securities Topic as of January 1, 2009 had an immaterial impact to the historical financial statements of the Company as significantly all previously taken OTTI were determined to be primarily credit related or related to debt securities which the Company intended to sell.

The Company includes on the face of the Consolidated Statements of Operations the total OTTI recognized in net investment gains (losses), with an offset for the amount of noncredit impairments recognized in AOCI. The Company discloses the amount of OTTI recognized in AOCI, and the enhanced disclosures related to OTTI in Note 3.

Fair value measurements

The Company’s measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which may include the Company’s own credit risk. The Company’s estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). Pursuant to the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the Company categorizes financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:

Level 1 — Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.

Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

Level 3 — Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lower level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.

Trading and AFS securities — fair valuation methodologies and associated inputs

The Company measures the fair value of its securities classified as trading and AFS based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity or equity security, and the Company consistently applies the valuation methodology to measure the security’s fair value. The Company’s fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach include a third-party pricing service, independent broker quotations or pricing matrices. The Company uses observable and unobservable inputs in its valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For broker-quoted only securities, quotes from market makers or broker-dealers are obtained from sources recognized to be market participants. For those securities trading in less liquid or illiquid markets with limited or no pricing information, the Company uses unobservable inputs in order to measure the fair value of these securities. This valuation relies on management’s judgment concerning the discount rate used in calculating expected future cash flows, credit quality, industry sector performance and expected maturity.

The Company did not adjust prices received from third parties in 2010 or 2009. The Company does analyze the third-party pricing service’s valuation methodologies and related inputs and performs additional evaluations to determine the appropriate level within the fair value hierarchy.

Derivative instruments — fair valuation methodologies and associated inputs

The fair value of derivative assets and liabilities is based upon valuation pricing models and represent what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the options, entered into offsetting positions, or exercised the options. The fair value of swaps are based upon valuation pricing models and represent what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the swaps or entered into offsetting swap positions. The fair value of futures contracts at the balance sheet date represents the cumulative unsettled variation margin. Fair values for these instruments are determined externally by an independent actuarial firm using market observable inputs, including interest rates, yield curve volatilities, and other factors. Credit risk related to the counterparty is considered when estimating the fair values of these derivatives. However, the Company is largely protected by collateral arrangements with counterparties.

The fair values of the embedded derivatives in the Company’s Fixed Index Annuity (“FIA”) products are derived using market indices, pricing assumptions and historical data.

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DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

Other investments — fair valuation methodologies and associated inputs

Separate account assets are comprised of actively-traded institutional and retail mutual fund investments valued by the respective mutual fund companies but held in separate accounts. Fair values and changes in the fair values of the Company’s separate account assets generally accrue directly to the policyholders and are not included in the Company’s revenues and expenses or equity.

Derivative instruments

The Company hedges certain portions of the Company’s exposure to equity market risk by entering into derivative transactions. All of the Company’s derivative instruments are recognized as either assets or liabilities on the Company’s Consolidated Balance Sheets at fair value. The change in fair value is recognized in the Consolidated Statements of Operations within net investment gains (losses).

The Company purchases and issues financial instruments and products that may contain embedded derivative instruments. If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract for measurement purposes. The embedded derivative is carried at fair value with changes in fair value reported in the Company’s Consolidated Statements of Operations.

Cash and cash equivalents

Cash and cash equivalents is carried at cost and includes all highly liquid debt instruments purchased with a maturity of three months or less.

DAC, PVIF and DSI

Commissions and other costs of acquiring annuities and other investment contracts, universal life (“UL”) insurance, and traditional life insurance, which vary with and are related primarily to the production of new business, have been deferred to the extent recoverable. PVIF is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in force at the acquisition date. Bonus credits to policyholder account values are considered DSI, and the unamortized balance is reported in DAC on the Company’s Consolidated Balance Sheets.

The methodology for determining the amortization of DAC, PVIF, and DSI varies by product type. For all insurance contracts, amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends. DAC, PVIF and DSI amortization are reported within amortization of deferred acquisition costs and intangibles on the Company’s Consolidated Statements of Operations.

Acquisition costs for UL and investment-type products, which include fixed indexed and deferred annuities, are generally amortized over the lives of the policies in relation to the incidence of estimated gross profits (“EGPs”) from investment income, surrender charges and other product fees, policy benefits, maintenance expenses, mortality net of reinsurance ceded and expense margins, and actual realized gain (loss) on investments.

Acquisition costs for all traditional life insurance, which includes individual whole life and term life insurance contracts, are amortized as a level percent of premium of the related policies. DAC for payout

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

annuities is incorporated into the reserve balances on a net basis, thus amortizing the DAC over the lifetimes of the contracts.

The carrying amounts of DAC, PVIF, and DSI are adjusted for the effects of realized and unrealized gains and losses on debt securities classified as AFS and certain derivatives and embedded derivatives. Amortization expense of DAC, PVIF, and DSI reflects an assumption for an expected level of credit-related investment losses. When actual credit-related investment losses are realized, the Company performs a retrospective unlocking of DAC, PVIF and DSI amortization as actual margins vary from expected margins. This unlocking is reflected in the Company’s Consolidated Statements of Operations.

For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in accumulated other comprehensive income as a shadow adjustment.

Each reporting period, the Company may record an adjustment to the amounts included within the Company’s Consolidated Balance Sheets for DAC, PVIF, and DSI with an offsetting benefit or charge to expense for the impact of the difference between the future EGPs used in the prior period and the emergence of actual and updated future EGPs in the current period. In addition, annually the Company conducts a comprehensive review of the assumptions and the projection models used for the Company’s estimates of future gross profits underlying the amortization of DAC, PVIF, and DSI and the calculations of the embedded derivatives and reserves for certain annuity and life insurance products. These assumptions include investment margins, mortality, persistency and maintenance expenses (costs associated with maintaining records relating to insurance and annuity contracts and with the processing of premium collections, deposits, withdrawals and commissions). Based on the Company’s review, the cumulative balance of DAC included on the Company’s Consolidated Balance Sheets are adjusted with an offsetting benefit or charge to amortization expense to reflect such change.

DAC, PVIF, and DSI are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts.

Reinsurance

The Company’s insurance companies enter into reinsurance agreements with other companies in the normal course of business. Assets and liabilities and premiums and benefits from certain reinsurance contracts are netted on the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations, respectively, when there is a right of offset explicit in the reinsurance agreements. All other reinsurance agreements are reported on a gross basis on the Company’s Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other liabilities for amounts, such as premiums, owed to the reinsurers, with the exception for amounts for which the right of offset also exists. Premiums, benefits and DAC are reported net of insurance ceded.

Goodwill

The Company recognizes the excess of the purchase price over the fair value of identifiable net assets acquired as goodwill. Goodwill is not amortized, but is reviewed at least annually for indications of impairment, with consideration given to financial performance and other relevant factors. In addition, certain events, including a significant adverse change in legal factors or the business climate, an adverse action or assessment by a regulator or unanticipated competition, would cause the Company to review the carrying amounts of goodwill for impairment. The Company is required to perform a two-step test in the Company’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

evaluation of the carrying value of goodwill for impairment. In Step 1 of the evaluation, the fair value of the reporting unit is determined and compared to the carrying value of the reporting unit. If the fair value is greater than the carrying value, then the carrying value is deemed to be sufficient and Step 2 is not required. If the fair value estimate is less than the carrying value, it is an indicator that impairment may exist and Step 2 is required to be performed. In Step 2, the implied fair value of the reporting unit’s goodwill is determined by assigning the reporting unit’s fair value as determined in Step 1 to all of its net assets (recognized and unrecognized) as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and written down to its implied fair value, and a charge is reported on the Company’s Consolidated Statements of Operations.

Future policy benefits and other contractholder funds

The liabilities for future policy benefits and contractholder funds for investment contracts and UL insurance policies consist of contract account balances that accrue to the benefit of the contractholders, excluding surrender charges. The liabilities for future insurance contract benefits and claim reserves for traditional life policies are computed using assumptions for investment yields, mortality and withdrawals based principally on generally accepted actuarial methods and assumptions at the time of contract issue. Investment yield assumptions for traditional life reserves for all contracts range from 4.47% to 6.50% depending on the time of contract issue. The investment yield assumptions for immediate and deferred annuities range from 0.10% to 6.90%. These investment yield assumptions are intended to represent an estimation of the interest rate experience for the period that these contract benefits are payable.

UL products with secondary guarantees represented approximately 82.5% of permanent life insurance face amount in force as of December 31, 2010. Liabilities for the secondary guarantees on UL-type products are calculated by multiplying the benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes in a manner similar to the unlocking of DAC, PVIF and DSI. The accounting for secondary guarantee benefits impacts, and is impacted by, EGPs used to calculate amortization of DAC, PVIF and DSI.

Fixed indexed annuities are equal to the total of the policyholder account values before surrender charges, and additional reserves established on certain features offered that link interest credited to an equity index. These features are not clearly and closely related to the host insurance contract, and therefore they are recorded at fair value as an additional reserve.

Insurance premiums

The Company’s insurance premiums for traditional life insurance products are recognized as revenue when due from the contractholder. The Company’s traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of term life insurance and certain annuities with life contingencies.

Net investment income

Dividends and interest income, recorded in net investment income, are recognized when earned. Amortization of premiums and accretion of discounts on investments in debt securities are reflected in net investment income over the contractual terms of the investments in a manner that produces a constant effective yield.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

For MBS, included in the trading and AFS fixed maturity securities portfolios, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from originally anticipated prepayments, the effective yield is recalculated prospectively to reflect actual payments to date plus anticipated future payments. Any adjustments resulting from changes in effective yield are reflected in net investment income on the Company’s Consolidated Statements of Operations.

Net investment gains (losses)

Net investment gains (losses) on the Company’s Consolidated Statements of Operations includes realized gains and losses from the sale of investments, write-downs for other-than-temporary impairments of available-for-sale investments, derivative and certain embedded derivative gains and losses, and gains and losses on trading securities. Realized gains and losses on the sale of investments are determined using the specific identification method.

Product fees

Revenue from nontraditional life insurance products and deferred annuities is comprised of policy and contract fees charged for the cost of insurance, policy administration and surrenders and is assessed on a monthly basis and recognized as revenue when assessed and earned.

Benefits

Benefits for fixed and fixed indexed annuities and UL include benefit claims incurred during the period in excess of contract account balances. Benefits also include the change in reserves for life insurance products with secondary guarantee benefits. For traditional life, benefits are recognized when incurred in a manner consistent with the related premium recognition policies.

Income taxes

Through December 31, 2008, the Company provided for income taxes on a separate return filing basis pursuant to an intercompany tax sharing agreement with an affiliate, Old Mutual U.S. Holdings, Inc. The tax sharing agreement provided that the Company received benefit for net operating losses, capital losses and tax credits which were not usable on a separate return basis to the extent such items were utilized in the consolidated income tax returns. After December 31, 2008, the Company and its non-life subsidiaries filed separate federal income tax returns. The Company’s life subsidiaries file a consolidated life federal return. Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to the extent required to reduce the deferred tax asset to an amount that the Company expects, more likely than not, will be realized.

Federal Home Loan Bank of Atlanta agreements

Contractholder funds include funds related to funding agreements that have been issued to the Federal Home Loan Bank of Atlanta (“FHLB”) as a funding medium for single premium funding agreements issued by the Company to the FHLB.

Funding agreements were issued to the FHLB in 2003, 2004 and 2005. The funding agreements (i.e., immediate annuity contracts without life contingencies) provide a guaranteed stream of payments. Single premiums were received at the initiation of the funding agreements and were in the form of advances from the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

FHLB. Payments under the funding agreements extend through 2022. The reserves for the funding agreement totaled $159,702 and $236,914 at December 31, 2010 and 2009, respectively.

In accordance with the agreements, the investments supporting the funding agreement liabilities are pledged as collateral to secure the FHLB funding agreement liabilities. The FHLB investments had a fair value of $231,391 and $327,213 at December 31, 2010 and 2009, respectively.

Revisions

During the year ended December 31, 2010, the Company identified adjustments related to the presentation of cash flows associated with contractholder account balances in the Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008. Since the adjustments are not material to the consolidated financial statements taken as a whole, the Company has corrected the prior year amounts within the Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008. Specifically, the Company previously included certain interest credited / index credited amounts to contractholder account balances, charges assessed for mortality and administration, and related reinsured amounts as cash flows from financing activities in its Consolidated Statements of Cash Flows. These amounts are presented in cash flows from operating activities in the revised Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008.

The effect of revising the presentation for these activities on net cash provided by operating activities and net cash used in financing activities for the years ended 2009 and 2008 is as follows:

	As Originally	As
	Reported	Revised

For the Year Ended December 31, 2009
Net cash provided by operating activities	$29,164	$818,061
Net cash used in financing activities	(414,003)	(1,202,900)
For the Year Ended December 31, 2008
Net cash provided by operating activities	$535,447	$549,986
Net cash used in financing activities	(561,690)	(576,229)

New Accounting Standards

Consolidations Topic

In June 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), which amends the consolidation guidance related to VIEs. Primarily, the current quantitative analysis used under the Consolidations Topic of the FASB ASC was eliminated and replaced with a qualitative approach that is focused on identifying the variable interest that has the power to direct the activities that most significantly impact the performance of the VIE and absorb losses or receive returns that could potentially be significant to the VIE. In addition, this new accounting standard requires an ongoing reassessment of the primary beneficiary of the VIE, rather than reassessing the primary beneficiary only upon the occurrence of certain pre-defined events. The Company adopted these amendments effective January 1, 2010. The adoption of this standard did not have a material impact on our consolidated financial statements.

Derivatives and Hedging Topic

In July 2010, the FASB amended the Derivatives and Hedging Topic of the FASB ASC to clarify the type of embedded credit derivative that is exempt from bifurcation (“ASU 2010-11”). This guidance clarifies the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

scope exception for embedded credit derivatives and requires that the only form of embedded credit derivatives that qualify for the exemption are credit derivatives related to the subordination of one financial instrument to another. Further, for securities no longer exempt under the new guidance, entities may continue to forgo bifurcating the embedded derivatives if they elect, on an instrument-by-instrument basis, and report the security at fair value with changes in fair value reported through the consolidated statement of operations. The Company adopted the accounting guidance in ASU 2010-11 effective January 1, 2010. The adoption of this guidance did not have an impact on our consolidated financial statements.

In March 2008, the FASB amended the Derivatives and Hedging Topic of the FASB ASC to expand the qualitative and quantitative disclosure requirements for derivative instruments and hedging activities to include how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for in accordance with the FASB ASC guidance; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Quantitative disclosure requirements include a tabular format by primary underlying risk and accounting designation for the fair value amount, cross-referencing the location of derivative instruments in the financial statements, the amount and location of gains and losses in the financial statements for derivative instruments and related hedged items and disclosures regarding credit-risk-related contingent features in derivative instruments. These expanded disclosure requirements apply to all derivative instruments within the scope of the Derivatives and Hedging Topic of the FASB ASC, non-derivative hedging instruments and all hedged items designated and qualifying as hedges. The Company adopted these amendments effective January 1, 2009, and has included the enhanced disclosures related to the Company’s derivative instruments and hedging activities in Note 9.

Fair Value Measurements and Disclosures Topic

In January 2010, the FASB amended the Fair Value Measurement and Disclosures Topic of the FASB ASC to expand the disclosure requirements related to fair value measurements (“ASU 2010-06”). A reporting entity is now required to disclose separately the amounts of significant transfers in to and out of Level 1 and Level 2 of the fair value hierarchy and describe the reasons for the transfers. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Effective January 1, 2010, the Company adopted the guidance issued by the FASB which resulted in expanded disclosures within Note 10, “Fair Values of Financial Instruments”. Other than the expansion of disclosures, the adoption of this guidance did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB amended the Fair Value Measurements and Disclosures Topic to provide further guidance on the application of fair value measurement to liabilities. These amendments provide valuation techniques to be used when measuring the fair value of a liability when a quoted price in an active market is not available. In addition, these amendments indicate that an entity is not required to include a separate input or adjustment to other inputs related to a restriction that prevents the transfer of the liability and clarify when a quoted price for a liability would be considered a Level 1 input. The Company adopted the accounting guidance for the reporting period ended December 31, 2009 which did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB amended the Fair Value Measurements and Disclosures Topic to provide additional guidance and key considerations for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased in relation to normal market activity, as well as additional guidance on circumstances that may indicate a transaction that is not orderly. A change in a valuation

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

technique resulting from the adoption of this amended guidance is accounted for as a change in accounting estimate in accordance with the FASB ASC. The Company adopted the accounting guidance as of January 1, 2009 which did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2008, the Company adopted the Fair Value Measurements and Disclosure Topic of the FASB ASC. The impact of changing valuation methods to comply with Fair Value Measurements and Disclosure Topic resulted in adjustments to actuarial liabilities, which were recorded as an increase in 2008 net income of $47,802, after the impacts of DAC amortization and income taxes.

Subsequent Events Topic

In May 2009, the FASB updated the Subsequent Events Topic of the FASB ASC in order to establish standards of accounting for the disclosure of events that take place after the balance sheet date, but before the financial statements are issued. The effect of all subsequent events that existed as of the balance sheet date must be recognized in the financial statements. For those events that did not exist as of the balance sheet date, but arose after the balance sheet date and before the financial statements are issued, recognition is not required, but depending on the nature of the event, disclosure may be required in order to keep the financial statements from being misleading. The adoption of these amendments to the Subsequent Events Topic did not have an impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Standards

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued ASU No. 2010-26, “Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines allowable deferred acquisition costs as the incremental direct cost of contract acquisition and certain costs related directly to underwriting, policy issuance, and processing.

ASU 2010-26 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2011, with early application permitted. The guidance could be applied prospectively or retrospectively. The Company is currently evaluating the impact of this proposal.

Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, which also requires additional disclosures about purchases, sales, issuances and settlements in the rollforward of Level 3 fair value measurements. This new guidance will be effective for the Company on January 1, 2011. Other than an expansion of disclosures, the adoption of this new accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 3:	INVESTMENTS

AFS Securities

The amortized cost, gross unrealized gains (losses), and fair value of AFS securities were as follows:

	As of December 31, 2010
		Gross Unrealized Gains		Gross Unrealized Losses
	Amortized Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$508,396	$13,791	$—	$(2,062)	$—	$520,125
CMBS	731,065	25,669	2,821	(12,218)	—	747,337
Corporates	11,303,332	519,733	—	(173,018)	—	11,650,047
Equities	309,874	1,612	—	(18,709)	—	292,777
Hybrids	821,333	11,726	—	(60,253)	—	772,806
Municipals	542,874	8,429	—	(7,929)	—	543,374
RMBS	941,460	15,540	1,343	(26,470)	(30,702)	901,171
U.S. Government	222,461	4,306	—	(150)	—	226,617

Total AFS securities	$15,380,795	$600,806	$4,164	$(300,809)	$(30,702)	$15,654,254

	As of December 31, 2009
		Gross Unrealized Gains		Gross Unrealized Losses
	Amortized Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$589,811	$15,135	$—	$(24,314)	$—	$580,632
CMBS	1,371,358	16,280	—	(131,233)	(5,650)	1,250,755
Corporates	10,197,228	243,355	2,520	(396,087)	(209)	10,046,807
Equities	411,646	7,480	—	(51,852)	—	367,274
Hybrids	998,161	9,413	—	(148,768)	—	858,806
Municipals	222,916	1,682	—	(9,837)	—	214,761
RMBS	1,142,942	10,740	1,356	(175,007)	(7,321)	972,710
U.S. Government	239,782	563	—	(2,813)	—	237,532

Total AFS securities	$15,173,844	$304,648	$3,876	$(939,911)	$(13,180)	$14,529,277

OTTI is comprised of the amount reflected on the Company’s Consolidated Statements of Operations included in AOCI during the years ended December 31, 2010 and 2009, adjusted for other changes, including but not limited to, changes in fair value and sales of fixed maturity AFS securities.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities were as follows:

	As of December 31, 2010
		Fair
	Amortized Cost	Value

Due in one year or less	$235,972	$240,374
Due after one year through five years	2,412,256	2,506,788
Due after five years through ten years	4,478,275	4,663,480
Due after ten years	4,942,164	5,009,396

Subtotal	12,068,667	12,420,038

ABS	508,396	520,125
CMBS	731,065	747,337
Hybrids	821,333	772,806
RMBS	941,460	901,171

Total fixed maturity AFS securities	$15,070,921	$15,361,477

Actual maturities may differ from contractual maturities because issuers may have the right to call or pre-pay obligations.

As part of the Company’s ongoing securities monitoring process by a committee of investment and accounting professionals, the Company identifies securities in an unrealized loss position that could potentially be other-than-temporarily impaired. See Note 2 for the Company’s accounting policy for other than temporarily impaired investment assets. Due to the issuers’ continued satisfaction of the securities’ obligations in accordance with their contractual terms and the expectation that they will continue to do so, and for loan-backed and structured securities the present value of cash flows expected to be collected is at least the amount of the amortized cost basis of the security, management’s lack of intent to sell these securities for a period of time sufficient to allow for any anticipated recovery in fair value, and the evaluation that it is more likely than not that the Company will not be required to sell these securities prior to recovery, as well as the evaluation of the fundamentals of the issuers’ financial condition and other objective evidence, the Company believes that the fair values of the securities in the sectors identified in the tables below were temporarily depressed as of

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

December 31, 2010 and 2009. The following tables present the Company’s unrealized loss aging by investment type and length of time the security was in a continuous unrealized loss position.

The fair value and gross unrealized losses, including the portion of OTTI recognized in AOCI, of AFS securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	As of December 31, 2010
	Less Than or Equal		Greater Than
	To Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair	Losses and	Fair	Losses and	Fair	Losses and
	Value	OTTI	Value	OTTI	Value	OTTI

AFS Securities
ABS	$87,898	$(916)	$13,205	$(1,146)	$101,103	$(2,062)
CMBS	89,222	(3,860)	127,245	(8,358)	216,467	(12,218)
Corporates	2,311,822	(74,872)	1,087,277	(98,146)	3,399,099	(173,018)
Equities	114,000	(7,039)	98,020	(11,670)	212,020	(18,709)
Hybrids	123,090	(3,943)	401,757	(56,310)	524,847	(60,253)
Municipals	240,546	(7,363)	4,651	(566)	245,197	(7,929)
RMBS	210,558	(24,872)	259,300	(32,300)	469,858	(57,172)
U.S. Government	9,273	(150)	—	—	9,273	(150)

Total AFS securities	$3,186,409	$(123,015)	$1,991,455	$(208,496)	$5,177,864	$(331,511)

Total number of AFS securities in an unrealized loss position						511

	As of December 31, 2009
	Less Than or Equal		Greater Than
	To Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair	Losses and	Fair	Losses and	Fair	Losses and
	Value	OTTI	Value	OTTI	Value	OTTI

AFS Securities
ABS	$50,773	$(18,321)	$68,869	$(5,993)	$119,642	$(24,314)
CMBS	232	(17)	517,618	(136,866)	517,850	(136,883)
Corporates	1,245,647	(2,351)	3,935,668	(393,945)	5,181,315	(396,296)
Equities	13,851	(1,668)	230,528	(50,184)	244,379	(51,852)
Hybrids	91,145	(812)	641,391	(147,956)	732,536	(148,768)
Municipals	79,091	(4,406)	64,463	(5,431)	143,554	(9,837)
RMBS	96,378	(741)	549,027	(181,587)	645,405	(182,328)
U.S. Government	193,427	(2,813)	—	—	193,427	(2,813)

Total AFS securities	$1,770,544	$(31,129)	$6,007,564	$(921,962)	$7,778,108	$(953,091)

Total number of AFS securities in an unrealized loss position						710

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

At December 31, 2010 and 2009, securities in an unrealized loss position were primarily concentrated in investment grade corporate debt instruments and structured/hybrid securities, including RMBS, commercial mortgage-backed securities (“CMBS”) and financial services sector securities. Total unrealized losses decreased by $621,580 between December 31, 2009 and 2010. The decrease was primarily due to credit spread tightening as global credit markets recovered as well as investment losses realized on security sales and impairments.

At December 31, 2010, for securities with unrealized losses, securities representing 95% of the carrying values were depressed less than 20% of amortized cost. Based upon the Company’s current evaluation of these securities in accordance with its impairment policy and the Company’s intent to retain these investments for a period of time sufficient to allow for recovery in value, the Company has determined that these securities are temporarily impaired.

The majority of the securities depressed over 20% for six consecutive months or greater in the tables above relate to financial service sector securities. Financial services sector securities include corporate bonds, as well as preferred equity issued by large financial institutions that are lower in the capital structure and, as a result, have incurred greater price depressions. Based upon the Company’s analysis of these securities and current macroeconomic conditions, the Company expects these securities to pay in accordance with their contractual obligations and, therefore, has determined that these securities are temporarily impaired as of December 31, 2010. Structured securities primarily are RMBS issues, including sub-prime and Alternative A-paper (“Alt-A”) mortgage loans and CMBS securities. Based upon the Company’s ability and intent to retain the securities until recovery and cash flow modeling results, which demonstrate recovery of amortized cost, the Company has determined that these securities are temporarily impaired as of December 31, 2010. Certain structured securities were deemed to be other than temporarily impaired, which resulted in the recognition of credit losses. Certain securities with previous credit impairment losses continue to be in an unrealized loss position at December 31, 2010 as the securities were not written down to fair value due to the Company’s intent to hold these securities until recovery and cash flow modeling results support recovery of the current amortized cost of the securities.

The following table provides a reconciliation of the beginning and ending balances of the credit loss portion of other than temporary impairments on fixed maturity securities held by the Company as of December 31, 2010 and 2009 for which a portion of the other than temporary impairment was recognized in accumulated other comprehensive income or loss:

Balance at January 1, 2009	$—
Increases attributable to credit losses on securities for which an OTTI was previously recognized	8,110
Increases attributable to credit losses on securities for which an OTTI was not previously recognized	121,057

Balance at December 31, 2009	$129,167
Increases attributable to credit losses on securities for which an OTTI was previously recognized	11,533
Increases attributable to credit losses on securities for which an OTTI was not previously recognized	23,941
Reductions for securities sold during the period	(91,248)

Balance at December 31, 2010	$73,393

For the years ended December 31, 2010, 2009 and 2008 the Company recognized losses totaling $143,737, $488,246, and $464,265, respectively, related to fixed maturity securities and equity securities which experienced other than temporary impairments and had an amortized cost of $400,313, $840,673, and

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

$600,663, and a fair value of $256,576, $352,427, and $136,398, respectively, at the time of impairment. The Company recognized impairments on these fixed maturity securities and equity securities due to declines in the financial condition and short term prospects of the issuers.

Trading Securities

The Company’s trading securities consisted of investments in two trusts that are variable interest entities for which the Company was the primary beneficiary. As discussed in Note 4, the Company disposed of its investments in both trusts during 2010. Prior to their disposal the Company consolidated these trusts and recognized the underlying securities held by the trusts as trading securities. As of December 31, 2009 the fair value of these investments was $240,130 and the portion of the market adjustment for losses that relate to trading securities still held as of December 31 2009 was $(26,091).

Net Investment Income

The major categories of net investment income on the Company’s Consolidated Statements of Operations were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Fixed maturity AFS securities	$889,899	$916,789	$973,616
Equity AFS securities	22,375	20,035	45,848
Trading securities	4,519	7,019	21,631
Policy loans	6,072	5,271	6,936
Invested cash & short-term investments	272	3,095	15,397
Other investments	1,070	12,616	(48,985)

Gross investment income	924,207	964,825	1,014,443
Investment expense	(14,451)	(12,956)	(15,891)

Net investment income	$909,756	$951,869	$998,552

Net Investment Gains (Losses)

Details underlying net investment gains (losses) reported on the Company’s Consolidated Statements of Operations were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Realized loss on fixed maturity AFS securities	$(33,399)	$(239,742)	$(380,292)
Realized gain (loss) on equity securities	13,092	(29,167)	(199,538)
Realized loss on trading securities	(30,711)	—	—
Realized gain (loss) on certain derivative instruments	138,161	(100,893)	(254,430)
Unrealized gain (loss) on trading securities	44,413	(25,141)	(2,735)
Unrealized (loss) gain on certain derivative instruments	(71,439)	256,837	(132,566)

Net investment gains (losses)	$60,117	$(138,106)	$(969,561)

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

Proceeds from the sale of fixed maturity securities totaled $2,582,646 in 2010, $2,970,044 in 2009 and $4,418,429 in 2008. Gross gains on the sale of fixed maturity securities totaled $146,782 in 2010, $126,758 in 2009 and $73,571 in 2008; gross losses totaled $105,274 in 2010, $112,064 in 2009 and $187,454 in 2008.

Details underlying write-downs taken as a result of OTTI that was recognized in net income (loss) and included in realized loss on AFS securities above were as follows:

	For the Years Ended December 31,
	2010	2009	2008

OTTI Recognized in Net income (loss)
ABS	$(12,784)	$—	$(18,858)
CMBS	(6,456)	(74,608)	(2,737)
Corporates	(27,061)	(135,256)	(195,755)
Equities	(1,650)	(21,618)	(162,130)
Hybrids	—	(34,022)	(49,135)
RMBS	(34,166)	(53,399)	(35,650)
Other invested assets	(264)	—	—
Other assets	(3,742)	—	—

Total	$(86,123)	$(318,903)	$(464,265)

The portion of OTTI recognized in Other Comprehensive Income (“OCI”) is disclosed in Note 14.

Concentrations of Financial Instruments

As of December 31, 2010, the Company’s most significant investment in one issuer was the Company’s investment securities issued by Wachovia Bank Commercial Mortgage with a fair value of $172,379 or 1.1% of the Company’s invested assets. As of December 31, 2009, the Company’s most significant investment in one issuer was the Company’s investment securities issued by Bank of America Corporation with a fair value of $178,434 or 1.2% of the Company’s invested assets. Additionally, as of December 31, 2010 and December 31, 2009, the Company’s most significant investment in one industry was the Company’s investment securities in the banking industry with a fair value of $2,078,728 and $2,214,016, or 13% and 15% of the invested assets portfolio, respectively. The Company utilized the industry classifications to obtain the concentration of financial instruments amount; as such, this amount will not agree to the AFS securities table above.

NOTE 4:	RELATIONSHIPS WITH VARIABLE INTEREST ENTITIES

In its capacity as an investor, the Company has relationships with various types of entities, two of which were considered variable interest entities (“VIEs”) in accordance with the Consolidation Topic of the FASB ASC. Under ASC 810, the variable interest holder, if any, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both, is deemed to be the primary beneficiary and must consolidate the VIE. An entity that holds a significant variable interest in a VIE, but is not the primary beneficiary, must disclose certain information regarding its involvement with the VIE.

The Company determines whether it is the primary beneficiary of a VIE by evaluating the contractual rights and obligations associated with each party involved in the entity, calculating estimates of the entity’s expected losses and expected residual returns, and allocating the estimated amounts to each party. In addition, the Company considers qualitative factors, such as the extent of the Company’s involvement in creating or managing the VIE. The Company does not have relationships with unconsolidated VIEs.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

Consolidated Variable Interest Entities

As of December 31, 2009, the Company was considered the primary beneficiary of the two trusts that were deemed to be VIEs. Upon consolidation, the Company included the securities held by the trust in its invested assets. Trust assets of $240,130 were included as trading securities in the Company’s Consolidated Balance Sheet as of December 31, 2009. Trust assets were comprised of fixed maturity securities and money market funds. The consolidation of these VIEs did not result in an increase in liabilities at December 31, 2009, and the Company’s exposure to loss did not exceed the trust assets. During 2010 the Company disposed of these two VIEs.

NOTE 5:	GOODWILL

The Company performed a goodwill impairment test in 2008. The Step 1 analysis for the Company’s reporting unit primarily utilized a discounted cash flow valuation technique. In determining the estimated fair value of the reporting unit, the Company incorporated consideration of discounted cash flow calculations, and assumptions that market participants would make in valuing the reporting unit. The Company’s fair value estimations were based primarily on an in-depth analysis of projected future cash flows and relevant discount rates, which considered market participant inputs (“income approach”). The discounted cash flow analysis required the Company to make judgments about revenues, earnings projections, capital market assumptions and discount rates. The Company had determined that it has one reporting unit for purposes of evaluating recoverability of goodwill.

The Step 1 analysis indicated impairment of goodwill as the fair value of the reporting unit was less than the carrying value. For the Step 2 analysis, the Company estimated the implied fair value of the reporting unit’s goodwill as determined by assigning the fair value of the reporting unit determined in Step 1 to all of its net assets (recognized and unrecognized) as if the reporting unit had been acquired in a business combination at the date of the impairment test. The implied fair value of goodwill was zero based on the Company’s impairment test as a result of the deterioration of economic conditions; therefore, goodwill was written off. This resulted in an impairment charge of $112,829 for the year ended December 31, 2008.

NOTE 6:	TRANSACTIONS WITH AFFILIATES

Certain of the Company’s investments were managed by various affiliated companies of OM. Fees incurred in connection with these services (excluding any overall intercompany allocations) totaled approximately $3,878, $8,100, and $10,500 for the years ended December 31, 2010, 2009 and 2008, respectively. These agreements were terminated late in 2010.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

The Company holds long-term notes from affiliated companies of OM. These notes are classified as “Notes receivable from affiliates including accrued interest” on the Consolidated Balance Sheets. These long-term notes are comprised of the following:

December 31, 2010
		Accrued
	Interest	Interest at			12/31/10
Actual Cost	Rate	12/31/10	Acquired Date	Maturity Date	Receivable

$30,000	5.9%	$4	12/15/2005	12/31/2013	$30,004
10,000	6.1%	2	12/18/2006	12/17/2014	10,002
10,000	8.3%	2	12/22/2008	12/31/2015	10,002
10,000	7.0%	2	12/18/2009	12/31/2016	10,002
16,000	7.0%	247	9/25/2006	9/25/2014	16,247

$76,000		$257			$76,257

December 31, 2009
		Accrued
	Interest	Interest at			12/31/09
Actual Cost	Rate	12/31/09	Acquired Date	Maturity Date	Receivable

$40,000	5.9%	$6	12/15/2005	12/31/2013	$40,006
10,000	6.1%	2	12/18/2006	12/17/2014	10,002
10,000	8.3%	2	12/22/2008	12/31/2015	10,002
10,000	7.0%	27	12/18/2009	12/31/2016	10,027
20,000	7.0%	376	9/25/2006	9/25/2014	20,376

$90,000		$413			$90,413

During 2010 the Company received two payments totaling $14,102, including interest, related to these notes. These notes were repaid in full on March 31, 2011. The Company received cash equal to the outstanding principal balance of $76,000 plus accrued interest of $1,541.

The Company has been involved in reinsurance transactions with an affiliated entity of OM. These transactions are described in Note 11.

The Company has certain outstanding long-term notes which were due to the former parent, OMGUK, which are classified as “Notes payable to affiliate, including accrued interest” on the Consolidated Balance Sheets. OMGUK assigned its interest in these notes to Harbinger F&G in connection with the sale of the Company. See Note 17. The components were as follows:

	December 31, 2010	December 31, 2009

Term note principal	$225,000	$225,000
Term note accrued interest	19,584	19,840

Total payable	$244,584	$244,840

On February 25, 2009, the Company borrowed $225,000 under a term loan agreement with OMGUK which bears interest at 10.24%, payable annually on February 28. The term loan is due on February 28, 2014.

Also on February 25, 2009, the Company entered into a $100,000 revolving credit facility with OMGUK under which borrowings bear interest at the three month LIBOR plus 8.18% and are due on February 28,

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

2014. During February 2010 the Company borrowed $23,616 against this revolving credit facility to pay interest on the term loan. The Company repaid the revolving credit facility in full in December 2010 with a payment of $25,275 ($23,616 of principal and $1,659 in accrued interest). As of December 31, 2010 and 2009, there were no outstanding borrowings under this revolving credit facility.

NOTE 7:	INCOME TAXES

The federal income tax expense (benefit) was as follows:

	For the Year Ended December 31,
	2010	2009	2008

Current tax expense (benefit)	$1,723	$2,754	$(7,574)
Deferred tax benefit	(131,845)	(53,135)	(114,333)

Total federal income tax benefit	$(130,122)	$(50,381)	$(121,907)

A reconciliation of the effective tax rate differences was as follows:

	For the Year Ended December 31,
	2010	2009	2008

Pre-tax income (at 35)%	$14,691	$(88,956)	$(336,432)
Effect of:
Dividends received deduction	(1,418)	—	—
GAAP goodwill	—	—	39,490
Change in valuation allowance	(145,276)	54,458	175,886
Tax credits	(709)	(1,713)	(3,566)
Other	2,590	(14,170)	2,715

Total federal income tax benefit	$(130,122)	$(50,381)	$(121,907)

Effective tax rate	310%	19.8%	12.7%

The federal income tax asset (liability) as of December 31, 2010 and 2009 on the Company’s Consolidated Balance Sheets were as follows:

	As of December 31,
	2010	2009

Current liability	$(51)	$(1,122)
Deferred asset	151,702	74,624

Total federal income tax asset	$151,651	$73,502

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

Significant components of the Company’s deferred tax assets and liabilities were as follows:

	As of December 31,
	2010	2009

Deferred tax assets
Investments	$52,952	$361,475
Unrealized loss	—	86,671
Insurance reserves & claim related adjustments	503,688	440,916
Accruals	2,050	1,546
Inter-company transactions	1,790	2,061
Net operating loss carryforward	40,594	73,915
Capital loss carryforward	260,336	158,897
AMT credit carryforward	6,490	4,767
Other tax credit carryforward	68,061	67,451
Other deferred tax assets	12,351	34,622

Total deferred tax assets	948,312	1,232,321

Valuation allowance	(87,068)	(281,450)

Deferred tax assets, net of valuation allowance	$861,244	$950,871

Deferred tax liabilities
Deferred policy acquisition costs	$550,769	$786,008
Unrealized gains	16,354	—
Other deferred tax liabilities	142,419	90,239

Total deferred tax liabilities	709,542	876,247

Net deferred tax asset	$151,702	$74,624

The application of GAAP requires the Company to evaluate the recoverability of deferred tax assets and establish a valuation allowance, if necessary, to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused. The Company is required to establish a valuation allowance for any gross deferred tax assets that are unlikely to reduce taxes payable in future years’ tax returns.

As of December 31, 2010 and 2009, respectively, the Company concluded that it was more likely than not that most gross deferred tax assets will reduce taxes payable in future years. However, for the years ended December 31, 2010 and 2009, the Company does not believe that it is more likely than not that the capital losses and other investment related deferred tax assets will be fully utilized. Accordingly, valuation allowances of $69,595 and $270,560 were established at December 31, 2010 and 2009, respectively, for those assets. Valuation allowances of $17,473 and $10,890 were also established at December 31, 2010 and 2009, respectively, for the net operating losses of the non-life companies as they are unlikely to be utilized. The (decrease) increase in the valuation allowance in the amount of $(49,106), $10,139 and $40,968 were recorded

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

as a component of other comprehensive income in shareholder’s equity and $(145,276), $54,458 and $175,886, respectively, were recorded in the Company’s Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008, respectively.

Although realization is not assured, management believes it is more likely than not that the remaining deferred tax assets will be realized and therefore no valuation allowance has been recorded against these assets.

As of December 31, 2010 and 2009, the Company had no unrecognized tax benefits that, if recognized, would have impacted the Company’s income tax expense and the Company’s effective tax rate. The Company does not anticipate a change to its unrecognized tax benefits during 2011.

The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits as a component of income tax expense. During the years ended December 31, 2010, 2009 and 2008, respectively, the Company did not recognize any interest and penalty expense related to uncertain tax positions. The Company did not have any accrued interest and penalty expense related to the unrecognized tax benefits as of December 31, 2010, 2009 and 2008.

The Company is currently not under any tax examinations from the Internal Revenue Service (“IRS”). However, the Company’s tax returns are open to examination under the three year statute of limitations.

At December 31, 2010, the Company has a combined net operating loss carryforward of $115,983 which will expire in the years 2023 through 2030 if unused. The Company has a capital loss carryforward of $743,817 as of December 31, 2010 which will expire in the years 2012 through 2015 if unused. In addition, the Company has tax credits available to be carried forward and applied against tax in future years of $68,061 which will expire in years 2018 through 2030 and alternative minimum tax credits of $6,490 which have no expiration date. Certain tax attributes will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK. See Note 17.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 8:	DEFERRED POLICY ACQUISITION COSTS (DAC) AND PRESENT VALUE OF IN-FORCE (PVIF)

Information regarding DAC and PVIF is as follows:

	DAC	PVIF	Total

Balance at January 1, 2009	$2,179,127	$128,214	$2,307,340

Deferrals	124,995	149	125,144
Less: Amortization related to:
Unlocking	(39,584)	8,999	(30,585)
Interest	120,074	7,546	127,620
Other amortization	(230,057)	(37,619)	(267,676)
Add: Adjustment for unrealized investment losses	252,376	14,157	266,534

Balance at December 31, 2009	$2,406,931	$121,446	$2,528,377
Deferrals	132,992	128	133,120
Less: Amortization related to:
Unlocking	(35,572)	3,708	(31,864)
Interest	109,237	6,529	115,766
Other amortization	(340,113)	(16,827)	(356,940)
Add: Adjustment for unrealized investment gains	(578,238)	(45,353)	(623,591)

Balance at December 31, 2010	$1,695,237	$69,631	$1,764,868

The above DAC balances include $239,917 and $353,592 of deferred sales inducements, net of shadow adjustments as of December 31, 2010 and 2009, respectively.

Amortization of DAC and PVIF is attributed to both investment gains and losses and to other expenses for the amount of gross margins or profits originating from transactions other than investment gains and losses. Unrealized investment gains and losses represent the amount of DAC and PVIF that would have been amortized if such gains and losses had been recognized.

The estimated future amortization expense for the next five years for PVIF is $7,463 in 2011, $5,159 in 2012, $4,408 in 2013, $3,079 in 2014 and $586 in 2015.

NOTE 9:	DERIVATIVES

The Company recognizes all derivative instruments as assets or liabilities in its Consolidated Balance Sheets at fair value. None of the Company’s derivatives qualify for hedge accounting, thus, any changes in the fair value of the derivatives is recognized immediately in the Company’s Consolidated Statements of

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

Operations. The fair value of derivative instruments, including derivative instruments embedded in FIA contracts, presented in the Company’s Consolidated Balance Sheets are as follows:

	As of December 31,
	2010	2009

Assets:
Derivative investments:
Call options	$161,468	$273,298
Other assets:
Futures contracts	2,309	2,095

	$163,777	$275,393

Liabilities:
Contractholder funds:
FIA embedded derivative	$1,462,592	$1,420,352
Other liabilities:
AFS embedded derivative	432	13,770

	$1,463,024	$1,434,122

The change in fair value of derivative instruments included in the Company’s Consolidated Statements of Operations is as follows:

	For the Years Ended December 31,
	2010	2009	2008

Revenues:
Net investment gains (losses):
Call options	$33,430	$129,011	$(131,789)
Futures contracts	33,292	22,908	(252,932)
Swaps	—	4,025	(2,275)

	66,722	155,944	(386,996)
Net investment income:
AFS embedded derivatives	13,338	25,230	(24,178)

	$80,060	$181,174	$(411,174)

Benefits and other changes in policy reserves:
FIA embedded derivatives	$42,240	$145,718	$(474,269)

The Company has FIA contracts that permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of various equity indices such as the S&P 500, Dow Jones Industrials or the NASDAQ 100 Index. This feature represents an embedded derivative under the Derivatives and Hedging Topic of the FASB ASC. The FIA embedded derivative is valued at fair value and included in the liability for contractholder funds on the Company’s Consolidated Balance Sheets with changes in fair value included as a component of benefits and other changes in policy reserves in the Company’s Consolidated Statements of Operations.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

When FIA deposits are received, a portion of the deposit is used to purchase derivatives consisting of a combination of call options and futures contracts on the applicable market indices to fund the index credits due to FIA contractholders. The majority of all such call options are one year options purchased to match the funding requirements of the underlying policies. On the respective anniversary dates of the index policies, the index used to compute the annual index credit is reset and the Company purchases new one, two or three year call options to fund the next index credit. The Company manages the cost of these purchases through the terms of its FIA contracts, which permit the Company to change caps or participation rates, subject to guaranteed minimums on each contract’s anniversary date. The change in the fair value of the call options and futures contracts is designed to offset the change in the fair value of the FIA embedded derivative. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instrument term or upon early termination and the changes in fair value of open positions.

Other market exposures are hedged periodically depending on market conditions and the Company’s risk tolerance. The Company’s FIA hedging strategy economically hedges the equity returns and exposes the Company to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. The Company uses a variety of techniques including direct estimation of market sensitivities and value-at-risk to monitor this risk daily. The Company intends to continue to adjust the hedging strategy as market conditions and the Company’s risk tolerance change.

The Company is exposed to credit loss in the event of nonperformance by its counterparties on the call options and reflects assumptions regarding this nonperformance risk in the fair value of the call options. The nonperformance risk is the net counterparty exposure based on the fair value of the open contracts less collateral held. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with ratings above “A3” from Moody’s Investor Services or “A−” from Standard and Poor’s Corporation. Additionally, the Company maintains a policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association (“ISDA”) Master Agreement.

Information regarding the Company’s exposure to credit loss on the call options it holds is presented in the following table:

		December 31, 2010			December 31, 2009
	Credit	Notional	Fair	Collateral	Notional	Fair	Collateral
Counterparty	Rating	Amount	Value	Held	Amount	Value	Held

Barclay’s Bank	Aa3	$172,190	$5,827	$—	$146,685	$14,875	$—
Bank of New York	Aa2	—	—	—	19,950	1,018	—
Citibank	A3	—	—	—	5,000	299	—
BNP Paribas	Aa2	—	—	—	48,274	3,297	—
Credit Suisse	Aa1	88,500	1,566	—	147,250	6,707	—
Bank of America	A2	1,568,602	53,993	—	1,874,606	72,204	79,025
Deutsche Bank	Aa3	1,624,756	50,286	21,299	1,146,137	50,497	48,075
Morgan Stanley	A2	1,654,620	49,796	25,924	2,401,453	124,401	130,021

		$5,108,668	$161,468	$47,223	$5,789,355	$273,298	$257,121

The Company holds cash and cash equivalents received from counterparties for call option collateral, which is included in other liabilities on the Company’s Consolidated Balance Sheets. This call option collateral limits the maximum amount of loss due to credit risk that the Company would incur if parties to the

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

call options failed completely to perform according to the terms of the contracts to $114,245 and $16,177 at December 31, 2010 and 2009, respectively.

The Company is required to maintain minimum ratings as a matter of routine practice in its ISDA agreements. Under some ISDA agreements, the Company has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the open derivative contracts between the parties, at which time any amounts payable by the Company or the counterparty would be dependent on the market value of the underlying derivative contracts. Downgrades of the Company have given multiple counterparties the right to terminate ISDA agreements. No ISDA agreements have been terminated, although the counterparties have reserved the right to terminate the ISDA agreements at any time. In certain transactions, the Company and the counterparty have entered into a collateral support agreement requiring either party to post collateral when the net exposures exceed pre-determined thresholds. These thresholds vary by counterparty and credit rating. Downgrades of the Company’s ratings have increased the threshold amount in the Company’s collateral support agreements, reducing the amount of collateral held and increasing the credit risk to which the Company is exposed.

The Company held 2,915 and 2,687 futures contracts at December 31, 2010 and 2009, respectively. The fair value of futures contracts represents the cumulative unsettled variation margin. The Company provides cash collateral to the counterparties for the initial and variation margin on the futures contracts which is included in cash and cash equivalents in the Company’s Consolidated Balance Sheets. The amount of collateral held by the counterparties for such contracts at December 31, 2010 and 2009 was $12,925 and $12,123, respectively.

The Company also used credit replication swaps to effectively diversify and add corporate credit exposure to its investment portfolio and manage asset/liability duration mismatches. The economic risk and return characteristics matched that of a BBB rated corporate bond portfolio with lower transaction costs. The swaps are marked to fair value with the change in fair value included as a component of revenue on the Consolidated Statements of Operations. The change in fair value of the swaps includes the gains and losses recognized at the expiration of the swap term or upon early termination and the changes in fair value of open positions. During 2009, the Company closed all of the outstanding credit replication swaps. The Company owned four debt securities that contained credit default swaps during 2010, 2009 and 2008. The Company disposed of three of these securities during 2010. These embedded derivatives have been bifurcated from their host contract, marked to fair value and included in other liabilities on the Company’s Consolidated Balance Sheets with the change in fair value included as a component of net investment income on the Company’s Consolidated Statements of Operations. These credit default swaps allow an investor to put back to the Company a portion of the security’s par value upon the occurrence of a default event by the bond issuer. A default event is defined as a bankruptcy, failure to pay, obligation acceleration, or restructuring. Similar to other debt instruments, the Company’s maximum principal loss is limited to the original investment of $989 and $116,466 at December 31, 2010 and 2009, respectively.

NOTE 10:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by FASB ASC Topic 820 “Fair Value Measurements and Disclosures”. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lower ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

fair value hierarchy are described in Note 2. The following table provides information as of December 31, 2010 and 2009 about the Company’s financial assets and liabilities measured at fair value on a recurring basis.

	Level 1	Level 2	Level 3	Total

As of December 31, 2010
Assets
Fixed maturity securities available-for-sale
Corporates	$—	$11,452,989	$197,058	$11,650,047
RMBS	—	880,495	20,676	901,171
CMBS		747,154	183	747,337
Hybrids	—	764,772	8,034	772,806
ABS	—	164,318	355,807	520,125
U.S. Government	226,617	—	—	226,617
Municipal	—	543,374	—	543,374
Equity securities available-for-sale	—	292,777	—	292,777
Derivative instruments- call options	—	161,468	—	161,468
Other assets — futures contracts	—	2,309	—	2,309

Total assets at fair value	$226,617	$15,009,656	$581,758	$15,818,031

Liabilities
AFS embedded derivatives	$—	$—	$432	$432
FIA embedded derivatives	—	—	1,462,592	1,462,592

Total liabilities at fair value	$—	$—	$1,463,024	$1,463,024

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

	Level 1	Level 2	Level 3	Total

As of December 31, 2009
Assets
Fixed maturity securities available-for-sale
Corporates	$—	$9,744,742	$302,064	$10,046,806
RMBS	—	968,326	4,384	972,710
CMBS	—	1,230,054	20,701	1,250,755
Hybrids	—	847,810	10,996	858,806
ABS	—	256,575	324,057	580,632
U.S. Government	237,533	—	—	237,533
Municipal	—	214,761	—	214,761
Equity securities available-for-sale	5,930	354,650	6,694	367,274
Trading securities	105,641	134,489	—	240,130
Separate account assets	1,662	—	—	1,662
Derivative instruments- call options	—	273,298	—	273,298
Other assets — futures contracts	—	2,095	—	2,095

Total assets at fair value	$350,766	$14,026,800	$668,896	$15,046,462

Liabilities
AFS embedded derivatives	$—	$—	$13,770	$13,770
FIA embedded derivatives	—	—	1,420,352	1,420,352
Separate account liabilities	1,662	—	—	1,662

Total liabilities at fair value	$1,662	$—	$1,434,122	$1,435,784

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

The following tables summarize changes to the Company’s financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for 2010 and 2009. This summary excludes any impact of amortization of DAC, PVIF, and DSI. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

	Total (Losses) Gains
	Balance at			Net Purchases,	Net Transfer in	Balance at
For the Year Ended	Beginning	Included in	Included	Issuances &	(Out) of	End of
December 31, 2010	of Year	Earnings	in AOCI	Settlements	Level 3 (a)	Year

Assets
Fixed maturity securities available-for-sale:
Corporates	$302,064	$1,067	$(11,092)	$(94,678)	$(303)	$197,058
RMBS	4,384	—	—	—	16,292	20,676
CMBS	20,701	382	(530)	(20,553)	183	183
Hybrids	10,996	—	—	—	(2,962)	8,034
ABS	324,057	(16,406)	13,229	25,142	9,785	355,807
Equity securities available-for-sale	6,694	(2,196)	6,005	(10,503)	—	—

Total assets at fair value	$668,896	$(17,153)	$7,612	$(100,592)	$22,995	$581,758

Liabilities
AFS embedded derivatives	$13,770	$5,511	$62	$(18,911)	$—	$432
Fixed indexed annuities	1,420,352	42,240	—	—	—	1,462,592

Total liabilities at fair value	$1,434,122	$47,751	$62	$(18,911)	$—	$1,463,024

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

	Total (Losses) Gains
	Balance at			Net Purchases,	Net Transfer in	Balance at
For the Year Ended	Beginning	Included in	Included	Issuances &	(Out) of	End of
December 31, 2009	of Year	Earnings	in AOCI	Settlements	Level 3 (a)	Year

Assets
Fixed maturity securities available-for-sale:
Corporates	$1,068,785	$(40,524)	$(6,187)	$(5,106)	$(714,904)	$302,064
RMBS	215,674	(160)	4,348	(113)	(215,365)	4,384
CMBS	69,464	—	1,777	(1,843)	(48,697)	20,701
Hybrids	204,466	(2,735)	719	(4,304)	(187,150)	10,996
ABS	121,981	—	9,743	176,034	16,299	324,057
Municipal	314	—	—	—	(314)	—
Equity securities available-for-sale	72,734	(6,420)	(23,824)	—	(35,796)	6,694

Total assets at fair value	$1,753,418	$(49,839)	$(13,424)	$164,668	$(1,185,927)	$668,896

Liabilities
AFS embedded derivatives	$39,000	$(25,230)	$—	$—	$—	$13,770
Fixed indexed annuities	1,274,634	145,718	—	—	—	1,420,352

Total liabilities at fair value	$1,313,634	$120,488	$—	$—	$—	$1,434,122

(a)	The net transfers in and out of Level 3 in 2010 and 2009 were exclusively to or from Level 2.

Due to market conditions there were a number of securities that were inactive as of December 31, 2008 but became actively traded during 2009 and were reclassified to Level 2.

Financial assets and liabilities not carried at fair value include accrued investment income, due to affiliates, due from affiliates, and portions of other liabilities. The fair values of these financial instruments approximate their carrying values due to their short duration. Financial instruments not carried at fair value also include investment contracts which are comprised of deferred annuities, FIAs and immediate annuities. The Company estimates the fair values of investment contracts based on expected future cash flows, discounted at their current market rates. The carrying value of investment contracts was $12,563,045 and $12,829,151 as of December 31, 2010 and 2009, respectively. The fair value of investment contracts was $11,027,282 and $11,049,077 as of December 31, 2010 and 2009, respectively.

The fair value of the Company’s fixed and fixed indexed annuity contracts is based on their approximate account values.

The fair value of the Company’s $244,584 note payable to affiliate approximates its book value.

NOTE 11:	REINSURANCE

The Company reinsures portions of its policy risks with other insurance companies including an affiliate of OM. The use of reinsurance does not discharge an insurer from liability on the insurance ceded. The insurer is required to pay in full the amount of its insurance liability regardless of whether it is entitled to or able to receive payment from the reinsurer. The portion of risks exceeding the Company’s retention limit is reinsured

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

with other insurers. The Company seeks reinsurance coverage in order to limit its exposure to mortality losses and enhance capital management. The Company follows reinsurance accounting when there is adequate risk transfer. Otherwise, the deposit method of accounting is followed. The Company also assumes policy risks from other insurance companies.

The effect of reinsurance on premiums earned and benefits incurred for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Net Premiums Earned			Net Benefits Incurred
	2010	2009	2008	2010	2009	2008

Direct	$347,485	$388,683	$452,401	$1,067,363	$1,309,739	$1,037,114
Assumed	47,770	50,302	47,133	40,851	39,766	41,454
Ceded	(175,285)	(186,570)	(225,702)	(245,220)	(252,170)	(252,157)

Net	$219,970	$252,415	$273,832	$862,994	$1,097,335	$826,411

The Company entered into various reinsurance agreements with Old Mutual Reassurance (Ireland) Ltd. (“OM Re”), an affiliated company of OM, whereby OM Re assumes a portion of the risk covering certain life insurance policies. As of December 31, 2010 and 2009, the Company had a reinsurance recoverable of $914,697 and $845,328, respectively, associated with those reinsurance transactions. Reinsurance recoveries recognized as a reduction of benefits and other changes in policy reserves amounted to $88,942, $86,556, and $40,349 during 2010, 2009 and 2008, respectively. The premiums ceded by the Company to OM Re amounted to $30,163, $34,231, and $38,205 for the years ended December 31, 2010, 2009 and 2008, respectively. The reserves ceded to OM Re are secured by trust assets of $708,346 and $627,677 at December 31, 2010 and 2009, respectively, and a letter of credit in the amount of $775,000 at December 31, 2010 and 2009.

Effective September 30, 2008, the Company entered into a yearly renewable term quota share reinsurance agreements with OM Re, whereby OM Re assumes a portion of the risk that policyholders exercise the “waiver of surrender charge” features on certain deferred annuity policies. This agreement did not meet risk transfer requirements to qualify as reinsurance under GAAP. Under the terms of the agreement, the Company expensed net fees of $4,797, $4,568, and $38 for the years ended December 31, 2010, 2009 and 2008, respectively.

Other than the relationships discussed above with OM Re, the Company does not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on the Company’s financial position. The Company monitors both the financial condition of individual reinsurers and risk concentration arising from similar geographic regions, activities and economic characteristics of reinsurers to reduce the risk of default by such reinsurers.

The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts and letters of credit. At December 31, 2010 and 2009, the Company had $816,793 and $800,586 of unsecured reinsurance recoverable balances from unaffiliated reinsurers.

Amounts payable or recoverable for reinsurance on paid and unpaid claims are not subject to periodic or maximum limits. During 2010, 2009 and 2008, the Company did not write off any reinsurance balances nor did it commute any ceded reinsurance.

No policies issued by the Company have been reinsured with a foreign company which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

The Company has not entered into any reinsurance agreements in which the reinsurer may unilaterally cancel any reinsurance for reasons other than nonpayment of premiums or other similar credit issues.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 12:	OTHER LIABILITIES

The components of other liabilities were as follows:

	As of December 31,
	2010	2009

Call options collateral held	$47,223	$257,121
Retained asset account	191,065	184,988
Deferred reinsurance revenue	43,577	58,042
Derivative financial instruments — liabilities	432	13,770
Other	109,542	173,155

Total Other liabilities	$391,839	$687,076

NOTE 13:	INSURANCE SUBSIDIARY FINANCIAL INFORMATION AND REGULATORY MATTERS

The Company’s insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners (“NAIC”) that are prepared in accordance with Statutory Accounting Principles (“SAP”) prescribed or permitted by such authorities, which may vary materially from GAAP. Prescribed SAP includes the Accounting Practices and Procedures Manual of the NAIC as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between statutory financial statements and financial statements prepared in accordance with GAAP are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contractholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

The combined statutory capital and surplus of the Company’s insurance subsidiaries was $902,118 and $816,375 at December 31, 2010 and 2009, respectively. The combined statutory income (loss) was $246,731, $(322,688) and $(290,024) for the years ended 2010, 2009 and 2008, respectively.

Life insurance companies are subject to certain Risk-Based Capital (“RBC”) requirements as specified by the NAIC. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risk. The Company monitors the RBC of the Company’s insurance subsidiaries. As of December 31, 2010 and 2009, each of the Company’s insurance subsidiaries has exceeded the minimum RBC requirements.

The Company’s insurance subsidiaries are restricted by state laws and regulations as to the amount of dividends they may pay to their parent without regulatory approval in any year, the purpose of which is to protect affected insurance policyholders, depositors or investors. Any dividends in excess of limits are deemed “extraordinary” and require approval. Based on statutory results as of December 31, 2010, in accordance with applicable dividend restrictions the Company’s subsidiaries could pay dividends of $90,212 to FGLH in 2011 without obtaining regulatory approval. During 2010 an ordinary dividend of $59,000 was paid to FGLH. No dividends were paid during 2009 and 2008.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 14:	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Net unrealized gains and losses on investment securities classified as AFS are reduced by deferred income taxes and adjustments to DAC, PVIF and DSI that would have resulted had such gains and losses been realized. Net unrealized gains and losses on AFS investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31, 2010 and 2009:

	As of December 31,
	2010	2009

Net unrealized investment gains (losses), net of tax
Unrealized investments gains (losses)	$273,459	$(644,567)
Adjustments to DAC, PVIF and DSI	(226,657)	396,934
Deferred tax valuation allowance	(2,001)	(51,107)
Deferred income tax (liability) asset	(16,354)	86,671

Net unrealized investment gains (losses), net of tax	28,447	(212,069)
Other, net of tax	(784)	123

Accumulated other comprehensive income (loss), net of tax	$27,663	$(211,946)

Changes in net unrealized gains and losses on investment securities classified as AFS recognized in other comprehensive income and loss for the years ended December 31, 2010, 2009 and 2008 were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Changes in unrealized investment gains (losses):
Changes in unrealized investment gains (losses) before reclassification adjustment	$880,075	$2,007,578	$(3,047,081)
Net reclassification adjustment for losses included in net income (loss)	20,307	268,909	579,830

Changes in unrealized investment gains (losses) after reclassification adjustment	900,382	2,276,487	(2,467,251)
Adjustments to DAC, PVIF and DSI	(612,827)	163,234	(46,229)
Changes in deferred tax valuation allowance	49,106	(10,139)	(40,968)
Changes in deferred income tax asset/liability	(100,617)	(864,797)	890,568

Changes in net unrealized investment gains (losses), net of tax	236,044	1,564,785	(1,663,880)

Changes in non-credit related OTTI recognized in OCI:
Changes in non-credit related OTTI	17,644	(169,343)	—
Adjustments to DAC, PVIF and DSI	(10,764)	103,300	—
Changes in deferred income tax asset/liability	(2,408)	23,115	—

Changes in non-credit related OTTI, net of tax	4,472	(42,928)	—

Other, net of tax	(907)	60	100

Other comprehensive income (loss), net of tax	$239,609	$1,521,917	$(1,663,780)

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 15:	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office space under non-cancelable operating leases that expire in May 2021. The Company also leases office furniture and office equipment under noncancelable operating leases that expire in 2012. The Company is not involved in any material sale-leaseback transactions. For the years ended December 31, 2010, 2009 and 2008, rent expense was $2,678, $3,364, and 4,408, respectively.

At December 31, 2010, the minimum rental commitments under the non-cancelable leases are as follows:

Years Ending December 31:	Amount

2011	$2,255
2012	2,031
2013	1,967
2014	2,026
2015	2,026
Thereafter	12,659

Total	$22,964

The Company subleases a portion of its office space under a non-cancelable lease which expires in May 2011. The minimum aggregate rental commitment on this sublease is $358. The total rental amount to be received by the Company under this sublease is $159.

Contingencies

Business Concentration, Significant Risks and Uncertainties

Financial markets in the United States and elsewhere have experienced extreme volatility and disruption for more than two years, due largely to the stresses affecting the global banking system. Like other life insurers, the Company has been adversely affected by these conditions. The Company is exposed to financial and capital markets risk, including changes in interest rates and credit spreads which have had an adverse effect on the Company’s results of operations, financial condition and liquidity. As detailed in the following risk factors, the Company expects to continue to face challenges and uncertainties that could adversely affect the Company’s results of operations and financial condition.

The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of the Company’s investment portfolio and, if long-term interest rates rise dramatically within a six to twelve month time period, certain of the Company’s products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring the Company to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by the Company’s products.

Regulatory and Litigation Matters

The Company is assessed amounts by the state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. At December 31, 2010 and 2009, the Company

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

has accrued $7,225 and $12,325 for guaranty fund assessments, respectively. Future premium tax deductions at December 31, 2010 and 2009 are estimated at $4,622 and $8,134, respectively.

On April 19, 2010, the federal court approved a settlement of litigation related to an asserted class action Ow/Negrete v. Fidelity & Guaranty Life Insurance Company (OMFLIC’s former and now current name) pending in the United States District Court, Central District of California. The Settlement Agreement Order became final on July 1, 2010 and provides for relief which is available to persons age 65 and older who purchased certain deferred annuities with surrender charges of 7 years or greater, with the exception of multi year guaranteed annuities. The estimated cost for the settlement is $11,500, of which $10,300 was paid in 2010. The Company had previously established a liability for the estimated cost of this settlement and, therefore, the settlement did not have a material effect on the Company’s results of operations in 2010.

In the ordinary course of its business, the Company is involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. In the opinion of management and in light of existing insurance, reinsurance and established reserves, such litigation is not expected to have a material adverse effect on the Company’s financial position, although it is possible that the results of operations could be materially affected by an unfavorable outcome in any one annual period.

NOTE 16:	DEFINED CONTRIBUTION PLANS

The Company has a 401(k) Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. The Company makes a discretionary matching contribution of up to 5% of eligible compensation. The Company recognized expenses for contributions to the 401(k) Plan of approximately $1,168, $750, and $2,055 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company has established a Nonqualified Defined Contribution Plan for independent agents. The Company makes contributions to the plan based on both the Company’s and the agent’s performance. Contributions are discretionary and evaluated annually. The Company contributed $1,600, $0, and $0 during the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 17:	SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2010 through April 26, 2011, the date these financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events; however, the Company did have unrecognizable subsequent events as discussed below:

Purchase agreement involving the Company

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OMGUK, Harbinger F&G acquired from OMGUK all of the outstanding shares of capital stock of the Company and OMGUK’s interest in certain notes receivable from the Company in consideration for $350,000, which could be reduced by up to $50,000 post-closing if certain regulatory approval is not received. The Company’s obligation to OMGUK under the notes, including interest, was $244,584 at December 31, 2010 and was assigned to Harbinger F&G concurrently with the closing of the transaction pursuant to terms of a Deed of Novation. Approval of the transaction was

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

received from the Maryland Insurance Administration on March 31, 2011 and from the New York State Insurance Department on April 1, 2011.

Prior to the closing of the sale transaction, OMGUK financed a total of $775,000 of statutory reserves ceded to OM Re with a letter of credit (See Note 6 for a description of other indebtedness). OMGUK will continue to provide this financing after closing in the following manner:

•	Statutory reserves of $280,000 ceded to OM Re on annuity business will be financed by OMGUK through letters of credit. This requirement for reserves is expected to decrease significantly over the next few years.

•	OMGUK will act as the legal guarantor of up to $535,000 of statutory reserves previously ceded to OM Re on the life insurance business until December 31, 2012. Harbinger F&G also serves as a guarantor.

As part of the transaction the long-term notes from affiliated companies of OM, discussed in Note 6, were settled for the principal amount plus accrued interest.

The Company possesses certain tax attributes, including the net operating loss carryforwards, capital loss carryforwards and tax credit carryforwards disclosed in Note 7, which will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK.

Additionally, the F&G Stock Purchase Agreement between Harbinger F&G and OMGUK includes a Guarantee and Pledge Agreement which creates certain obligations for the Company as a grantor and also grants a security interest to OMGUK of the Company’s equity interest in OMFLIC in the event that Harbinger F&G fails to perform in accordance with the terms of the F&G Stock Purchase Agreement.

Reinsurance transactions

On April 7, 2011, OMFLIC recaptured all of the life insurance business ceded to OM Re. OM Re transferred assets with a fair value of $664,132 to OMFLIC in settlement of all of OM Re’s obligations under these reinsurance agreements. On April 7, 2011, OMFLIC re-ceded on a coinsurance basis a significant portion of this business to a newly-formed, wholly-owned captive reinsurance company, Raven Reinsurance Company (“Raven Re”), domiciled in Vermont. Raven Re was capitalized by a $250 capital contribution from OMFLIC and a surplus note issued to OMGUK in the principal amount of $95,000. Raven Re will finance up to $535,000 of the reserves for this business with a letter of credit facility provided by a financial institution and guaranteed by OMGUK and Harbinger F&G.

On January 26, 2011, Harbinger F&G entered into a commitment agreement with an unaffiliated reinsurer committing OMFLIC to enter into one of two amendments to an existing treaty with the unaffiliated reinsurer. On April 8, 2011, OMFLIC also ceded significantly all of the remaining life insurance business that it had retained to the unaffiliated reinsurance company under the first of the two amendments with the unaffiliated reinsurer. OMFLIC transferred assets with a fair value of $423,673 to the unaffiliated entity and received a ceding commission of $139,600. Under the terms of the commitment agreement, on April 25, 2011, Harbinger F&G elected the amendment providing that OMFLIC will cede to this unaffiliated reinsurance company all of the business currently reinsured with Raven Re by November 30, 2012.

Annex A

SELECTED HISTORICAL FINANCIAL INFORMATION OF
SPECTRUM BRANDS HOLDINGS, INC.

Unless otherwise indicated in this Annex A or the context requires otherwise, in this Annex B, the “Company,” “SB Holdings,” “we,” “our” or “us” are used to refer to Spectrum Brands Holdings, Inc. and, where applicable, its consolidated subsidiaries subsequent to the Merger (as defined below) and Spectrum Brands (as defined below) and, where applicable, its consolidated subsidiaries prior to the Merger. “Russell Hobbs” refers to Russell Hobbs, Inc. and, where applicable, its consolidated subsidiaries. “Merger” means the business combination of Spectrum Brands and Russell Hobbs consummated on June 16, 2010 creating SB Holdings. “Spectrum Brands” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries.

The following table sets forth selected historical consolidated financial information of SB Holdings for the periods presented. The selected financial information as of September 30, 2010, 2009, 2008, 2007 and 2006 and for each of the five fiscal years then ended has been derived from our audited consolidated financial statements. The selected historical consolidated statement of operations and balance sheet data as of January 2, 2011 and January 3, 2010 has been derived from our unaudited condensed consolidated financial statements which include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for the period and date presented. Only our Consolidated Statements of Financial Position as of September 30, 2010 and 2009 and our Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) and Consolidated Statements of Cash Flows for the years ended September 30, 2010, 2009 and 2008, and our Unaudited Condensed Consolidated Statements of Financial Position as of January 2, 2011 and September 30, 2010, Unaudited Condensed Consolidated Statements of Operations and Unaudited Condensed Consolidated Statements of Cash Flows for the three month periods ended January 2, 2011 and January 3, 2010, are included elsewhere in this prospectus. The information presented below as of and for the fiscal year ended September 30, 2010 also includes that of Russell Hobbs since the Merger on June 16, 2010.

On November 5, 2008, Spectrum Brands’ board of directors committed to the shutdown of the growing products portion of our Home and Garden segment (the “Home and Garden Business”), which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. During the second quarter of Fiscal 2009, we completed the shutdown of the growing products portion of the Home and Garden Business and, accordingly, began reporting the results of operations of the growing products portion of the Home and Garden Business as discontinued operations. As of October 1, 2005, we began reporting the results of operations of Nu-Gro Pro and Tech as discontinued operations. We also began reporting the results of operations of the Canadian division of the Home and Garden Business as discontinued operations as of October 1, 2006, which business was sold on November 1, 2007. Therefore, the presentation of all historical continuing operations has been changed to exclude the growing products portion of the Home and Garden Business, the Nu-Gro Pro and Tech and the Canadian division of the Home and Garden Business but to include the remaining control products portion of the Home and Garden Business. The following selected financial data should be read in conjunction with our consolidated financial statements and notes thereto and the information contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Spectrum Brands Holdings, Inc., included as Annex C to this prospectus (the “Spectrum MD&A”).

The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with our consolidated financial statements, including the notes thereto, and the Spectrum MD&A.

	Successor Company				Predecessor Company
	Three	Three		Period from	Period from
	Month	Month		August 31,	October 1,
	Period	Period		2009	2008
	Ended	Ended		through	through
	January 2,	January 3,		September 30,	August 30,
	2011	2010	2010(14)	2009	2009	2008	2007	2006

Statement of Operations Data:
Net sales	$861.1	$591.9	$2,567.0	$219.9	$2,010.6	$2,426.6	$2,332.7	$2,228.5
Gross profit	299.2	184.5	921.4	64.4	751.8	920.1	876.7	871.2
Operating income (loss)(1)	69.3	18.8	168.7	0.1	156.8	(684.6)	(251.8)	(289.1)
(Loss) income from continuing operations before income taxes	15.3	(35.0)	(124.2)	(20.0)	1,123.4	(914.8)	(507.2)	(460.9)
(Loss) income from discontinued operations, net of tax(2)	—	(2.7)	(2.7)	0.4	(86.8)	(26.2)	(33.7)	(2.5)
Net (loss) income(3)(4)(5)(6)(7)	(19.8)	(60.2)	(190.1)	(70.8)	1,013.9	(931.5)	(596.7)	(434.0)
Restructuring and related charges — cost of goods sold(8)	$0.6	$1.7	$7.1	$0.2	$13.2	$16.5	$31.3	$21.1
Restructuring and related charges — operating expenses(8)	5.0	4.8	17.0	1.6	30.9	22.8	66.7	33.6
Other expense (income), net(9)	0.9	0.6	12.3	(0.8)	3.3	1.2	(0.3)	(4.1)
Interest expense(13)	$53.1	$49.5	$277.0	17.0	172.9	229.0	255.8	$175.9
Per Share Data:
Net (loss) income per common share:
Basic	$(0.39)	$(2.01)	$(5.28)	$(2.36)	$19.76	$(18.29)	$(11.72)	$(8.77)
Diluted	(0.39)	(2.01)	(5.28)	(2.36)	19.76	(18.29)	(11.72)	(8.77)
Average shares outstanding:
Basic	50.8	30.0	36.0	30.0	51.3	50.9	50.9	49.5
Diluted(10)	50.8	30.0	36.0	30.0	51.3	50.9	50.9	49.5
Cash Flow and Related Data:
Net cash provided (used) by operating activities	$(50.6)	$(31.4)	$57.3	$75.0	$1.6	$(10.2)	$(32.6)	$44.5
Capital expenditures(11)	8.1	4.9	40.3	2.7	8.1	18.9	23.2	55.6
Depreciation and amortization (excluding amortization of debt issuance costs)(11)	32.3	25.0	117.4	8.6	58.5	85.0	77.4	82.6
Statement of Financial Position Data (at period end):
Cash and cash equivalents	$83.1	$62.7	$170.6	$97.8		$104.8	$69.9	$28.4
Working capital(12)	517.6	294.3	536.9	323.7		371.5	370.2	397.2
Total assets	3,746.4	2,908.1	3,873.6	3,020.7		2,247.5	3,211.4	3,549.3
Total long-term debt, net of current maturities	1,700.2	1,524.7	1,723.1	1,530.0		2,474.8	2,416.9	2,234.5
Total debt	1,731.7	1,584.2	1,743.8	1,583.5		2,523.4	2,460.4	2,277.2
Total shareholders’ equity (deficit)	1,029.3	600.4	1,046.4	660.9		(1,027.2)	(103.8)	452.2

(1)	During Fiscal 2010, 2009, 2008, 2007 and 2006, pursuant to the Financial Accounting Standards Board Codification Topic 350: “Intangibles-Goodwill and Other,” we conducted our annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses we recorded non-cash pretax impairment charges of approximately $34 million, $861 million, $362 million and $433 million in the period from October 1, 2008 through August 30, 2009, Fiscal 2008, Fiscal 2007 and our fiscal year ended September 30, 2006 (“Fiscal 2006”), respectively. See the “Critical Accounting Policies — Valuation of Assets and Asset Impairment” section of the Spectrum MD&A as well as Note 3(i), Significant Accounting Policies — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for further details on these impairment charges.

(2)	Fiscal 2007 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $45 million to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, relating to our Canadian Division of the Home and Garden Business in order to reflect the estimated fair value of this business. Fiscal 2008 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $8 million to reduce the carrying value of intangible assets relating to our growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for information relating to these impairment charges.

(3)	Fiscal 2010 income tax expense of $63 million includes a non-cash charge of approximately $91.9 million which increased the valuation allowance against certain net deferred tax assets.

(4)	Included in the period from August 31, 2009 through September 30, 2009 for the Successor Company is a non-cash tax charge of $58 million related to the residual U.S. and foreign taxes on approximately $166 million of actual and deemed distributions of foreign earnings. The period from October 1, 2008 through August 30, 2009 income tax expense includes a non-cash adjustment of approximately $52 million which reduced the valuation allowance against certain deferred tax assets. Included in the period from October 1, 2008 through August 30, 2009 for the Predecessor Company is a non-cash charge of $104 million related to the tax effects of the fresh start adjustments. In addition, Predecessor Company includes the tax effect on the gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility resulting in approximately $124 million reduction in the U.S. net deferred tax asset exclusive of indefinite lived intangibles. Due to the Company’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset exclusive of indefinite lived intangibles, the tax effect of the gain on the cancellation of debt and the modification of the senior secured credit facility is offset by a corresponding adjustment to the valuation allowance of $124 million. The tax effect of the fresh start adjustments, the gain on the cancellation of debt and the modification of the senior secured credit facility, net of corresponding adjustments to the valuation allowance, are netted against reorganization items.

(5)	Fiscal 2008 income tax benefit of $10 million includes a non-cash charge of approximately $222 million which increased the valuation allowance against certain net deferred tax assets.

(6)	Fiscal 2007 income tax expense of $56 million includes a non-cash charge of approximately $180 million which increased the valuation allowance against certain net deferred tax assets.

(7)	Fiscal 2006 income tax benefit of $29 million includes a non-cash charge of approximately $29 million which increased the valuation allowance against certain net deferred tax assets.

(8)	See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this prospectus for further discussion.

(9)	Fiscal 2006 includes a $8 million net gain on the sale of our Bridgeport, CT manufacturing facility, acquired as part of the Remington Products Company, L.L.C. acquisition and subsequently closed in Fiscal 2004, and our Madison, WI packaging facility, which was closed in our fiscal year ended September 30, 2003.

(10)	Each of the periods presented does not assume the exercise of common stock equivalents as the impact would be antidilutive.

(11)	Amounts reflect the results of continuing operations only.

(12)	Working capital is defined as current assets less current liabilities.

(13)	Fiscal 2010 includes a non-cash charge of $83 million related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the Merger.

(14)	Fiscal 2010, includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $238 million in Net Sales and recorded operating income of $1 million for the period from June 16, 2010 through September 30, 2010, which includes $13 million of acquisition and integration related charges. In addition, Fiscal 2010 includes $26 million of Acquisition and integration related charges associated with the Merger.

Annex B

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF SPECTRUM BRANDS HOLDINGS, INC.

Introduction

The following is management’s discussion of the financial results, liquidity and other key items related to our performance and should be read in conjunction with Annex A, Selected Historical Financial Information of Spectrum Brands Holdings, Inc. and our Consolidated Financial Statements and related notes included in this prospectus. Certain prior year amounts have been reclassified to conform to the current year presentation. All references to Fiscal 2010, 2009 and 2008 refer to fiscal year periods ended September 30, 2010, 2009 and 2008, respectively.

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings’ common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SPB.”

In connection with the Merger, we refinanced Spectrum Brands’ existing senior debt, except for the Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”), which remain outstanding, and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750 million Term Loan due June 16, 2016 (the “Term Loan”), new $750 million 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and a new $300 million ABL revolving facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Term Loan, the “Senior Credit Facilities, and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”).

As further described below, on February 3, 2009, we and our wholly owned United States (“U.S.”) subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. Effective as of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, we converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” are used to refer to SB Holdings and its subsidiaries subsequent to the Merger and Spectrum Brands prior to the Merger, as well as both before and on and after the Effective Date. The term “New Spectrum,” however, refers only to Spectrum Brands, Inc., our Delaware successor, and its subsidiaries after the Effective Date, and the term “Old Spectrum,” refers only to Spectrum Brands, our Wisconsin predecessor, and its subsidiaries prior to the Effective Date.

Business Overview

We are a global branded consumer products company with positions in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.

Effective October 1, 2010, our chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of our worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) Global Pet Supplies, which consists of our worldwide pet supplies business (“Global Pet Supplies”); and

(iii) Home and Garden Business, which consists of our home and garden and insect control businesses (the “Home and Garden Business”). The current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment (“Global Batteries & Personal Care”), which consisted of the worldwide battery, electric shaving and grooming, electric personal care and portable lighting business, with substantially all of the former Small Appliances segment, which consisted of the Russell Hobbs businesses acquired on June 16, 2010 (“Small Appliances”), to form Global Batteries & Appliances. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. The presentation of all historical segment reporting herein has been changed to conform to this segment reporting.

We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. With the addition of Russell Hobbs we design, market and distribute a broad range of branded small household appliances and personal care products. Our manufacturing and product development facilities are located in the United States, Europe, Latin America and Asia. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, small household appliances, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each business segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for sales and marketing initiatives and the financial results for all product lines within that business segment.

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.

During the second quarter of Fiscal 2008, we determined that in view of the difficulty in predicting the timing or probability of a sale of the remaining U.S. portion of the Home and Garden Business, the requirements of Generally Accepted Accounting Principles (“GAAP”) necessary to classify the remaining U.S. portion of the Home and Garden Business as discontinued operations were no longer met and that it was appropriate to present the remaining U.S. portion of the Home and Garden Business as held and used in the Company’s continuing operations as of our second quarter of Fiscal 2008 and going forward. The presentation herein of the results of continuing operations includes the Home and Garden Business excluding the Canadian division, which was sold on November 1, 2007, for all periods presented.

In the third quarter of Fiscal 2008, we entered into a definitive agreement, subject to the consent of our lenders under our senior credit facilities, to sell the assets related to Global Pet Supplies. We were unable to obtain the consent of the lenders, and on July 13, 2008, we entered into a termination agreement regarding the agreement to sell the assets related to Global Pet Supplies. Pursuant to the termination agreement, as a condition to the termination, we paid the proposed buyer $3 million as a reimbursement of expenses.

In November 2008, our board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing products portion of the Home and Garden Business for Fiscal 2009. We believe the shutdown was consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. As of March 29, 2009, we completed the shutdown of the growing products portion of the Home and Garden Business. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, to our Consolidated Financial Statements included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business.

On December 15, 2008, we were advised that our common stock would be suspended from trading on the NYSE prior to the opening of the market on December 22, 2008. We were advised that the decision to suspend our common stock was reached in view of the fact that we had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Our common stock was delisted from the NYSE effective January 23, 2009.

As a result of our Bankruptcy Filing, we were able to significantly reduce our indebtedness. As a result of the Merger, we were able to further reduce our outstanding debt leverage ratio. However, we continue to have a significant amount of indebtedness relative to our competitors and paying down outstanding indebtedness continues to be a priority for us. The Bankruptcy Filing is discussed in more detail under “Chapter 11 Proceedings.”

Chapter 11 Proceedings

As a result of its substantial leverage, the Company determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which it was subject under its then existing senior secured term loan facility, which ratios became more restrictive in future periods. Accordingly, on February 3, 2009, we announced that we had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of our then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce our outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Old Spectrum’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Reorganized Spectrum Brands, Inc. filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 27,030,000 shares of common stock and approximately $218 million in aggregate principal amount of the 12% Notes to holders of allowed claims with respect to Old Spectrum’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). For a further discussion of the 12% Notes see “Debt Financing Activities — 12% Notes.” Also on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession credit facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Accounting for Reorganization

Subsequent to the Petition Date, our financial statements are prepared in accordance with ASC Topic 852: “Reorganizations,” (“ASC 852”). ASC 852 does not change the application of GAAP in the preparation of our financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 we have done the following:

•	On our Consolidated Statements of Financial Position included in this prospectus, we have separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On our Consolidated Statements of Operations included in this prospectus, we have distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On our Consolidated Statements of Cash Flows included in this prospectus, we have separately disclosed Reorganization items expense (income), net;

•	Ceased accruing interest on the Senior Subordinated Notes; and

Fresh-Start Reporting

As required by ASC 852 we adopted fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code as of our monthly period ended August 30, 2009 as is reflected in this prospectus.

Since the reorganization value of the assets of Old Spectrum immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and the holders of Old Spectrum’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity the Company adopted fresh-start reporting as of the close of business on August 30, 2009 in accordance with ASC 852. The Consolidated Statement of Financial Position as of August 30, 2009 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting.

We analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, through August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as they represented less than one-percent of the total Net sales for the entire fiscal year ended September 30, 2009. As such, we determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with our normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of Old Spectrum prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of New Spectrum.

Cost Reduction Initiatives

We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs.

Fiscal 2009.  In connection with our announcement to reduce our headcount within each of our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment, we implemented a number of cost reduction initiatives (the “Global Cost Reduction Initiatives”). These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure.

Fiscal 2008.  In connection with our decision to exit our zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China, we undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into our remaining production facilities and headcount reductions.

Fiscal 2007.  In connection with our announcement that we would manage our business in three vertically integrated, product-focused reporting segments our costs related to research and development,

manufacturing management, global purchasing, quality operations and inbound supply chain, which had previously been included in our corporate reporting segment are now included in each of the operating segments on a direct as incurred basis. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”), including a headcount reduction of approximately 200 employees.

We also implemented a series of initiatives within our Global Batteries & Appliances business segment in Latin America to reduce operating costs (the “Latin America Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, we reduced headcount in Latin America by approximately 100 employees.

Fiscal 2006.  As a result of our continued concern regarding the European economy and the continued shift by consumers from branded to private label alkaline batteries, we announced a series of initiatives in the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at our Ellwangen, Germany packaging center and relocating those operations to our Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, we have reduced headcount in Europe by approximately 350 employees or 24%.

Meeting Consumer Needs through Technology and Development

We continue to focus our efforts on meeting consumer needs for our products through new product development and technology innovations. Research and development efforts associated with our electric shaving and grooming products allow us to deliver to the market unique cutting systems. Research and development efforts associated with our electric personal care products allow us to deliver to our customers products that save them time, provide salon alternatives and enhance their in-home personal care options. We are continuously pursuing new innovations for our shaving, grooming and hair care products including foil and rotary shaver improvements, trimmer enhancements and technologies that deliver skin and hair care benefits.

During Fiscal 2010, we launched our Rayovac Platinum Nickel Metal Hydride rechargeable batteries. These batteries are ready to use directly out of the package, and stay charged up to 3 times longer than other rechargeable batteries. We also introduced Instant Ocean aquatic food and chemical products and additional products under the Dingo and Nature’s Miracle brands.

During Fiscal 2009, we introduced the Roughneck Flex 360 flashlight. We also launched a long lasting zero-mercury hearing aid battery. This product provides the same long lasting performance as conventional hearing aid batteries, but with an environmentally friendly formula. During Fiscal 2009, we also introduced a line of Tetra marine aquatic products, new dog treat items and enhanced Nature’s Miracle Stain & Odor products.

During Fiscal 2008, we introduced longer lasting alkaline batteries in cell sizes AA and AAA. We also launched several new products targeted at specific niche markets such as Hot Shot Spider Trap, Cutter Mosquito Stakes, Spectracide Destroyer Wasp & Hornet and Spectracide Weed Stop. We also introduced a new line of men’s rotary shavers with “360° Flex & Pivot Technology.” The flex and pivot technology allows the cutting blades to follow the contour of a person’s face and neck. In addition, we added Teflon® coated heads to our blades to reduce redness and irritation from shaving. We also introduced “The Short Cut Clipper.” The product is positioned as the world’s first clipper with exclusive curved cutting technology. We also launched “Shine Therapy,” a hair straightener with vitamin conditioning technology: Vitamin E, Avocado Oil and conditioners infused into the ceramic plates.

During Fiscal 2007, advancements in shaver blade coatings continued to be significant with further introductions of Titanium, Nano-Diamond, Nano-Silver and Tourmaline on a variety of products, which allowed us to continue to launch new products or product enhancements into the market place.

During Fiscal 2006, in the home and garden category, we introduced the only termite killing stakes product for the do-it-yourself market.

Competitive Landscape

We compete in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.

The consumer battery product category consists of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt, and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac/VARTA, Duracell, Energizer or Panasonic. In addition, some retailers market private label batteries, particularly in Europe. The majority of consumers in North America and Europe purchase alkaline batteries. The Latin America market consists primarily of zinc carbon batteries but is gradually converting to higher-priced alkaline batteries as household disposable income grows.

We believe that we are the largest worldwide marketer of hearing aid batteries and that we continue to maintain a leading global market position. We believe that our close relationship with hearing aid manufacturers and other customers, as well as our product performance improvements and packaging innovations, position us for continued success in this category.

Our global pet supplies business comprises aquatics equipment (aquariums, filters, pumps, etc.), aquatics consumables (fish food, water treatments and conditioners, etc.) and specialty pet products for dogs, cats, birds and other small domestic animals. The pet supply market is extremely fragmented, with no competitor holding a market share greater than twenty percent. We believe that our brand positioning, including the leading global aquatics brand in Tetra, our diverse array of innovative and attractive products and our strong retail relationships and global infrastructure will allow us to remain competitive in this fast growing industry.

Products in our home and garden category are sold through the Home and Garden Business. The Home and Garden Business manufactures and markets outdoor and indoor insect control products, rodenticides, herbicides and plant foods. The Home and Garden Business operates in the U.S. market under the brand names Spectracide, Cutter and Garden Safe. The Home and Garden Business’ marketing position is primarily that of a value brand, enhanced and supported by innovative products and packaging to drive sales at the point of purchase. The Home and Garden Business’ primary competitors include The Scotts Miracle-Gro Company, Central Garden & Pet Company and S.C. Johnson & Son, Inc.

We also operate in the shaving and grooming and personal care product category, consisting of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men’s and women’s shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric shavers are marketed primarily under one of the following global brands: Remington, Braun and Norelco. Electric grooming products include beard and mustache trimmers, nose and ear trimmers, body groomers and haircut kits and related accessories. Hair care appliances include hair dryers, straightening irons, styling irons and hair-setters. Europe and North America account for the majority of our worldwide product category sales. Our major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited.

Products in our small appliances category consist of small electrical appliances primarily in the kitchen and home product categories. Primary competitive brands in the small appliance category include Hamilton Beach, Procter Silex, Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, Kitchen Aid, Cuisinart, Krups, Braun, Rival, Europro, Kenwood, Philips, Morphy Richards, Breville and Tefal.

The following factors contribute to our ability to succeed in these highly competitive product categories:

•	Strong Diversified Global Brand Portfolio. We have a global portfolio of well-recognized consumer product brands. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

•	Strong Global Retail Relationships. We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have assisted us in our efforts to expand our overall market penetration and promote sales.

•	Expansive Distribution Network. We distribute our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs.

•	Innovative New Products, Packaging and Technologies. We have a long history of product and packaging innovations in each of our seven product categories and continually seek to introduce new products both as extensions of existing product lines and as new product categories.

•	Experienced Management Team. Our management team has substantial consumer products experience. On average, each senior manager has more than 20 years of experience at Spectrum, VARTA, Remington, Russell Hobbs or other branded consumer product companies such as Newell Rubbermaid, H.J. Heinz and Schering-Plough.

Seasonal Product Sales

On a consolidated basis our financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum’s first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum’s second and third fiscal quarters). Small Appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season.

The seasonality of our sales during the last three fiscal years is as follows:

Percentage of Annual Sales

	Fiscal Year Ended
	September 30,
Fiscal Quarter Ended	2010	2009	2008

December	23%	25%	24%
March	21%	23%	22%
June	25%	26%	26%
September	31%	26%	28%

Fiscal Quarter Ended January 2, 2011 Compared to Fiscal Quarter Ended January 3, 2010

In this Annex B we refer to the three months ended January 2, 2011 as the “Fiscal 2011 Quarter” and the three months ended January 3, 2010 as the “Fiscal 2010 Quarter.”

Net Sales.  Net sales for the Fiscal 2011 Quarter increased to $861 million from $592 million in the Fiscal 2010 Quarter, a 46% increase. The following table details the principal components of the change in net sales from the Fiscal 2010 Quarter to the Fiscal 2011 Quarter (in millions):

Net Sales

Fiscal 2010 Quarter Net Sales	$592
Addition of Russell Hobbs as a result of the Merger	248
Increase in Global Batteries & Appliances Remington branded product sales	21
Increase in Global Batteries & Appliances consumer battery sales	13
Increase in Portable Lighting product sales	4
Decrease in Pet supplies sales	(4)
Foreign currency impact, net	(13)

Fiscal 2011 Quarter Net Sales	$861

Consolidated net sales by product line for the Fiscal 2011 Quarter and the Fiscal 2010 Quarter are as follows (in millions):

	Fiscal Quarter
	2011	2010

Product line net sales
Addition of Russell Hobbs — small appliances	$243	$—
Addition of Russell Hobbs — pet supplies	4	—
Addition of Russell Hobbs — home and garden control products	1	—
Consumer batteries	248	244
Pet supplies	133	137
Electric shaving and grooming products	98	87
Electric personal care products	82	76
Home and garden control products	26	26
Portable lighting products	26	22

Total net sales to external customers	$861	$592

Global consumer battery sales increased $4 million, or 2%, primarily driven by increased North American Net sales of $13 million, which was partially offset by unfavorable foreign exchange translation of $8 million. The increase within North America was driven by sales with a major customer. The $4 million, or 3%, decrease in pet supplies sales is primarily attributable to continued softness in the aquatics business due to macroeconomic factors and unfavorable foreign exchange translation of approximately $1 million. Electric shaving and grooming products increased $11 million, or 13%, primarily due to increased sales within Europe and North America of $6 million and $5 million, respectively. Electric personal care sales increased $6 million, or 9%, due to increased sales in Europe of $11 million, tempered by a $3 million sales decline in North America and unfavorable foreign exchange translation of $2 million. Home and garden control product sales were flat during the Fiscal 2011 Quarter compared to the Fiscal 2010 Quarter. The $4 million, or 15%, increase in portable lighting sales was primarily driven by increased sales with a major customer as a result of new product launches.

Gross Profit.  Gross profit for the Fiscal 2011 Quarter was $299 million versus $184 million for the Fiscal 2010 Quarter. Our gross profit margin for the Fiscal 2011 Quarter increased to 34.8% from 31.2% in the Fiscal 2010 Quarter. The increase in gross profit is primarily attributable to the Merger, which contributed $72 million of gross profit in the Fiscal 2011 Quarter, and the non-recurrence of a $34 million inventory revaluation charge we recognized associated with our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, we recognized

$34 million in additional cost of goods sold in the Fiscal 2010 Quarter. The increase in gross profit margin is also primarily due to the non-recurrence of the $34 million inventory revaluation charge recognized in the Fiscal 2010 Quarter as previously discussed.

Operating Expense.  Operating expenses for the Fiscal 2011 Quarter totaled $230 million versus $166 million for the Fiscal 2010 Quarter representing an increase of $64 million. The increase in operating expenses during the Fiscal 2011 Quarter is primarily attributable to the Merger, which contributed $49 million of operating expenses in the Fiscal 2011 Quarter. Also contributing to the increase in operating expenses was a $14 million increase in Acquisition and integration related charges primarily related to the Merger. See “Acquisition and Integration Related Charges” below, as well as Note 2, Significant Accounting Policies — Acquisition and Integration Related Charges, to our Condensed Consolidated Financial Statements (Unaudited) included in prospectus for additional information regarding our acquisition and integration related charges.

Segment Results.  As discussed above, we manage our business in three reportable segments: (i) Global Batteries & Appliances; (ii) Global Pet Supplies; and (iii) our Home and Garden Business.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, reorganization items expense, net, interest expense, interest income and income tax expense. In connection with the realignment of reportable segments discussed above, as of October 1, 2010 expenses associated with certain general and administrative expenses necessary to reflect the operating segments on a standalone basis and which were previously reflected in operating segment profits, have been excluded in the determination of reportable segment profits. Accordingly, corporate expenses primarily include general and administrative expenses and global long-term incentive compensation plans which are evaluated on a consolidated basis and not allocated to our operating segments. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 12, Segment Results, to our Condensed Consolidated Financial Statements (Unaudited) included in this prospectus.

Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining our debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. While we believe that Adjusted EBITDA is useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Below is a reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA by segment for the Fiscal 2011 Quarter and the Fiscal 2010 Quarter:

	Fiscal 2011 Quarter
	Global		Home and	Corporate/
	Batteries &	Global Pet	Garden	Unallocated	Consolidated
	Appliances	Supplies	Business	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$79	$13	$(7)	$(105)	$(20)
Income tax expense	—	—	—	35	35
Interest expense	—	—	—	53	53
Restructuring and related charges	—	3	1	2	6
Acquisition and integration related charges	14	—	—	2	16

Adjusted EBIT	$93	$16	$(6)	$(13)	$90
Depreciation and amortization	18	6	3	6	33

Adjusted EBITDA	$111	$22	$(3)	$(7)	$123

	Fiscal 2010 Quarter
			Home
	Global		and	Corporate/
	Batteries &	Global Pet	Garden	Unallocated	Consolidated
	Appliances	Supplies	Business	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$47	$1	$(19)	$(89)	$(60)
Loss from discontinued operations, net of tax	—	—	3	—	3
Income tax expense	—	—	—	22	22
Interest expense	—	—	—	49	49
Pre-acquisition earnings of Russell Hobbs	34	1	1	—	36
Restructuring and related charges	—	1	6	(1)	6
Reorganization expense items, net	—	—	—	4	4
Fresh-start inventory and other fair value adjustment	19	14	2	—	35
Acquisition and integration related charges	—	—	—	3	3
Brazilian IPI credit/other	(5)	—	—	—	(5)

Adjusted EBIT	$95	$17	$(7)	$(12)	$93
Depreciation and amortization	11	7	3	4	25

Adjusted EBITDA	$106	$24	$(4)	$(8)	$118

(a)	It is our policy to record Income tax expense and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Global Batteries & Appliances

	2011	2010
	(In millions)

Net sales to external customers	$697	$429
Segment profit	$93	$48
Segment profit as a % of net sales	13.4%	11.3%
Segment Adjusted EBITDA	$111	$106
Assets at January 2, 2011 and September 30, 2010	$2,345	$2,477

Segment net sales to external customers in the Fiscal 2011 Quarter increased $268 million to $697 million from $429 million during the Fiscal 2010 Quarter, a 62% increase. The Merger accounted for a Net sales increase of $242 million in the small appliances product category during the Fiscal 2011 Quarter. Unfavorable foreign currency exchange translation impacted net sales in the Fiscal 2011 Quarter by approximately $13 million. Consumer battery sales for the Fiscal 2011 Quarter increased to $248 million when compared to sales of $244 million in the Fiscal 2010 Quarter. The increase in sales is attributable to increases within North America, driven by a major customer, which was partially offset by unfavorable foreign exchange translation of $8 million. Net sales of electric shaving and grooming products in the Fiscal 2011 Quarter increased by $11 million from their levels in the Fiscal 2010 Quarter, primarily due to increases within Europe and North America of $6 million and $5 million, respectively. Net sales of electric personal care products in the Fiscal 2011 Quarter increased by $6 million compared to the Fiscal 2010 Quarter due to increased sales in Europe of $11 million, tempered by a $3 million sales decline in North America and unfavorable foreign exchange translation of $2 million. The electric shaving and grooming and personal care products net sales growth was attributable to a combination of new product introductions, product line extensions and expanded in-store promotions. Net sales of portable lighting products for the Fiscal 2011 Quarter increased to $26 million as compared to sales of $22 million for the Fiscal 2010 Quarter. This increase was primarily driven by increased sales with a major customer as a result of new product launches.

Segment profitability in the Fiscal 2011 Quarter increased to $93 million from $48 million in the Fiscal 2010 Quarter. Segment profitability as a percentage of net sales increased to 13.4% in the Fiscal 2011 Quarter compared from 11.3% in the Fiscal 2010 Quarter. The increase is due to the segment profit realized from the Merger of $12 million and the non-recurrence of a $19 million increase in cost of goods sold due to the revaluation of inventory in connection with our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code that we recognized during the Fiscal 2010 Quarter. Furthermore, segment profit has increased as a result of our cost reduction initiatives announced in Fiscal 2009 and our global realignment initiatives announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 13, Restructuring and Related Charges, to our Condensed Consolidated Financial Statements (Unaudited) included in this prospectus for additional information regarding our restructuring and related charges.

Segment Adjusted EBITDA in the Fiscal 2011 Quarter was $111 million compared to $106 million in the Fiscal 2010 Quarter. The increase in Adjusted EBITDA is mainly driven by the efficient cost structure now in place from our cost reduction initiatives announced in Fiscal 2009 coupled with increases in market share in certain of our product categories.

Segment assets at January 2, 2011 decreased to $2,345 million from $2,477 million at September 30, 2010. The decrease is primarily due to the impact of unfavorable foreign currency translation. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting and the Merger, at January 2, 2011 decreased slightly to $1,339 million from $1,355 million at September 30, 2010.

Global Pet Supplies

	2011	2010
	(In millions)

Net sales to external customers	$137	$137
Segment profit	$16	$1
Segment profit as a % of net sales	11.8%	1.0%
Segment Adjusted EBITDA	$22	$24
Assets at January 2, 2011 and September 30, 2010	$844	$839

Segment net sales to external customers in the Fiscal 2011 Quarter were flat at $137 million compared to the Fiscal 2010 Quarter. The Merger accounted for a Net sales increase in the companion animal business of $4 million during the Fiscal 2011 Quarter. This was offset by continued softness in the aquatics business due to macroeconomic factors and unfavorable foreign exchange translation of approximately $1 million.

Segment profitability in the Fiscal 2011 Quarter was $16 million versus $1 million in the Fiscal 2010 Quarter. Segment profitability as a percentage of sales in the Fiscal 2011 Quarter increased to 11.8% from

1.0% in the same period last year. The increase in segment profitability for the Fiscal 2011 Quarter was mainly attributable to the non-recurrence of a $14 million increase in cost of goods sold due an inventory revaluation charge associated with our adoption of fresh-start reporting that we recognized during the Fiscal 2010 Quarter.

Segment Adjusted EBITDA in the Fiscal 2011 Quarter was $22 million compared to $24 million in the Fiscal 2010 Quarter. The slight decline in Adjusted EBITDA is driven by product mix and modest remaining expenses from the companion animal recall we announced in the fourth quarter of our fiscal year ended September 30, 2010.

Segment assets at January 2, 2011 increased to $844 million from $839 million at September 30, 2010. The increase is primarily due to the acquisition of Seed Resources, LLC during the Fiscal 2011 Quarter, which was partially offset by the impact of foreign currency translation. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting, the Merger and the acquisition of Seed Resources, LLC increased slightly to $603 million at January 2, 2011 from $602 million at September 30, 2010.

Home and Garden Business

	2011	2010
	(In millions)

Net sales to external customers	$27	$26
Segment profit	$(7)	$(10)
Segment profit as a % of net sales	(24.9)%	(36.5)%
Segment Adjusted EBITDA	$(3)	$(4)
Assets at January 2, 2011 and September 30, 2010	$500	$496

Segment net sales to external customers in the Fiscal 2011 Quarter increased slightly to $27 million from $26 million in the Fiscal 2010 Quarter. The Merger accounted for a Net sales increase of $1 million during the Fiscal 2011 Quarter. The first quarter of the fiscal year is generally a period of internal inventory building in advance of the Home and Garden Business segment’s major selling season, typically in the spring and summer months. First quarter net sales for the Home and Garden Business segment are typically less than 9 percent of full-year net sales.

Segment profitability in the Fiscal 2011 Quarter increased to a loss of $(7) million from a loss of $(10) million in the Fiscal 2010 Quarter. Segment profitability as a percentage of sales in the Fiscal 2011 Quarter increased to (24.9)% from (36.5)% in the same period last year. This improvement in segment profitability was attributable to the non-recurrence of a $2 million increase in cost of goods sold due to an inventory revaluation charge associated with our adoption of fresh-start reporting that we recognized during the Fiscal 2010 Quarter.

Segment Adjusted EBITDA in the Fiscal 2011 Quarter was $(3) million compared to $(4) million in the Fiscal 2010 Quarter.

Segment assets at January 2, 2011 increased slightly to $500 million from $496 million at September 30, 2010. Goodwill and intangible assets, which are substantially a direct a result of the revaluation impacts of fresh-start reporting, at January 2, 2011 decreased slightly to $411 million from $413 million at September 30, 2010.

Corporate Expense.  Our corporate expense in the Fiscal 2011 Quarter was $11 million compared to $12 million during the Fiscal 2010 Quarter. Corporate expense as a percentage of consolidated net sales for the Fiscal 2011 Quarter was 1.3% and 2.0% for the Fiscal 2010 Quarter. The decrease is primarily due to decreased incentive accruals coupled with savings from the global realignment announced in the fiscal year ended September 30, 2007, which was partially offset by increased stock compensation expense of $2 million in the Fiscal 2011 Quarter compared to the Fiscal 2010 Quarter.

Acquisition and Integration and Related Charges.  Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with our acquisitions.

We incurred $16 million of Acquisition and integration related charges during the Fiscal 2011 Quarter in connection with the Merger which consisted of the following: (i) $2 million of legal and professional fees; (ii) $4 million of employee termination charges; and (iii) $10 million of integration costs. We incurred $2 million of Acquisition and integration related charges during the Fiscal 2010 Quarter in connection with the Merger which consisted of legal and professional fees.

The Company incurred di minimis acquisition and integration related charges associated with the acquisition of Seed Resources, LLC during the Fiscal 2011 Quarter.

Restructuring and Related Charges.  See Note 13, Restructuring and Related Charges to our Condensed Consolidated Financial Statements (Unaudited) included in this prospectus for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in the Fiscal 2011 Quarter and the Fiscal 2010 Quarter (in millions):

	2011	2010

Costs included in cost of goods sold:
Latin America initiatives:
Termination benefits	—	$0.2
Ningbo Exit Plan:
Other associated costs	(0.1)	0.6
Global Cost Reduction Initiatives:
Termination benefits	0.1	0.2
Other associated costs	0.6	0.6

Total included in cost of goods sold	$0.6	$1.6
Costs included in operating expenses:
Global Realignment:
Termination benefits	1.1	(1.2)
Other associated costs	0.9	(1.0)
Global Cost Reduction Initiatives:
Termination benefits	2.2	0.7
Other associated costs	0.8	6.3

Total included in operating expenses	$5.0	$4.8

Total restructuring and related charges	$5.6	$6.4

We have implemented a series of initiatives in the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). In connection with the European Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize our manufacturing structure. These initiatives include the relocation of certain operations at our Ellwangen, Germany packaging center to the Dischingen, Germany battery plant and restructuring Europe’s sales, marketing and support functions. We recorded no pretax restructuring and related charges during the Fiscal 2011 Quarter and the Fiscal 2010 Quarter in connection with the European Initiatives. We have recorded pretax restructuring and related charges of approximately $27 million since the inception of the European Initiatives.

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $2 million and $(2) million of pretax restructuring and related charges during the Fiscal 2011 Quarter and the Fiscal 2010 Quarter, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $92 million.

During Fiscal 2008, we implemented an initiative within the Global Batteries & Appliances segment to reduce operating costs and rationalize our manufacturing structure. These initiatives, which are substantially complete, include the exit of our battery manufacturing facility in Ningbo, China (“Ningbo”) (the “Ningbo Exit Plan”). We recorded de minimis pretax restructuring and related charges during the Fiscal 2011 Quarter and approximately $1 million of pretax restructuring and related charges during the Fiscal 2010 Quarter, in connection with the Ningbo Exit Plan. We have recorded pretax restructuring and related charges of approximately $29 million since the inception of the Ningbo Exit Plan.

During Fiscal 2009, we implemented a series of initiatives within the Global Batteries & Appliances segment, the Global Pet Supplies segment, and the Home and Garden Business segment to reduce operating costs as well as evaluate our opportunities to improve our capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and the Home and Garden Business segments. These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure. We recorded $4 million and $8 million of pretax restructuring and related charges during the Fiscal 2011 Quarter and the Fiscal 2010 Quarter, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through January 31, 2015, are projected at approximately $59 million.

Interest Expense.  Interest expense in the Fiscal 2011 Quarter increased to $53 million from $49 million in the Fiscal 2010 Quarter. The increased interest expense in the Fiscal 2011 Quarter is primarily related to the increased debt that was acquired in conjunction with the Merger as well as an increased principal balance on our 12% Notes. See Note 7, Debt, to our Condensed Consolidated Financial Statements (Unaudited) included in this prospectus for additional information regarding our outstanding debt.

Reorganization Items.  During the Fiscal 2010 Quarter, we, in connection with our reorganization, and subsequent emergence under Chapter 11 of the Bankruptcy Code, recorded Reorganization items expense of $4 million, which are primarily professional and legal fees.

Income Taxes.  Our effective tax rate on income from continuing operations is approximately 229% for the Fiscal 2011 Quarter. Our effective tax rate on a loss from continuing operations was approximately (64)% for the Fiscal 2010 Quarter. We have had changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that continue to subject a significant amount of our U.S. federal and state net operating losses and other tax attributes to certain limitations. Under ASC Topic 740: “Income Taxes,” (“ASC 740”) we, as discussed more fully below, continue to have a valuation allowance against our net deferred tax assets in the U.S., excluding certain indefinite lived intangibles.

At January 2, 2011, we are estimating that at September 30, 2011 we will have U.S. federal and state net operating loss carryforwards of approximately $1,196 million and $1,043 million, respectively, which will expire through years ending in 2032, and we will have foreign net operating loss carryforwards of approximately $200 million, which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. At September 30, 2010 we had U.S. federal and state net operating loss carryforwards of approximately $1,087 million and $936 million, respectively, which, at that time, were scheduled to expire through years ending in 2031. At September 30, 2010 we had foreign net operating loss carryforwards of approximately $195 million, which at the time were set to expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. Limitations apply to a substantial portion of the U.S. federal and state net operating loss carryforwards in accordance with IRC Section 382. As such, we estimate that approximately $296 million of our federal and $463 million of our state net operating losses will expire unused.

The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, we determined that a full valuation allowance is required against the tax benefit of our net deferred tax assets in the U.S. and China, excluding certain indefinite lived intangibles. In addition, certain other subsidiaries are subject to valuation allowances with respect to certain deferred tax assets. During the Fiscal 2011 Quarter we increased our valuation allowance against net deferred tax assets by approximately $18 million. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $349 million and $331 million at January 2, 2011 and September 30, 2010, respectively. Of this amount, approximately $317 million and $300 million relates to U.S. net deferred tax assets at January 2, 2011 and September 30, 2010, respectively and approximately $31 million relates to foreign net deferred tax assets at both January 2, 2011 and September 30, 2010, respectively.

We recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. At January 2, 2011 and September 30, 2010, we had approximately $11 million and $13 million, respectively, of unrecognized tax benefits. At January 2, 2011 and September 30, 2010, we had approximately $5 million and $6 million, respectively, of accrued interest and penalties related to uncertain tax positions.

Discontinued Operations.  On November 11, 2008, the board of directors of Old Spectrum approved the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 2, Significant Accounting Policies-Discontinued Operations, of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business.

The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during the Fiscal 2010 Quarter:

2010

Net sales	$—

Loss from discontinued operations before income taxes	$(2.5)
Provision for income tax expense	0.2

Loss from discontinued operations, net of tax	$(2.7)

Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009

Fiscal 2009, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus, includes the combined results of Old Spectrum for the period from October 1, 2008 through August 30, 2009 and New Spectrum for the period from August 31, 2009 through September 30, 2009.

Highlights of Consolidated Operating Results

We have presented the growing products portion of the Home and Garden Business as discontinued operations. The board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. See Note 9, Discontinued Operations of Notes to Consolidated Financial Statements, included in this prospectus for additional information regarding the shutdown of the growing products portion of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2010 and Fiscal 2009 only reflect results from our continuing operations.

Year over year historical comparisons are influenced by the acquisition of Russell Hobbs, which is included in our Fiscal 2010 Consolidated Financial Statements of Operations from June 16, 2010, the date of the Merger, through the end of the period. The results of Russell Hobbs are not included in our Fiscal 2009 Consolidated Financial Statements of Operations. See Note 16, Acquisition of Notes to Consolidated Financial Statements, included in this prospectus for supplemental pro forma information providing additional year over year comparisons of the impact of the acquisition.

Net Sales.  Net sales for Fiscal 2010 increased to $2,567 million from $2,231 million in Fiscal 2009, a 15.1% increase. The following table details the principal components of the change in net sales from Fiscal 2009 to Fiscal 2010 (in millions):

Net Sales

Fiscal 2009 Net Sales	$2,231
Addition of Russell Hobbs — small appliances	231
Addition of Russell Hobbs — pet supplies	6
Addition of Russell Hobbs — home and garden control products	1
Increase in consumer battery sales	33
Increase in electric shaving and grooming product sales	27
Increase in home and garden control product sales	19
Increase in lighting product sales	6
Increase in electric personal care product sales	2
Decrease in pet supplies sales	(16)
Foreign currency impact, net	27

Fiscal 2010 Net Sales	$2,567

Consolidated net sales by product line for Fiscal 2010 and 2009 are as follows (in millions):

	Fiscal Year
	2010	2009

Product line net sales
Consumer batteries	$866	$819
Pet supplies	566	574
Home and garden control products	343	322
Electric shaving and grooming products	257	225
Small appliances	231	—
Electric personal care products	216	211
Portable lighting products	88	80

Total net sales to external customers	$2,567	$2,231

Global consumer battery sales during Fiscal 2010 increased $47 million, or 6%, compared to Fiscal 2009, primarily driven by favorable foreign exchange impacts of $15 million coupled with increased sales in North America and Latin America. The sales increase in North America was driven by increased volume with a major customer and the increased sales in Latin America were a result of increased specialty battery sales, driven by the successfully leveraging our value proposition, that is, products that work as well as or better than our competitors, at a lower price. These gains were partially offset by decreased consumer battery sales of $22 million in Europe, primarily due to our continued exit of low margin private label battery sales.

Pet product sales during Fiscal 2010 decreased $8 million, or 1%, compared to Fiscal 2009. The decrease of $8 million is attributable to decreased aquatics sales of $11 million and decreased specialty pet products of $6 million, which was partially offset by the Merger as it accounted for a Net sales increase of $6 million during Fiscal 2010. Also offsetting the decreases was favorable foreign exchange impacts of $3 million. The $11 million decrease in aquatic sales is due to decreases within the United States and Pacific Rim of $6 million and $5 million, respectively, as a result of reduction in demand in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The $6 million decrease in companion animal sales is due to $9 million decline in the United States, primarily driven by a distribution loss of at a major retailer of certain dog shampoo products and the impact of a product recall, which was tempered by increases of $3 million in Europe.

Sales of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $21 million, or 6%. This increase is a result of additional sales to major customers that was driven by incentives to retailers and promotional campaigns during the year in both home and garden control products and household control products.

Electric shaving and grooming product sales during Fiscal 2010 increased $32 million, or 14%, compared to Fiscal 2009 primarily due to increased sales within Europe of $25 million coupled with favorable foreign exchange translation of $5 million. The increase in Europe sales is a result of new product launches, pricing and promotions.

Electric personal care product sales during Fiscal 2010 increased $5 million, or 2%, when compared to Fiscal 2009. The increase of $5 million during Fiscal 2010 was attributable to favorable foreign exchange impacts of $2 million coupled with modest sales increases within Latin America and North America of $3 million and $1 million, respectively. These sales increases were partially offset by modest declines in Europe of $2 million.

Sales of portable lighting products in Fiscal 2010 increased $8 million, or 10%, compared to Fiscal 2009 as a result of increases in North America of $3 million coupled with favorable foreign exchange translation of $2 million. Sales of portable lighting products also increased modestly in both Europe and Latin America.

Small appliances contributed $231 million or 9% of total net sales for Fiscal 2010. This represents sales related to Russell Hobbs from the date of the consummation of the merger, June 16, 2010 through the close of the Fiscal 2010.

Gross Profit.  Gross profit for Fiscal 2010 was $921 million versus $816 million for Fiscal 2009. Our gross profit margin for Fiscal 2010 decreased to 35.9% from 36.6% in Fiscal 2009. The decrease in our gross profit margin is primarily a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Upon the adoption of fresh-start reporting, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, we recognized $34 million in additional cost of goods sold during Fiscal 2010 compared to $15 million of additional cost of goods sold recognized in Fiscal 2009. The impact of the inventory revaluation was offset by lower Restructuring and related charges in Cost of goods sold during Fiscal 2010, which included $7 million of Restructuring and related charges whereas Fiscal 2009 included $13 million of Restructuring and related charges. The Restructuring and related charges incurred in Fiscal 2010 were primarily associated with cost reduction initiatives announced in 2009. The $13 million of Restructuring and related charges incurred in Fiscal 2009 primarily related to the shutdown of our Ningbo, China battery manufacturing facility. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Operating Expense.  Operating expenses for Fiscal 2010 totaled $753 million versus $659 million for Fiscal 2009. The $94 million increase in operating expenses for Fiscal 2010 versus Fiscal 2009 was partially driven by $38 million of Acquisition and integration related charges as a result of our combination with Russell Hobbs pursuant to the Merger. During Fiscal 2010 we also incurred $36 million of selling expense and $16 million of general and administrative expense incurred by Russell Hobbs subsequent to the acquisition on June 16, 2010. Also included in Operating expenses for Fiscal 2010 was additional depreciation and amortization as a result of the revaluation of our long lived assets in connection with our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code and unfavorable foreign exchange translation of $7 million. This increase was partially offset by the non-recurrence of the non-cash impairment charge to certain long lived intangible assets of $34 million in Fiscal 2009 and lower Restructuring and related charges of approximately $15 million as $17 million of such charges were incurred in Fiscal 2010 compared to $32 million in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Adjusted EBITDA.  Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a metric used by management and frequently used by the financial community. Adjusted EBITDA provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results.

Adjusted EBITDA, which includes the results of Russell Hobbs’ businesses as if it was combined with Spectrum for all periods presented (see reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment below) was $432 million for Fiscal 2010 compared with $391 million for Fiscal 2009.

Operating Income.  Operating income of approximately $169 million was recognized in Fiscal 2010 compared to Fiscal 2009 operating income of $157 million. The increase in operating income is attributable to Russell Hobbs income of $13 million, increased sales in our remaining segments and the non-reoccurrence of the previously discussed non-cash impairment charge of $34 million in Fiscal 2009. This was partially offset by $39 million of Acquisition and integration related charges incurred in Fiscal 2010 related to the Merger.

Segment Results.  As discussed in Annex C, Description of the Business of Spectrum Brands Holdings, Inc., we manage our business in three reportable segments: (i) Global Batteries & Appliances, (ii) Global Pet Supplies; and (iii) Home and Garden Business.

Operating segment profits do not include restructuring and related charges, acquisition and integration related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In connection with the realignment of reportable segments discussed above, expenses associated with certain general and administrative expenses necessary to reflect the operating segments on a standalone basis and which were previously reflected in operating segment profits, have been excluded in the determination of reportable segment profits. Accordingly, corporate expenses primarily include general and administrative expenses and global long-term incentive compensation plans which are evaluated on a consolidated basis and not allocated to our operating segments.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 11, Segment Information, of Notes to Consolidated Financial Statements included in this prospectus.

Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining our debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. While we believe that adjusted EBITDA is useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Below is a reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment for Fiscal 2010 and Fiscal 2009:

	Fiscal 2010
	Global		Home and	Corporate/
	Batteries &	Global Pet	Garden	Unallocated	Consolidated
	Appliances	Supplies	Business	Items(a)	SB Holdings
	(In millions)

Net Income (loss)	$143	$51	$40	$(424)	$(190)
Loss from discontinued operations, net of tax	—	—	3	—	3
Income tax expense	—	—	—	63	63
Interest expense	—	—	—	195	195
Write-off unamortized discounts and financing fees(b)	—	—	—	82	82
Pre-acquisition earnings	61	4	1	—	66
Restructuring and related charges	4	7	8	5	24
Acquisition and integration related charges	15	—	—	24	39
Reorganization items	—	—	—	3	3
Accelerated depreciation and amortization(c)	—	—	(1)	(2)	(3)
Fresh-start inventory fair value adjustment	18	14	2	—	34
Russell Hobbs inventory fair value adjustment	3	—	—	—	3
Brazilian IPI credit/other	(5)	—	—	—	(5)

Adjusted EBIT	$239	$76	$53	$(54)	$314
Depreciation and amortization	58	28	15	17	118

Adjusted EBITDA	$297	$104	$68	$(37)	$432

	Fiscal 2009
	Global		Home and	Corporate/	Consolidated
	Batteries &	Global Pet	Garden	Unallocated	SB
	Appliances	Supplies	Business	Items(a)	Holdings
	(In millions)

Net Income (loss)	$132	$42	$(51)	$820	$943
Loss from discontinued operations, net of tax	—	—	87	—	87
Income tax expense	—	—	—	74	74
Interest expense	—	—	—	190	190
Pre-acquisition earnings	75	3	3	—	81
Restructuring and related charges	21	6	6	13	46
Reorganization items	—	—	—	(1,139)	(1,139)
Intangibles impairment	15	19	—	—	34
Fresh-start inventory and other fair value adjustment	10	5	1	1	17
Accelerated depreciation and amortization(c)	(3)	—	(1)	—	(4)
Brazilian IPI credit/other	(5)	—	—	—	(5)

Adjusted EBIT	$245	$75	$45	$(41)	$324
Depreciation and amortization	29	22	13	3	67

Adjusted EBITDA	$274	$97	$58	$(38)	$391

(a)	It is our policy to record Income tax expense (benefit) and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)	Adjustment reflects the following: (i) $61 million write-off of unamortized deferred financing fees and discounts associated with our restructured capital structure, refinanced on June 16, 2010; (ii) $4 million related to pre-payment premiums associated with the paydown of our old asset based revolving credit facility and supplemental loan extinguished on June 16, 2010; and (iii) $17 million related to the termination of interest swaps and commitment fees.

(c)	Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add-back of depreciation and amortization.

Global Batteries & Appliances

	2010	2009
	(In millions)

Net sales to external customers	$1,658	$1,335
Segment profit	$171	$172
Segment profit as a % of net sales	10.3%	12.8%
Segment Adjusted EBITDA	$297	$274
Assets as of September 30,	$2,477	$1,608

Segment net sales to external customers in Fiscal 2010 increased $323 million to $1,658 million from $1,335 million during Fiscal 2009, representing a 24% increase. The Merger accounted for a Net sales increase of $231 million in the small appliances product category during Fiscal 2010. Favorable foreign currency exchange translation impacted net sales in Fiscal 2010 by approximately $24 million in comparison to Fiscal 2009. Consumer battery sales for Fiscal 2010 increased to $866 million when compared to Fiscal 2009 sales of $819 million, primarily due to increased specialty battery sales of $26 million and increased alkaline battery sales of $6 million, coupled with favorable foreign exchange translation of $15 million. The $26 million increase in specialty battery sales is driven by growth in Latin America driven by the successfully leveraging our value proposition, that is, products that work as well as or better than our competitors, at a lower price. The $6 million increase in alkaline sales is driven by the increased sales in North America, attributable to an increase in market share, as consumers opt for our value proposition during the weakening economic conditions in the U.S, which was tempered by a decline in alkaline battery sales in Europe as we continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. We are continuing our efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. Net sales of electric shaving and grooming products in Fiscal 2010 increased by $32 million, a 14% increase, compare to Fiscal 2009. This increase was primarily due to an increase of $25 million in Europe, excluding foreign exchange translation, as a result of successful promotions and operational execution. Positive foreign exchange translation impacted net sales of electric shaving and grooming products in Fiscal 2010 by $5 million. Electric personal care sales increased by $5 million, an increase of 3%, over Fiscal 2009. Favorable foreign exchange translation impacted net sales by approximately $3 million. Excluding favorable foreign exchange, we experienced modest electric personal care product sales increases within all geographic regions. Net sales of portable lighting products for Fiscal 2010 increased to $88 million as compared to sales of $80 million for Fiscal 2009, an increase of 10%. The portable lighting product sales increase was primarily driven by favorable foreign exchange impact of $2 million, coupled with increased sales in North America of $3 million, driven by increased sales with a major customer as a result of new product introductions.

Segment profitability during Fiscal 2010 decreased slightly to $171 million from $172 million in Fiscal 2009. Segment profitability as a percentage of net sales decreased to 10.7% in Fiscal 2010 compared to 12.4% in Fiscal 2009. The decrease in segment profitability during Fiscal 2010 was mainly attributable to a $19 million increase in cost of goods sold due to the revaluation of inventory coupled with approximately a

$16 million increase in intangible asset amortization due to our adoption of fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code. Offsetting this decrease to segment profitability was segment profit realized from the Merger of $11 million, higher sales, as discussed above, and savings from our restructuring and related initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Segment Adjusted EBITDA in Fiscal 2010 was $297 million compared to $274 million in Fiscal 2009. The increase in Adjusted EBITDA is mainly driven by the efficient cost structure now in place from our cost reduction initiatives announced in Fiscal 2009 coupled with increases in market share in certain of our product categories.

Segment assets at September 30, 2010 increased to $2,477 million from $1,608 million at September 30, 2009. The increase in assets is directly related to the Merger. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting and the Merger, increased to $1,355 million at September 30, 2010 from $909 million at September 30, 2009. The increase is mainly due to goodwill and intangible assets of $468 million related to the Merger, which was partially offset by amortization of definite lived intangible assets of $22 million.

Foreign Currency Translation — Venezuela Impacts

The Global Batteries & Appliances segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of our second quarter of Fiscal 2010, we determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for our Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of our imported products fall into the essential classification and qualify for the 2.6 rate; however, our overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, we remeasured the local statement of financial position of our Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, we determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, we changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an immaterial ongoing impact related to measuring our Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.

The designation of our Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1 million reduction to our operating income during Fiscal 2010. We also reported a foreign exchange loss in Other expense (income), net, of $10 million during Fiscal 2010.

Global Pet Supplies

	2010	2009
	(In millions)

Net sales to external customers	$566	$574
Segment profit	$58	$66
Segment profit as a % of net sales	10.2%	11.5%
Segment Adjusted EBITDA	$104	$97
Assets as of September 30,	$839	$867

Segment net sales to external customers in Fiscal 2010 decreased to $566 million from $574 million in Fiscal 2009, representing a decrease of $8 million or 1%. The $8 million decrease was attributable to lower aquatics sales of $11 million, lower specialty pet product sales of $6 million, which was offset by favorable foreign exchange impacts of $3 million. The decrease in aquatics sales was primarily due to general softness in this category. The decrease in specialty pet product sales was driven by a distribution loss at a major retailer of certain dog shampoo products and the impact of a product recall. The Merger accounted for a Net sales increase of $6 million during Fiscal 2010.

Segment profitability in Fiscal 2010 decreased to $58 million from $66 million in Fiscal 2009. Segment profitability as a percentage of sales in Fiscal 2010 also decreased to 10.2% from 11.5% during Fiscal 2009. This decrease in segment profitability and profitability margin was primarily attributable to an increase in cost of goods sold due to the revaluation of inventory and the increase in intangible asset amortization in accordance with SFAS 141, as was required when we adopted fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code. The decrease in Fiscal 2010 segment profitability was tempered by improved pricing and lower manufacturing and operating costs as a result of our global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Segment Adjusted EBITDA in Fiscal 2010 was $104 million compared to $97 million in Fiscal 2009. Despite decreased net sales during Fiscal 2010 of $8 million, our successful efforts to create a lower cost structure including the closure and consolidation of some of our pet facilities, and improved product mix, resulted in Adjusted EBITDA increase of $7 million. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus, for further detail on our Fiscal 2009 initiatives.

Segment assets as of September 30, 2010 decreased to $839 million from $867 million at September 30, 2009. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting and the Merger, decreased to $602 million at September 30, 2010 from $618 million at September 30, 2009. The decrease is mainly due to amortization of definite lived intangible assets of $15 million and foreign exchange impacts of $14 million which was partially offset by the increase of goodwill and intangible assets of $13 million related to the Merger.

Home and Garden Business

	2010	2009
	(In millions)

Net sales to external customers	$343	$322
Segment profit	$51	$42
Segment profit as a % of net sales	14.9%	13.0%
Segment Adjusted EBITDA	$68	$58
Assets as of September 30,	$496	$504

Segment net sales to external customers of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $21 million, or 7%, was driven by incentives to retailers and promotional campaigns during the year in both home and garden control products and household control products.

Segment profitability in Fiscal 2010 increased to $51 million compared to $42 million in Fiscal 2009. Segment profitability as a percentage of sales in Fiscal 2010 increased to 14.9% from 13.0% in Fiscal 2009. This increase in segment profitability was attributable to savings from our global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges. The increase in profitability during Fiscal 2010 was tempered by a $2 million increase in cost of goods sold due to the revaluation of inventory and increased intangible asset amortization due to the revaluation of our customer relationships in accordance with SFAS 141 as was required when we adopted fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code.

Segment Adjusted EBITDA in Fiscal 2010 was $68 million compared to $58 million in Fiscal 2009. The increase in Adjusted EBITDA during Fiscal 2010 was mainly driven by expanded promotions at our top retailers and strong sales growth.

Segment assets as of September 30, 2010 decreased to $496 million from $504 million at September 30, 2009. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting and the Merger, decreased to $410 million at September 30, 2010 from $419 million at September 30, 2009. The decrease of $9 million is primarily driven by amortization associated with definite lived intangible assets.

Corporate Expense.  Our corporate expense in Fiscal 2010 increased to $49 million from $42 million in Fiscal 2009. The increase is primarily due to stock compensation expense of $17 million in Fiscal 2010 compared to $3 million of stock compensation expense in Fiscal 2009. Our corporate expense as a percentage of consolidated net sales in both Fiscal 2010 and Fiscal 2009 was 1.9%.

Restructuring and Related Charges. See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements, included in this prospectus for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in Fiscal 2010 and Fiscal 2009 (in millions):

	2010	2009

Costs included in cost of goods sold:
Latin America Initiatives:
Termination benefits	$—	$0.2
Global Realignment Initiatives:
Termination benefits	0.2	0.3
Other associated costs	(0.1)	0.9
Ningbo Exit Plan:
Termination benefits	—	0.9
Other associated costs	2.1	8.6
Global Cost Reduction Initiatives:
Termination benefits	2.6	0.2
Other associated costs	2.3	2.3

Total included in cost of goods sold	$7.1	$13.4
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$—	$2.3
Other associated costs	—	0.3
European Initiatives:
Termination benefits	(0.1)	—
Global Realignment Initiatives:
Termination benefits	5.4	7.1
Other associated costs	(1.9)	3.5
Ningbo Exit Plan:
Other associated costs	—	1.3
Global Cost Reduction Initiatives:
Termination benefits	4.3	6.6
Other associated costs	9.3	11.3

Total included in operating expenses	$17.0	$32.4

Total restructuring and related charges	$24.1	$45.8

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $4 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89 million.

During Fiscal 2008, we implemented an initiative within the Global Batteries & Appliances segment to reduce operating costs and rationalize our manufacturing structure. These initiatives, which are substantially complete, include the exit of our battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”). We recorded approximately $2 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Ningbo Exit Plan. We have recorded pretax and restructuring and related charges of approximately $29 million since the inception of the Ningbo Exit Plan.

During Fiscal 2009, we implemented a series of initiatives within the Global Batteries & Appliances segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate our opportunities to improve our capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure. We recorded $18 million and $20 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $65 million.

Acquisition and integration related charges.  Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the Merger of Russell Hobbs. We incurred $38 million of Acquisition and integration related charges during Fiscal 2010, which consisted of the following: (i) $25 million of legal and professional fees; (ii) $10 million of employee termination charges; and (iii) $4 million of integration costs.

Goodwill and Intangibles Impairment.  ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010 and 2009, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million in Fiscal 2009. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments of the following: $18 million related to Global Pet Supplies; $15 million related to the Global Batteries & Appliances segment; and $1 million related to the Home and Garden Business. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for further details on this impairment charge.

Interest Expense.  Interest expense in Fiscal 2010 increased to $277 million from $190 million in Fiscal 2009. The increase was driven primarily by the following unusual items: (i) $55 million representing the write-off of the unamortized portion of discounts and premiums related to debt that was paid off in conjunction with our refinancing, a non-cash charge; (ii) $13 million related to bridge commitment fees while we were refinancing our debt; (iii) $7 million representing the write-off of the unamortized debt issuance costs related to debt that was paid off, a non-cash charge; (iv) $4 million related to a prepayment premium; and (v) $3 million related to the termination of a Euro-denominated interest rate swap.

Reorganization Items.  During Fiscal 2010, we, in connection with our reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items expense (income), net of approximately $4 million, which primarily consisted of legal and professional fees. During Fiscal 2009 Old Spectrum recorded Reorganization items expense (income), net, which represents a gain of approximately $(1,143) million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $(147) million; (ii) gains in connection with fresh-start reporting adjustments of $(1,088) million; (iii) legal and professional fees of $75 million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $11 million; and (v) a provision for rejected leases of $6 million. During Fiscal 2009, New Spectrum recorded Reorganization items expense (income), net which represents expense of $4 million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial

Statements included in this prospectus for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes.  Our effective tax rate on income from continuing operations was approximately (50.9)% for Fiscal 2010. Our effective tax rate on losses from continuing operations is approximately 2.0% for Old Spectrum and (256)% for New Spectrum during Fiscal 2009. The primary drivers of the effective rate as compared to the U.S. statutory rate of 35% for Fiscal 2010 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset.

As of September 30, 2010, we have U.S. federal and state net operating loss carryforwards of approximately $1,087 million and $936 million, respectively. These net operating loss carryforwards expire through years ending in 2031, and we have foreign loss carryforwards of approximately $195 million, which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. We are subject to an annual limitation on the use of our U.S. net operating losses that arose prior to our emergence from bankruptcy. We have had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject our U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of our stock (as defined for tax purposes) on the date of the ownership change, our net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. In addition, separate return year limitations apply to limit our utilization of the acquired Russell Hobbs U.S. federal and state net operating losses to future income of the Russell Hobbs subgroup. Based on these factors, we project that $296 million of the total U.S. federal and $463 million of the state net operating loss will expire unused. In addition, we project that $38 million of the total foreign net operating loss carryforwards will expire unused. We have provided a full valuation allowance against these deferred tax assets.

We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. We have, in accordance with the IRC Section 108 reduced our net operating loss carryforwards for cancellation of debt income that arose from our emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).

The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. ASC Topic 740: “Income Taxes” (“ASC 740”) requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate.

Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $331 million at September 30, 2010. Of this amount, approximately $300 million relates to U.S. net deferred tax assets and approximately $31 million relates to foreign net deferred tax assets. In connection with the Merger, we established an additional valuation allowance of approximately $104 million related to acquired net deferred tax assets as part of acquisition accounting. In 2009, Old Spectrum recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. New Spectrum recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of New Spectrum income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million relates to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 we recorded a non- cash pretax impairment charge of approximately $34 million. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million. See “Goodwill and Intangibles Impairment” above, as well as Note 3(c), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding these non-cash impairment charges.

In addition, our income tax provision for the year ended September 30, 2010 reflects the correction of a prior period error which increases our income tax provision by approximately $6 million.

ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As a result, we recognized no cumulative effect adjustment at the time of adoption. As of September 30, 2010 and September 30, 2009, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods was $13 million and $8 million, respectively. See Note 8, Income Taxes, of Notes to Consolidated Financial Statements included in this prospectus for additional information.

Discontinued Operations.  On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business. The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2010 and Fiscal 2009, respectively (in millions):

	2010	2009

Net sales	$—	$31.3

Loss from discontinued operations before income taxes	$(2.5)	$(90.9)
Provision for income tax benefit	0.2	(4.5)

Loss from discontinued operations, net of tax	$(2.7)	$(86.4)

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

Fiscal 2009, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus, includes the combined results of Old Spectrum for the period from October 1, 2008 through August 30, 2009 and New Spectrum for the period from August 31, 2009 through September 30, 2009.

Highlights of consolidated operating results

During Fiscal 2009 and Fiscal 2008, we have presented the growing products portion of the Home and Garden Business as discontinued operations. During Fiscal 2008 we have presented the Canadian division of the Home and Garden Business as discontinued operations. Our board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. The Canadian division of the Home and Garden Business was sold on November 1, 2007. See Note 9, Discontinued Operations of Notes to Consolidated Financial Statements, included in this prospectus for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2009 and Fiscal 2008 only reflect results from our continuing operations.

Net Sales.  Net sales for Fiscal 2009 decreased to $2,231 million from $2,427 million in Fiscal 2008, an 8.1% decrease. The following table details the principal components of the change in net sales from Fiscal 2008 to Fiscal 2009 (in millions):

Net Sales

Fiscal 2008 Net Sales	$2,427
Increase in electric personal care product sales	4
Decrease in consumer battery sales	(27)
Decrease in pet supplies sales	(14)
Decrease in lighting product sales	(14)
Decrease in home and garden product sales	(13)
Decrease in electric shaving and grooming product sales	(3)
Foreign currency impact, net	(129)

Fiscal 2009 Net Sales	$2,231

Consolidated net sales by product line for Fiscal 2009 and 2008 are as follows (in millions):

	Fiscal Year
	2009	2008

Product line net sales
Consumer batteries	$819	$916
Pet supplies	574	599
Home and garden control products	322	334
Electric shaving and grooming products	225	247
Electric personal care products	211	231
Portable lighting products	80	100

Total net sales to external customers	$2,231	$2,427

Global consumer battery sales during Fiscal 2009 decreased $97 million, or 11%, compared to Fiscal 2008, primarily driven by unfavorable foreign exchange impacts of $70 million coupled with decreased consumer battery sales of $50 million and $15 million in Latin America and Europe, respectively. These declines were partially offset by increased consumer battery sales, mainly alkaline batteries, in North America of $38 million. The alkaline battery sales increase in North America is mainly due to higher volume at a major customer coupled with new distribution. The decreased consumer battery sales in Latin America continues to be a result of a slowdown in economic conditions in all countries and inventory de-stocking at retailers mainly in Brazil. Zinc carbon batteries decreased $35 million while alkaline battery sales are down $15 million in Latin America. The decreased consumer battery sales within Europe are primarily attributable to the decline in alkaline battery sales due to a slowdown in economic conditions and our continued efforts to exit unprofitable or marginally profitable private label battery sales.

Pet supplies product sales during Fiscal 2009 decreased $25 million, or 4%, compared to Fiscal 2008. The decrease of $25 million is primarily attributable to decreased aquatics sales of $27 million coupled with unfavorable foreign exchange impacts of $11 million. These decreases were partially offset by increases of $13 million within specialty pet products. The decrease in aquatics sales of $27 million during Fiscal 2009 was attributable to declines in the U.S., Europe and Pacific Rim of $14 million, $10 million and $3 million, respectively. The declines in the U.S. were a result of decreased sales of large equipment, such as aquariums, driven by softness in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The declines in Europe were due to inventory de-stocking at retailers and weak filtration product sales, both a result of the slowdown in economic conditions. The declines the Pacific Rim were also a result of the slowdown in economic conditions. The increase of $13 million in specialty pet products is a result of increased sales of our Dingo brand dog treats coupled with price increases on select products, primarily in the U.S.

Sales of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to our retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor home and garden control season six weeks early as compared to prior year seasons and our decision to exit certain unprofitable or marginally profitable products. This decrease in sales within home and garden control products was partially offset by increased sales of household insect control products.

Electric shaving and grooming product sales during Fiscal 2009 decreased $22 million, or 9%, compared to Fiscal 2008 primarily due to unfavorable foreign exchange translation of $19 million. The decline of $3 million, excluding unfavorable foreign exchange, was due to a $7 million decrease of sales within North America, which was partially offset by slight increases within Europe and Latin America of $3 million and $1 million, respectively. The decreased sales of electric shaving and grooming products within North America were a result of delayed inventory stocking at certain of our major customers for the 2009 holiday season which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The increases within Europe and Latin America were driven by new product launches, pricing and promotions.

Electric personal care product sales during Fiscal 2009 decreased $20 million, or 9%, when compared to Fiscal 2008. The decrease of $20 million during Fiscal 2009 was attributable to unfavorable foreign exchange impacts of $24 million and declines in North America of $7 million. These decreases were partially offset by increases within Europe and Latin America of $8 million and $3 million, respectively. Similar to our electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking by our customers which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The increased sales within Europe and Latin America were a result of successful product launches, mainly in women’s hair care.

Sales of portable lighting products in Fiscal 2009 decreased $20 million, or 20%, compared to Fiscal 2008 as a result of unfavorable foreign exchange impacts of $5 million coupled with declines in North America, Latin America and Europe of $9 million, $3 million and $1 million, respectively. The decreases across all regions are a result of the slowdown in economic conditions and decreased market demand.

Gross Profit.  Gross profit for Fiscal 2009 was $817 million versus $920 million for Fiscal 2008. Our gross profit margin for Fiscal 2009 decreased slightly to 36.6% from 37.9% in Fiscal 2008. Gross profit was lower in Fiscal 2009 due to unfavorable foreign exchange impacts of $58 million. As a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with

SFAS No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued as of August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, New Spectrum recognized $16 million in additional cost of goods sold in Fiscal 2009. The remaining $33 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. These inventory revaluation adjustments are non-cash charges. In addition, in connection with our adoption of fresh-start reporting, and in accordance with ASC 852, we revalued our property, plant and equipment as of August 30, 2009 which resulted in an increase to such assets of $34 million. As a result of the revaluation of property, plant and equipment, during Fiscal 2009 we incurred an additional $2 million of depreciation charges within cost of goods sold. We anticipate higher cost of goods sold in future years as a result of the revaluation of our property, plant and equipment. Furthermore, as a result of emergence from Chapter 11 of the Bankruptcy Code, we anticipate lower interest costs in future years which should enable us to invest more in capital expenditures into our business and, as a result, such higher future capital spending would also increase our depreciation expense in future years. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this prospectus for more information related to our reorganization under Chapter 11 of the Bankruptcy Code and fresh-start reporting. Offsetting the unfavorable impacts to our gross margin, we incurred $13 million of Restructuring and related charges, within Costs of goods sold, during Fiscal 2009, compared to $16 million in Fiscal 2008. The $13 million in Fiscal 2009 primarily related to the 2009 Cost Reduction Initiatives and the Ningbo Exit Plan, while the Fiscal 2008 charges were primarily related to the Ningbo Exit Plan. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Operating Expense.  Operating expenses for Fiscal 2009 totaled $659 million versus $1,605 million for Fiscal 2008. This $946 million decrease in operating expenses for Fiscal 2009 versus Fiscal 2008 was primarily driven by lower impairment charges recorded in Fiscal 2009 versus Fiscal 2008. During Fiscal 2009 we recorded non-cash impairment charges of $34 million versus $861 million of non-cash impairment charges recorded in Fiscal 2008. The Fiscal 2009 impairment charges related to the write down of the carrying value of indefinite-lived intangible assets to fair value while the Fiscal 2008 impairment charges related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value. These impairment charges were recorded in accordance with both ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) and ASC Topic 360: “Property, Plant and Equipment,” (“ASC 360”). See “Goodwill and Intangibles Impairment” below, as well as Note 3(c), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding these non-cash impairment charges. The decrease in operating expenses in Fiscal 2009 versus Fiscal 2008 is also attributable to the positive impact related to foreign exchange of $37 million in Fiscal 2009 coupled with the non-recurrence of a charge in Fiscal 2008 of $18 million associated with the depreciation and amortization related to the assets of the Home and Garden Business incurred as a result of our reclassification of the Home and Garden Business from discontinued operations to continuing. See “Introduction” above and “Segment Results — Home and Garden” below, as well as Note 1, Description of Business, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding the reclassification of the Home and Garden Business. Tempering the decrease in operating expenses from Fiscal 2008 to Fiscal 2009 was an increase in restructuring and related charges. Restructuring and related charges included in operating expenses were $32 million in Fiscal 2009 and $23 million in Fiscal 2008. The Fiscal 2009 Restructuring and related charges are primarily attributable to the 2009 Cost Reduction Initiatives, while the Fiscal 2008 charges are primarily attributable to various cost reduction initiatives in connection with our global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges.

Operating Income (Loss).  Operating income of approximately $157 million was recognized in Fiscal 2009 compared to an operating loss in Fiscal 2008 of $685 million. The change in operating income (loss) is directly attributable to the impact of the previously discussed non-cash impairment charge of $34 million in Fiscal 2009 compared to the non-cash impairment charge of $861 million during Fiscal 2008.

Segment Results.  Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 12, Segment Information, of Notes to Consolidated Financial Statements included in this prospectus.

Global Batteries & Appliances

	2009	2008
	(In millions)

Net sales to external customers	$1,335	$1,494
Segment profit	$172	$170
Segment profit as a % of net sales	12.8%	11.4%
Assets as of September 30,	$1,608	$1,183

Segment net sales to external customers in Fiscal 2009 decreased $159 million to $1,335 million from $1,494 million during Fiscal 2008, representing an 11% decrease. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 by approximately $118 million in comparison to Fiscal 2008. Consumer battery sales for Fiscal 2009 decreased to $819 million when compared to Fiscal 2008 sales of $916 million, principally due to a negative foreign currency impact of $70 million coupled with a decline in zinc carbon battery sales of $32 million. The $32 million decrease in zinc carbon batteries is primarily concentrated in Latin America, as Latin American sales were down $35 million in Fiscal 2009 compared to Fiscal 2008 as a result of a slowdown in economic conditions and inventory de-stocking at retailers mainly in Brazil. Excluding the impact of foreign currency exchange translation, sales of alkaline batteries increased $5 million as we experienced gains in North America of $37 million, which were offset by declines within Europe and Latin America of $17 million and $15 million, respectively. The increased alkaline battery sales in North America were driven by an increase in market share, as consumers opt for our value proposition during the weakening economic conditions in the U.S. The decreased alkaline battery sales in Europe were the result of our continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. We are continuing our efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. The decrease in Latin American alkaline battery sales was again due to the slowdown in economic activity coupled with inventory de-stocking at retailers mainly in Brazil. Net sales of electric shaving and grooming products in Fiscal 2009 decreased by $21 million, or 8%, primarily as a result of negative foreign exchange impacts of $19 and declines in North America of $7 million. These declines were partially offset by increases within Europe and Latin America of $3 million and $2 million, respectively. The declines within North America are primarily attributable to delayed inventory stocking at certain of our major customers for the 2009 holiday season which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The slight increases in Europe and Latin America are a result of successful new product launches. Electric personal care sales decreased by $20 million, a decrease of 9% over Fiscal 2008. Unfavorable foreign exchange translation impacted net sales by approximately $24 million. Excluding unfavorable foreign exchange, we experienced an increase of $4 million within electric personal care products. Europe and Latin America increased $8 million and $3 million, respectively, while North American electric personal care product sales decreased $8 million. Similar to our electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking at certain of our customers which in turn has resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The increased sales within Europe and Latin America were due to strong growth in our women’s hair care products. Net sales of portable lighting products for Fiscal 2009 decreased to $80 million as compared to sales of $100 million for Fiscal 2008. The portable lighting product sales decrease was driven by unfavorable foreign exchange impact of $5 million, coupled with declines in sales in North America, Europe and Latin America of $9 million, $3 million and $2 million, respectively. The decrease across all regions was driven by softness in the portable lighting products category as a result of the global economic slowdown.

Segment profitability in Fiscal 2009 increased slightly to $172 million from $170 million in Fiscal 2008. Segment profitability as a percentage of net sales increased to 12.8% in Fiscal 2009 as compared with 11.4% in Fiscal 2008. The increase in segment profitability during Fiscal 2009 was primarily the result of cost savings from the Ningbo Exit Plan and our global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding our restructuring and related charges. Tempering the increase in segment profitability were decreased sales during Fiscal 2009 as compared to Fiscal 2008 which was primarily driven by unfavorable foreign exchange and softness in certain product categories due to the global economic slowdown. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Batteries & Appliances inventory balances of $27 million. As a result of the inventory revaluation, Global Batteries & Appliances recognized $10 million in additional cost of goods sold in Fiscal 2009. The remaining $17 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. See “Net Sales” above for further discussion on our Fiscal 2009 sales.

Segment assets at September 30, 2009 increased to $1,608 million from $1,183 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this prospectus for additional information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $15 million. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding this impairment charge and the amount attributable to Global Batteries & Appliances. Goodwill and intangible assets at September 30, 2009 totaled approximately $909 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets at September 30, 2008 total approximately $416 million and primarily relate to the ROV Ltd., VARTA AG, Remington Products Company, L.L.C. (“Remington Products”) and Microlite S.A. (“Microlite”) acquisitions.

Global Pet Supplies

	2009	2008
	(In millions)

Net sales to external customers	$574	$599
Segment profit	$66	$70
Segment profit as a % of net sales	11.5%	11.7%
Assets as of September 30,	$867	$700

Segment net sales to external customers in Fiscal 2009 decreased to $574 million from $599 million in Fiscal 2008, representing a decrease of $25 million, or 4%. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 compared to Fiscal 2008 by approximately $11 million. Worldwide aquatic sales for Fiscal 2009 decreased to $360 million when compared to sales of $398 million in Fiscal 2008. The decrease in worldwide aquatic sales was a result of unfavorable foreign exchange impacts of $11 million coupled with declines of $14 million, $10 million and $3 million in the United States, Europe and the Pacific Rim, respectively. The declines in the U.S. were a result of decreased sales of large equipment, primarily aquariums, due to the slowdown in economic conditions. The declines in Europe were due to inventory de-stocking at retailers and the poor weather season, which impacted our outdoor pond product sales. The declines the Pacific Rim were as a result of the slowdown in economic conditions. Companion animal net sales increased to $214 million in Fiscal 2009 compared to $201 million in Fiscal 2008, an increase of $13 million, or 6%. We continued to see strong growth, and foresee further growth in Fiscal 2010, in companion animal related product sales in the U.S., driven by our Dingo brand dog treats, coupled with increased volume in Europe and the Pacific Rim associated with the continued introductions of companion animal products.

Segment profitability in Fiscal 2009 decreased slightly to $66 million from $70 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 also decreased slightly to 11.5% from 11.7% during Fiscal 2008. This decrease in segment profitability and profitability margin was primarily due to decreased sales, as discussed above, coupled with increases in cost of goods sold driven by higher input costs, which negatively impacted margins, as price increases lagged behind such cost increases. Tempering the decrease in profitability and profitability margin were lower operating expenses, principally selling related expenses. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Pet Supplies inventory balances of $19 million. As a result of the inventory revaluation, Global Pet Supplies recognized $5 million in additional cost of goods sold in Fiscal 2009. The remaining $14 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010.

Segment assets as of September 30, 2009 increased to $867 million from $700 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this prospectus for more information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $19 million. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding this impairment charge and the amount attributable to Global Pet Supplies. Goodwill and intangible assets as of September 30, 2009 total approximately $618 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets as of September 30, 2008 total approximately $447 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.

Home and Garden Business

	2009	2008
	(In millions)

Net sales to external customers	$322	$334
Segment profit	$42	$29
Segment profit as a % of net sales	13.0%	8.7%
Assets as of September 30,	$504	$290

Segment net sales to external customers of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to our retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor home and garden control season six weeks early as compared to prior year seasons and our decision to exit certain unprofitable or marginally profitable products. This decrease in sales within home and garden control products were partially offset by increased sales of household insect control products, driven by increased sales to a major customer.

Segment profitability in Fiscal 2009 increased to $42 million from $29 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 increased to 13.0% from 8.7% in Fiscal 2008. The increase in segment profit for Fiscal 2009 was the result of declining commodity costs associated with our home and garden control products and the non-recurrence of a charge incurred during Fiscal 2008 of approximately $11 million that related to depreciation and amortization expense related to Fiscal 2007. From October 1, 2006 through December 30, 2007, the Home and Garden Business was designated as discontinued operations. In accordance with generally excepted accounting principles, while designated as discontinued operations we ceased recording depreciation and amortization expense associated with the assets of this business. As a result of our reclassification of that business to a continuing operation we recorded a catch-up of depreciation and amortization expense, which totaled $14 million, for the five quarters during which this business was designated as discontinued operations. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Home and Garden inventory balances of $3 million. As a result of the inventory revaluation, Home and Garden recognized $1 million in additional cost of goods sold in Fiscal 2009. The remaining $2 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010.

Segment assets as of September 30, 2009 increased to $504 million from $290 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this prospectus for more information related to fresh-start reporting. Goodwill and intangible assets as of September 30, 2009 total approximately $419 million and are directly a result of the revaluation impacts of fresh-start reporting. Intangible assets as of September 30, 2008 total approximately $115 million and primarily relate to the acquisition of the United Industries division of United.

Corporate Expense.  Our corporate expense in Fiscal 2009 decreased to $42 million from $53 million in Fiscal 2008. Our corporate expense as a percentage of consolidated net sales in Fiscal 2009 decreased to 1.9% from 2.1%. The decrease in expense is partially a result of the non-recurrence of a $9 million charge incurred in Fiscal 2008 to write off professional fees incurred in connection with the termination of substantive negotiations with a potential purchaser of our Global Pet Supplies business.

Restructuring and Related Charges.  See Note 14, Restructuring and Related Charges of Notes to Consolidated Financial Statements, included in this prospectus for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in 2009 and 2008 (in millions):

	2009	2008

Costs included in cost of goods sold:
United & Tetra integration:
Other associated costs	—	0.3
European initiatives:
Termination benefits	—	(0.8)
Other associated costs	—	0.1
Latin America initiatives:
Termination benefits	0.2	—
Other associated costs	—	0.3
Global Realignment initiatives:
Termination benefits	0.3	0.1
Other associated costs	0.9	0.1
Ningbo Exit Plan:
Termination benefits	0.9	1.2
Other associated costs	8.6	15.2
Global Cost Reduction Initiatives:
Termination benefits	0.2	—
Other associated costs	2.3	—

Total included in cost of goods sold	$13.4	$16.5
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$2.3	$2.0
Other associated costs	0.3	0.9
Latin America initiatives:
Termination benefits	—	0.1
Global Realignment:
Termination benefits	7.1	12.3
Other associated costs	3.5	7.5
Ningbo Exit Plan:
Other associated costs	1.3	—
Global Cost Reduction Initiatives:
Termination benefits	6.6	—
Other associated costs	11.3	—

Total included in operating expenses	$32.4	$22.8

Total restructuring and related charges	$45.8	$39.3

In connection with the acquisitions of United and Tetra in Fiscal 2005, we implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at our Global Pet Supplies business. In addition, certain corporate functions were shifted to our global headquarters in Atlanta, Georgia.

We have recorded approximately $(1) million of restructuring and related charges during Fiscal 2009, to adjust prior estimates and eliminate the accrual, and no charges during Fiscal 2008.

Effective October 1, 2006, we suspended initiatives to integrate the activities of the Home and Garden Business into our operations in Madison, Wisconsin. We recorded $1 million of restructuring and related charges during Fiscal 2009 and de minimis restructuring and related charges in Fiscal 2008 in connection with the integration of the United home and garden business.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. We recorded approximately $2 million and $3 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively.

We have implemented a series of initiatives in the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). In connection with the European Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize our manufacturing structure. These initiatives include the relocation of certain operations at our Ellwangen, Germany packaging center to our Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, we recorded de minimis pretax restructuring and related charges in Fiscal 2009 and approximately $(1) million in pretax restructuring and related charges, representing the true-up of reserve balances, during Fiscal 2008.

We have implemented a series of initiatives within our Global Batteries & Appliances business segment in Latin America to reduce operating costs (the “Latin American Initiatives”). In connection with the Latin American Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Appliances segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. We recorded de minimis pretax restructuring and related charges during both Fiscal 2009 and Fiscal 2008 in connection with the Latin American Initiatives.

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $11 million and $20 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives relate primarily to severance.

During Fiscal 2008, we implemented an initiative within the Global Batteries & Appliances segment to reduce operating costs and rationalize our manufacturing structure. These initiatives, which are substantially complete, include the exit of our battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”).

During Fiscal 2009, we implemented a series of initiatives within the Global Batteries & Appliances segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate our opportunities to improve our capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all our segments and the exit of certain facilities in the U.S. related to the Global Pet

Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure.

Goodwill and Intangibles Impairment.  ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2009 and 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments of the following: $18 million related to Global Pet Supplies; $15 million related to the Global Batteries & Appliances segment; and $1 million related to the Home and Garden Business. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $265 million related to the impairment of trade name intangible assets. Of the $602 million goodwill impairment; $426 million was associated with our Global Pet Supplies segment, $160 million was associated with the Home and Garden Business and $16 million was associated with our Global Batteries & Personal Care segment (which effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances). Of the $265 million trade name intangible assets impairment; $98 million was within our Global Pet Supplies segment, $86 million was within our Global Batteries & Appliances segment and $81 million was within the Home and Garden segment. See Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for further details on these impairment charges.

Interest Expense.  Interest expense in Fiscal 2009 decreased to $190 million from $229 million in Fiscal 2008. The decrease in Fiscal 2009 is primarily due to ceasing the accrual of interest on Old Spectrum’s Senior Subordinated Notes, partially offset by the accrual of the default interest on our U.S. Dollar Term B Loan and Euro facility and ineffectiveness related to interest rate derivative contracts. Contractual interest not accrued on the Senior Subordinated Notes during Fiscal 2009 was $56 million. See Liquidity and Capital Resources — Debt Financing Activities and Note 8, Debt, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding our outstanding debt.

Reorganization Items.  During Fiscal 2009, Old Spectrum, in connection with our reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items expense (income), net, which represents a gain of approximately $(1,143) million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $(147) million; (ii) gains in connection with fresh-start reporting adjustments of $(1,088) million; (iii) legal and professional fees of $75 million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $11 million; and (v) a provision for rejected leases of $6 million. During Fiscal 2009, New Spectrum recorded Reorganization items expense (income), net which represents expense of $4 million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this prospectus for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes.  Our effective tax rate on losses from continuing operations is approximately 2.0% for Old Spectrum and (256)% for New Spectrum during Fiscal 2009. Our effective tax rate on income from continuing operations was approximately 1.0% for Fiscal 2008. The primary drivers of the change in our effective rate for New Spectrum for Fiscal 2009 as compared to Fiscal 2008 relate to residual income taxes recorded on the actual and deemed distribution of foreign earnings in Fiscal 2009. The change in the valuation allowance related to these dividends was recorded against goodwill as an adjustment for release of valuation allowance. The primary drivers for Fiscal 2008 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset and the tax impact of the impairment charges.

As of September 30, 2009, we had U.S. federal and state net operating loss carryforwards of approximately $598 and $643 million, respectively, which will expire between 2010 and 2029, and we have foreign net operating loss carryforwards of approximately $138 million, which will expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2008 we had U.S. federal, foreign and state net operating loss carryforwards of approximately $960, $854 and

$142 million, respectively, which, at that time, were scheduled to expire between 2009 and 2028. Certain of the foreign net operating losses have indefinite carryforward periods. We are subject to an annual limitation on the use of our net operating losses that arose prior to its emergence from bankruptcy. We have had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject us to U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of our stock (as defined for tax purposes) on the date of the ownership change, our net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, we project that $149 million of the total U.S. federal and $311 million of the state net operating loss will expire unused. We have provided a full valuation allowance against the deferred tax asset.

We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. We intend to reduce our net operating loss carryforwards for any cancellation of debt income in accordance with IRC Section 108 that arises from our emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).

The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. In 2009, Old Spectrum recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. New Spectrum recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of the recognition of pre-fresh start deferred tax assets to offset New Spectrum income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized was approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million related to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $496 million at September 30, 2008. Of this amount, approximately $468 million related to U.S. net deferred tax assets and approximately $28 million related to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 and Fiscal 2008, we recorded non- cash pretax impairment charges of approximately $34 million and $861 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million and $143 million, respectively. See “Goodwill and Intangibles Impairment” above, as well as Note 3(c), Significant Accounting Policies and Practices — Intangible Assets, of Notes to Consolidated Financial Statements included in this prospectus for additional information regarding these non-cash impairment charges.

ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We adopted this provision on October 1, 2007. As a result of the adoption, we recognized no cumulative effect adjustment. As of September 30, 2009, August 30, 2009 and September 30, 2008, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods is $8 million, $8 million and $7 million, respectively. See Note 8, Income Taxes, of Notes to Consolidated Financial Statements included in this prospectus for additional information.

Discontinued Operations.  On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business. The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2009 and Fiscal 2008, respectively (in millions):

	2009	2008

Net sales	$31.3	$261.4
Loss from discontinued operations before income taxes	$(90.9)	$(27.1)
Provision for income tax benefit	(4.5)	(2.1)

Loss from discontinued operations, net of tax	$(86.4)	$(25.0)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, we recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.

On November 1, 2007, we sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and was used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in our Consolidated Statements of Cash Flows included in this prospectus. On February 5, 2008, we finalized the contractual working capital adjustment in connection with this sale which increased our received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments we recorded a loss on disposal of approximately $1 million, net of tax benefit. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for further details on the sale of the Canadian division of the Home and Garden Business.

The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008:

2008(A)

Net sales	$4.7
Loss from discontinued operations before income taxes	$(1.9)
Provision for income tax benefit	(0.7)

Loss from discontinued operations, net of tax	$(1.2)

(A)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.

Liquidity and Capital Resources

Operating Activities.  For the Fiscal 2011 Quarter cash used by operating activities totaled $51 million as compared to a use of $31 million in the Fiscal 2010 Quarter. Cash used by continuing operations during the Fiscal 2011 Quarter was $50 million, compared to cash used by continuing operations of $23 million in the Fiscal 2010 Quarter. This change was primarily the result of a $17 million change in operating assets and liabilities and a decrease in income after non-cash items of $14 million. Cash used by operating activities of discontinued operations was di minimis in the Fiscal 2011 Quarter, compared to cash use of $8 million during the Fiscal 2010 Quarter. The operating activities of discontinued operations were related to the growing products portion of the Home and Garden Business. See “Discontinued Operations,” above, as well as Note 2, Significant Accounting Policies-Discontinued Operations, of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business.

Net cash provided by operating activities was $57 million during Fiscal 2010 compared to $77 million during Fiscal 2009. Cash provided by operating activities from continuing operations was $69 million during Fiscal 2010 compared to $98 million during Fiscal 2009. The $29 million decrease in cash provided by operating activities was primarily due to payments of $47 million related to professional fees from our Bankruptcy Filing and $25 million of payments related to the Merger. This was partially offset by an increase in income from continuing operations after adjusting for non-cash items of $40 million in Fiscal 2010 compared to Fiscal 2009. Cash used by operating activities from discontinued operations was $11 million in Fiscal 2010 compared to a use of $22 million in Fiscal 2009. The operating activities of discontinued operations were related to the growing products portion of the Home and Garden Business. See “Discontinued Operations,” above, as well as Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business.

We expect to fund our cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2010 through a combination of cash on hand and cash flows from operations and available borrowings under our ABL Revolving Credit Facility. Going forward our ability to satisfy financial and other covenants in our senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on our debt and other financial obligations will depend on our future financial and operating performance. There can be no assurances that our business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy our debt maturities or to fund our other liquidity needs. In addition, the current economic crisis could have a further negative impact on our financial position, results of operations or cash flows. See “Risk Factors” elsewhere in this prospectus, for further discussion of the risks associated with our ability to service all of our existing indebtedness, our ability to maintain compliance with financial and other covenants related to our indebtedness and the impact of the current economic crisis.

Investing Activities.  Net cash used by investing activities was $18 million for the Fiscal 2011 Quarter. For the Fiscal 2010 Quarter net cash used by investing activities was $5 million. The $13 million increase in cash used by investing activities is due to the cash use of $10 million, net of cash acquired, in conjunction with the Seed Resources, LLC acquisition in Fiscal 2011 coupled with increased capital expenditures for continuing operations of $3 million.

Net cash used by investing activities was $43 million for Fiscal 2010. For Fiscal 2009 investing activities used cash of $20 million. The $23 million increase in cash used in Fiscal 2010 was primarily due to a $30 million increase of capital expenditures during Fiscal 2010 and payments related to the Russell Hobbs Merger, net of cash acquired from Russell Hobbs. These items were partially offset by $9 million of cash paid in Fiscal 2009 related to performance fees from the Microlite acquisition.

Debt Financing Activities

In connection with the Merger, we (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of the $750 million Term Loan, (ii) issued $750 million in aggregate principal amount of 9.5% Notes and (iii) entered into the $300 million ABL Revolving Credit Facility. The proceeds from the Senior Secured Facilities were used to repay our then-existing senior term credit facility (the “Prior Term Facility”) and our then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, we and our domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.0% discount and was recorded net of the $15 million amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During the fiscal year ended September 30, 2010 (“Fiscal 2010”), we recorded $26 million of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement. In connection with voluntary prepayments of

$70 million of term debt during the Fiscal 2011 Quarter, we recorded accelerated amortizations of portions of the unamortized discount and unamortized Debt issuance costs totaling $4 million as an adjustment to interest expense.

At January 2, 2011 and September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $680 million and $750 million, respectively.

At January 2, 2011, we were in compliance with all covenants under the Senior Credit Agreement.

On February 1, 2011, we completed the refinancing of our Term Loan, which, at that time, had an aggregate amount outstanding of $680 million, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 16, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%. The New Term Loan reduces scheduled principal amortizations to approximately $7 million per year, contains a one-year soft call protection of 1% on refinancing but none on other voluntary prepayments, and has the same financial, negative (other than a more favorable ability to repurchase other indebtedness) and affirmative covenants and events of default as the former Term Loan.

9.5% Notes

At both January 2, 2011 and September 30, 2010, we had outstanding principal of $750 million under the 9.5% Notes maturing June 15, 2018.

We may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires us to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10 million amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, we recorded $21 million of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) are amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

At January 2, 2011, we were in compliance with all covenants under the 9.5% Notes and the 2018 Indenture.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, the Company issued $218 million in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the

12% Notes in cash or as payment in kind, or “PIK”. PIK interest is added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, we agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility, we are no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 we gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash.

We may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require us to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.

At January 2, 2011 and September 30, 2010, we had outstanding principal of $245 million under the 12% Notes, including PIK interest of $27 million added during Fiscal 2010.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

In connection with the Merger, we obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together with the HCP Funds, the “Harbinger Parties”) and increased the Company’s ability to incur indebtedness up to $1,850 million.

During Fiscal 2010 we recorded $3 million of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

At January 2, 2011, we were in compliance with all covenants under the 12% Notes and the 2019 Indenture. However, we are subject to certain limitations as a result of our Fixed Charge Coverage Ratio under the 2019 indentures being below 2:1. Until the test is satisfied, we and certain of our subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior debt beyond the Senior Credit Facilities. We do not expect the inability to satisfy the Fixed Charge Coverage Ratio test to impair our ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of our existing business, although no assurance can be given in this regard.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (as amended, the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries, restructuring costs, and other general corporate purposes.

Upon completion of the most recent amendment to the ABL Credit Agreement on April 21, 2011, the ABL Revolving Credit Facility carries an interest rate, at our option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 1.25% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 2.25% per annum. No principal amortizations are required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2016. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010 we recorded $10 million of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at January 2, 2011, we had aggregate borrowing availability of approximately $150 million, net of lender reserves of $29 million.

At January 2, 2011, we had outstanding letters of credit of $36 million under the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, we had aggregate borrowing availability of approximately $225 million, net of lender reserves of $29 million.

At January 2, 2011, we were in compliance with all covenants under the ABL Credit Agreement.

Interest Payments and Fees

In addition to principal payments on our Senior Credit Facilities, we have annual interest payment obligations of approximately $71 million in the aggregate under our 9.5% Notes and annual interest payment obligations of approximately $29 million in the aggregate under our 12% Notes. We also incur interest on our borrowings under the Senior Credit Facilities and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 9.5% Notes and interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the 12% Notes is required to be paid by increasing the aggregate principal amount due under the subject notes unless we elect to make such payments in cash. Effective with the payment date of August 28, 2010, we elected to make the semi-annual interest payment scheduled for February 28, 2011 in cash. Thereafter, we may make the semi-annual interest payments for the 12% Notes either in cash or by further increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect at January 2, 2011, we estimate annual interest payments of approximately $57 million in the aggregate under our Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. We are required to pay certain fees in connection with the

Senior Credit Facilities. Such fees include a quarterly commitment fee of up to 0.75% on the unused portion of the ABL Revolving Credit Facility and certain additional fees with respect to the letter of credit subfacility under the ABL Revolving Credit Facility.

Equity Financing Activities.  During the Fiscal 2011 Quarter, we granted approximately 1.4 million shares of restricted stock to our employees and our directors. All vesting dates are subject to the recipient’s continued employment with us, except as otherwise permitted by our Board of Directors or in certain cases if the employee is terminated without cause. The total market value of the restricted shares on the date of grant was approximately $41 million which represented unearned restricted stock compensation. Unearned compensation is amortized to expense over the appropriate vesting period.

During Fiscal 2010, we granted approximately 0.9 million shares of restricted stock. Of these grants, 0.3 million restricted stock units were granted in conjunction with the Merger and are time-based and vest over a one year period. The remaining 0.6 million shares are restricted stock grants primarily vest over a two year period. The total market value of the restricted shares on the date of the grant was approximately $23 million. During Fiscal 2009, Old Spectrum granted approximately 0.2 million shares of restricted stock. Of these grants, approximately 18% of the shares were time-based and vest on a pro rata basis over a three year period and 82% of the shares were performance-based and vest upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with us. The total market value of the restricted stock on the date of the grant was approximately $0.1 million which has been recorded as unearned restricted stock compensation. On the Effective Date, all of the existing common stock of Old Spectrum was extinguished and deemed cancelled. Subsequent to September 30, 2009, we granted an aggregate of approximately 0.6 million shares of restricted common stock of New Spectrum to certain employees and non-employee directors. All such shares are subject to time-based vesting. All vesting dates are subject to the recipient’s continued employment, or service as a director, with us.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations & Other Commercial Commitments

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in future periods. The table excludes other obligations we have reflected on our Consolidated Statements of Financial Position included in this prospectus, such as pension obligations. See Note 10, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this prospectus for a more complete discussion of our employee benefit plans (in millions):

	Contractual Obligations
	Payments due by Fiscal Year
	2011	2012	2013	2014	2015	Thereafter	Total

Debt:
Debt, excluding capital lease obligations	$20	$35	$39	$39	$39	$1,587	$1,759
Capital lease obligations(1)	1	1	1	1	1	7	12

	21	36	40	40	40	1,594	1,771
Operating lease obligations	35	33	27	19	15	49	178

Total Contractual Obligations	$56	$69	$67	$59	$55	$1,643	$1,949

(1)	Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Statements of Financial Position included in this prospectus.

Other Commercial Commitments

The following table summarizes our other commercial commitments as of September 30, 2010, consisting entirely of standby letters of credit that back the performance of certain of our entities under various credit facilities, insurance policies and lease arrangements (in millions):

	Other Commercial Commitments
	Amount of Commitment Expiration by Fiscal Year
	2011	2012	2013	2014	2015	Thereafter	Total

Letters of credit	$48	$2	$—	$—	$—	$3	$53

Total Other Commercial Commitments	$48	$2	$—	$—	$—	$3	$53

Critical Accounting Policies

Our Consolidated Financial Statements included in this prospectus have been prepared in accordance with GAAP and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.

Valuation of Assets and Asset Impairment

We evaluate certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010, Fiscal 2009 and Fiscal 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded no impairment charges in Fiscal 2010 and non-cash pretax impairment charges of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million impairment charge incurred in Fiscal 2009 reflects an impairment of trade name intangible assets consisting of the following: (i) $18 million related to the Global Pet Supplies Business; (ii) $15 million related to the Global Batteries & Personal Care segment (which effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, the Global Batteries & Appliances segment); and (iii) $1 million related to the Home and Garden Business. The $861 million impairment charge incurred in Fiscal 2008 reflects impaired goodwill of $602 million and impaired trade name intangible assets of $265 million. The $602 million of impaired goodwill consisted of the following: (i) $426 million associated with our Global Pet Supplies reportable segment; (ii) $160 million associated with the Home and Garden Business; and (iii) $16 million related to our Global Batteries & Appliances reportable segment. The $265 million of impaired trade name intangible assets consisted of the following: (i) $86 million related to our Global Batteries & Appliances reportable segment; (ii) $98 million related to Global Pet Supplies; and (iii) $81 million related to the Home and Garden Business. Future cash expenditures will not result from these impairment charges.

We used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of our reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to our fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in our trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. We also tested fair value for reasonableness by comparison to our total market capitalization, which includes both our equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of our debt securities, we also considered these factors in the Fiscal 2008 annual impairment testing.

In accordance with ASC 740, we establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with ASC 740, during each reporting period we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2009 we recorded a reduction in the valuation allowance of approximately $363 million. Of the $363 million total, $314 million was recorded as a non-cash deferred income tax benefit and $49 million as a reduction to goodwill. During Fiscal 2008 we recorded a non-cash deferred income tax charge of approximately $200 million related to increasing the valuation allowance against our net deferred tax assets.

The fair value of our Global Batteries & Personal Care (which effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, the Global Batteries & Appliances segment), Global Pet Supplies, Home and Garden Business and Small Appliances (which effective October 1, 2010 was integrated primarily within the Global Batteries & Appliances segment, with the exception of certain pest control and pet products included in the former Small Appliances segment, which have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively) reporting units, which are also our segments, exceeded their carry values by 52%, 49%, 13% and 10%, respectively, as of the date of our latest annual impairment testing.

See Note 3(h), Significant Accounting Policies and Practices — Property, Plant and Equipment, Note 3(i), Significant Accounting Policies and Practices — Intangible Assets, Note 5, Property, Plant and Equipment, Note 6, Goodwill and Intangible Assets, Note 8, Income Taxes, and Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this prospectus for more information about these assets.

Revenue Recognition and Concentration of Credit Risk

We recognize revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. We are generally not obligated to allow for, and our general policy is not to accept, product returns for battery sales. We do accept returns in specific instances related to our electric shaving and grooming, electric personal care, home and garden, small appliances and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. We estimate and accrue the cost of returns, which are treated as a reduction of net sales.

We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.

We also enter into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of our promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

We also enter into various arrangements, primarily with retail customers, which require us to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in Deferred charges and other in our Consolidated Statements of Financial Position included in this prospectus.

Our trade receivables subject us to credit risk which is evaluated based on changing economic, political and specific customer conditions. We assess these risks and make provisions for collectibility based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change our estimate of collectibility. We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. We monitor our customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.

See Note 3(b), Significant Accounting Policies and Practices — Revenue Recognition, Note 3(c), Significant Accounting Policies and Practices — Use of Estimates and Note 3(e), Significant Accounting Policies and Practices — Concentrations of Credit Risk and Major Customers and Employees, of Notes to Consolidated Financial Statements included in this prospectus for more information about our revenue recognition and credit policies.

Pensions

Our accounting for pension benefits is primarily based on a discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, we used discount rates of 4.2 to 13.6% in Fiscal 2010 and 5.0 to 11.8% in Fiscal 2009. In adjusting the discount rates from Fiscal 2009 to 2010, we considered the change in the general market interest rates of debt and solicited the advice of our actuary. We believe the discount rates used are reflective of the rates at which the pension benefits could be effectively settled.

Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. We used expected returns on plan assets of 4.5% to 7.8% in Fiscal 2010 and 4.5% to 8.0% in Fiscal 2009. Based on the advice of our independent actuary, we believe the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines our pension liability will increase, ultimately increasing future pension expense.

See Note 10, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this prospectus for a more complete discussion of our employee benefit plans.

Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. We present restructuring and related charges on a combined basis.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.

We report restructuring and related charges associated with manufacturing and related initiatives in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.

We report restructuring and related charges associated with administrative functions in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.

The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the ASC 805. Under ASC 805, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in ASC 805 are treated as restructuring and related charges and expensed as incurred.

See Note 14, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements included in this prospectus for a more complete discussion of our restructuring initiatives and related costs.

Loss Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect our business, financial condition or results of operations.

See further discussion in Note 12, Commitments and Contingencies, of Notes to the Consolidated Financial Statements included in this prospectus.

Other Significant Accounting Policies

Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding the Consolidated Financial Statements included in this prospectus. The Notes to the Consolidated Financial Statements included in this prospectus contain additional information related to our accounting policies, including recent accounting pronouncements, and should be read in conjunction with this discussion.

Annex C

DESCRIPTION OF THE BUSINESS OF SPECTRUM BRANDS HOLDINGS, INC.

General

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company and Russell Hobbs, Inc. (“Russell Hobbs”), a small appliance brand company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings’ common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SPB.”

Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” are used to refer to SB Holdings and its subsidiaries subsequent to the Merger and Spectrum Brands prior to the Merger, as well as both before and on and after the Effective Date, as defined below. The term “Old Spectrum,” refers only to Spectrum Brands, our Wisconsin predecessor, and its subsidiaries prior to the Effective Date.

In connection with the Merger, we refinanced Spectrum Brands’ existing senior debt, except for Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”), which remain outstanding, and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750 million Term Loan facility due June 16, 2016 (the “Term Loan”), new $750 million 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and a new $300 million asset-based revolving facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Term Loan, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”).

As further described below, on February 3, 2009, we and our wholly owned United States (“U.S.”) subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. Effective as of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation.

Financial information included in our financial statements prepared after August 30, 2009 will not be comparable to financial information from prior periods. See “Risk Factors — Risks Related to Spectrum Brands Holdings — Risks Related To Spectrum Brands Holdings’ Emergence From Bankruptcy” for more information.

We are a global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control products.

Effective October 1, 2010, our chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of our worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) Global Pet Supplies, which consists of our worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of our home and garden and insect control businesses (the “Home and Garden Business”). The current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment (“Global Batteries & Personal Care”), which consisted of the worldwide battery, electric shaving and grooming, electric personal care and portable lighting business, with substantially all of the former Small Appliances segment, which consisted of the Russell Hobbs businesses acquired on June 16, 2010 (“Small Appliances”), to form Global Batteries & Appliances. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the

Home and Garden Business and Global Pet Supplies segments, respectively. The presentation of all historical segment reporting herein has been changed to conform to this segment reporting.

We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design, market and distribute rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products, hair care appliances, small household appliances and personal care products. Our manufacturing and product development facilities are located in the U.S., Europe, Latin America and Asia. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, small household appliances, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each business segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for sales and marketing initiatives and the financial results for all product lines within that business segment.

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.

In November 2008, our board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing products portion of the Home and Garden Business for our fiscal year ended September 30, 2009 (“Fiscal 2009”). We believe the shutdown was consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. As of March 29, 2009, we completed the shutdown of the growing products portion of the Home and Garden Business. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, to our Consolidated Financial Statements included in this prospectus for further details on the disposal of the growing products portion of the Home and Garden Business.

On December 15, 2008, prior to our Bankruptcy Filing, as defined below, Old Spectrum was advised that its common stock would be suspended from trading on the NYSE prior to the opening of the market on December 22, 2008. It was advised that the decision to suspend its common stock was reached in view of the fact that it had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Old Spectrum’s common stock was delisted from the NYSE effective January 23, 2009.

On March 18, 2010, the common stock of Spectrum Brands was listed on the NYSE. In connection with the consummation of the Merger, on June 16, 2010 the common stock of Spectrum Brands was delisted from the NYSE and the common stock of SB Holdings succeeded to its listing status under the symbol “SPB.”

As a result of our Bankruptcy Filing, we were able to significantly reduce our indebtedness. As a result of the Merger, we were able to further reduce our outstanding debt leverage ratio. However, we continue to have a significant amount of indebtedness relative to our competitors and paying down outstanding indebtedness continues to be a priority for us. The Bankruptcy Filing is discussed in more detail under “Chapter 11 Proceedings.”

Chapter 11 Proceedings

On February 2, 2009, the Company did not make a $25.8 million interest payment due February 2, 2009 on the Company’s 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”), triggering a default with respect to the notes. On February 3, 2009, we announced that we had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of our then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce our outstanding debt. As a result of its substantial leverage, the Company determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which it was subject under its then existing senior secured term loan facility, which ratios became more restrictive in future periods. Accordingly, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Old Spectrum’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Reorganized Spectrum Brands, Inc. filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 27,030,000 shares of common stock and approximately $218 million in aggregate principal amount of the 12% Notes to holders of allowed claims with respect to Old Spectrum’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), the 7 3/8% Notes and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). For a further discussion of the 12% Notes see “Debt Financing Activities — 12% Notes.” Also on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession credit facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Our Products

We compete in seven major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care products; home and garden control products; small appliances and portable lighting. Our broad line of products includes:

•	consumer batteries, including alkaline and zinc carbon batteries, rechargeable batteries and chargers and hearing aid batteries and other specialty batteries;

•	pet supplies, including aquatic equipment and supplies, dog and cat treats, small animal foods, clean up and training aids, health and grooming products and bedding;

•	home and garden control products including household insect controls, insect repellents and herbicides;

•	electric shaving and grooming devices;

•	small appliances, including small kitchen appliances and home product appliances;

•	electric personal care and styling devices; and

•	portable lighting.

Net sales of each product category sold, as a percentage of net sales of our consolidated operations, is set forth below.

	Net Sales for the Fiscal Year Ended
	September 30,
	2010	2009	2008

Consumer batteries	34%	37%	38%
Pet supplies	22	26	25
Home and garden control products	13	14	14
Electric shaving and grooming	10	10	10
Small appliances	9	—	—
Electric personal care products	8	9	9
Portable lighting	4	4	4

	100%	100%	100%

Consumer Batteries

We market and sell a full line of alkaline batteries (AA, AAA, C, D and 9-volt sizes) to both retail and industrial customers. Our alkaline batteries are marketed and sold primarily under the Rayovac and VARTA brands. We also manufacture alkaline batteries for third parties who sell the batteries under their own private labels. Our zinc carbon batteries are also marketed and sold primarily under the Rayovac and VARTA brands and are designed for low- and medium-drain battery-powered devices.

We believe that we are currently the largest worldwide marketer and distributor of hearing aid batteries. We sell our hearing aid batteries through retail trade channels and directly to professional audiologists under several brand names and private labels, including Beltone, Miracle Ear and Starkey.

We also sell Nickel Metal Hydride (NiMH) rechargeable batteries and a variety of battery chargers under the Rayovac and VARTA brands.

Our other specialty battery products include camera batteries, lithium batteries, silver oxide batteries, keyless entry batteries and coin cells for use in watches, cameras, calculators, communications equipment and medical instruments.

Pet Supplies

In the pet supplies product category we market and sell a variety of leading branded pet supplies for fish, dogs, cats, birds and other small domestic animals. We have a broad line of consumer and commercial aquatics products, including integrated aquarium kits, standalone tanks and stands, filtration systems, heaters, pumps, and other equipment, fish food and water treatment products. Our largest aquatics brands are Tetra, Marineland, Whisper, Jungle and Instant Ocean. We also sell a variety of specialty pet products, including dog and cat treats, small animal food and treats, clean up and training aid products, health and grooming aids, bedding products and consumable accessories including privacy tents, litter carpets, crystal litter cartridges, charcoal filers, corn-based litter and replaceable waste receptacles. Our largest specialty pet brands include 8-in-1, Dingo, Firstrax, Nature’s Miracle, Wild Harvest and Littermaid.

Home and Garden Control Products

In the home and garden control products category we currently sell and market several leading home and garden care products, including household insecticides, insect repellent, herbicides, garden and indoor plant foods and plant care treatments. We offer a broad array of household insecticides such as spider, roach and ant killer, flying insect killer, insect foggers, wasp and hornet killer, flea and tick control products and roach and ant baits. We also manufacture and market a complete line of insect repellent products that provide protection from insects, especially mosquitoes. These products include both personal repellents, such as aerosols, pump sprays and wipes as well as area repellents, such as yard sprays, citronella candles and torches. Our largest brands in the insect control category include Hot Shot, Cutter and Repel. Our herbicides, garden and indoor plant foods and plant care treatment brands include Spectracide, Real-Kill and Garden Safe. Other pest control products include pest control and repelling devices that use ultra-sonic sound waves to control insects and rodents, primarily in homes. We have positioned ourselves as the value alternative for consumers who want products that are comparable to, but sold at lower prices than, premium-priced brands.

Electric Shaving and Grooming

We market and sell a broad line of electric shaving and grooming products under the Remington brand name, including men’s rotary and foil shavers, beard and mustache trimmers, body trimmers and nose and ear trimmers, women’s shavers and haircut kits.

Small Appliances

In the small appliances category, we market and sell a broad range of products in the small household appliances category. We market a broad line of small kitchen appliances under the George Foreman, Black &Decker, Russell Hobbs, Farberware, Juiceman, Breadman and Toastmaster brands, including grills, bread makers, sandwich makers, kettles, toaster ovens, toasters, blenders, juicers, can openers, coffee grinders, coffeemakers, electric knives, deep fryers, food choppers, food processors, hand mixers, rice cookers and steamers. We also market small home product appliances, including hand-held irons, vacuum cleaners, air purifiers, clothes shavers and heaters, primarily under the Black & Decker and Russell Hobbs brands. Russell Hobbs’ personal care products in the small appliances category include hand-held dryers, curling irons, straightening irons, brush irons, air brushes, hair setters, facial brushes, skin appliances and electric toothbrushes, which are primarily marketed under the Russell Hobbs, Carmen and Andrew Collinge brands.

Electric Personal Care Products

Our electric personal care products, marketed and sold under the Remington brand name, include hair dryers, straightening irons, styling irons and hair setters.

Portable Lighting

We offer a broad line of battery-powered, portable lighting products, including flashlights and lanterns for both retail and industrial markets. We sell our portable lighting products under the Rayovac and VARTA brand names, under other proprietary brand names and pursuant to licensing arrangements with third parties.

Sales and Distribution

We sell our products through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs. Our sales generally are made through the use of individual purchase orders, consistent with industry practice. Retail sales of the consumer products we market have been increasingly consolidated into a small number of regional and national mass merchandisers. This trend towards consolidation is occurring on a worldwide basis. As a result of this consolidation, a significant percentage of our sales are attributable to a very limited group of retailer customers, including, Wal-Mart, The Home Depot, Carrefour, Target, Lowe’s, PetSmart, Canadian Tire, PetCo and Gigante. Our sales to Wal-Mart represented approximately 22% of our consolidated net sales for the fiscal year ended September 30, 2010. No other customer accounted for more than 10% of our consolidated net sales in the fiscal year ended September 30, 2010.

Segment information as to revenues, profit and total assets as well as information concerning our revenues and long-lived assets by geographic location for the last three fiscal years is set forth in Annex B, Management’s Discussion and Analysis of Financial Condition and Results of Operations of Spectrum Brands Holdings, Inc. and Note 11, Segment Results, in Notes to Consolidated Financial Statements included in this prospectus.

Sales and distribution practices in each of our reportable segments are as set forth below.

Global Batteries & Appliances

We manage our Global Batteries & Appliances sales force by geographic region and product group. Our sales team is divided into three major geographic territories, North America, Latin America and Europe and the rest of the world (“Europe/ROW”). Within each major geographic territory, we have additional subdivisions designed to meet our customers’ needs.

We manage our sales force in North America by distribution channel. We maintain separate sales groups to service (i) our retail sales and distribution channel, (ii) our hearing aid professionals channel and (iii) our industrial distributors and OEM sales and distribution channel. In addition, we utilize a network of independent brokers to service participants in selected distribution channels.

We manage our sales force in Latin America by distribution channel and geographic territory. We sell primarily to large retailers, wholesalers, distributors, food and drug chains and retail outlets. In countries where we do not maintain a sales force, we sell to distributors who market our products through all channels in the market.

The sales force serving our customers in Europe/ROW is supplemented by an international network of distributors to promote the sale of our products. Our sales operations throughout Europe/ROW are organized by geographic territory and the following sales channels: (i) food/retail, which includes mass merchandisers, discounters and drug and food stores; (ii) specialty trade, which includes clubs, consumer electronics stores, department stores, photography stores and wholesalers/distributors; and (iii) industrial, government, hearing aid professionals and OEMs.

Global Pet Supplies

Our Global Pet Supplies sales force is aligned by customer, geographic region and product group. We sell pet supply products to mass merchandisers, grocery and drug chains, pet superstores, independent pet stores and other retailers.

Home and Garden Business

The sales force of the Home and Garden Business is aligned by customer. We sell primarily to home improvement centers, mass merchandisers, hardware stores, home and garden distributors, and food and drug retailers in the U.S.

Manufacturing, Raw Materials and Suppliers

The principal raw materials used in manufacturing our products — zinc powder, electrolytic manganese dioxide powder and steel — are sourced either on a global or regional basis. The prices of these raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. We have regularly engaged in forward purchase and hedging derivative transactions in an attempt to effectively manage the raw material costs we expect to incur over the next 12 to 24 months.

Substantially all of our rechargeable batteries and chargers, portable lighting products, hair care and other personal care products and our electric shaving and grooming products and small appliances are manufactured by third party suppliers that are primarily located in the Asia/Pacific region. We maintain ownership of most of the tooling and molds used by our suppliers.

We continually evaluate our manufacturing facilities’ capacity and related utilization. As a result of such analyses, we have closed a number of manufacturing facilities during the past five years. In general, we believe our existing facilities are adequate for our present and foreseeable needs.

Research and Development

Our research and development strategy is focused on new product development and performance enhancements of our existing products. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

In our fiscal years ended September 30, 2010, 2009 and 2008, we invested $31.0 million, $24.4 million and $25.3 million, respectively, in product research and development.

Patents and Trademarks

We own or license from third parties a significant number of patents and patent applications throughout the world relating to products we sell and manufacturing equipment we use. We hold a license that expires in March 2022 for certain alkaline battery designs, technology and manufacturing equipment from Matsushita Electrical Industrial Co., Ltd. (“Matsushita”), to whom we pay a royalty.

We also use and maintain a number of trademarks in our business, including DINGO, JUNGLETALK, MARINELAND, RAYOVAC, REMINGTON, TETRA, VARTA, 8IN1, CUTTER, HOT SHOT, GARDEN SAFE, NATURE’S MIRACLE, REPEL, SPECTRACIDE, SPECTRACIDE TERMINATE, GEORGE FOREMAN, RUSSELL HOBBS and BLACK & DECKER. We seek trademark protection in the U.S. and in foreign countries by all available means, including registration.

As a result of the October 2002 sale by VARTA AG of substantially all of its consumer battery business to us and VARTA AG’s subsequent sale of its automotive battery business to Johnson Controls, Inc. (“Johnson Controls”), we acquired rights to the VARTA trademark in the consumer battery category and Johnson Controls acquired rights to the trademark in the automotive battery category. VARTA AG continues to have rights to use the trademark with travel guides and industrial batteries and VARTA Microbattery GmbH has the right to use the trade mark with micro batteries. We are party to a Trademark and Domain Names Protection and Delimitation Agreement that governs ownership and usage rights and obligations of the parties relative to the VARTA trademark.

As a result of the common origins of the Remington Products, L.L.C. (“Remington Products”), business we acquired in September 2003 and the Remington Arms Company, Inc. (“Remington Arms”), the REMINGTON trademark is owned by us and by Remington Arms each with respect to its principal products as well as associated products. Accordingly, we own the rights to use the REMINGTON trademark for electric shavers, shaver accessories, grooming products and personal care products, while Remington Arms owns the rights to use the trademark for firearms, sporting goods and products for industrial use, including industrial hand tools. In addition, the terms of a 1986 agreement between Remington Products and Remington Arms provides for the shared rights to use the REMINGTON trademark on products which are not considered “principal products of interest” for either company. We retain the REMINGTON trademark for nearly all products which we believe can benefit from the use of the brand name in our distribution channels.

We license the Black & Decker brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. Russell Hobbs has licensed the Black & Decker brand since 1998 for use in marketing various household small appliances. In December 2007, Russell Hobbs and The Black & Decker Corporation (“BDC”) extended the trademark license agreement for a third time through

December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay BDC royalties based on a percentage of sales, with minimum annual royalty payments as follows:

•	Calendar year 2010: $14.5 million

•	Calendar year 2011: $15.0 million

•	Calendar year 2012: $15.0 million

The agreement also requires us to comply with maximum annual return rates for products.

If BDC does not agree to renew the license agreement, we have 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. BDC has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, BDC may elect to extend the license to use the Black & Decker brand to certain additional product categories. BDC has approved several extensions of the license to additional categories and geographies.

Competition

In our retail markets, we compete for limited shelf space and consumer acceptance. Factors influencing product sales include brand name recognition, perceived quality, price, performance, product packaging, design innovation, and consumer confidence and preferences as well as creative marketing, promotion and distribution strategies.

The battery product category is highly competitive. Most consumer batteries manufactured throughout the world are sold by one of four global companies: Spectrum Brands (manufacturer/seller of Rayovac and VARTA brands); Energizer Holdings, Inc. (“Energizer”) (manufacturer/seller of the Energizer brand); The Procter & Gamble Company (“Procter & Gamble”) (manufacturer/seller of the Duracell brand); and Matsushita (manufacturer/seller of the Panasonic brand). We also face competition from the private label brands of major retailers, particularly in Europe. The offering of private-label batteries by retailers may create pricing pressure in the consumer battery market. Typically, private-label brands are not supported by advertising or promotion, and retailers sell these private label offerings at prices below competing name-brands. The main barriers to entry for new competitors are investment in technology research, cost of building manufacturing capacity and the expense of building retail distribution channels and consumer brands.

In the U.S. alkaline battery category, the Rayovac brand is positioned as a value brand, which is typically defined as a product that offers comparable performance at a lower price. In Europe, the VARTA brand is competitively priced with other premium brands. In Latin America, where zinc carbon batteries outsell alkaline batteries, the Rayovac brand is competitively priced.

The pet supply product category is highly fragmented with over 500 manufacturers in the U.S. alone, consisting primarily of small companies with limited product lines. Our largest competitors in this product category are Mars Corporation (“Mars”), The Hartz Mountain Corporation (“Hartz”) and Central Garden & Pet Company (“Central Garden & Pet”). Both Hartz and Central Garden & Pet sell a comprehensive line of pet supplies and compete with a majority of the products we offer. Mars sells primarily aquatics products.

Products we sell in the home and garden product category through the Home and Garden Business face competition from The Scotts Miracle-Gro Company (“Scotts Company”), which markets home and garden products under the Scotts, Ortho, Roundup and Miracle-Gro brand names; Central Garden & Pet, which markets garden products under the AMDRO and Sevin brand names; and Bayer A.G., which markets home and garden products under the Bayer Advanced brand name.

Products we sell in the household insect control product category through the Home and Garden Business, face competition from S.C. Johnson & Son, Inc. (“S.C. Johnson”), which markets insecticide and repellent products under the Raid and OFF! brands; Scotts Company, which markets household insect control products under the Ortho brand; and Henkel KGaA, which markets insect control products under the Combat brand.

Our primary competitors in the electric shaving and grooming product category are Norelco, a division of Koninklijke Philips Electronics NV (“Philips”), which sells and markets rotary shavers, and Braun, a division of Procter & Gamble, which sells and markets foil shavers. Through our Remington brand, we sell both foil and rotary shavers.

Primary competitive brands in the small appliance category include Hamilton Beach, Proctor Silex, Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, Kitchen Aid, Cuisinart, Krups, Braun, Rival, Europro, Kenwood, Philips, Morphy Richards, Breville and Tefal. The key competitors of Russell Hobbs in this market in the U.S. and Canada include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In addition, Russell Hobbs competes with retailers who use their own private label brands for household appliances (for example, Wal-Mart).

Our major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited (“Helen of Troy”).

Our primary competitors in the portable lighting product category are Energizer and Mag Instrument, Inc.

Some of our major competitors have greater resources and greater overall market share than we do. They have committed significant resources to protect their market shares or to capture market share from us and may continue to do so in the future. In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in advertising and in offering retail discounts and other promotional incentives to retailers, distributors, wholesalers and, ultimately, consumers.

Seasonality

On a consolidated basis our financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum’s first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum’s second and third fiscal quarters). Small Appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season. For a more detailed discussion of the seasonality of our product sales, see Annex B, Management’s Discussion and Analysis of Financial Condition and Results of Operations of Spectrum Brands Holdings, Inc. — “Seasonal Product Sales”.

Governmental Regulations and Environmental Matters

Due to the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with the releases of hazardous substances at our facilities. We believe that compliance with the federal, state, local and foreign laws and regulations to which we are subject will not have a material effect upon our capital expenditures, financial condition, earnings or competitive position.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties. We have not conducted invasive testing at all facilities to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, it is possible that material liabilities may arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could incur material unforeseen expenses, which could have a material adverse effect on our financial condition, capital expenditures, earnings and competitive position. Although we are currently engaged in investigative or remedial projects at some of our facilities, we do not expect that such projects, taking into account established accruals, will cause us to incur expenditures that are material to our business, financial condition or results of operations; however, it is possible that our future liability could be material.

We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are held responsible as a result of our relationships with such other parties. In the U.S., these proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980

(“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. We occasionally are identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where we have been notified of our status as a potentially responsible party, it is either premature to determine whether our potential liability, if any, will be material or we do not believe that our liability, if any, will be material. We may be named as a potentially responsible party under CERCLA or similar state laws for other sites not currently known to us, and the costs and liabilities associated with these sites may be material.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters, taking into account established accruals of $9.6 million for estimated liabilities at September 30, 2010 should not be material to our business or financial condition.

Electronic and electrical products that we sell in Europe, particularly products sold under the Remington brand name, VARTA battery chargers, certain portable lighting and all of our batteries, are subject to regulation in European Union (“EU”) markets under three key EU directives. The first directive is the Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) which took effect in EU member states beginning July 1, 2006. RoHS prohibits companies from selling products which contain certain specified hazardous materials in EU member states. We believe that compliance with RoHS will not have a material effect on our capital expenditures, financial condition, earnings or competitive position. The second directive is entitled the Waste of Electrical and Electronic Equipment (“WEEE”). WEEE makes producers or importers of particular classes of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. WEEE assigns levels of responsibility to companies doing business in EU markets based on their relative market share. WEEE calls on each EU member state to enact enabling legislation to implement the directive. To comply with WEEE requirements, we have partnered with other companies to create a comprehensive collection, treatment, disposal and recycling program. As EU member states pass enabling legislation we currently expect our compliance system to be sufficient to meet such requirements. Our current estimated costs associated with compliance with WEEE are not significant based on our current market share. However, we continue to evaluate the impact of the WEEE legislation as EU member states implement guidance and as our market share changes, and, as a result, actual costs to our company could differ from our current estimates and may be material to our business, financial condition or results of operations. The third directive is the Directive on Batteries and Accumulators and Waste Batteries, which was adopted in September 2006 and went into effect in September 2008 (the “Battery Directive”). The Battery Directive bans heavy metals in batteries by establishing maximum quantities of those heavy metals in batteries and mandates waste management of batteries, including collection, recycling and disposal systems. The Battery Directive places the costs of such waste management systems on producers and importers of batteries. The Battery Directive calls on each EU member state to enact enabling legislation to implement the directive. We currently believe that compliance with the Battery Directive will not have a material effect on our capital expenditures, financial condition, earnings or competitive position. However, until such time as the EU member states adopt enabling legislation, a full evaluation of these costs cannot be completed. We will continue to evaluate the impact of the Battery Directive and its enabling legislation as EU member states implement guidance.

Certain of our products and facilities in each of our business segments are regulated by the United States Environmental Protection Agency (the “EPA”) and the United States Food and Drug Administration (the “FDA”) or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Our inability to obtain or the cancellation of any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

Certain of our products and packaging materials are subject to regulations administered by the FDA. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated products, establishes ingredients and manufacturing procedures for certain products, establishes standards of identity for certain products, determines the safety of products and establishes labeling standards and requirements. In addition, various states regulate these products by enforcing federal and state standards of identity for selected products, grading products, inspecting production facilities and imposing their own labeling requirements.

Employees

We had approximately 6,100 full-time employees worldwide as of September 30, 2010. Approximately 20% of our total labor force is covered by collective bargaining agreements. There is one collective bargaining agreement that will expire during our fiscal year ending September 30, 2011, which covers approximately 12% of the labor force under collective bargaining agreements, or approximately 2% of our total labor force. We believe that our overall relationship with our employees is good.

Legal Proceedings

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Spectrum Brands is reviewing the claims and intends to vigorously defend this matter but, as of the date hereof cannot estimate any possible losses.

In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against Spectrum Brands claiming that Spectrum Brands had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.

Applica Consumer Products, Inc. (“Applica”), a subsidiary of Spectrum Brands, is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006.

The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated the Harbinger Parties. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the Harbinger Parties. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the Harbinger Parties. The original complaint was filed in conjunction with a motion preliminarily to enjoin the Harbinger Parties’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the Harbinger Parties in January 2007 (Applica is currently a subsidiary of Russell Hobbs), Spectrum Brands believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Spectrum Brands was not required to make any payments in connection with this settlement.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Spectrum Brands believes that these actions are without merit and intends to vigorously defend the action, but may be unable to resolve the disputes successfully without incurring significant expenses. As of the date hereof, Spectrum Brands cannot estimate possible losses. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Spectrum Brands is a defendant in various matters of litigation generally arising out of the ordinary course of business.

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are made available free of charge on or through our website at www.spectrumbrands.com as soon as reasonably practicable after such reports are filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports, proxy statements and other information at www.sec.gov . In addition, copies of our (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, (iii) Code of Business Conduct and Ethics and (iv) Code of Ethics for the Principal Executive Officer and Senior Financial Officers are available at our Internet site at www.spectrumbrands.com under “Investor Relations — Corporate Governance.” Copies will also be provided to any stockholder upon written request to the Vice President, Investor Relations & Corporate Communications, Spectrum Brands Holdings, Inc. at 601 Rayovac Drive, Madison, Wisconsin 53711 or via electronic mail at investorrelations@spectrumbrands.com , or by contacting the Vice President, Investor Relations & Corporate Communications by telephone at (608) 275-3340.

Annex D

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF
SPECTRUM BRANDS HOLDINGS, INC. AND SPECTRUM BRANDS, INC.

Review, Approval or Ratification of Transactions with Related Persons

The policies and procedures of Spectrum Brands Holdings, Inc. (“Spectrum Brands Holdings”) and Spectrum Brands, Inc. (“Spectrum Brands” and, together with Spectrum Brands Holdings, the “Company”) for review and approval of related-person transactions appear in the Code of Ethics for the Principal Executive Officer and Senior Financial Officers and the Spectrum Brands Code of Business Conduct and Ethics, each of which is posted on the Company’s website.

All of the Company’s executive officers, directors and employees are required to disclose to the Company’s General Counsel all transactions which involve any actual, potential or suspected activity or personal interest that creates or appears to create a conflict between the interests of the Company and the interests of their executive officers, directors or employees. In cases involving executive officers, directors or senior-level management, the Company’s General Counsel will investigate the proposed transaction for potential conflicts of interest and then refer the matter to the Company’s Audit Committee to make a full review and determination. In cases involving other employees, the Company’s General Counsel, in conjunction with the employee’s regional supervisor and the Company’s Vice President of Internal Audit, will review the proposed transaction. If they determine that no conflict of interest will result from engaging in the proposed transaction, then they will refer the matter to the Company’s Chief Executive Officer for final approval.

The Company’s Audit Committee is required to consider all questions of possible conflicts of interest involving executive officers, directors and senior-level management and to review and approve certain transactions, including all (i) transactions in which a director, executive officer or an immediate family member of a director or executive officer has an interest, (ii) proposed business relationships between the Company and a director, executive officer or other member of senior management, (iii) investments by an executive officer in a company that competes with the Company or an interest in a company that does business with the Company, and (iv) situations where a director or executive officer proposes to be a customer of the Company, be employed by, serve as a director of or otherwise represent a customer of the Company.

The Company’s legal department and financial accounting department monitor transactions for an evaluation and determination of potential related person transactions that would need to be disclosed in the Company’s periodic reports or proxy materials under generally accepted accounting principles and applicable SEC rules and regulations.

Transactions with Related Persons

Merger Agreement and Exchange Agreement

On June 16, 2010 (the “Closing Date”), Spectrum Brands Holdings, Inc. completed a business combination transaction pursuant to the Agreement and Plan of Merger (the “Merger”), dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among Spectrum Brands Holdings, Russell Hobbs, Inc. (“Russell Hobbs”), Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Merger, each of Spectrum and Russell Hobbs became a wholly-owned subsidiary of Spectrum Brands Holdings. At the effective time of the Merger, all of (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of Spectrum Brands Holdings common stock, and (ii) the outstanding shares of Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of Spectrum Brands Holdings common stock.

Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”) and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Merger and against any alternative proposal that would impede the Merger.

Immediately following the consummation of the Merger, the Harbinger Parties owned approximately 64% of the outstanding Spectrum Brands Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding Spectrum Brands Holdings common stock. On January 7, 2011, pursuant to the terms of a Contribution and Exchange Agreement (the “Exchange Agreement”), by and between the Harbinger Parties and HGI, the Harbinger Parties contributed 27,756,905 shares of Spectrum Brands Holdings common stock to HGI and received in exchange for such shares an aggregate of 119,909,830 shares of HGI common stock (the “Share Exchange”). Immediately following the consummation of the Share Exchange, (i) HGI owned 27,756,905 shares of Spectrum Brands Holdings common stock and the Harbinger Parties owned 6,500,000 shares of Spectrum Brands Holdings common stock, approximately 54.4% and 12.7% of the outstanding shares of Spectrum Brands Holdings common stock, respectively, and (ii) the Harbinger Parties owned 129,859,891 shares of HGI common stock, or approximately 93.3% of the outstanding HGI common stock.

In connection with the Merger, the Harbinger Parties and Spectrum Brands Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:

•	for so long as the Harbinger Parties own 40% or more of the outstanding voting securities of Spectrum Brands Holdings, the Harbinger Parties and HGI will vote their shares of Spectrum Brands Holdings common stock to effect the structure of the Spectrum Brands Holdings board of directors as described in the Stockholder Agreement;

•	the Harbinger Parties will not effect any transfer of equity securities of Spectrum Brands Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of Spectrum Brands Holdings, unless specified conditions are met; and

•	the Harbinger Parties will be granted certain access and informational rights with respect to Spectrum Brands Holdings and its subsidiaries.

On September 10, 2010, the Harbinger Parties and HGI entered into a joinder to the Stockholder Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HGI became a party to the Stockholder Agreement, subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.

Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HGI) acquires 90% or more of the outstanding voting securities of Spectrum Brands Holdings.

On January 7, 2011, in connection with the closing of the Share Exchange, the Harbinger Parties and HGI entered into a joinder to the Stockholder Agreement with Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”) under HGI’s 10.625% Senior Secured Notes due 2015, pursuant to which, upon the occurrence of a Foreclosure Event (as such term is defined in the joinder), the Collateral Agent will become a party to the Stockholder Agreement and will, subject to certain exceptions, be subject to all of its covenants, terms and conditions to the same extent as the Harbinger Parties and HGI were prior to the consummation of the Share Exchange.

Also in connection with the Merger, the Harbinger Parties, the Avenue Parties and Spectrum Brands Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “Spectrum Brands Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-

called “piggy back” registration rights with respect to their shares of Spectrum Brands Holdings common stock. On September 10, 2010, the Harbinger Parties and HGI entered into a joinder to the Spectrum Brands Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HGI became a party to the Spectrum Brands Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.

Other Agreements

On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019. Prior to the consummation of the Merger, the Harbinger Parties, certain Avenue Parties and Shaw had certain registration rights with respect to their shares of SBI common stock pursuant to a registration rights agreement, dated as of August 28, 2009.

In connection with the Merger, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the Merger Agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement is $50 million less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Merger. Harbinger Master Fund also agreed to indemnify Russell Hobbs, Spectrum Brands Holdings and their subsidiaries for out-of-pocket costs and expenses above $3 million in the aggregate that become payable after the consummation of the Merger and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated.

Certain of the Avenue Parties were lenders under Spectrum Brands’ senior credit facility, dated March 30, 2007, originally loaning $75,000,000 as part of Spectrum Brands’ $1 billion U.S. Dollar Term B Loan facility (the “US Dollar Term B Loan”) and €15,000,000 as part of Spectrum Brands’ €262 million Term Loan facility (the “Euro Facility”). Subsequently, Avenue Special Situations Fund V, L.P., along with several other of the above Avenue Parties, increased their participation in the US Dollar Term B Loan and the Euro Facility. In connection with the Merger, on June 16, 2010, Spectrum Brands repaid all of its outstanding indebtedness under the U.S. Dollar Term B Loan and the Euro Facility.

Annex E

CERTAIN INFORMATION REGARDING HARBINGER F&G, LLC

Unless otherwise indicated in this Annex E or the context requires otherwise, “HGI,” “we,” “us” and “our” refer to Harbinger Group Inc. and, where applicable, its consolidated subsidiaries; “Harbinger Capital” refers to Harbinger Capital Partners LLC; “Master Fund” refers to Harbinger Capital Partners Master Fund I, Ltd., which is an affiliate of Harbinger Capital; “Harbinger F&G” refers to Harbinger F&G, LLC (formerly, Harbinger OM, LLC) and, where applicable, its consolidated subsidiaries; “Front Street” refers to Front Street Re, Ltd.; “FS Holdco” refers to FS Holdco Ltd.; and “F&G Holdings” refers to Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.) and, where applicable, its consolidated subsidiaries.

On March 7, 2011, HGI entered into a Transfer Agreement (the “Transfer Agreement”) with the Master Fund. Pursuant to the Transfer Agreement, on March 9, 2011, (i) HGI acquired from the Master Fund a 100% membership interest in Harbinger F&G and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco (the “FS Holdco Acquisition”). In consideration for the interests in FS Holdco and Harbinger F&G, HGI agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund (up to a maximum of $13.3 million) in connection with the Fidelity & Guaranty Acquisition (as defined below) and to submit certain expenses of the Master Fund for reimbursement by OM Group (UK) Limited (“OM Group”) under the F&G Stock Purchase Agreement (as defined below). Following the consummation of the foregoing acquisitions, Harbinger F&G became a direct wholly-owned subsidiary of HGI, FS Holdco became an indirect wholly-owed subsidiary of Harbinger F&G and Front Street became the indirect wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, and in consideration for $350 million, which, as described further herein, may be reduced by up to $50 million post-closing (such acquisition, the “Fidelity & Guaranty Acquisition”). Following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings became a direct wholly-owned subsidiary of Harbinger F&G. Fidelity & Guaranty Financial Life Insurance Company (formerly, OM Financial Life Insurance Company, “FGL Insurance Company”) and Fidelity & Guaranty Life Insurance Company of New York (formerly, OM Financial Life Insurance Company of New York, “FGL NY Insurance Company”), F&G Holdings’ principal insurance companies, are direct wholly-owned subsidiaries of F&G Holdings.

Business of F&G Holdings

F&G Holdings, a Delaware corporation, is a provider of annuity and life insurance products to the middle and upper-middle income markets in the United States. Based in Baltimore, Maryland, F&G Holdings operates its annuity and life insurance operations in the United States through its subsidiaries FGL Insurance Company and FGL NY Insurance Company. Incorporated in Maryland in 1959, FGL Insurance Company is licensed to do business in all states except for New York. Incorporated in New York in 1962, FGL NY Insurance Company is licensed to do business only in the state of New York.

F&G Holdings’ principal products are immediate annuities, deferred annuities (including fixed indexed annuities) and life insurance products, which it sells through a network of 250 independent marketing organizations (“IMOs”) representing 25,000 independent agents and managing general agents. As of December 31, 2010, F&G Holdings had over 800,000 policyholders nationwide and distributes its products throughout the United States.

Products

Annuity Products

F&G Holdings, through its insurance subsidiaries, issues a broad portfolio of deferred annuities (fixed indexed and fixed rate annuities) and immediate annuities. A deferred annuity is a type of contract that accumulates value on a tax deferred basis and typically begins making specified periodic or lump sum payments a certain number of years after the contract has been issued. An immediate annuity is a type of contract that begins making specified payments within one annuity period (e.g. one month or one year) and typically pays principal and earnings in equal payments over some period of time.

As part of its significant product consolidation, FGL Insurance Company and FGL NY Insurance Company reduced from 51 in 2008 to 21 in 2011 the number of products in their portfolios of annuity products. The following table presents the deposits on annuity policies issued by FGL Insurance Company and FGL NY Insurance Company, as well as reserves required by accounting principles generally accepted in the United States (“GAAP Reserves”), for the fiscal years 2009 and 2010:

	Deposits on Annuity Policies		GAAP Reserves
	2009	2010	2009	2010
	(In millions)

Products
Fixed Indexed Annuities	$599	$755	$9,592	$9,327
Fixed Rate Annuities	$47	$253	$3,384	$3,430
Single Premium Immediate Annuities	$192	$245	$3,713	$3,599
Total	$838	$1,253	$16,689	$16,356

Deferred Annuities

Fixed Indexed Annuities.  FGL Insurance Company’s fixed indexed annuities allow contract owners the possibility of earning credits based on the performance of a specified market index without risk to principle. The contracts include a provision for a minimum guaranteed surrender value calculated in accordance with applicable law. A market index tracks the performance of a specific group of stocks representing a particular segment of the market, or in some cases an entire market. For example, the S&P 500 Composite Stock Price Index is an index of 500 stocks intended to be representative of a broad segment of the market. Most fixed indexed annuity policies allow policyholders to allocate funds once a year among several different crediting strategies, including one or more index based strategies and a traditional fixed rate strategy.

The value to the contractholder of a fixed indexed annuity contract is equal to the sum of deposits paid, premium bonuses (described below) and credits earned (“index credits”), up to an overall limit on the amount of interest that an annuity will earn (a “cap”) or a percentage of the gain of a market index that will be credited to an annuity (a “participation rate”) based on the annual appreciation (based in certain situations on monthly averages or monthly point-to-point calculations) in a recognized index or benchmark. Caps generally range from 3.5% to 6% when measured annually and 1.5% to 5.2% when measured monthly and participation rates generally range from 30% to 100%, of the performance of the applicable market index.

Approximately 90% and 80% of the fixed indexed annuity sales for the years ending December 31, 2010 and December 31, 2009, respectively, involved “premium bonuses” by which FGL Insurance Company and FGL NY Insurance Company increased the initial annuity deposit by a specified premium bonus of 3% and vested bonus of 5% to 8%. FGL Insurance Company and FGL NY Insurance Company made compensating adjustments in the commission paid to the agent or the surrender charges on the policy to offset the premium bonus.

Fixed Rate Annuities.  Fixed rate annuities include annual reset and multi-year rate guaranteed policies. Fixed rate annual reset annuities issued by FGL Insurance Company and FGL NY Insurance Company have an annual interest rate (the “crediting rate”) that is guaranteed for the first policy year. After the first policy year, FGL Insurance Company and FGL NY Insurance Company have the discretionary ability to change the crediting rate once annually to any rate at or above a guaranteed minimum rate. Fixed rate multi-year guaranteed annuities are similar to fixed rate annual reset annuities except that the initial crediting rate is guaranteed for a specified number of years before it may be changed at the discretion of FGL Insurance Company and FGL NY Insurance Company. For fiscal year 2010, FGL Insurance Company and FGL NY Insurance Company did not sell any fixed rate annual reset annuities. For fiscal year 2010, FGL Insurance Company and FGL NY Insurance Company sold $253 million of fixed rate multi-year guaranteed annuities. As of December 31, 2010, crediting rates on outstanding (i) fixed rate annuities generally ranged from 1.5% to 6.0% and (ii) multi-year guaranteed annuities ranged from 1.5% to 6.25%. The average crediting rate on all outstanding fixed rate annuities at December 31, 2010 was 4.35%.

Withdrawal Options for Deferred Annuities.  After the first year following the issuance of a deferred annuity policy, holders of deferred annuities are typically permitted penalty-free withdrawals up to 10% of the prior year’s value, subject to certain limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge if such withdrawals are made during the penalty period of the deferred annuity policy (a “surrender charge”). The penalty period typically ranges from 5 to 14 years for fixed indexed annuities and 3 to 10 years for fixed rate annuities. This surrender charge initially ranges from 9% to 17.5% of the contract value for fixed index annuities and 5% to 12% of the contract value for fixed rate annuities and generally decreases by approximately one to two percentage points per year during the penalty period. Certain annuity contracts contain a market value adjustment provision that may increase or decrease the amounts available for withdrawal upon full surrender. The policyholder may elect to take the proceeds of the surrender either in a single payment or in a series of payments over the life of the policyholder or for a fixed number of years (or a combination of these payment options). In addition to the foregoing withdrawal rights, policyholders may also elect to have additional withdrawal rights by purchasing a guaranteed minimum withdrawal benefit.

Immediate Annuities

FGL Insurance Company and FGL NY Insurance Company also sell single premium immediate annuities (“SPIAs”), which provide a series of periodic payments for a fixed period of time or for the life of the policyholder, according to the policyholder’s choice at the time of issue. The amounts, frequency and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years.

Life Insurance

FGL Insurance Company and FGL NY Insurance Company offer indexed universal life insurance policies. Holders of universal life insurance policies earn returns on their policies which are credited to the policyholder’s cash value account. The insurer periodically deducts its expenses and the cost of life insurance protection from the cash value account. The balance of the cash value account is credited interest at a fixed rate or returns based on the performance of a market index, or both, at the option of the policyholder, using a method similar to that described above for fixed indexed annuities.

For their 2009 and 2010 fiscal years, FGL Insurance Company and FGL NY Insurance Company have together written approximately $63 million in premiums for indexed universal life insurance policies. As part of their significant product consolidations, FGL Insurance Company and FGL NY Insurance Company reduced from nine in 2008 to two in 2011 the number of products in their life insurance product portfolios.

As of December 31, 2010, FGL Insurance Company and FGL NY Insurance Company together have issued approximately $1.51 billion (face amount), net, in life insurance policies. The collective premiums generated by total indexed life insurance policies issued by FGL Insurance Company and FGL NY Insurance Company for fiscal years 2009 and 2010 was $32.4 million and $30.5 million, respectively.

A significant portion of the indexed universal life business is subject to a pending reinsurance arrangement with Wilton Reassurance Company (“Wilton Re”). See “F&G Stock Purchase Agreement and Related Arrangements — Wilton Transaction.”

Investments

The types of assets in which F&G Holdings may invest are influenced by various state laws, which prescribe qualified investment assets applicable to insurance companies. Within the parameters of these laws, F&G Holdings invests in assets giving consideration to three primary investment objectives: (i) income-oriented total return, (ii) yield maintenance/enhancement and (iii) capital preservation/risk mitigation.

F&G Holdings’ investment portfolio is designed to provide a stable earnings contribution and balanced risk portfolio across asset classes and is primarily invested in high quality corporate bonds with low exposure to consumer-sensitive sectors. See Note 2 to the Consolidated Financial Statements of F&G Holdings with respect to F&G Holdings’ accounting policies for the impairment of investments.

As of December 31, 2010, F&G Holdings’ investment portfolio was approximately $16.5 billion and was divided among the following asset classes:

As of
December 31,
2010

Asset Class
Corporate-investment grade	70.9%
Corporate-non-investment grade	4.6%
U.S. government and agency obligations	3.5%
Residential mortgage-backed securities	3.4%
Commercial mortgage-backed securities	4.5%
Asset-backed securities	3.2%
Other (cash & cash equivalents, derivatives, municipals and equity securities)	9.9%
Total	100%

As of December 31, 2010, F&G Holdings’ fixed income portfolio was approximately $15.4 billion. The approximate percentage distribution of F&G Holdings’ fixed income portfolio by composite ratings distribution was as follows:

As of December 31,
Rating	2010

AAA	10.1%
AA	6.8%
A	24.4%
BBB	51.6%
BB	3.8%
B and below	2.5%
Not rated	0.8%

Currently, F&G Holdings does not act as asset manager for its investment assets. Since September 2009, F&G Holdings’ lead portfolio manager has been Goldman Sachs Asset Management (“Goldman Sachs”). Goldman Sachs actively manages F&G Holdings’ in-force and new business cash. As of December 31, 2010, Goldman Sachs had approximately $15.8 billion of F&G Holdings’ assets under management.

Derivatives

F&G Holdings’ fixed indexed annuity contracts (the “FIA Contracts”) permit the holder to elect to receive a return based on an interest rate or the performance of a market index. F&G Holdings uses a portion of the deposit made by policyholders pursuant to the FIA Contracts to purchase derivatives consisting of a combination of call options and futures contracts on the equity indices underlying the applicable policy. These derivatives are used to fund the index credits due to policyholders under the FIA Contracts. The majority of all such call options are one-year options purchased to match the funding requirements underlying the FIA

Contracts. On the respective anniversary dates of the applicable FIA Contracts, the market index used to compute the annual index credit under the applicable FIA Contract is reset. At such time, F&G Holdings purchases new one, two- or three-year call options to fund the next index credit. F&G Holdings attempts to manage the cost of these purchases through the terms of its FIA Contracts, which permit F&G Holdings to change caps or participation rates, subject to certain guaranteed minimums that must be maintained. The change in the fair value of the call options and futures contracts is designed to offset the change in the fair value of the FIA Contract’s embedded derivative. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instruments’ terms or upon early termination and the changes in fair value of open positions.

F&G Holdings is exposed to credit loss in the event of nonperformance by its counterparties on the call options. F&G Holdings attempts to reduce the credit risk associated with such agreements by purchasing such options from large, well-established financial institutions.

Marketing and Distribution

F&G Holdings offers its products through a network of 250 IMOs, representing 25,000 agents, and identifies its most important 37 IMOs as “Power Partners”. F&G Holdings’ Power Partners are currently comprised of 23 annuity IMOs and 14 life insurance IMOs. In fiscal year 2010, these Power Partners accounted for approximately 57% of F&G Holdings’ annual sales volume. F&G Holdings believes that its relationships with these IMOs are strong. The average tenure of the top ten Power Partners is approximately 12 years.

F&G Holdings’ Power Partners play an important role in the development of F&G Holdings’ products. Over the last ten years, the majority of F&G Holdings’ best selling products have been developed in conjunction with its Power Partners. F&G Holdings intends to continue to have the Power Partners play an important role in the development of its products in the future, which it believes provides it with integral feedback throughout the development process and assists it with competing for “shelf space” for new design launches.

In 2003 F&G Holdings introduced a rewards program, the Power Agent Incentive Rewards (“PAIR”) Program, to incentivize annuity product sales and strengthen distributor relationships. The PAIR Program is structured as a non-contributory deferred compensation program that allows select producers to share in profitability of new product sales. F&G Holdings believes the PAIR Program drives loyalty amongst top producers and incentivizes them to focus on profitable sales. Over the past five years, PAIR agents have produced nearly 29% of F&G Holdings’ total deferred annuity sales. As of December 31, 2010, there was approximately $11.6 million in PAIR vested account balances.

A PAIR Program for life insurance products was introduced in 2009 and operates substantially in the same manner as the PAIR Program for annuities. As of December 31, 2010, F&G Holdings had 14 participants in the life PAIR Program and $96,037 in PAIR account balances of which $7,189 was vested.

Outsourcing

In addition to services provided by third-party asset managers, F&G Holdings outsources the following functions to third-party service providers:

•	new business administration,

•	hosting of financial systems,

•	service of existing policies,

•	call centers, and

•	underwriting administration of life insurance applications.

F&G Holdings closely manages its outsourcing partners and integrates their services into its operations. F&G Holdings believes that outsourcing such functions allows it to focus capital and personnel resources on its core business operations and perform differentiating functions, such as actuarial, product development and risk management functions. In addition, F&G Holdings believes an outsourcing model provides predictable pricing, service levels and volume capabilities and allows it to exploit technological developments to enhance its customer self-service and sales processes that it may not be able to take advantage of if it were required to deploy its own capital.

F&G Holdings outsources its new business and existing policy administration for fixed indexed annuity and life products to Transaction Applications Group, Inc., a subsidiary at Dell Inc. (“Transaction Group”). Under this arrangement, Transaction Group manages all of F&G Holdings’ call center and processing requirements. F&G Holdings and Transaction Group have entered into a seven-year relationship expiring in June 2014.

F&G Holdings has partnered with Hooper Holmes, Inc. (“Hooper Holmes”) to outsource its life insurance underwriting function. Under the terms of the arrangement Hooper Holmes has assigned F&G Holdings a team of five underwriters with Fellow Management Life Institute. F&G Holdings and Hooper Holmes have entered into a three-year relationship expiring in December 2012.

F&G Holdings believes that it has a good relationship with its principal outsource service providers.

Competition and Ratings

F&G Holdings’ ability to compete is dependent upon many factors which include, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from ratings agencies.

Following is a summary of F&G Holdings’ financial strength ratings:

Financial Strength
Agency	Report Date	Rating	Outlook Statement

Moody’s	November 3, 2010	Ba1	Stable
	August 6, 2010	Baa3	On review for possible downgrade
	March 11, 2010	Baa3	Developing
Fitch	April 7, 2011	BBB	Stable
	August 9, 2010	BB	Positive
	March 29, 2010	BB	Rating watch evolving
	March 11, 2010	BBB-	Rating watch negative
A.M. Best	August 12, 2010	B++	Stable
	March 11, 2010	A-	Under review with developing implications

Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

In addition to the financial strength ratings, rating agencies use an “outlook statement” to indicate a medium or long term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer’s financial or economic performance. A rating may have a “stable” outlook to indicate that the rating is not expected to change, but a “stable” outlook does not preclude a rating agency from changing a rating at any time without notice.

Moody’s ratings currently range from “Aaa” (Exceptional) to “C” (Poor). Within Moody’s investment grade categories, “Aaa” (Exceptional) and “Aa” (Excellent) are the highest, followed by “A” (Good) and

“Baa” (Good). The first two speculative grade categories are “Ba” (questionable) and “B” (poor). Publications of Moody’s indicate that Moody’s assigns a Ba1 rating to companies that have a moderate (and thereby not well safeguarded) ability to meet their ongoing obligations to policyholders.

Fitch ratings currently range from “AAA” (reliable and stable) to “D” (defaulted on obligations and will generally default on most or all obligations). Within Fitch’s investment grade categories, “AAA” (reliable and stable) and “AA” (reliable and stable) are the highest, followed by “A” (economic situation can affect financial situation) and “BBB” (satisfactory). The first two non-investment grade categories are “BB” (financial situation prone to changes) and “B” (financial situation noticeably changes). Fitch also uses intermediate “+/−” modifiers for each category between AA and CCC. Accordingly, “BBB+” is a higher investment grade than a “BBB” which in turn is a higher investment grade than a “BBB-”. Publications of Fitch indicate that Fitch assigns ratings according to strength of a company and a BBB rating is qualified as satisfactory on its scale.

A.M. Best Company ratings currently range from “A++” (Superior) to “F” (In Liquidation), and include 16 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A−” (Excellent) then followed by “B++” (Good) and “B+” (Good). Publications of A.M. Best Company indicate A.M. Best Company assigns a B++ rating to companies that have a good ability to meet their ongoing obligations to policyholders.

A.M. Best Company, Fitch and Moody’s review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. While the degree to which ratings adjustments will affect sales and persistency is unknown, we believe if F&G Holdings’ ratings were to be negatively adjusted for any reason, it could experience a material decline in the sales of its products and the persistency of its existing business. See “Risk Factors Regarding Harbinger F&G — F&G Holdings operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect F&G Holdings’ business, financial condition and results of operations;” “Risk Factors Regarding Harbinger F&G — A financial strength ratings downgrade or other negative action by a ratings organization could adversely affect F&G Holdings’ financial condition and results of operations;” and “Risk Factors Regarding Harbinger F&G — The amount of statutory capital that F&G Holdings’ insurance subsidiaries have and the amount of statutory capital that they must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of F&G Holdings’ control.”

Risk Management

Risk management is a critical part of F&G Holdings’ business. F&G Holdings seeks to assess risk to its business through a formalized process involving (i) identifying short-term and long-term strategic and operational objectives, (ii) utilizing risk identification tools to examine events that may prevent F&G Holdings from achieving goals, (iii) assigning risk identification and mitigation responsibilities to individual team members within functional groups, (iv) analyzing the potential qualitative and quantitative impact of individual risks, (v) evaluating risks against risk tolerance levels to determine which risks should be mitigated, (vi) mitigating risks by appropriate actions and (vii) identifying, documenting and communicating key business risks in a timely fashion.

The responsibility for monitoring, evaluating and responding to risk is allocated first to F&G Holdings’ management and employees, second to those occupying specialist functions, such as legal compliance and risk teams, and third to those occupying independent functions, such as internal and external audits and the audit committee of the board of directors.

Reinsurance

F&G Holdings, through its subsidiary FGL Insurance Company, both cedes reinsurance to other insurance companies and assumes reinsurance from other insurance companies. F&G Holdings uses reinsurance both to diversify its risks and to manage loss exposures. FGL Insurance Company seeks reinsurance coverage in order to limit its exposure to mortality losses and enhance capital management. The use of reinsurance permits F&G Holdings to write policies in amounts larger than the risk it is willing to retain, and also to write a larger volume of new business. The portion of risks exceeding the insurer’s retention limit is reinsured with other insurers.

In instances where FGL Insurance Company is the ceding company, it pays a premium to the other company (the “reinsurer”) in exchange for the reinsurer assuming a portion of FGL Insurance Company’s liabilities under the policies it has issued. Use of reinsurance does not discharge the liability of FGL Insurance Company as the ceding company because FGL Insurance Company remains directly liable to its policyholders and is required to pay the full amount of its policy obligations in the event that its reinsurers fail to satisfy their obligations. FGL Insurance Company collects reinsurance from its reinsurers when FGL Insurance Company pays claims on policies that are reinsured. In instances where FGL Insurance Company assumes reinsurance from another insurance company, it accepts, in exchange for a reinsurance premium, a portion of the liabilities of the other insurance company under the policies that the ceding company has issued to its policyholders.

Ceding Company

FGL Insurance Company is provided reinsurance as the ceding company by “accredited” or “licensed” reinsurers and “unaccredited” or “unlicensed” reinsurers. See the section entitled “— Regulation — Credit for Reinsurance Regulation” below.

Reinsurance Provided by Accredited or Licensed Reinsurers.  As of December 31, 2010, the total reserves ceded by FGL Insurance Company to unauthorized reinsurers was ceded to Old Mutual Reinsurance (Ireland) Limited (“OM Ireland”) and totaled approximately $922.3 million.

Reinsurance Provided by Unaccredited or Unlicensed Reinsurers.  As of December 31, 2010, the total reserves ceded by FGL Insurance Company to unlicensed or unaccredited affiliate reinsurers was approximately $907.8 million.

Following the consummation of the Fidelity & Guaranty Acquisition, OM Ireland is no longer an affiliated of FGL Insurance Company and the life insurance policies previously ceded to OM Ireland under certain reinsurance agreements were recaptured by FGL Insurance Company on April 7, 2011. The CARVM Treaty (as defined herein), under which OM Ireland reinsures certain annuity liabilities from FGL Insurance Company, currently remains in effect. On January 26, 2011, Harbinger F&G entered into the Commitment Agreement (as defined herein) with Wilton Re. Upon the completion of the reinsurance of the Raven Block and the Camden Block (each term as defined herein) by Wilton Re, substantially all of FGL Insurance Company’s in force life insurance business issued prior to April 1, 2010 will have been reinsured with third party reinsurers.

Reinsurer

FGL Insurance Company provides reinsurance as the reinsurer to four non-affiliate insurance companies. As of December 31, 2010, FGL Insurance Company was the reinsurer of $203.4 million total reserves assumed under policies issued by non-affiliate insurers.

Employees

As of December 31, 2010, F&G Holdings had 154 employees. F&G Holdings believes that it has a good relationship with its employees.

Litigation

There are no material legal proceedings, other than ordinary routine litigation incidental to the business of F&G Holdings and its subsidiaries, to which F&G Holdings or any of its subsidiaries is a party or of which any of their properties is subject.

Regulation

Overview

FGL Insurance Company and FGL NY Insurance Company are subject to comprehensive regulation and supervision in their respective domiciles, Maryland and New York, and in each state in which they do business. FGL Insurance Company does business throughout the United States, except for New York. FGL NY Insurance Company does business only in New York. FGL Insurance Company’s principal insurance regulatory authority is the Maryland Insurance Administration. State insurance departments throughout the United States also monitor FGL Insurance Company’s insurance operations as a licensed insurer. The New York Insurance Department regulates the operations of FGL NY Insurance Company, which is domiciled and licensed in New York. The Vermont Department of Banking, Insurance, Securities & Health Administration regulates the operations of the Vermont Captive (as defined herein) that was formed in connection with the Reserve Facility (as defined herein). The purpose of these regulations is primarily to protect policyholders and beneficiaries and not general creditors of those insurers or creditors of HGI. Many of the laws and regulations to which FGL Insurance Company and FGL NY Insurance Company are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect their operations.

Generally, insurance products underwritten by FGL Insurance Company and FGL NY Insurance Company must be approved by the insurance regulators in each state in which they are sold. Those products are also substantially affected by federal and state tax laws. For example, changes in tax law could reduce or eliminate the tax-deferred accumulation of earnings on the deposits paid by the holders of annuities and life insurance products, which could make such products less attractive to potential purchasers. A shift away from life insurance and annuity products could reduce FGL Insurance Company’s and FGL NY Insurance Company’s income from the sale of such products, as well as the assets upon which FGL Insurance Company and FGL NY Insurance Company earn investment income. In addition, insurance products may also be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

State insurance authorities have broad administrative powers over FGL Insurance Company and FGL NY Insurance Company with respect to all aspects of the insurance business including:

•	licensing to transact business;

•	licensing agents;

•	prescribing which assets and liabilities are to be considered in determining statutory surplus;

•	regulating premium rates for certain insurance products;

•	approving policy forms and certain related materials;

•	regulating unfair trade and claims practices;

•	establishing reserve requirements and solvency standards;

•	regulating the availability of reinsurance or other substitute financing solutions, the terms thereof and the ability of an insurer to take credit on its financial statements for insurance ceded to reinsurers or other substitute financing solutions;

•	fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values; and

•	regulating the type, amounts and valuations of investments permitted and other matters.

Financial Regulation

State insurance laws and regulations require FGL Insurance Company and FGL NY Insurance Company to file reports, including financial statements, with state insurance departments in each state in which they do business, and their operations and accounts are subject to examination by those departments at any time. FGL

Insurance Company and FGL NY Insurance Company prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

The National Association of Insurance Commissioners (“NAIC”) has approved a series of statutory accounting principles that have been adopted, in some cases with certain modifications, by all state insurance departments. These statutory principles are subject to ongoing change and modification. For instance, the NAIC adopted, effective with the annual reporting period ending December 31, 2010, revisions to the Annual Financial Reporting Model Regulation (or the Model Audit Rule) related to auditor independence, corporate governance and internal control over financial reporting. These revisions require that insurance companies, such as FGL Insurance Company and FGL NY Insurance Company, file reports with state insurance departments regarding their assessments of internal control over financial reporting. The reports filed by FGL Insurance Company and FGL NY Insurance Company with state insurance departments did not identify any material weakness over financial reporting. Moreover, compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. Any particular regulator’s interpretation of a legal or accounting issue may change over time to FGL Insurance Company’s and/or FGL NY Insurance Company’s detriment, or changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause FGL Insurance Company and FGL NY Insurance Company to change their views regarding the actions they need to take from a legal risk management perspective, which could necessitate changes to FGL Insurance Company’s and/or FGL NY Insurance Company’s practices that may, in some cases, limit their ability to grow and improve profitability.

State insurance departments conduct periodic examinations of the books and records, financial reporting, policy filings, market conduct and business practices of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. State insurance departments also have the authority to conduct examinations of non-domiciliary insurers that are licensed in their states. The Maryland Insurance Administration completed a routine financial examination of FGL Insurance Company for the three-year period ended December 31, 2009, and found no material deficiencies or proposed any adjustments to the financial statements as filed. The New York Insurance Department is currently conducting a routine financial examination of FGL NY Insurance Company for the four year period ended December 31, 2010.

Dividend and Other Distribution Payment Limitations

The Maryland Insurance Code and the New York Insurance Law regulate the amount of dividends that may be paid in any year by FGL Insurance Company and FGL NY Insurance Company, respectively. Each year FGL Insurance Company and FGL NY Insurance Company may pay a certain amount of dividends or other distributions without being required to obtain the prior consent of the Maryland Insurance Administration or the NY Insurance Department, respectively. However, in order to pay any dividends or distributions (including the payment of any dividends or distributions for which prior written consent is not required), FGL Insurance Company and FGL NY Insurance Company must provide advance written notice to the Maryland Insurance Administration or the NY Insurance Department, respectively. Upon receipt of such notice, the Maryland Insurance Administration or the NY Insurance Department may impose restrictions or prohibit the payment of such dividends or other distributions based on their assessment of various factors, including the statutory surplus levels and risk-based capital (“RBC”) ratios of FGL Insurance Company and FGL NY Insurance Company, respectively.

Without first obtaining the prior written approval of the Maryland Insurance Administration, FGL Insurance Company may not pay dividends or make other distributions, if such payments, together with all other such payments within the preceding twelve months, exceed the lesser of (i) 10% of FGL Insurance Company’s statutory surplus as regards policyholders as of December 31 of the preceding year; or (ii) the net gain from operations of FGL Insurance Company (excluding realized capital gains for the 12-month period ending December 31 of the preceding year and pro rata distributions made on any class of FGL Insurance Company’s own securities). In addition, dividends may be paid only out of statutory surplus. FGL Insurance

Company’s statutory net gain from operations as of December 31, 2010 was $295.1 million and its statutory surplus as of December 31, 2010 was $902.1 million. On December 20, 2010, FGL Insurance Company paid a dividend to OM Group in the amount of $59 million with respect to its 2009 results. Based on its 2010 fiscal year results, FGL Insurance Company may be able to declare an ordinary dividend up to $31.2 million through December 20, 2011 (taking into account the December 20, 2010 dividend payment of $59 million). In addition, between December 21, 2011 and December 31, 2011, FGL Insurance Company may be able to declare an additional ordinary dividend in the amount of 2011 eligible dividends ($90.2 million) less any dividends paid in the previous twelve months. For example, if the company pays a dividend of $31.2 million on or before December 20, 2011, it may declare an additional dividend of $59 million between December 21, 2011 and December 31, 2011. The foregoing discussion of dividends that may be paid by FGL Insurance Company’s is included for illustrative purposes only. Any payment of dividends by FGL Insurance Company is subject to the regulatory restrictions described above and the approval of such payment by the board of directors FGL Insurance Company, which must consider various factors, including general economic and business conditions, tax considerations, the company’s strategic plans, financial results and condition, the company’s expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board of directors of FGL Insurance Company considers relevant.

Without first obtaining the prior written approval of the NY Insurance Department, FGL NY Insurance Company may not pay dividends and make other distributions, if such payments, together with all other such payments within the preceding twelve months, exceed the lesser of (i) 10% percent of its statutory surplus to policyholders as of the immediately preceding calendar year; or (ii) its net gain from operations for the immediately preceding calendar year, not including realized capital gains. In addition, dividends may be paid only out of earned statutory surplus. FGL NY Insurance Company’s statutory net gain from operations as of December 31, 2010 was $3.6 million and its statutory capital and surplus were $41.9 million. FGL NY Insurance Company did not declare or pay any dividends in its fiscal year 2010.

Surplus and Capital

FGL Insurance Company and FGL NY Insurance Company are subject to the supervision of the regulators in which they are licensed to transact business. Regulators have discretionary authority in connection with the continuing licensing of these entities to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such entities have not maintained the minimum surplus or capital or that the further transaction of business will be hazardous to policyholders.

Risk-Based Capital

In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement RBC requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC’s model law or a substantially similar law. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk, (iv) market risk and (v) business risk. In general, RBC is calculated by applying factors to various asset, premium, claim, expense and reserve items, taking into account the risk characteristics of the insurer. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. The RBC formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. As of the most recent annual statutory financial statement filled with insurance regulators on February 28, 2011, the RBC ratios for each of FGL Insurance Company and FGL NY Insurance Company each exceeded the minimum RBC requirements.

Insurance Regulatory Information System Tests

The NAIC has developed a set of financial relationships or tests known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of U.S. insurance companies and identifying companies that require special attention or action by insurance regulatory authorities. Insurance companies generally submit data annually to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges.” Generally, regulators will begin to investigate or monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue. Neither FGL Insurance Company nor FGL NY Insurance Company is currently subject to regulatory restrictions based on these ratios.

Insurance Reserves

State insurance laws require insurers to analyze the adequacy of reserves annually. The respective appointed independent actuaries for FGL Insurance Company and FGL NY Insurance Company must each submit an opinion that their respective reserves, when considered in light of the respective assets FGL Insurance Company and FGL NY Insurance Company hold with respect to those reserves, make adequate provision for the contractual obligations and related expenses of FGL Insurance Company and FGL NY Insurance Company. FGL Insurance Company and FGL NY Insurance Company have filed all of the required opinions with the insurance departments in the states in which they do business.

Credit for Reinsurance Regulation

States regulate the extent to which insurers are permitted to take credit on their financial statements for the financial obligations that the insurers cede to reinsurers. Where an insurer cedes obligations to a reinsurer which is neither licensed nor accredited by the state insurance department, the ceding insurer is not permitted to take such financial statement credit unless the unlicensed or unaccredited reinsurer secures the liabilities it will owe under the reinsurance contract. Under the laws regulating credit for reinsurance, the permissible means of securing such liabilities are (i) the establishment of a trust account by the reinsurer in a qualified U.S. financial institution, such as a member of the Federal Reserve, with the ceding insurer as the exclusive beneficiary of such trust account with the unconditional right to demand, without notice to the reinsurer, that the trustee pay over to it the assets in the trust account equal to the liabilities owed by the reinsurer; (ii) the posting of an unconditional and irrevocable letter of credit by a qualified U.S. financial institution in favor of the ceding company allowing the ceding company to draw upon the letter of credit up to the amount of the unpaid liabilities of the reinsurer; and (iii) a “funds withheld” arrangement by which the ceding company withholds transfer to the reinsurer of the reserves which support the liabilities to be owed by the reinsurer, with the ceding insurer retaining title to and exclusive control over such reserves. Both FGL Insurance Company and FGL NY Insurance Company are subject to such credit for reinsurance rules in Maryland and New York, respectively, insofar as they enter into any reinsurance contracts with reinsurers which are neither licensed nor accredited in Maryland and New York.

Insurance Holding Company Regulation

As the indirect parent companies of FGL Insurance Company and FGL NY Insurance Company, HGI and Harbinger F&G are subject to the insurance holding company laws in Maryland and New York. These laws generally require each insurance company directly or indirectly owned by the holding company to register with the insurance department in the insurance company’s state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions affecting the insurers in the holding company system must be fair and reasonable and, if material, require prior notice and approval or non-disapproval by its domiciliary insurance regulator.

Most states, including Maryland and New York, have insurance laws that require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s holding company. Such laws prevent any person from acquiring control, directly or indirectly, of HGI, Harbinger F&G, FGL Insurance Company or FGL NY Insurance Company unless that person has filed a statement with specified information with the insurance regulators and has obtained their prior approval. Under most states’ statutes, including those of Maryland and New York, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted.

Accordingly, any person who acquires 10% or more of the voting securities of HGI, Harbinger F&G, FGL Insurance Company or FGL NY Insurance Company without the prior approval of the insurance regulators of Maryland and New York will be in violation of those states’ laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the relevant insurance regulator or prohibiting the voting of those securities and to other actions determined by the relevant insurance regulator.

In connection with the Fidelity & Guaranty Acquisition, Harbinger F&G made filings with the Maryland Insurance Administration and the New York Insurance Department for approval to acquire control over FGL NY Insurance Company. On March 31, 2011, the Maryland Insurance Administration approved Harbinger F&G’s application to acquire control over FGL Insurance Company. On April 1, 2011, the New York Insurance Department approved Harbinger F&G’s application to acquire control over FGL NY Insurance Company.

Insurance Guaranty Association Assessments

Each state has insurance guaranty association laws under which member insurers doing business in the state may be assessed by state insurance guaranty associations for certain obligations of insolvent or rehabilitated insurance companies to policyholders and claimants. Typically, states assess each member insurer in an amount related to the member insurer’s proportionate share of the business written by all member insurers in the state. Although no prediction can be made as to the amount and timing of any future assessments under these laws, FGL Insurance Company and FGL NY Insurance Company have established reserves that they believe are adequate for assessments relating to insurance companies that are currently subject to insolvency proceedings.

Market Conduct Regulation

State insurance laws and regulations include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales and complaint process practices. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. In addition, FGL Insurance Company and FGL NY Insurance Company must file, and in many jurisdictions and for some lines of business obtain regulatory approval for, rates and forms relating to the insurance written in the jurisdictions in which they operate. FGL Insurance Company is currently the subject of nine ongoing market conduct examinations in various states, including a review by the New York State Insurance Department related to the possible unauthorized sale of insurance by FGL Insurance Company within the State of New York. Market conduct examinations can result in monetary fines or remediation and generally require FGL Insurance Company to devote significant resources to the management of such examinations. FGL Insurance Company does not believe that any of the current market conduct examinations it is subject to will result in any fines or remediation orders that will be material to its business.

Regulation of Investments

FGL Insurance Company and FGL NY Insurance Company are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain asset categories, such as below investment grade fixed income securities, equity real estate, other equity investments, and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investment portfolios of FGL Insurance Company and FGL NY Insurance Company as of December 31, 2010 complied in all material respects with such regulations.

Privacy Regulation

F&G Holdings’ operations are subject to certain federal and state laws and regulations that require financial institutions and other businesses to protect the security and confidentiality of personal information, including health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of such information. These laws and regulations require notice to affected individuals, law enforcement agencies, regulators and others if there is a breach of the security of certain personal information, including social security numbers, and require holders of certain personal information to protect the security of the data. F&G Holdings’ operations are also subject to certain federal regulations that require financial institutions and creditors to implement effective programs to detect, prevent and mitigate identity theft. In addition, F&G Holdings’ ability to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers or uses of certain personal information, including consumer report information, is regulated. Federal and state governments and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of personal information.

Fixed Indexed Annuities

In recent years, the U.S. Securities and Exchange Commission (the “SEC”) had questioned whether fixed indexed annuities, such as those sold by FGL Insurance Company and FGL NY Insurance Company, should be treated as securities under the federal securities laws rather than as insurance products exempted from such laws. Treatment of these products as securities would require additional registration and licensing of these products and the agents selling them, as well as cause FGL Insurance Company and FGL NY Insurance Company to seek additional marketing relationships for these products. On December 17, 2008, the SEC voted to approve Rule 151A under the Securities Act of 1933, as amended (“Rule 151A”), and apply federal securities oversight to fixed index annuities issued on or after January 12, 2011. On July 12, 2010, however, the District of Columbia Circuit Court of Appeals vacated Rule 151A. In addition, under the Dodd-Frank Wall Street Dodd-Frank and Consumer Protection Act (the “Dodd-Frank Act”), annuities that meet specific requirements, including requirements relating to certain state suitability rules, are specifically exempted from being treated as securities by the SEC. FGL Insurance Company and FGL NY Insurance Company expect that the types of fixed indexed annuities they sell will meet these requirements and therefore are exempt from being treated as securities by the SEC. It is possible that state insurance laws and regulations will be amended to impose further requirements on fixed indexed annuities.

The Dodd-Frank Act

The Dodd-Frank Act makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are or may become applicable to F&G Holdings, its competitors or those entities with which F&G Holdings does business. These changes include the establishment of federal regulatory authority over derivatives, the establishment of consolidated federal regulation and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation of broker dealers and investment advisors, the implementation of an exemption of FIAs from SEC regulation if certain suitability practices are implemented as noted above, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions that restrict the amount of credit that may be extended to a single person or entity. Numerous provisions of the Dodd-Frank Act require the adoption of implementing rules and/or regulations. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, F&G Holdings, its competitors or the entities with which F&G Holdings does business. Legislative or regulatory requirements imposed by or promulgated in connection with the Dodd-Frank Act may impact F&G Holdings in many ways, including but not limited to: placing F&G Holdings at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for F&G Holdings to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, or otherwise have a material adverse effect on the overall business climate as well as F&G Holdings’ financial condition and results of operations.

Until various studies are completed and final regulations are promulgated pursuant to the Dodd-Frank Act, the full impact of the Dodd-Frank Act on investments, investment activities and insurance and annuity products of FGL Insurance Company and FGL NY Insurance Company remain unclear.

Business of Front Street

Front Street is a Bermuda company that was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. Front Street intends to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. To date, Front Street has not entered into any reinsurance contracts, and may not do so until it is capitalized according to its business plan, which was approved by the Bermuda Monetary Authority in March 2010.

Front Street intends to focus on life reinsurance products including:

•	reinsurance solutions that improve the financial position of Front Street’s clients by increasing their capital base and reducing leverage ratios through the assumption of reserves; and

•	providing clients with exit strategies for discontinued lines, closed blocks in run-off, or lines not providing a good fit for a company’s growth strategies. With Front Street’s ability to manage these contracts, its clients will be able to concentrate their efforts and resources on core strategies.

The F&G Stock Purchase Agreement contemplates that Harbinger F&G will pursue a proposed $3 billion reinsurance transaction pursuant to which Front Street would reinsure certain policy obligations of FGL Insurance Company and an affiliate of Harbinger Capital could be appointed as investment manager of up to $1 billion of the assets associated with the reinsured business. Such transaction would require approval from a special committee of HGI’s independent directors, as well as regulatory approval from the Maryland Insurance Administration, and if not approved by the Maryland Insurance Administration could result in up to a $50 million purchase price decrease if certain conditions are met. See “F&G Stock Purchase Agreement and Related Arrangements — F&G Stock Purchase Agreement — The Front Street Reinsurance Transaction.”

F&G STOCK PURCHASE AGREEMENT AND RELATED ARRANGEMENTS

F&G Stock Purchase Agreement

On April 6, 2011, Harbinger F&G completed the purchase of all of the outstanding capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, pursuant to the F&G Stock Purchase Agreement. As a result of the consummation of the Fidelity & Guaranty Acquisition, Harbinger F&G acquired all of OM Group’s U.S. life insurance business. The base purchase price paid by Harbinger F&G to OM Group for F&G Holdings was $350 million, which purchase price may be reduced post-closing by up to $50 million as described below.

The Reserve Facility and the CARVM Facility

Life insurance companies operating in the United States are required to calculate required reserves for life and annuity policies based on statutory principles. These methodologies are governed by “Regulation XXX” (applicable to term life insurance policies), “Guideline AXXX” (applicable to universal life insurance policies with secondary guarantees) and the Commissioners Annuity Reserve Valuation Method, known as “CARVM” (applicable to annuities). Under Regulation XXX, Guideline AXXX and CARVM, insurers are required to establish statutory reserves for such policies that many market participants believe are excessive.

Insurers often use ceded reinsurance to facilitate the financing of certain of these excess reserves. Prior to the closing of the Fidelity & Guaranty Acquisition, FGL Insurance Company had financed these reserves through various reinsurance contracts consisting of: (i) four reinsurance contracts between FGL Insurance Company and Old Mutual Reassurance (Ireland) Limited (“OM Ireland”) under which OM Ireland reinsured life insurance policies subject to Regulation XXX and Guideline AXXX reserving requirements (the “XXX/AXXX Agreements”), and (ii) one reinsurance contract under which OM Ireland reinsured annuities subject to CARVM reserves (the “CARVM Treaty”). Following the consummation of the Fidelity & Guaranty Acquisition, OM Ireland is no longer an affiliate of FGL Insurance Company. FGL Insurance Company stopped ceding AXXX/XXX reserves to OM Ireland on September 30, 2010 and FGL Insurance Company stopped ceding to OM Ireland under the CARVM Treaty on December 31, 2010. The liabilities ceded under the XXX/AXXX Agreements were recaptured by FGL Insurance Company in connection with the consummation of the Fidelity & Guaranty Acquisition.

Reserve Facility.  In connection with the consummation of the Fidelity & Guaranty Acquisition, OM Group consummated a reserve funding transaction with FGL Insurance Company with respect to the policies previously reinsured by OM Ireland under the XXX/AXXX Agreements (the “Reserve Facility”). As contemplated by the F&G Stock Purchase Agreement, the reinsurance and related financing provided by the XXX/AXXX Agreements was replaced by the Reserve Facility as follows:

•	The life insurance policies previously ceded to OM Ireland under the XXX/AXXX Agreements (the “Recaptured Policies”) were recaptured by FGL Insurance Company.

•	Certain of the Recaptured Policies (the “Raven Policies”) that were issued prior to March 31, 2010 were then ceded by FGL Insurance Company to Raven Reinsurance Company, a newly formed special purpose captive reinsurer domiciled in Vermont that is owned by FGL Insurance Company (the “Vermont Captive”). The Recaptured Policies issued after March 31, 2010 were retained by FGL Insurance Company. Assets backing the economic reserves associated with the Raven Policies (that is, the non-excess reserves required by statutory accounting requirements) are held by FGL Insurance Company on a funds-withheld basis. The excess reserves associated with the Raven Policies are secured by a reinsurance credit trust established by the Vermont Captive for the benefit of FGL Insurance Company. The assets in trust consist of (i) a letter of credit (the “Letter of Credit”) issued by Nomura Bank International plc (“NBI”) and (ii) certain senior trust notes (the “Senior Trust Notes”) issued by a Delaware trust (which were submitted to the Capital Markets and Investment Analytics Office of the NAIC, formerly known as the Securities Valuation Office) that in turn, holds notes issued by an affiliate of NBI, which notes may in certain circumstances be put to such affiliate of NBI. The Reserve Facility will initially provide FGL Insurance Company financing for the excess reserves through the Letter of Credit and the Senior Trust Notes, which have an initial face value of approximately $535 million. The face amount of the Letter of Credit and the Senior Trust Notes may be reduced in certain circumstances.

•	FGL Insurance Company transferred $250,000, the amount of the Vermont Captive’s statutory minimum capital, to the regulatory account of the Vermont Captive in exchange for common stock issued by the Vermont Captive to FGL Insurance Company.

•	OM Group contributed $95 million to the Vermont Captive in exchange for a surplus note, which amount will be held in a surplus account of the Vermont Captive, along with other amounts received by the Vermont Captive in excess of the Reserve Facility’s minimum capital and surplus requirements.

•	During the term of the Reserve Facility, the Vermont Captive and Harbinger F&G have agreed to maintain Total Modified Adjusted Capital (generally defined with reference to the definition of Total Adjusted Capital in applicable Vermont statutes as in effect as of December 31, 2009, subject to certain exclusions) of the Vermont Captive at a level equal to the greater of 300% of the Vermont Captive’s Company Action Level Risk Based Capital (generally defined with reference to applicable Vermont statutes and the risk-based capital factors and formula prescribed by the NAIC, each as in effect as of December 31, 2009) requirement or $95 million (the “Minimum Capital Amount”). In the event that the Vermont Captive fails to maintain the Minimum Capital Amount for any quarter, Harbinger F&G is required to make a capital contribution equal to the amount of the shortfall for deposit into the surplus account. If Harbinger F&G fails to make the capital contribution, OM Group is required to make the capital contribution equal to the shortfall.

•	For the benefit of NBI, FGL Insurance Company paid a structuring fee to Nomura International plc (the “Administrative Agent”) in the amount of $13.7 million.

•	Until December 31, 2012, the Vermont Captive and Harbinger F&G are jointly and severally obligated to pay to the Administrative Agent (for the benefit of NBI) a portion of the Facility Fee described below, of up to 150 basis points per annum on the face amount of the Letter of Credit (the “Total L/C Exposure”). Until December 31, 2012, any portion of the Facility Fee above the Total L/C Exposure will be paid by Old Mutual plc (“Old Mutual”). The “Facility Fee” is calculated as the amount accrued with respect to the Total L/C Exposure at an annual rate equal to the greatest of (i) 60 basis points plus 50% of a rate (the “CDS Rate”) generally reflecting the cost of credit default swap protection on senior unsecured debt of Old Mutual as of April 7, 2011, (ii) 75% of the CDS Rate and (iii) 125 basis points.

•	During the term of the Reserve Facility, Harbinger F&G and Old Mutual may be required to post collateral to the Administrative Agent (for the benefit of NBI) based on the outputs of a mutually agreed collateralization model. If the amounts called for by the model based on calculations to be performed at least weekly exceed $15 million, then Old Mutual will be required to post cash collateral in the amount of such excess (to the extent not already posted) up to an additional $15 million and, to the extent such calculations call for amounts exceeding $30 million, Harbinger F&G will be required to post cash collateral in the amount of such excess (to the extent not already posted), subject to a limit on the total aggregate collateral posted by both Harbinger F&G and Old Mutual equal to the Total L/C Exposure. To the extent that the amounts called for by the collateralization model decrease and collateral has already been posted by Harbinger F&G or by Old Mutual, cash in the amount of the decrease would be returned to Harbinger F&G or to Old Mutual, as the case may be. Each of these transfers of cash is subject to a $250,000 de minimis threshold. The collateralization model is subject to modification by the mutual consent of the Administrative Agent, NBI and Harbinger F&G through April 28, 2011.

•	In the event that FGL Insurance Company requests a draw on the assets in the reinsurance credit trust, NBI may direct the payment of the disbursement amount from either the Letter of Credit or the Senior Trust Notes. In the event of disbursement by NBI under either instrument, Harbinger F&G is obligated to make an immediate reimbursement to the Administrative Agent (for the benefit of NBI). If Harbinger

F&G fails to make such reimbursement, the Vermont Captive is required to make the reimbursement. If both Harbinger F&G and the Vermont Captive fail to make the reimbursement, OM Group is required to reimburse the Administrative Agent for NBI’s benefit.

Pursuant to the F&G Stock Purchase Agreement, Harbinger F&G agreed to replace the Reserve Facility as soon as practicable, but in no event later than December 31, 2012, with a facility that enables FGL Insurance Company to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility. In order to secure this and certain other obligations under the F&G Stock Purchase Agreement, Harbinger F&G and F&G Holdings have pledged to OM Group the shares of capital stock of F&G Holdings and FGL Insurance Company (the “Pledged Shares”). In the event that the Reserve Facility is not replaced by that date, OM Group may foreclose on the Pledged Shares and exercise other rights in relation thereto. See “— Other Agreements.” Alternatively, OM Group may agree to extend the Reserve Facility for successive three-month periods, until December 31, 2015, at a stepped-up Facility Fee payable solely by the Vermont Captive and Harbinger F&G. To the extent OM Group, rather than Harbinger F&G, posts collateral to the Administrative Agent (for the benefit of NBI), Harbinger F&G will be required to pay to OM Group the amount of any such collateral posted by OM Group under the Reserve Facility plus interest on such amount. In addition, upon the earlier of December 31, 2012 or the date that the Reserve Facility is replaced, Harbinger F&G will be required to purchase from OM Group the $95 million surplus note OM Group acquired to capitalize the Vermont Captive.

The CARVM Facility.  Under the F&G Stock Purchase Agreement, OM Group is required to provide financing through letters of credit or other financing sponsored by OM Group (the “CARVM Facility”) to enable FGL Insurance Company to take full credit on its statutory financial statements for certain annuity liabilities that are subject to CARVM reserves until the earliest of December 31, 2015, the replacement of the CARVM Facility or a change in the control of Harbinger F&G. To satisfy OM Group’s obligation to provide the CARVM Facility, these annuity liabilities remained reinsured under the CARVM Treaty. The CARVM Treaty is expected to remain in place until December 31, 2015, by which time the amount of the excess CARVM reserves is expected to have been substantially reduced because the amount of excess reserves required under CARVM diminishes over time.

Harbinger F&G will be required to replace the CARVM Facility as soon as practicable, but in any event no later than December 31, 2015, with a facility that enables FGL Insurance Company to take full credit on its statutory financial statements for the business covered under the CARVM Facility. In addition, on the earlier of December 31, 2015 or the date that the CARVM Facility is replaced, Harbinger F&G will be required to pay to OM Group the amount of any collateral posted by OM Group under the CARVM Facility plus interest on such amount.

The Front Street Reinsurance Transaction

Under the F&G Stock Purchase Agreement, Harbinger F&G may pursue a proposed $3 billion reinsurance transaction pursuant to which Front Street, a recently formed Bermuda-based reinsurer that is wholly-owned by Harbinger F&G, would reinsure certain policy obligations of FGL Insurance Company and an affiliate of Harbinger Capital could be appointed as investment manager of certain of the assets associated with the reinsured business (the “Front Street Reinsurance Transaction”). The F&G Stock Purchase Agreement provides for up to a $50 million post-closing reduction in the purchase price for the Fidelity & Guaranty Acquisition under specified circumstances, including if the Front Street Reinsurance Transaction as contemplated by the F&G Stock Purchase Agreement is disapproved by the Maryland Insurance Administration or is approved by the Maryland Insurance Administration subject to the imposition of certain restrictions or conditions, including if Harbinger Capital is not permitted by the Maryland Insurance Administration to be appointed as investment manager for at least $1 billion of the approximately $3 billion of assets supporting the business to be reinsured under the Front Street Reinsurance Transaction. The Front Street Reinsurance Transaction remains subject to approval by a special committee of HGI’s independent directors.

Indemnification

The F&G Stock Purchase Agreement includes customary mutual indemnification provisions relating to breaches of representations, warranties and covenants. In addition, Harbinger F&G agreed to indemnify OM Group, without limitation, for any losses arising out of the provision by OM Group of the CARVM Facility and the Reserve Facility, in each case, including with respect to any obligation to post collateral, reimburse for a draw on a letter of credit or contribute capital, except to the extent such losses were caused by OM Group.

Wilton Transaction

On January 26, 2011, Harbinger F&G entered into an agreement (the “Commitment Agreement”) with Wilton, pursuant to which Wilton agreed to cause Wilton Re, its wholly owned subsidiary and a Minnesota insurance company, to enter into certain coinsurance arrangements with FGL Insurance Company following the closing of the Fidelity & Guaranty Acquisition. Pursuant to the Commitment Agreement, Wilton Re is required to reinsure certain of FGL Insurance Company’s policies that are subject to redundant XXX and AXXX reserves and that are currently reinsured by the Vermont Captive under the Reserve Facility (the “Raven Block”), as well as another block of FGL Insurance Company’s in force traditional, universal and interest sensitive life insurance policies (the “Camden Block”). Upon the completion of such reinsurance transactions, substantially all of FGL Insurance Company’s in force life insurance business issued prior to April 1, 2010 will have been reinsured. Under the Commitment Agreement, these coinsurance arrangements are required to be effected pursuant to two separate amendments to the existing Automatic Reinsurance Agreement, by and between FGL Insurance Company and Wilton Re, effective as of December 31, 2007.

The amendment relating to the reinsurance of the Camden Block was executed on April 6, 2011 and the reinsurance thereunder became effective as of April 1, 2011. Under the Commitment Agreement, Harbinger F&G had the right to choose between two alternative structures for the implementation of the reinsurance of the Raven Block, each of which is subject to certain closing conditions as described below (collectively, the “Wilton Raven Amendments”). Harbinger F&G could elect to cause Wilton Re to reinsure the Raven Block effective (i) shortly after such election was made, that is, at a date during the second or third quarters of 2011 (the “Raven Immediate Amendment”) or (ii) on or about November 30, 2012 (the “Raven Springing Amendment”). Each of the Wilton Raven Amendments is intended to mitigate the risk associated with Harbinger F&G’s obligation under the F&G Stock Purchase Agreement to replace the Reserve Facility by December 31, 2012. Effective April 26, 2011, Harbinger F&G elected the Raven Springing Amendment.

Pursuant to the terms of the Raven Springing Amendment, the amount payable to Wilton at the closing of such amendment will be adjusted to reflect the economic performance of the Raven Block from January 1, 2011 until the effective time of the closing of the amendment. However, Wilton Re will have no liability with respect to the Raven Block prior to the effective date of the Raven Springing Amendment and, regardless of the date of closing of Wilton’s obligation to reinsure the Raven Block. Wilton’s reinsurance of the Raven Block will not extinguish FGL Insurance Company’s liability with respect to the Raven Bock as FGL Insurance Company remains directly liable to the Raven Block policyholders and is required to pay the full amount of its policy obligations in the event that Wilton fails to satisfy its obligations under the Raven Springing Amendment.

The closing of the Raven Springing Amendment is subject to certain closing conditions, including, where applicable and unless otherwise agreed to by the parties, that (i) all material governmental approvals shall have been obtained and shall remain in effect without the imposition of adverse restrictions or conditions, (ii) no event shall have occurred that is reasonably likely to enjoin, restrain or restrict in a manner adverse to the parties the proposed reinsurance transactions or to prohibit or impose adverse conditions upon any of the parties with respect to the consummation thereof, (iii) no action, suit, proceeding or investigation before, and no order, injunction or decree shall have been entered by, any court, arbitrator or other governmental authority that is reasonably likely to enjoin, restrain, set aside or prohibit or impose adverse conditions upon, or to obtain substantial damages in respect of, the consummation of the proposed reinsurance transactions and which would be reasonably expected to impose on the parties or their affiliates additional loss, liability, cost, expense or risk, (iv) the representations and warranties of FGL Insurance Company shall be true and correct as of certain dates specified in the Commitment Agreement, (v) the parties shall have performed in all material respects their respective obligations and shall have complied in all material respects with the agreements and covenants required to be performed or complied by them, and (vi) certain documents and certain certifications shall have been delivered (including certifications as to the solvency of the parties). In order to increase the closing certainty in respect of the reinsurance transactions contemplated under the Raven Springing Amendment, the Commitment Agreement permits either party to remedy the failure of any of the foregoing conditions through indemnification or other remedy that would put the other party in a position to realize an equivalent benefit of its bargain as contemplated under the proposed transactions.

The governmental approvals required for the implementation of the Raven Springing Amendment include, among others, the approval of each of the Maryland Insurance Administration and the Vermont Department of Banking, Insurance, Securities & Health Care Administration for the recapture of the Raven Block from the Vermont Captive and the approval of the Maryland Insurance Administration for the reinsurance by FGL Insurance Company of substantially all of a major class of its insurance in force by an agreement of bulk reinsurance.

The Raven Springing Amendment is subject to termination (i) by either party if the closing of the reinsurance transactions thereunder has not occurred by November 30, 2013, (ii) by FGL Insurance Company on five days’ advance notice if Wilton Re has failed to perform a material obligation under the Raven Springing Amendment that has prevented the closing of the transactions thereunder to have occurred by November 30, 2012 and (iii) by either party on five days’ advance notice to the other party if all conditions precedent to the closing under the Raven Springing Amendment have been satisfied or waived and closing has not occurred as a result of the failure to obtain or maintain in effect any material required governmental approvals required for consummation of the transactions contemplated by the Raven Springing Amendment.

Other Agreements

In connection with the F&G Stock Purchase Agreement, Harbinger F&G has entered into the Guarantee and Pledge Agreement (the “Pledge Agreement”). Pursuant to the Pledge Agreement, Harbinger F&G and F&G Holdings have granted security interests in the Pledged Shares to OM Group in order to secure certain of Harbinger F&G’s obligations arising under the F&G Stock Purchase Agreement, including its indemnity obligations and its obligations with respect to the replacement of the CARVM Facility and the Reserve Facility, its obligation to return to OM Group any collateral posted by OM Group in connection with the Reserve Facility or the CARVM Facility and its obligation to purchase the $95 million surplus note OM Group acquired to capitalize the Vermont Captive as described above (collectively, the “Secured Obligations”). In the event that Harbinger F&G defaults or breaches such covenants, OM Group could foreclose upon the Pledged Shares. OM Group would also have the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Shares, and at OM Group’s option, subject to regulatory approval of a change of control, cause the Pledged Shares to be registered in the name of OM Group or a nominee, such that OM Group may thereafter exercise (i) all voting, corporate or other rights pertaining to the Pledged Shares and (ii) any rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Shares as if OM Group were the sole owner thereof. Prior to causing the Pledged Shares to be registered in the name of OM Group or a nominee, OM Group or such nominee would be required to obtain the prior approval of the Maryland Insurance Administration, the New York Insurance Department and the Vermont Department of Banking, Investment and Health Care Administration for such change of control.

RISK FACTORS REGARDING HARBINGER F&G

Any of the following risk factors could materially and adversely affect our and F&G Holdings’ business, financial condition and results of operation.

Risks Related to the Fidelity & Guaranty Acquisition and Related Arrangements

As a result of the Fidelity & Guaranty Acquisition, F&G Holdings may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

F&G Holdings is highly dependent on its senior management team and other key personnel for the operation and development of its business. As a result of the Fidelity & Guaranty Acquisition, F&G Holdings’ current and prospective management team and employees could experience uncertainty about their future roles. This uncertainty may adversely affect F&G Holdings’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key members of F&G Holding’s management team or other key personnel could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

If Harbinger F&G fails to replace the Reserve Facility by December 31, 2012 or the CARVM Facility by December 31, 2015, OM Group can foreclose on the shares of F&G Holdings and FGL Insurance Company that Harbinger F&G owns.

Under the F&G Stock Purchase Agreement, Harbinger F&G must replace the Reserve Facility as soon as practicable, but in any event no later than December 31, 2012, with a facility that enables FGL Insurance Company to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility. Similarly, Harbinger F&G will be required to replace the CARVM Facility as soon as practicable, but in any event no later than December 31, 2015, with a facility that enables FGL Insurance Company to take full credit on its statutory financial statements for the business covered under the CARVM Facility. In order to secure these and certain other secured obligations, Harbinger F&G and F&G Holdings have pledged to OM Group the shares of capital stock of F&G Holdings and FGL Insurance Company. If Harbinger F&G is unable to replace the Reserve Facility by December 31, 2012 or the CARVM Facility by December 31, 2015 or otherwise defaults on its obligations under the F&G Stock Purchase Agreement with respect to the Reserve Facility, the CARVM Facility or other secured obligations, OM Group has the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Shares and, at OM Group’s option, subject to regulatory approval of a change of control, cause the Pledged Shares to be registered in the name of OM Group (or a nominee of OM Group). OM Group would thereafter be able to exercise (i) all voting, corporate or other rights pertaining to such shares at any shareholders meeting and (ii) any rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Shares as if OM Group were the sole owner thereof. The intercompany loans acquired by Harbinger F&G are not pledged for the benefit of OM Group.

If OM Group were to foreclose on the Pledged Shares it would result in Harbinger F&G’s total loss of the F&G Holdings and FGL Insurance Company businesses and would have a material adverse effect on our business, financial condition and results of operations.

In order to mitigate the risk associated with Harbinger F&G’s obligation to replace the Reserve Facility by December 31, 2012, Harbinger F&G has entered into the Commitment Agreement with Wilton Re to effect reinsurance of the business currently reinsured under the Reserve Facility and thereby replace the Reserve Facility in satisfaction of Harbinger F&G’s requirement in respect thereof under the F&G Stock Purchase Agreement. However, if the Raven Springing Amendment is terminated or Harbinger F&G is unable to consummate the Raven Springing Amendment under the Commitment Agreement in a timely manner or at all, Harbinger F&G may not be able to replace the Reserve Facility by December 31, 2012.

The Raven Springing Amendment is subject to important closing conditions. Compliance with these conditions may impose costs or limitations on F&G Holdings’ business or, if Harbinger F&G is unable or unwilling to meet such conditions, it may be unable to replace the Reserve Facility by December 31, 2012.

Completion of the Raven Springing Amendment is subject to important closing conditions, including that all material governmental approvals, including approvals by state insurance regulators, shall have been obtained and shall remain in effect without the imposition of adverse restrictions or conditions. See “F&G Stock Purchase Agreement and Related Arrangements — Wilton Transaction.” There can be no assurance that these approvals will be obtained in a timely manner or at all. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the applicable regulations. As a condition to approval of the Raven Springing Amendment, these governmental authorities may impose requirements (including increased capital requirements) or place limitations on the conduct of the business of F&G Holdings after the completion of the Raven Springing Amendment. These requirements or limitations could have the effect of imposing additional costs or restrictions following approval, which could have a material adverse effect on the operating results or financial condition of F&G Holdings or cause Harbinger F&G or Wilton Re to abandon the Raven Springing Amendment. In addition, if Harbinger F&G is not able to satisfy the closing conditions to the Raven Springing Amendment and such conditions are not waived, the closing of such amendment may be delayed or may not occur at all. As a result, Harbinger F&G may be unable to satisfy its requirement to replace the Reserve Facility by December 31, 2012, which would entitle OM Group to foreclose on the Pledged Shares and exercise other rights in relation thereto.

The Raven Springing Amendment may be terminated under certain circumstances.

The Raven Springing Amendment is subject to termination upon the occurrence of certain events or the failure of Harbinger F&G to satisfy one of the conditions precedent to the closing. If the Raven Springing Amendment is terminated, Harbinger F&G may be unable to replace the Reserve Facility by December 31, 2012 or at all. If Harbinger F&G is unable to satisfy its requirement to replace the Reserve Facility by December 31, 2012, the OM Group would be entitled to foreclose on the Pledged Shares and exercise other rights in relation thereto.

The inability or unwillingness of Wilton Re to meet its financial obligations under the Raven Springing Amendment could harm the business or cause Harbinger F&G to be unable to replace the Reserve Facility by December 31, 2012.

Under the F&G Stock Purchase Agreement, Harbinger F&G must replace the Reserve Facility as soon as practicable, but in no event later than December 31, 2012, with a facility that enables FGL Insurance Company to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility. If, for any reason, Wilton Re does not meet its obligations under the Raven Springing Amendment, Harbinger F&G may be unable to replace the Reserve Facility by December 31, 2012 which would entitle OM Group to foreclose on the Pledged Shares and exercise other rights in relation thereto.

Ceded reinsurance arrangements do not eliminate Harbinger F&G’s obligation to pay claims, and F&G Holdings is subject to Wilton Re’s credit risk with respect to F&G Holdings’ ability to recover amounts due from Wilton Re. Wilton Re may become financially unsound or choose to dispute its contractual obligations when its reinsurance obligations become due. The inability or unwillingness of Wilton Re to meet its financial obligations to Harbinger F&G under the Raven Springing Amendment (and its other reinsurance agreements with FGL Insurance Company) could have a material adverse effect on the business, operating results and financial condition of F&G Holdings. Also see “F&G Holdings’ reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could materially adversely affect F&G Holdings’ business, financial condition and results of operations” herein.

The reserve strain associated with Regulation XXX, Guideline AXXX and CARVM could negatively impact the capital position of FGL Insurance Company or FGL NY Insurance Company.

Life insurance companies operating in the United States are required to calculate required reserves for life and annuity policies based on statutory principles. These methodologies are governed by “Regulation XXX” (applicable to term life insurance policies), “Guideline AXXX” (applicable to universal life insurance policies with secondary guarantees) and the Commissioners Annuity Reserve Valuation Method, known as “CARVM” (applicable to annuities). Under Regulation XXX, Guideline AXXX and CARVM, insurers are required to establish statutory reserves for such policies that many market participants believe are excessive. F&G Holdings has implemented the Reserve Facility and expects to implement the Raven Springing Amendment to mitigate the impact of Regulation XXX on its existing term insurance business, and Guideline AXXX on its existing universal life insurance business. Reserves on these blocks are expected to increase $88 million in fiscal year 2011. F&G Holdings is currently not selling universal life business that generates excess reserves under Guideline AXXX. As F&G Holdings (through its insurance subsidiaries) continues to sell deferred annuity business it may decide to seek financing for the excess reserves required under CARVM. Although F&G Holdings is evaluating both internal and external solutions to fund this growth, there can be no assurance that it will be able to execute a solution that will be successful. If F&G Holdings is unsuccessful in executing these solutions, it may be required to increase prices and or/reduce its sales of universal life or annuity products and/or have a negative impact on its capital position, which may have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

Risks Related to F&G Holdings’ Business

A financial strength ratings downgrade or other negative action by a ratings organization could adversely affect F&G Holdings’ financial condition and results of operations.

Various nationally recognized statistical rating organizations (“rating organizations”) review the financial performance and condition of insurers, including F&G Holdings’ insurance subsidiaries, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. See “Business of F&G Holdings — Competition and Ratings.” These ratings are important to maintaining public confidence in F&G Holdings’ products, its ability to market its products, and its competitive position. Any downgrade or other negative action by a ratings organization with respect to the financial strength ratings of F&G Holdings’ insurance subsidiaries could materially adversely affect F&G Holdings in many ways, including the following: reducing new sales of insurance and investment products; adversely affecting relationships with distributors, IMOs and sales agents; increasing the number or amount of policy surrenders and withdrawals of funds; requiring a reduction in prices for F&G Holdings’ insurance products and services in order to remain competitive; or adversely affecting F&G Holdings’ ability to obtain reinsurance at a reasonable price, on reasonable terms, or at all. A downgrade of sufficient magnitude could result in F&G Holdings’ insurance subsidiaries being required to collateralize reserves, balances, or obligations under reinsurance, and securitization agreements.

Additionally, under some of its derivative contracts, F&G Holdings has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the contracts, at which time any amounts payable by F&G Holdings or the counterparty would be dependent on the market value of the underlying derivative contracts.

Rating organizations assign ratings based upon several factors. While most of these factors relate to the rated company, some factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company. Upon the announcement of the Fidelity & Guaranty Acquisition, the financial strength ratings of F&G Holdings’ insurance subsidiaries were downgraded due to the fact that, following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings would no longer have an ultimate parent company with business operations in the insurance industry. F&G Holdings cannot predict what actions the rating organizations may take in the future, and F&G Holdings’ insurance subsidiaries may not be able to improve its insurance subsidiaries’ current financial strength ratings, which could adversely affect F&G Holdings’ financial condition and results of operations.

The amount of statutory capital that F&G Holdings’ insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of F&G Holdings’ control.

F&G Holdings’ insurance subsidiaries are subject to regulations that provide minimum capitalization requirements based on RBC formulas for life insurance companies. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset, interest rate, and certain other risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the following: the amount of statutory income or losses generated by F&G Holdings’ insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital F&G Holdings’ insurance subsidiaries must hold to support business growth, changes in reserve requirements applicable to F&G Holdings’ insurance subsidiaries, F&G Holdings’ ability to secure capital market solutions to provide reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in its investment portfolio, the credit ratings of investments held in its portfolio, the value of certain derivative instruments, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the NAIC’s RBC formula. Most of these factors are outside of F&G Holdings’ control. The financial strength and credit ratings of F&G Holdings’ insurance subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. Rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital F&G Holdings’ insurance subsidiaries must hold in order to maintain their current ratings. In addition, rating agencies may downgrade the investments held in F&G Holdings’ portfolio, which could result in a reduction of F&G Holdings’ capital and surplus and/or its RBC ratio.

In extreme equity market declines, the amount of additional statutory reserves F&G Holdings’ insurance subsidiaries are required to hold for fixed indexed products may increase at a rate greater than the rate of change of the markets. Increases in reserves could result in a reduction of capital, surplus, and/or RBC ratio of F&G Holdings and its insurance subsidiaries.

F&G Holdings is highly regulated and subject to numerous legal restrictions and regulations.

F&G Holdings’ business is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative, and in some instances discretionary, authority with respect to many aspects of F&G Holdings’ business, which may include, among other things, premium rates and increases thereto, underwriting practices, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners. At any given time, a number of financial and/or market conduct examinations of F&G Holdings and its insurance subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of F&G Holdings and its insurance subsidiaries that could, if determined adversely, have a material impact on F&G Holdings.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. F&G Holdings cannot predict the amount or timing of any such future assessments.

Although F&G Holdings’ business is subject to regulation in each state in which it conducts business, in many instances the state regulatory models emanate from the NAIC. State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on F&G Holdings’ business, operations and financial condition. F&G Holdings is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is an additional risk that any particular regulator’s interpretation of a legal or accounting issue may change over time to F&G Holdings’ detriment, or that changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause F&G Holdings to change its views regarding the actions it needs to take from a legal risk management perspective, which could necessitate changes to F&G Holdings’ practices that may, in some cases, limit its ability to grow and improve profitability.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements. Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products. The NAIC continues to work to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves.

At the federal level, bills are routinely introduced in both chambers of the U.S. Congress which could affect life insurers. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter for insurance companies or a federal presence in insurance regulation, pre-empting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection and solvency regulation, and other matters. F&G Holdings cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect F&G Holdings or whether any effects will be material.

The Dodd-Frank Act makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are or may become applicable to F&G Holdings, its competitors or those entities with which F&G Holdings does business, including but not limited to: the establishment of federal regulatory authority over derivatives, the establishment of consolidated federal regulation and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation of broker dealers and investment advisors, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions that restrict the amount of credit that may be extended to a single person or entity. Numerous provisions of the Dodd-Frank Act require the adoption of implementing rules and/or regulations. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, F&G Holdings, its competitors or the entities with which F&G Holdings does business. Legislative or regulatory requirements imposed by or promulgated in connection with the Dodd-Frank Act may impact F&G Holdings in many ways, including but not limited to: placing F&G Holdings at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for F&G Holdings to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, or otherwise have a material adverse effect on the overall business climate as well as F&G Holdings’ financial condition and results of operations.

F&G Holdings may also be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by ERISA. Severe penalties are imposed for breach of duties under ERISA.

Other types of regulation that could affect F&G Holdings include insurance company investment laws and regulations, state statutory accounting practices, antitrust laws, minimum solvency requirements, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws. F&G Holdings cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on F&G Holdings if enacted into law.

F&G Holdings’ reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings, through its insurance subsidiaries, cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. However, notwithstanding the transfer of related assets and certain liabilities, F&G Holdings remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed. Accordingly, F&G Holdings bears credit risk with respect to its reinsurers, including its reinsurance arrangements with Wilton — see “The inability or unwillingness of Wilton Re to meet its financial obligations under the Raven Springing Amendment could harm the business or cause Harbinger F&G to be unable to replace the Reserve Facility by December 31, 2012”. The failure, insolvency, inability or unwillingness to pay under the terms of the reinsurance agreement with F&G Holdings could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings’ ability to compete is dependent on the availability of reinsurance or other substitute financing solutions. Premium rates charged by F&G Holdings are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges F&G Holdings for the reinsurance. Therefore, if the cost of reinsurance were to increase, if reinsurance were to become unavailable, if alternatives to reinsurance were not available to F&G Holdings, or if a reinsurer should fail to meet its obligations, F&G Holdings’ business financial condition and results of operations could be materially adversely affected.

In recent years, access to reinsurance has become more costly for the insurance industry, including F&G Holdings. In addition, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market resulted in increased concentration of risk for insurers, including F&G Holdings. If the reinsurance market further contracts, F&G Holdings’ ability to continue to offer its products on terms favorable to it could be adversely impacted resulting in adverse consequences to F&G Holdings’ business, operations and financial condition.

In addition, reinsurers are facing many challenges regarding illiquid credit and/or capital markets, investment downgrades, rating agency downgrades, deterioration of general economic conditions, and other factors negatively impacting the financial services industry generally. If such events cause a reinsurer to fail to meet its obligations, F&G Holdings’ business, financial condition and results of operations could be materially adversely affected.

F&G Holdings’ results and financial condition may be negatively affected should actual experience differ from management’s assumptions and estimates.

F&G Holdings makes certain assumptions and estimates regarding mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results. These assumptions and estimates are also used to estimate the amounts of present value of in-force costs, policy liabilities and accruals, future earnings, and various components of F&G Holdings’ consolidated balance sheet. These assumptions are also used in making decisions crucial to the operation of F&G Holdings’ business, including the pricing of products and expense structures relating to products. These assumptions and estimates incorporate assumptions about many factors, none of which can be predicted with certainty. F&G Holdings’ actual experiences, as well as changes in estimates, are used to prepare F&G Holdings’ consolidated statements of operations. To the extent F&G Holdings’ actual experience and changes in estimates differ from original estimates, F&G Holdings’ business, operations and financial condition may be materially adversely affected.

The calculations F&G Holdings uses to estimate various components of its balance sheet and consolidated statements of operations are necessarily complex and involve analyzing and interpreting large quantities of data. F&G Holdings currently employs various techniques for such calculations and from time to time it will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates. However, assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time. Accordingly, F&G Holdings’ results may be adversely affected from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

F&G Holdings’ financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience.

F&G Holdings makes assumptions regarding the fair value and expected future performance of its investments. Expectations that F&G Holdings’ investments in residential and commercial mortgage-backed securities will continue to perform in accordance with their contractual terms are based on assumptions a market participant would use in determining the current fair value and consider the performance of the underlying assets. It is possible that the underlying collateral of these investments will perform worse than current market expectations and that such reduced performance may lead to adverse changes in the cash flows on F&G Holdings’ holdings of these types of securities. This could lead to potential future other-than-temporary impairments within F&G Holdings’ portfolio of mortgage-backed and asset-backed securities. In addition, expectations that F&G Holdings’ investments in corporate securities and/or debt obligations will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process. It is possible that issuers of corporate securities in which F&G Holdings has invested will perform worse than current expectations. Such events may lead F&G Holdings to recognize potential future other-than-temporary impairments within its portfolio of corporate securities. It is also possible that such unanticipated events would lead F&G Holdings to dispose of certain of those holdings and recognize the effects of any market movements in its financial statements.

It is possible that actual values will differ from F&G Holdings’ assumptions. Such events could result in a material change in the value of F&G Holdings’ investments, business, operations and financial condition.

F&G Holdings could be forced to sell investments at a loss to cover policyholder withdrawals.

Certain products offered by F&G Holdings allow policyholders to withdraw their funds under defined circumstances. In order to meet such funding obligations, F&G Holdings manages its liabilities and configures its investment portfolios so as to provide and maintain sufficient liquidity to support expected withdrawal demands and contract benefits and maturities. However, in order to provide necessary long-term returns, a certain portion of F&G Holdings’ assets are relatively illiquid. There can be no assurance that withdrawal demands will match F&G Holdings’ estimation of withdrawal demands. If F&G Holdings experiences unexpected withdrawal activity, it could exhaust its liquid assets and be forced to liquidate other less liquid assets, possibly at a loss or on other unfavorable terms. If F&G Holdings is forced to dispose of assets at a loss or on unfavorable terms, it could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

Interest rate fluctuations could negatively affect F&G Holdings’ interest earnings and spread income, or otherwise impact its business.

Interest rates are subject to volatility and fluctuations. For the past several years interest rates trended downwards, engendering concern about their ability to remain low. In order to meet its policy and contractual obligations, F&G Holdings must earn a sufficient return on its invested assets. Significant changes in interest rates expose F&G Holdings to the risk of not earning anticipated interest earnings, or of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect F&G Holdings’ interest earnings and spread income (the difference between the returns F&G Holdings earns on its investments and the amounts it must credit to policyholders and contract holders). While F&G Holdings develops and maintains asset/liability management programs and procedures designed to mitigate the effect on interest earnings and spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not materially adversely affect F&G Holdings’ business, financial condition and results of operations.

Additionally, F&G Holdings’ asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of F&G Holdings’ asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Changes in interest rates may also impact F&G Holdings’ business in other ways, including affecting the attractiveness of certain of F&G Holdings’ products. Lower interest rates may result in lower sales of certain of F&G Holdings’ insurance and investment products. However, during periods of declining interest rates, certain life insurance and annuity products may be relatively more attractive investments to consumers, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency, or a higher percentage of insurance policies remaining in force from year to year during a period when F&G Holdings’ investments carry lower returns, and F&G Holdings could become unable to earn its spread income should interest rates decrease significantly.

F&G Holdings’ expectation for future interest earnings and spreads is an important component in amortization of value of business acquired and significantly lower interest earnings or spreads that may cause F&G Holdings to accelerate amortization, thereby reducing net income in the affected reporting period.

Higher interest rates may increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of other products. During periods of increasing market interest rates, F&G Holdings may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and it may increase crediting rates on in-force products to keep these products competitive. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of F&G Holdings’ investment portfolio and, if long-term interest rates rise dramatically within a six- to twelve-month time period, certain of F&G Holdings’ products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring F&G Holdings to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by F&G Holdings’ products. Increases in crediting rates, as well as surrenders and withdrawals, could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

F&G Holdings’ investments are subject to market, credit, legal, and regulatory risks. These risks could be heightened during periods of extreme volatility or disruption in financial and credit markets.

F&G Holdings’ invested assets and derivative financial instruments are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other-than-temporary impairments of assets in F&G Holdings’ investment portfolio.

The value of F&G Holdings’ mortgage-backed investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific circumstances affecting the overall default rate.

Significant continued financial and credit market volatility, changes in interest rates, credit spreads, credit defaults, real estate values, market illiquidity, declines in equity prices, acts of corporate malfeasance, ratings downgrades of the issuers or guarantors of these investments, and declines in general economic conditions, either alone or in combination, could have a material adverse impact on F&G Holdings’ results of operations, financial condition, or cash flows through realized losses, other-than-temporary impairments, changes in unrealized loss positions, and increased demands on capital. In addition, market volatility can make it difficult for F&G Holdings to value certain of its assets, especially if trading becomes less frequent. Valuations may include assumptions or estimates that may have significant period-to-period changes that could have an adverse impact on F&G Holdings’ results of operations or financial condition.

Equity market volatility could negatively impact F&G Holdings’ business.

Equity market volatility can affect F&G Holdings’ profitability in various ways, in particular as a result of guaranteed minimum withdrawal benefits in its products. The estimated cost of providing guaranteed minimum withdrawal benefits incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction in F&G Holdings’ net income. The rate of amortization of present value of in-force costs relating to fixed indexed annuity products and the cost of providing guaranteed minimum withdrawal benefits could also increase if equity market performance is worse than assumed.

Credit market volatility or disruption could adversely impact F&G Holdings’ financial condition or results from operations.

Significant volatility or disruption in credit markets could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in F&G Holdings’ investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in F&G Holdings’ investment portfolio to default on either principal or interest payments on these securities. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within F&G Holdings’ investment portfolio.

Changes in federal income taxation laws, including any reduction in individual income tax rates, may affect sales of our products and profitability.

The annuity and life insurance products that F&G Holdings markets generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e., the “inside build-up”) is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on F&G Holdings’ business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on F&G Holdings’ ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

Beginning in 2013, distributions from non-qualified annuity policies will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax (“Medicare Tax”) may be applied to some or all of the taxable portion of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have an adverse effect on F&G Holdings’ ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to additional tax. The constitutionality of the Health Care and Education Reconciliation Act of 2010 is currently the subject of multiple litigation actions initiated by various state attorneys general, and the Act is also the subject of several proposals in the U.S. Congress for amendment and/or repeal. The outcome of such litigation and legislative action as it relates to the Medicare Tax is unknown at this time.

F&G Holdings may be required to increase its valuation allowance against its deferred tax assets, which could materially adversely affect F&G Holdings’ capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

Based on F&G Holdings’ current assessment of future taxable income, including available tax planning opportunities, F&G Holdings anticipates that it is more likely than not that it will not generate sufficient taxable income to realize all of its deferred tax assets. If future events differ from F&G Holdings’ current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on F&G Holdings’ capital position, business, operations and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

F&G Holdings, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business. Although F&G Holdings does not believe that the outcome of any such litigation or arbitration will have a material impact on its financial condition or results of operations, F&G Holdings cannot predict such outcome, and a judgment against F&G Holdings could be substantial. More generally, F&G Holdings operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions, and other matters. Such lawsuits can result in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

Companies in the financial services industry are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

The financial services industry, including insurance companies, is sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some financial services companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial services companies, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or F&G Holdings.

F&G Holdings is dependent on the performance of others.

Various other parties provide services or are otherwise involved in F&G Holdings’ business operations, and F&G Holdings’ results may be affected by the performance of those other parties. For example, F&G

Holdings is dependent upon independent distribution channels to sell its products, and certain assets are managed by third parties. Additionally, F&G Holdings’ operations are dependent on various service providers and on various technologies, some of which are provided and/or maintained by certain key outsourcing partners and other parties.

The other parties upon which F&G Holdings depends may default on their obligations to F&G Holdings due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud, or other reasons. Such defaults could have a material adverse effect on F&G Holdings’ financial condition and results of operations. In addition, certain of these other parties may act, or be deemed to act, on behalf of F&G Holdings or represent F&G Holdings in various capacities. Consequently, F&G Holdings may be held responsible for obligations that arise from the acts or omissions of these other parties.

F&G Holdings’ ability to conduct business is dependent upon consumer confidence in the industry and its products. The conduct of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of F&G Holdings’ annuity and insurance products.

The occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect the data processing systems of F&G Holdings or its business partners and could damage F&G Holdings’ business and adversely affect its financial condition and results of operations.

F&G Holdings retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems. Despite F&G Holdings’ implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems. Anyone who is able to circumvent F&G Holdings’ security measures and penetrate F&G Holdings’ computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of F&G Holdings’ computer systems that results in inappropriate access, use, or disclosure of personally identifiable customer information could damage F&G Holdings’ reputation in the marketplace, deter people from purchasing F&G Holdings’ products, subject F&G Holdings to significant civil and criminal liability, and require F&G Holdings to incur significant technical, legal, and other expenses.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, F&G Holdings’ computer systems may be inaccessible to its employees, customers, or business partners for an extended period of time. Even if F&G Holdings’ employees are able to report to work, they may be unable to perform their duties for an extended period of time if F&G Holdings’ data or systems are disabled or destroyed.

F&G Holdings’ insurance subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

F&G Holdings’ insurance subsidiaries’ long-term strategic capital requirements will depend on many factors, including their accumulated statutory earnings and the relationship between their statutory capital and surplus and various elements of required capital. To support long-term capital requirements, F&G Holdings’ insurance subsidiaries may need to increase or maintain their statutory capital and surplus through financings, which could include debt, equity, financing arrangements and/or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources and HGI is not obligated, and may choose or be unable, to provide financing or make any capital contribution to F&G Holdings’ insurance subsidiaries. Consequently, financings, if available at all, may be available only on terms that are not favorable to F&G Holdings’ insurance subsidiaries. If F&G Holdings’ insurance subsidiaries cannot maintain adequate capital, they may be required to limit growth in sales of new policies, and such action could adversely affect F&G Holdings’ business, operations and financial condition.

New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact F&G Holdings.

Following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings is required to comply with accounting principles generally accepted in the United States (“GAAP”). A number of organizations are instrumental in the development and interpretation of GAAP such as the Securities Exchange Commission, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants. GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. F&G Holdings can give no assurance that future changes to GAAP will not have a negative impact on F&G Holdings. GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in F&G Holdings’ financial statements.

In addition, F&G Holdings’ insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to constant review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect F&G Holdings. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. F&G Holdings cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect F&G Holdings. In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. F&G Holdings cannot predict whether or when the insurance departments of the states of domicile of its competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of F&G Holdings and its insurance subsidiaries. With respect to regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. F&G Holdings can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on F&G Holdings.

F&G Holdings’ risk management policies and procedures could leave it exposed to unidentified or unanticipated risk, which could negatively affect its business or result in losses.

F&G Holdings has developed risk management policies and procedures and expects to continue to enhance these in the future. Nonetheless, F&G Holdings’ policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. These identified risks may not be the only risks facing F&G Holdings. Additional risks and uncertainties not currently known to F&G Holdings, or that it currently deem to be immaterial, may adversely affect F&G Holdings’ business, financial condition and/or operating results.

Difficult conditions in the economy generally could adversely affect F&G Holdings’ business, operations and financial condition.

A general economic slowdown could adversely affect F&G Holdings in the form of changes in consumer behavior and pressure on F&G Holdings’ investment portfolios. Changes in consumer behavior could include decreased demand for F&G Holdings’ products and elevated levels of policy lapses, policy loans, withdrawals, and surrenders. F&G Holdings’ investments, including investments in mortgage-backed securities, could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in F&G Holdings’ investment portfolio.

F&G Holdings may not be able to protect its intellectual property and may be subject to infringement claims.

F&G Holdings relies on a combination of contractual rights and copyright, trademark, and trade secret laws to establish and protect its intellectual property. Although F&G Holdings uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. F&G Holdings may have to litigate to enforce and protect its copyrights, trademarks, trade secrets, and know-how or to determine their scope, validity, or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce the protection of F&G Holdings’ intellectual property assets could adversely impact F&G Holdings’ business and its ability to compete effectively.

F&G Holdings also may be subject to costly litigation in the event that another party alleges its operations or activities infringe upon that party’s intellectual property rights. F&G Holdings may also be subject to claims by third parties for breach of copyright, trademark, trade secret, or license usage rights. Any such claims and any resulting litigation could result in significant liability for damages or be enjoined from providing certain products or services to its customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets, or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on F&G Holdings’ business, results of operations, and financial condition.

F&G Holdings’ business could be interrupted or compromised if it experiences difficulties arising from outsourcing relationships.

In addition to services provided by third-party asset managers, F&G Holdings outsources the following functions to third-party service providers, and expects to do so in the future: (i) new business administration, (ii) hosting of financial systems, (iii) services of existing policies, (iv) call centers and (v) underwriting administration of life insurance applications. If F&G Holdings does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, F&G Holdings may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on its results of operations. In addition, F&G Holdings’ reliance on third-party service providers that it does not control does not relieve F&G Holdings of its responsibilities and requirements. Any failure or negligence by such third-party service providers in carrying out their contractual duties may result in F&G Holdings becoming subjected to liability to parties who are harmed and ensuing litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain. Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect the reputation and sales of F&G Holdings and its products.

F&G Holdings is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics and malicious and terrorist acts present risks that could materially adversely affect F&G Holdings’ operations and results. No assurance can be given that there are not risks that have not been predicted or protected against that could have a material adverse effect on F&G Holdings. A natural or man-made catastrophe, pandemic or malicious or terrorist act could materially adversely affect the mortality or morbidity experience of F&G Holdings or its reinsurers. Such events could result in a substantial increase in mortality experience. Although F&G Holdings participates in a risk pooling arrangement that partially mitigates the impact of multiple deaths from a single event, claims arising from such events could have a material adverse effect on F&G Holdings’ business, operations and financial condition, either directly or as a result of their affect on its reinsurers or other counterparties. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies. While F&G Holdings has taken steps to identify and manage these risks, such risks cannot be predicted with certainty, nor fully protected against even if anticipated.

In addition, such events could result in a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or administration of F&G Holdings’ business within such geographic areas and/or the general economic climate, which in turn could have an adverse affect on F&G Holdings’ business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect F&G Holdings’ asset portfolio.

F&G Holdings operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings operates in a highly competitive industry. F&G Holdings encounters significant competition in all of its product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than F&G Holdings and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than F&G Holdings. Competition could result in, among other things, lower sales or higher lapses of existing products.

F&G Holdings’ annuity products compete with fixed index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. F&G Holdings’ insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

Consolidation in the insurance industry and in distribution channels may result in increasing competitive pressures on F&G Holdings. Larger, potentially more efficient organizations may emerge from consolidation. In addition, some mutual insurance companies have converted to stock ownership, which gives them greater access to capital markets and greater ability to compete. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of F&G Holdings’ products by substantially increasing the number and financial strength of potential competitors. Consolidation and expansion among banks, insurance companies, and other financial service companies with which F&G Holdings does business could also have an adverse affect on F&G Holdings’ business, operations and financial condition if they demand more favorable terms than F&G Holdings previously offered or if they elect not to continue to do business with F&G Holdings following consolidation or expansion.

F&G Holdings’ ability to compete is dependent upon, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from rating agencies. F&G Holdings’ ability to compete is also dependent upon, among other things, its ability to attract and retain distribution channels to market its products, the competition for which is vigorous. F&G Holdings competes for marketers and agents primarily on the basis of F&G Holdings’ financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than F&G Holdings offers. F&G Holdings’ competitiveness for such marketers and agents also depends upon the long-term relationships it develops with them. If F&G Holdings is unable to attract and retain sufficient marketers and agents to sell its products, F&G Holdings’ ability to compete and its revenues will suffer.

F&G Holdings’ ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business.

F&G Holdings’ ability to maintain competitive unit costs is dependent upon a number of factors, such as the level of new sales, persistency of existing business, and expense management. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs. F&G Holdings’ business plan includes expense reductions, but there can be no assurance that such reductions will be achieved.

In addition, lower persistency may result in higher or more rapid amortization of present value of in-force costs, which would result in higher unit costs and lower reported earnings. Although many of F&G Holdings’ products contain surrender charges, such charges decrease over time and may not be sufficient to cover the unamortized present value of in-force costs with respect to the insurance policy or annuity contract being surrendered.

There may be adverse consequences if the independent contractor status of F&G Holdings’ IMOs is successfully challenged.

F&G Holdings sells its products through a network of 250 IMOs representing 25,000 independent agents and managing general agents. These IMOs are treated by F&G Holdings as independent contractors who own their own businesses. However, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status of F&G Holdings’ IMOs are subject to change or interpretation by various authorities. If a federal or state authority or court enacts legislation (or adopts regulations) or adopts an interpretation that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of F&G Holdings’ independent contractors, F&G Holdings could incur significant costs in complying with such laws, regulations or interpretations, including, in respect of tax withholding, social security payments and recordkeeping, or F&G Holdings could be held liable for the actions of such independent contractors or may be required to modify its business model, any of which could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations. In addition, there is the risk that F&G Holdings may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state, or provincial tax or employment laws. Further, if it were determined that F&G Holdings’ IMOs should be treated as employees, F&G Holdings could possibly incur additional liabilities with respect to any applicable employee benefit plan.

Risks Related to Front Street’s Business

There can be no assurance that Front Street will be able to effectively implement its business strategy or that its business will be successful.

Front Street is a Bermuda company that was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. Front Street intends to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. To date, Front Street has not entered into any reinsurance contracts, and may not do so until it is capitalized according to its business plan, which was approved by the Bermuda Monetary Authority in March 2010. There can be no assurance that Front Street will be able to successfully enter into reinsurance transactions, that such transactions will be successful, or that Front Street will be able to achieve its anticipated investment returns.

In order to operate its business, Front Street will be subject to capital and other regulatory requirements and a highly competitive landscape. In addition, among other things, any of the following could negatively impact Front Street’s ability to implement its business strategy successfully: (i) failure to accurately assess the risks associated with the businesses that Front Street will reinsure, (ii) failure to obtain desirable financial strength ratings or any subsequent downgrade or withdrawal of any of Front Street’s financial strength ratings, (iii) exposure to credit risk associated with brokers with whom Front Street will conduct business, (iv) failure of the loss limitation methods that Front Street employs to mitigate its loss exposure, (v) loss of key personnel, (vi) unfavorable changes in applicable laws or regulations, (vii) inability to provide collateral to ceding companies or otherwise comply with U.S. insurance regulations, (viii) inability to gain or obtain market position and (ix) exposure to litigation.

The F&G Stock Purchase Agreement contemplates that Harbinger F&G will pursue a proposed $3 billion reinsurance transaction pursuant to which Front Street would reinsure certain policy obligations of FGL Insurance Company, and an affiliate of Harbinger Capital could be appointed as investment manager of up to $1 billion of the assets associated with the reinsured business. Such transaction would require approval from a special committee of HGI’s independent directors, as well as regulatory approval from the Maryland Insurance Administration, and if not approved by the Maryland Insurance Administration could result in up to a $50 million purchase price decrease if certain conditions are met. See “F&G Stock Purchase Agreement — The Front Street Transaction.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annex E contains forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of F&G Holdings. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of F&G Holdings or its subsidiaries. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, could affect the future results of F&G Holdings, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	Harbinger F&G’s ability to replace the Reserve Facility;

•	Harbinger F&G’s ability to consummate the Raven Springing Amendment;

•	Wilton Re’s ability or willingness to meet its financial obligations under the Raven Springing Amendment;

•	F&G Holdings’ insurance subsidiaries’ ability to maintain and improve their financial strength ratings;

•	F&G Holdings’ insurance subsidiaries’ ability to maintain the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements;

•	F&G Holdings is highly regulated and subject to numerous legal restrictions and regulations;

•	availability of reinsurance and credit risk associated with reinsurance;

•	the accuracy of F&G Holdings’ assumptions and estimates regarding future events and ability to respond effectively to such events, including mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results;

•	F&G Holdings’ ability to mitigate the reserve strain associated with Regulation XXX and Guideline AXXX;

•	the impact of interest rate fluctuations on F&G Holdings;

•	the availability of credit or other financings and the impact of equity and credit market volatility and disruptions on F&G Holdings;

•	changes in the federal income tax laws and regulations which may affect the relative income tax advantages of F&G Holdings’ products;

•	F&G Holdings’ ability to defend itself against litigation (including class action litigation) and respond to enforcement investigations or regulatory scrutiny;

•	the performance of third parties including distributors and technology service providers, and providers of outsourced services;

•	the impact of new accounting rules or changes to existing accounting rules on F&G Holdings;

•	F&G Holdings’ ability to protect its intellectual property;

•	general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the fair value of our investments, which could result in impairments and other-than-temporary impairments, and certain liabilities, and the lapse rate and profitability of policies;

•	regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies;

•	the impact of man-made catastrophes, pandemics, computer virus, network security branches and malicious and terrorist acts on F&G Holdings;

•	F&G Holdings’ ability to compete in a highly competitive industry; and

•	Front Street’s ability to effectively implement its business strategy.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

Harbinger Group Inc.

$350,000,000 10.625% Senior Secured Notes Due 2015

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Harbinger Group Inc. since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Certificate of Incorporation

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Certificate of Incorporation provides that the personal liability of the directors of HGI is eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof, as the same may be amended or supplemented. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of HGI shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation also contains an indemnification provision that provides that HGI shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of HGI, or is or was serving at the request of HGI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Certificate of Incorporation also provides that neither any amendment nor repeal of the indemnification or the exculpation provision thereof, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the indemnification or the exculpation provision thereof, whether by amendment to the Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending the Certificate of Incorporation, shall eliminate or reduce the effect of the indemnification or the exculpation provision in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for the indemnification or the exculpation provision, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Bylaws

The Bylaws provide that each person who is or was a director of HGI shall be indemnified and advanced expenses by HGI to the fullest extent permitted from time to time by the DGCL as it existed on the date of the adoption of the Bylaws or as it may thereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits HGI to provide broader indemnification rights than said law permitted HGI to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. HGI may, by action of its board of directors, provide indemnification and advance expenses to officers, employees and agents (other than directors) of HGI, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of HGI (each of the foregoing, a “Covered Person”), with the same scope and effect as the foregoing indemnification of directors of HGI. HGI shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by HGI’s board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Bylaws or otherwise by HGI. Without limiting the generality or the effect of the foregoing, HGI may enter into one or more agreements with any person which provide for indemnification or advancement of expenses greater or different than that provided in the Bylaws.

The Bylaws also contain a provision that provides that any right to indemnification or to advancement of expenses of any Covered Person arising pursuant to the Bylaws shall not be eliminated or impaired by an amendment to or repeal of the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

To the extent and in the manner permitted by law, HGI also has the right to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Indemnification Agreements

HGI enters into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in its Certificate of Incorporation and Bylaws. The indemnification agreements may require HGI, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of HGI and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

In addition, HGI maintains liability insurance for its directors and officers. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
No.		Description of Exhibits

2.1		Agreement and Plan of Merger, dated as of November 4, 2009, by and between, Zapata Corporation (“Zapata”), a Nevada corporation, and Harbinger Group Inc., a Delaware corporation and wholly-owned subsidiary of Zapata (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
2	.2†	Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
2.3		Amendment, dated as of November 5, 2010, to the Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).

Exhibit
No.		Description of Exhibits

2	.4†	Transfer Agreement, dated as of March 7, 2011, between Harbinger Group Inc. and Harbinger Capital Partners Master Fund I, Ltd. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed March 10, 2011 (File No. 1-4219)).
2	.5†	First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011, between Harbinger OM, LLC and OM Group (UK) Limited (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed March 10, 2011 (File No. 1-4219)).
2.6		Letter Agreement, dated April 6, 2011, between OM Group (UK) Limited and Harbinger OM, LLC (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed April 11, 2011 (File No. 1-4219)).
2.7		Letter Agreement, dated April 6, 2011, from Old Mutual PLC and OM Group (UK) Limited to Harbinger OM, LLC (Incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed April 11, 2011 (File No. 1-4219)).
3.1		Certificate of Incorporation of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
3.2		Bylaws of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
4	.1*	Indenture governing the 10.625% Senior Secured Noted due 2015, dates as of November 15, 2010, by and among Harbinger Group Inc. and Wells Fargo, National Association, as trustee.
4	.2*	Form of Exchange Note (Included as Exhibit A to Exhibit 4.1 of this Registration Statement).
4	.3*	Registration Rights Agreement, dated as of November 16, 2010, between HGI and certain initial purchasers names therein.
4	.4*	Security Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association.
4	.5*	Collateral Trust Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association
4.6		Registration Rights Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the exchange notes.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10.1		Zapata Supplemental Pension Plan effective as of April 1, 1992 (Incorporated herein by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).
10.2		Zapata Amended and Restated 1996 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2007 (File No. 1-4219)).
10.3		Investment and Distribution Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.1 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.4		Services Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.2 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.5		Tax Sharing and Indemnity Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.3 to Zap.Com’s Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008 (File No. 333-76135)).
10.6		Registration Rights Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.4 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).

Exhibit
No.	Description of Exhibits

10.7	Form of February 28, 2003 Indemnification Agreement by and among Zapata and the directors and officers of the Company (Incorporated herein by reference to Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.8	Form of March 1, 2002 Director Stock Option Agreement by and among Zapata and the non-employee directors of the Company (Incorporated herein by reference to Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.9	Summary of Zapata Corporation Senior Executive Retiree Health Care Benefit Plan (Incorporated herein by reference to Exhibit 10(u) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed March 13, 2007 (File No. 1-4219)).
10.10	Form of Indemnification Agreement by and among Zapata and Zap.Com Corporation and the Directors or Officers of Zapata and Zap.Com Corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.11	Form of Indemnification Agreement by and among Zapata and the Directors or Officers of Zapata only. (Incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.12	Form of Indemnification Agreement by and among Harbinger Group Inc. and its Directors or Officers (Incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed March 9, 2010 (File No. 1-4219)).
10.13	Employment Agreement, dated as of the 24th day of December, 2009, by and between Francis T. McCarron and Harbinger Group Inc., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
10.14	Retention and Consulting Agreement, dated as of January 22, 2010 by and between Harbinger Group Inc. and Leonard DiSalvo. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 28, 2010 (File No. 1-4219)).
10.15	Management and Advisory Services Agreement, entered into as of March 1, 2010, by and between Harbinger Capital Partners LLC, a Delaware limited liability company, and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 5, 2010 (File No. 1-4219)).
10.16	Form of lock-up letter to be delivered to Harbinger Group Inc. by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. to Harbinger Group Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
10.17	Purchase Agreement, dated November 5, 2010, between Harbinger Group Inc. and certain initial purchasers named therein (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).
10.18	Temporary Employment Agreement, dated as of December 1, 2010, by and between Richard Hagerup and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 10, 2011 (File No. 1-4219)).
10.19	Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situation Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).

Exhibit
No.		Description of Exhibits

10.20		Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
12	.1**	Ratio of Earnings to Fixed Charges
16.1		Letter from Deloitte & Touche LLP, dated as of January 7, 2011, regarding change in certifying accountant (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed January 7, 2011 (File No. 1-4219)).
21	.1*	Subsidiaries of the Registrant.
23	.1**	Consent of KPMG LLP.
23	.2**	Consent of KPMG LLP.
23	.3**	Consent of KPMG LLP.
23	.4**	Consent of Deloitte & Touche LLP.
24	.1*	Powers of Attorney (included on signature page of this Part II).
25	.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

*	Previously filed

**	Filed herewith

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 26, 2011.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:     Francis T. McCarron

Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 26th day of April, 2011.

Signature	Title

* Philip A. Falcone	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

/s/ Francis T. McCarron Francis T. McCarron	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Richard H. Hagerup	Interim Chief Accounting Officer (Principal Accounting Officer)

* Lap Wai Chan	Director

* Lawrence M. Clark, Jr.	Director

* Keith M. Hladek	Director

* Thomas Hudgins	Director

* Peter A. Jenson	Director

* Robert V. Leffler, Jr.	Director

* By:	/s/ Francis T. McCarron
Francis T. McCarron
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibits

2.1		Agreement and Plan of Merger, dated as of November 4, 2009, by and between, Zapata Corporation (“Zapata”), a Nevada corporation, and Harbinger Group Inc., a Delaware corporation and wholly-owned subsidiary of Zapata (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
2	.2†	Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
2.3		Amendment, dated as of November 5, 2010, to the Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).
2	.4†	Transfer Agreement, dated as of March 7, 2011, between Harbinger Group Inc. and Harbinger Capital Partners Master Fund I, Ltd. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed March 10, 2011 (File No. 1-4219)).
2	.5†	First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011, between Harbinger OM, LLC and OM Group (UK) Limited (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed March 10, 2011 (File No. 1-4219)).
2.6		Letter Agreement, dated April 6, 2011, between OM Group (UK) Limited and Harbinger OM, LLC (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed April 11, 2011 (File No. 1-4219)).
2.7		Letter Agreement, dated April 6, 2011, from Old Mutual PLC and OM Group (UK) Limited to Harbinger OM, LLC (Incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed April 11, 2011 (File No. 1-4219)).
3.1		Certificate of Incorporation of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
3.2		Bylaws of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
4	.1*	Indenture governing the 10.625% Senior Secured Noted due 2015, dates as of November 15, 2010, by and among Harbinger Group Inc. and Wells Fargo, National Association, as trustee.
4	.2*	Form of Exchange Note (Included as Exhibit A to Exhibit 4.1 of this Registration Statement).
4	.3*	Registration Rights Agreement, dated as of November 16, 2010, between HGI and certain initial purchasers names therein.
4	.4*	Security Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association.
4	.5*	Collateral Trust Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association
4.6		Registration Rights Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the exchange notes.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10.1		Zapata Supplemental Pension Plan effective as of April 1, 1992 (Incorporated herein by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).
10.2		Zapata Amended and Restated 1996 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2007 (File No. 1-4219)).

Exhibit No.	Description of Exhibits

10.3	Investment and Distribution Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.1 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.4	Services Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.2 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.5	Tax Sharing and Indemnity Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.3 to Zap.Com’s Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008 (File No. 333-76135)).
10.6	Registration Rights Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.4 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.7	Form of February 28, 2003 Indemnification Agreement by and among Zapata and the directors and officers of the Company (Incorporated herein by reference to Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.8	Form of March 1, 2002 Director Stock Option Agreement by and among Zapata and the non-employee directors of the Company (Incorporated herein by reference to Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.9	Summary of Zapata Corporation Senior Executive Retiree Health Care Benefit Plan (Incorporated herein by reference to Exhibit 10(u) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed March 13, 2007 (File No. 1-4219)).
10.10	Form of Indemnification Agreement by and among Zapata and Zap.Com Corporation and the Directors or Officers of Zapata and Zap.Com Corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.11	Form of Indemnification Agreement by and among Zapata and the Directors or Officers of Zapata only. (Incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.12	Form of Indemnification Agreement by and among Harbinger Group Inc. and its Directors or Officers (Incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed March 9, 2010 (File No. 1-4219)).
10.13	Employment Agreement, dated as of the 24th day of December, 2009, by and between Francis T. McCarron and Harbinger Group Inc., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
10.14	Retention and Consulting Agreement, dated as of January 22, 2010 by and between Harbinger Group Inc. and Leonard DiSalvo. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 28, 2010 (File No. 1-4219)).
10.15	Management and Advisory Services Agreement, entered into as of March 1, 2010, by and between Harbinger Capital Partners LLC, a Delaware limited liability company, and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 5, 2010 (File No. 1-4219)).
10.16	Form of lock-up letter to be delivered to Harbinger Group Inc. by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. to Harbinger Group Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
10.17	Purchase Agreement, dated November 5, 2010, between Harbinger Group Inc. and certain initial purchasers named therein (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).

Exhibit No.		Description of Exhibits

10.18		Temporary Employment Agreement, dated as of December 1, 2010, by and between Richard Hagerup and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 10, 2011 (File No. 1-4219)).
10.19		Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situation Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
10.20		Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
12	.1**	Ratio of Earnings to Fixed Charges
16.1		Letter from Deloitte & Touche LLP, dated as of January 7, 2011, regarding change in certifying accountant (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed January 7, 2011 (File No. 1-4219)).
21	.1*	Subsidiaries of the Registrant.
23	.1**	Consent of KPMG LLP.
23	.2**	Consent of KPMG LLP.
23	.3**	Consent of KPMG LLP.
23	.4**	Consent of Deloitte & Touche LLP.
24	.1*	Powers of Attorney (included on signature page of this Part II).
25	.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

*	Previously filed

**	Filed herewith